Filed Pursuant to Rule 424(b)(3)
Registration No. 333-260314

PROSPECTUS

BLUE OWL CAPITAL INC.

29,701,013 SHARES OF CLASS A COMMON STOCK

This prospectus relates to the offer and sale from time to time by the selling stockholders identified in this prospectus of 29,701,013 shares of Class A common stock, par value $0.0001 per share (“Class A Shares”), that are issuable by us under the Agreements of Purchase and Sale, dated as of September 20, 2021, by and among Blue Owl Capital Inc., a Delaware corporation (“Blue Owl”, “we” or the “Company”) to Koch Companies Defined Benefit Master Trust (“Koch Pension), Koch Financial Assets III, LLC (“KFA”) and Illiquid Markets 1888 Fund, LLC (“Illiquid Markets” and, together with Koch Pension and KFA, the “Selling Holders” and each, a “Selling Holder”) (each, a “Purchase and Sale Agreement” and, together, the “Purchase and Sale Agreements”).

Please refer to “Recent Developments—Agreement of Purchase and Sale” for a description of the Purchase and Sale Agreements and the section entitled “Selling Holders” for additional information regarding the Selling Holders. We will not receive any proceeds from the sale of Class A Shares by the Selling Holders pursuant to this prospectus; however, we will bear all costs, expenses and fees in connection with the registration of the securities and will not receive any proceeds from the sale of the securities. The Selling Holders will bear all commissions and discounts, if any, attributable to their respective sales of the securities.

Our registration of the securities covered by this prospectus does not mean that either we or the Selling Holders will issue, offer or sell, as applicable, any of the Class A Shares. The Selling Holders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Holders may sell the shares in the section entitled “Plan of Distribution.”

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our Class A Shares.

Our Class A Shares are listed on the New York Stock Exchange (“NYSE”) under the symbols “OWL”. On October 15, 2021, the closing price of our Class A Shares was $15.89 per share and the closing price for our warrants was $5.00.

We ceased to be an emerging growth company as defined in the JOBS Act on October 7, 2021. After completion of this offering, we expect to continue to be a “controlled company” within the meaning of the corporate governance standards of the NYSE.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 22 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 29, 2021.

You should rely only on the information contained in this prospectus. No one has been authorized to provide you with information that is different from that contained in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

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ABOUT BLUE OWL

Blue Owl Capital Inc. is a leading alternative asset management firm with approximately $62.4 billion in combined AUM as of June 30, 2021. Formed through the combination of Owl Rock and Dyal, our firm provides investors access to asset management capital solutions through our Direct Lending and GP Capital Solutions products. Our breadth of offerings and permanent capital base enable us to offer a differentiated, holistic platform of capital solutions to both middle market companies and large alternative asset managers. We provide these solutions through our permanent capital vehicles, as well as long-dated private funds, that we believe provide our business with a high degree of earnings stability and predictability. Our global, high-caliber, investor base includes a diversified mix of institutional investors, including prominent public and private pension funds, endowments, foundations, family offices, private banks, high net worth individuals, asset managers and insurance companies, as well as retail clients, accessed through many well-known wealth management firms. We have continued to grow our investor base and presence in the growing private markets and alternative asset management sector by emphasizing our disciplined investment approach, client service, and portfolio performance. Our operations consist of eight differentiated investment strategies, and we currently manage eleven permanent capital vehicles, five of which are business development companies. We also manage long-dated private funds and managed accounts. Blue Owl Capital Inc. (formerly Altimar Acquisition Corporation, a blank check company incorporated as a Cayman Islands exempted company) domesticated as a Delaware corporation on May 19, 2021 in connection with the Business Combination. Our principal executive offices are located at 399 Park Avenue, 38th Floor, New York, New York 10022 and our telephone number is (212) 419-3000. Our website address is www.blueowl.com. This website address is not intended to be an active link and information on our website should not be construed to be part of this prospectus.

This prospectus incorporates business and financial information about Blue Owl that is not included in or delivered with this prospectus. This information is available to you without charge upon written or oral request. See “Where You Can Find More Information”.

MARKET AND INDUSTRY DATA

This prospectus includes market and industry data and forecasts from independent consultant reports, publicly available information, various industry publications, other published industry sources and our internal data, estimates and forecasts. Independent consultant reports, industry publications and other published industry sources generally indicate that the information contained therein was obtained from sources believed to be reliable.

Our internal data, estimates and forecasts are based upon information obtained from our investors, partners, trade and business organizations and other contacts in the markets in which we operate and our management’s understanding of industry conditions. While we are not aware of any misstatements regarding any market, industry or similar data presented herein, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

TRADEMARKS AND TRADE NAMES

We own or have rights to trademarks, service marks, copyrights and trade names that we use in conjunction with the operation of our business. This prospectus also includes trademarks, service marks and trade names of other companies. Each trademark, tradename or service mark of any other company appearing in this prospectus is, to our knowledge, owned by such other company.

SELECTED DEFINITIONS

This prospectus has been prepared using a number of stylistic conventions, which you should consider when reading the information herein or therein. Unless otherwise expressly stated or, unless the context otherwise requires, references in this prospectus to:

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“Adjusted EBITDA”, a non-GAAP measure, is used to assess the Company’s ability to service its borrowings. Adjusted EBITDA is derived from and reconciled to, but not equivalent to, its most directly comparable GAAP measure of net income (loss) before income taxes. Adjusted EBITDA represents Distributable Earnings plus (a) interest expense, (b) income tax expense (benefits), and (c) depreciation and amortization.

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“Adjusted Revenues” a non-GAAP measure, is used to assess the net revenue expected to be received by the Company. Adjusted Revenues are derived from and reconciled to, but not equivalent to its most directly comparable GAAP measure of total revenues, net. Adjusted Revenues differ from total revenues computed in accordance with GAAP as it excludes reimbursed expenses and dealer manager revenues, if applicable, that have an offsetting amount included within expenses on the consolidated and combined statement of operations.

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“Adjusted Compensation”, a non-GAAP measure, is used to assess the net cash settled compensation to be paid by the Company. Adjusted Compensation is derived from and reconciled to, but not equivalent to its most directly comparable GAAP measure of compensation and benefits. Adjusted Compensation differs from compensation and benefits computed in accordance with GAAP as it excludes equity compensation expense and compensation and benefits reimbursed through the receipt of administrative revenues. The administrative revenues reflect allocable compensation and expenses incurred by certain professionals of the Company and reimbursed by products managed by the Company.

•	“Advisers Act” refers to the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder.

•	“Altimar” refers to Altimar Acquisition Corporation, a blank check company incorporated as a Cayman Islands exempted company.

•	“Altimar Founders” refers to Altimar Sponsor and certain equityholders of Altimar.

•	“Altimar Sponsor” refers to Altimar Sponsor LLC, a Delaware limited liability company.

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“assets under management” or “AUM” refers to the assets that we manage, and are generally equal to the sum of (i) net asset value (“NAV”); (ii) drawn and undrawn debt; and (iii) uncalled capital commitments. Following the closing of the Business Combination, we adopted a new methodology for calculating the AUM of the Dyal business. Please refer to the section entitled “Blue Owl’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” for the restated figures.

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“AUM not yet paying fees” generally relates to unfunded capital commitments (to the extent such commitments are not already subject to fees) and undeployed debt (to the extent we earn fees based on total asset values, inclusive of assets purchased using debt) that will generally begin earning fees once these amounts are invested in the underlying products.

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“available capital” (also referred to as “dry powder”) is comprised of uncalled committed capital (including commitments to products that have yet to commence their investment periods); cash and cash equivalents; and, for certain funds and accounts permitting leverage, undrawn debt (at the product-level including certain amounts subject to restrictions).

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“BCA” or “Business Combination Agreement” refers to the Business Combination Agreement, dated as of December 23, 2020 (as amended by that Amendment to Business Combination Agreement, dated as of January 4, 2021, Second Amendment to Business Combination Agreement, dated as of March 25, 2021, and Third Amendment to Business Combination Agreement, dated as of April 11, 2021, as the same has been or may be further amended, modified, supplemented or waived from time to time in accordance with its terms), by and among Altimar, Owl Rock Capital Group LLC, Owl Rock Feeder, Owl Rock Capital Partners and Neuberger Berman Group LLC (“Neuberger”).

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•	“BDC” refers to a business development company, as regulated under the Investment Company Act.

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“BDC Part I Fees” refers to quarterly performance income on the net investment income of the Owl Rock BDCs, currently ORCC, ORCC II, ORCC III, ORTF and ORCIC, subject to a fixed hurdle rate. These fees are classified as management fees as they are predictable and recurring in nature, not subject to contingent repayment, and cash-settled each quarter.

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“BDC Part II Fees” refers to fees for the Owl Rock BDCs that are paid in arrears as of the end of each calendar year when the cumulative aggregate realized capital gains exceed the cumulative aggregate realized capital losses and aggregate unrealized capital depreciation, less the aggregate amount of BDC Part II Fees paid in all prior years since inception.

•	“Blue Owl” refers to Blue Owl Capital Inc., a Delaware corporation and the combined company following the consummation of the Business Combination, and its consolidated subsidiaries.

•	“Blue Owl Carry” refers to Blue Owl Capital Carry LP, a Delaware limited partnership.

•	“Blue Owl Carry Common Units” refers to the limited partnership interests in Blue Owl Carry.

•	“Blue Owl GP” refers to Blue Owl Capital GP LLC, a Delaware limited liability company, direct subsidiary of Blue Owl, and general partner of each of Blue Owl Holdings and Blue Owl Carry.

•	“Blue Owl Holdings” refers to Blue Owl Capital Holdings LP, a Delaware limited partnership.

•	“Blue Owl Holdings Common Units” refers to the limited partnership interests in Blue Owl Holdings.

•	“Blue Owl Operating Group” refers collectively to the Blue Owl Operating Partnerships and their consolidated subsidiaries.

•	“Blue Owl Operating Partnerships” refers to Blue Owl Carry and Blue Owl Capital Holdings, collectively.

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“Blue Owl Limited Partnership Agreements” refer to the amended and restated limited partnership agreements of Blue Owl Carry and Blue Owl Holdings to be entered into in connection with the Closing, as the same may be amended, modified, supplemented or waived from time to time in accordance with their terms.

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“Blue Owl Securities” refers to Blue Owl Securities LLC, a Delaware limited liability company. Blue Owl Securities is a broker-dealer registered with the SEC, a member of FINRA and the Securities Investor Protection Corporation. Blue Owl Securities is an affiliate of Blue Owl and provides distribution services to Blue Owl.

•	“Board” refers to Blue Owl’s board of directors.

•	“Business Combination” refers to the transactions contemplated by the BCA.

•	“Business Combination Date” refers to May 19, 2021.

•	“Business Services Platform” refers to the Dyal team that provides strategic services to partner managers.

•	“Capital Commitments” refers to the commitments to our funds, including BDCs, as applicable, and the commitments of Dyal, Owl Rock and our respective affiliates.

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“carried interest” or “carried interest allocations” refers to, in carry fund structures, the allocation of gain or profit to the general partner or another affiliated entity or entities of amounts otherwise allocable to the limited partners, commonly referred to as carried interest, as defined in the fund’s investment management or partnership agreements (excluding, for the sake of clarity, incentive fees). Carried interest is typically calculated for a given fund based on cumulative fund performance. Carried interest entitles the general partner (or an affiliate) to a special allocation of income and gains from a fund, and is typically structured as a net profits interest in the applicable fund. Carried interest is generally calculated on a “realized” basis and the recipient is generally entitled to a carried interest based upon the net realized income and gains often taking into account certain unrealized losses generated by such fund. Net realized income/gains or loss is not netted between or among funds.

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“Class A Shares” refers to the Class A Shares, par value $0.0001 per share, of the Company, including any shares of such Class A common stock issuable upon the exercise of any warrant or other right to acquire shares of such Class A common stock.

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“Class B Shares” refers to the Class B Shares, par value $0.0001 per share, of the Company, including any shares of such Class B common stock issuable upon the exercise of any warrant or other right to acquire shares of such Class B common stock.

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“Class C Shares” refers to the Class C Shares, par value $0.0001 per share, of the Company, including any shares of such Class C common stock issuable upon the exercise of any warrant or other right to acquire shares of such Class C common stock.

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“Class D Shares” refers to the Class D Shares, par value $0.0001 per share, of the Company, including any shares of such Class D common stock issuable upon the exercise of any warrant or other right to acquire shares of such Class D common stock.

•	“Class E Shares” refers to the Class E common stock, par value $0.0001 per share, of the Company.

•	“Class E-1 Shares” refers to the Class E-1 common stock of the Company.

•	“Class E-2 Shares” refers to the Class E-2 common stock of the Company.

•	“Closing” refers to the closing of the Business Combination.

•	“common stock” refers to the Class A Shares, the Class B Shares, the Class C Shares, the Class D Shares, the Class E-1 common stock and the Class E-2 common stock, collectively.

•	“Common Unit” refers to a combination of one Blue Owl Carry Common Unit and one Blue Owl Holdings Common Unit.

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“Company,” “Registrant” “our,” “we” or “us” refers, prior to the Business Combination, to Altimar, Owl Rock or Dyal, as the context suggests, and, following the Business Combination, to Blue Owl Capital Inc.

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“DE” refers to Distributable earnings, a non-GAAP measure, which is used to assess performance and amounts available for dividends to members. DE is derived from and reconciled to, but not equivalent to its most directly comparable GAAP measure of net income (loss) before income taxes. Distributable Earnings is FRE less current income taxes and includes (other than with respect to Owl Rock) net realized gains, realized performance income and performance related compensation. DE differs from income before taxes computed in accordance with GAAP as it adjusts for certain items that we believe are indicative of our ability to make our dividend payments. Our presentation of DE represents our operating performance, as further adjusted for performance income and performance related compensation, as applicable. Management believes that these adjustments enable investors to better understand the Company’s earnings that are available for distribution.

•	“DGCL” refers to the Delaware General Corporation Law, as amended.

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“Direct Lending” refers to our Direct Lending products, which offer private credit solutions to middle-market companies through four investment strategies: diversified lending, technology lending, first lien lending and opportunistic lending. Direct Lending products comprise the pre-Business combination Owl Rock business.

•	“dollars” or “$” refers to U.S. dollars.

•	“Domestication” refers to the continuation of Altimar by way of domestication of Altimar into a Delaware corporation, with the ordinary shares of Altimar becoming shares of common stock of the

Delaware corporation under the applicable provisions of the Cayman Islands Companies Act (2020 Revision) of the Cayman Islands, as the same may be amended from time to time, and the DGCL; the term includes all matters and necessary or ancillary changes in order to effect such Domestication, including the adoption of our certificate of incorporation consistent with the DGCL and changing the name and registered office of Altimar.

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“Dyal” or “Dyal Capital” refers, prior to the Business Combination but after giving effect to a pre-Closing reorganization, to Dyal Capital Partners and the entities and personnel comprising the Dyal business of Neuberger Berman Group LLC, and, following the Business Combination, to Dyal Capital Partners, the GP Capital Solutions product of Blue Owl.

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“Dyal Equity Funds” refers to existing funds within the GP Minority Equity Investments strategy: Dyal Capital Partners (A) LP, Dyal Capital Partners (B) LP and Dyal Investment Partners LP and their related feeder, blocker, parallel, alternative investment and holding entities (“Dyal Fund I”); Dyal Capital Partners II (A) LP, Dyal Capital Partners II (B) LP and Dyal II Investment Partners LP and their related feeder, blocker, parallel, alternative investment and holding entities (“Dyal Fund II”), Dyal Capital Partners III (A) LP and Dyal Capital Partners III (B) LP and their related feeder, blocker, parallel, alternative investment and holding entities (“Dyal Fund III”), Dyal Capital Partners IV (A) LP, Dyal Capital Partners IV (B) LP and Dyal Capital Partners IV (C) LP and their related feeder, blocker, parallel, alternative investment and holding entities (“Dyal Fund IV”) and Dyal Capital Partners V (A) LP and Dyal Capital Partners V (B) LP and their related feeder, blocker, parallel, alternative investment and holding entities (“Dyal Fund V”), collectively.

•	“Dyal Equityholders” refers to Neuberger, the Dyal Principals and any other holders of Dyal equity interests.

•	“Dyal Financing Fund” refers to the existing fund and its related feeder, parallel, alternative investment and holding entities within the GP Debt Financing Investments strategy.

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“Dyal HomeCourt Fund” refers to the existing fund and its related feeder, parallel, alternative investment and holding entities that seeks to acquire minority equity investments in NBA Teams that forms part of the Professional Sports Minority Investments strategy.

•	“Dyal Principals” refers to Michael Rees, Sean Ward and Andrew Laurino.

•	“Electing Owl Rock Equityholders” refers to the Owl Rock Equityholders who elect to receive Common Units in connection with the Business Combination in lieu of common stock of Blue Owl.

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“fee paying AUM” or “FPAUM” refers to the AUM on which management fees are earned. For our BDCs, FPAUM is generally equal to total assets (including assets acquired with debt, but excluding cash). For our other Direct Lending products, FPAUM is generally equal to NAV or investment cost. FPAUM also includes uncalled committed capital for products where we earn management fees on such uncalled committed capital. For our GP Capital Solutions products, FPAUM for the GP minority equity investments strategy is generally equal to capital commitments during the investment period and the cost of unrealized investments after the investment period. For GP Capital Solutions’ other strategies, FPAUM is generally equal to investment cost.

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“fee related earnings” or “FRE”, a non-GAAP measure, is used to assess our operating performance by determining whether recurring revenue, primarily consisting of management fees, is sufficient to cover operating expenses and to generate profits. FRE is derived from and reconciled to, but not equivalent to its most directly comparable GAAP measure of net income (loss) before income taxes. FRE differs from income before taxes computed in accordance with GAAP as it adjusts for transaction-related charges, equity-based compensation, non-controlling interests in subsidiaries of the Company and certain other items that we believe reflects our operating performance. Other than for Owl Rock, the calculation of FRE also adjusts for performance income, performance related compensation and investment net gains (losses). Management believes that adding these adjustments assist in clarifying stable and predictable cash flows that cover operating expenses and lead to the generation of profits.

•	“our funds” refers to the funds, investment vehicles, BDCs, managed accounts and other entities, accounts and investment products that are managed or co-managed by Blue Owl, Owl Rock or Dyal.

•	“FIC Assets” refers to the “FIC Assets” described in Note 1 of the Notes to Consolidated and Combined Financial Statements of Owl Rock Group and subsidiaries and Owl Rock Securities.

•	“FINRA” refers to the Financial Industry Regulatory Authority, Inc.

•	“GAAP” refers to United States generally accepted accounting principles, consistently applied.

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“GP Debt Financing strategy” refers to the investment strategy of certain Dyal funds that primarily relates to originating and making collateralized, long-term debt investments, preferred equity investments and structured investments in private capital managers.

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“GP Minority Equity Investments strategy” refers to the investment strategy of certain Dyal funds that primarily relates to acquiring minority equity interests in investment management businesses or fund sponsors.

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“incentive fees” refers to contractual fees or other payments based on a percentage of a fund’s net gains, profits and/or income, which formulation may take into account a preferred return threshold, in each case as described in the fund’s constituent documents (excluding, for the sake of clarity, carried interest allocations). Incentive fees may be calculated based on a combination of realized and unrealized amounts and/or current income.

•	“Investment Company Act” refers to the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

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“Investor Rights Agreement” refers to the Investor Rights Agreement, dated as of May 19, 2021, by and between Blue Owl, Altimar Sponsor, the Altimar Founders and certain of the Owl Rock Equityholders and Dyal Equityholders, as the same may be amended, modified, supplemented or waived from time to time in accordance with its terms.

•	“IPO” refers to Altimar’s initial public offering of its Units, Public Shares and Public Warrants pursuant to the IPO registration statement and completed on October 27, 2020.

•	“long dated” refers to the contractual life of any finite private fund or managed account of 5 years or more as of the date hereof.

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“management fees” for Owl Rock refers to fees that it earns for advisory services provided to its funds, which are generally based on a defined percentage of average fair value of gross assets (excluding cash), or average fair value of gross assets (excluding cash) plus undrawn commitments, in the case of the Owl Rock BDCs, or fair value of gross assets (excluding cash), fair value of investments plus undrawn commitments, or invested capital in the case of Owl Rock’s private debt funds and managed accounts, and also include BDC Part I Fees. For Dyal, management fees are derived from investment management services provided to private funds and are payable quarterly or semi-annually, at the beginning or end of the service period. For the GP Minority Equity Investments strategy, the fees are generally determined based upon a percentage of capital committed during the investment period, and thereafter generally based on the cost of unrealized investments; or as otherwise defined in the respective agreements. For the other Dyal strategies, the fees are generally determined based upon a percentage of investment cost or as otherwise defined in the respective agreements.

•	“NBA” refers to the National Basketball Association.

•	“Neuberger” refers to Neuberger Berman Group LLC, a Delaware limited liability company.

•	“NYSE” refers to the New York Stock Exchange.

•	“our BDCs” refers to our business development companies, as regulated under the Investment Company Act of 1940, as amended: Owl Rock Capital Corporation (NYSE: ORCC) (“ORCC”), Owl

Rock Capital Corporation II (“ORCC II”), Owl Rock Capital Corporation III (“ORCC III”), Owl Rock Technology Finance Corp. (“ORTF”) and Owl Rock Core Income Corp. (“ORCIC”).

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“Owl Rock” refers, prior to the Business Combination, to Owl Rock Capital and Owl Rock Securities, and, following the Business Combination, Owl Rock Capital together with Owl Rock Securities, the Direct Lending product of Blue Owl.

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“Owl Rock BDCs” refers to Owl Rock Capital Corporation (NYSE: ORCC) (“ORCC”), Owl Rock Capital Corporation II (“ORCC II”), Owl Rock Capital Corporation III (“ORCC III”), Owl Rock Technology Finance Corp. (“ORTF”) and Owl Rock Core Income Corp. (“ORCIC”).

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“Owl Rock Capital” refers to a carve-out of Owl Rock Group and its consolidated operating subsidiaries (which carve-out excludes such operating subsidiaries constituting FIC assets) after giving effect to a pre-Closing reorganization.

•	“Owl Rock Capital Partners” refers to Owl Rock Capital Partners LP, a Delaware limited partnership and indirect equityholder in, and managing member of, Owl Rock.

•	“Owl Rock Equityholders” refers to the Owl Rock Principals, Owl Rock Feeder and certain other direct and indirect third party holders of equity interests in Owl Rock Capital.

•	“Owl Rock Feeder” refers to Owl Rock Capital Feeder LLC, a Delaware limited liability company.

•	“Owl Rock Group” refers to Owl Rock Capital Group LLC, a Delaware limited liability company.

•	“Owl Rock Principals” refers to Douglas I. Ostrover, Marc S. Lipschultz, Craig W. Packer and Alan J. Kirshenbaum.

•	“partner manager” refers to an investment management business or fund sponsor in which the GP Minority Equity Investments strategy funds invests.

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“performance income” refers to income earned or allocated based on the performance of a fund as defined in the product’s investment management or partnership agreements and may be either incentive fees or carried interest and/or incentive allocations. Notwithstanding the foregoing, BDC Part I Fees are generally treated as management fees due to their recurring nature.

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“permanent capital” refers to capital of our products that do not have ordinary redemption provisions or a requirement to exit investments after a prescribed period of time and to return to investors the proceeds representing the capital invested in such investments, except as required by applicable law or pursuant to redemption requests that can only be made after significant lock-up periods. Such products may be required, or elect, to return all or a portion of capital gains and investment income. Permanent capital may be subject to management fee step downs or roll-offs over time.

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“PIPE Investment” means the private placement pursuant to which PIPE Investors have committed to make a private investment in the aggregate amount of $1,500,000,000 in public equity in the form of Class A Shares on the terms and conditions set forth in the Subscription Agreements.

•	“PIPE Investors” refers to the investors that have signed Subscription Agreements.

•	“PIPE Securities” refers to the Class A Shares sold to the PIPE Investors pursuant to the Subscription Agreements.

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“portfolio companies” and “portfolio investments” refer to partner managers with which Dyal invests, borrowers of Owl Rock loans, and investments of both platforms and, in certain cases, investment thereby, in each case unless the context indicates otherwise.

•	“Private Placement Warrants” refers to the warrants acquired by Altimar Sponsor for an aggregate purchase price of $7,000,000 in a private placement simultaneously with the closing of the IPO, which

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were subsequently converted into warrants to purchase Class A Shares in connection with the Business Combination.

•	“Public Shareholders” refers to the holders of the Public Shares or Public Warrants that were sold in the IPO.

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“Public Warrants” refers to the warrants issued in the IPO, entitling the holder thereof to purchase one of Altimar’s Class A ordinary shares at an exercise price of $11.50, subject to adjustment, which were subsequently converted into warrants to purchase Class A Shares in connection with the Business Combination.

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“reimbursed expenses” refer to expenses reimbursed by Dyal’s private funds, such as travel, and also expenses incurred by Dyal’s Business Services Platform in connection with the provision of strategic support services to partner managers.

•	“SEC” refers to the U.S. Securities and Exchange Commission.

•	“Securities Act” refers to the Securities Act of 1933, as amended.

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“Seller Earnout Securities” refers to the Seller Earnout Shares and the Seller Earnout Units, collectively and as applicable. For the avoidance of doubt, a “Seller Earnout Security” shall refer to either (i) one Seller Earnout Share, in the case of Owl Rock Equityholders who are not Electing Owl Rock Equityholders, or (ii) one Seller Earnout Unit, in the case of Dyal Equityholders and Electing Owl Rock Equityholders, as applicable.

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“Seller Earnout Shares” refers to the Series E-1 common stock and Series E-2 common stock that were issued to the Owl Rock Equityholders that are not Electing Owl Rock Equityholders in connection with the Business Combination. For the avoidance of doubt, a “Seller Earnout Share” shall refer to either (i) one share of Series E-1 common stock or (ii) one share of Series E-2 common stock, as applicable.

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“Seller Earnout Units” refers to the Series E-1 Units and Series E-2 Units of each of Blue Owl Holdings and Blue Owl Carry that will be issued to the Dyal Equityholders and the Electing Owl Rock Equityholders in connection with the Business Combination in lieu of Seller Earnout Shares.

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“Specified Interests”, with respect to management fees and similar fees, refers to the rights to share in amounts that were granted (a) as a rebate or incentive to a third party investor making a capital commitment in one or more funds, including a seed or foundation investor, (b) to certain new hires or reassigned employees who are primarily dedicated to a new business line not previously engaged in by Blue Owl or its subsidiaries, or (c) to a third party in connection with a bona fide arms’ length joint venture or bona fide arms’ length arrangement with a third party service provider.

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“Subscription Agreements” refers to the subscription agreements, dated as of December 23, 2020, by and among Altimar, Neuberger, Owl Rock and the PIPE Investors, pursuant to which Altimar has agreed to issue an aggregate of 150,000,000 Class A Shares to the PIPE Investors immediately before the Closing at a purchase price of $10.00 per share, as the same may be amended, modified, supplemented or waived from time to time in accordance with its terms.

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“Tax Receivable Agreement” or “TRA” refers to the Tax Receivable Agreement entered into between Blue Owl, Blue Owl GP, the Blue Owl Operating Partnerships, the Dyal Equityholders, (including certain Owl Rock Equityholders that sold certain blocker corporations to Blue Owl GP in the Business Combination) at the Closing as included in Exhibit 10.1 to the Current Report on Form 8-K, filed with the SEC on May 21, 2021, as the same may be amended, modified, supplemented or waived from time to time in accordance with its terms. The agreement requires Blue Owl GP to pay to such members (or their owners) 85% of the amount of tax savings, if any, that the Company realizes (or is deemed to realize in certain circumstances) as a result of (i) increases in tax basis resulting from the Business Combination, (ii) certain tax attributes of the Blue Owl Operating Group (or certain corporations acquired in connection with the Business Combination) existing prior to the Business Combination, and (iii) tax benefits attributable to payments made under the TRA.

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“Trust Account” refers to the trust account of Altimar which holds the net proceeds from the IPO and certain of the proceeds from the sale of the Private Placement Warrants, together with interest earned thereon, less amounts released to pay taxes.

•	“transfer agent” refers to Computershare Trust Company, N.A. and Computershare Inc.

•	“UBT” refers to Unincorporated Business Tax.

•	“Warrant Agent” refers to Computershare Trust Company, N.A. and Computershare Inc.

•	“Warrants” refers to the Public Warrants and the Private Placement Warrants.

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“Working Capital” of Owl Rock Capital or the Dyal Business refers to the sum of (a) the cash and current receivables held or accrued as of the time of determination minus (b) the sum of the (i) operating expenses reasonably expected to arise immediately after the time of determination, consistent with past practice, and (ii) anticipated bonuses and other expenses in respect of the periods ending on or prior to the Closing, consistent with past practice.

Many of the terms used in this prospectus, including Adjusted Compensation, Adjusted EBITDA, Adjusted Revenues, AUM, DE, FPAUM and FRE, may not be comparable to similarly titled measures used by other companies. In addition, our definitions of AUM and FPAUM are not based on any definition of AUM or FPAUM that is set forth in the agreements governing the investment products that Owl Rock and Dyal manage and may differ from definitions of AUM or FPAUM set forth in other agreements to which Owl Rock or Dyal is a party or definitions used by the SEC or other regulatory bodies. Further, Adjusted Compensation, Adjusted EBITDA, Adjusted Revenues, DE and FRE are not measures of performance calculated in accordance with GAAP. We use Adjusted Compensation, Adjusted EBITDA, Adjusted Revenues, DE and FRE as measures of operating performance, not as measures of liquidity. They should not be considered in isolation or as substitutes for operating income, net income, operating cash flows, or other income or cash flow statement data prepared in accordance with GAAP. The use of these measures without consideration of related GAAP measures is not adequate due to the adjustments described above. Our management compensates for these limitations by using FRE as supplemental measures to our GAAP results. We present this measure to provide a more complete understanding of our performance as our management measures it. Amounts and percentages throughout this prospectus may reflect rounding adjustments and consequently totals may not appear to sum. For reconciliations of non-GAAP measures used by Blue Owl to Blue Owl’s GAAP results, see “Blue Owl’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Reconciliation of Consolidated GAAP Financial Measures to Certain Non-GAAP Measures” and for reconciliations of non-GAAP measures used by Dyal to Dyal’s GAAP results, see “Dyal’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Reconciliation of Combined GAAP Financial Measures to Certain Non-GAAP Measures” in this prospectus.

We disclose certain financial measures in this prospectus that are calculated and presented using methodologies other than in accordance with GAAP. We believe that providing these performance measures on a supplemental basis to our GAAP results is helpful to shareholders in assessing the overall performance of Blue Owl’s businesses. These financial measures should not be considered as a substitute for similar financial measures calculated in accordance with GAAP, if available. We caution readers that these non-GAAP financial measures may differ from the calculations of other investment managers, and as a result, may not be comparable to similar measures presented by other investment managers.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes statements that express Blue Owl’s and Blue Owl’s subsidiaries’ opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus and these forward-looking statements reflect management’s expectations regarding our future growth, results of operations, operational and financial performance and business prospects and opportunities. Such forward-looking statements are based on available current market material and management’s expectations, beliefs and forecasts concerning future events impacting our business. Factors that may impact such forward-looking statements include:

•	the anticipated growth rate and market opportunity of Blue Owl;

•	various conflicts of interest that could arise among us, our funds, affiliates, investors and partner managers;

•	our success in retaining or recruiting, or changes required in, our officers, key employees or directors;

•	our directors and officers potentially having conflicts of interest with our business, as a result of which they would receive compensation;

•	intense competition and competitive pressures from other companies in the industry in which we operate;

•	factors relating to our business, operations and financial performance, including market conditions and global and economic factors beyond our control;

•	the impact of COVID-19 and related changes in base interest rates and significant market volatility on our business, our industry and the global economy;

•	increased costs related to being a public company;

•	the effect of legal, tax and regulatory changes; and

•	other factors detailed under the section entitled “Risk Factors.”

The forward-looking statements contained in this prospectus and in any document incorporated by reference herein are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors” in this registration statement. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

SUMMARY

This summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information you should consider when making your investment decision. We urge you to read this prospectus in its entirety, including the consolidated financial statements of Owl Rock and Dyal and accompanying notes, carefully to gain a fuller understanding of our business and the terms of the notes, as well as some of the other considerations that may be important to you, before making your investment decision. You should pay special attention to the “Risk Factors” sections of this prospectus to determine whether an investment in the notes is appropriate for you.

Our Company

We are a leading alternative asset management firm with approximately $62.4 billion in combined AUM as of June 30, 2021. Formed through the combination of Owl Rock and Dyal, our firm provides investors access to asset management capital solutions through our Direct Lending and GP Capital Solutions products. Our breadth of offerings and permanent capital base enable us to offer a differentiated, holistic platform of capital solutions to both middle market companies and large alternative asset managers. We provide these solutions through our permanent capital vehicles, as well as long-dated private funds, that we believe provide our business with a high degree of earnings stability and predictability. Our global, high-caliber, investor base includes a diversified mix of institutional investors, including prominent public and private pension funds, endowments, foundations, family offices, private banks, high net worth individuals, asset managers and insurance companies, as well as retail clients, accessed through many well-known wealth management firms. We have continued to grow our investor base and presence in the growing private markets and alternative asset management sector by emphasizing our disciplined investment approach, client service, and portfolio performance. Our operations consist of eight differentiated investment strategies across our platform and we currently manage eleven permanent capital vehicles, five of which are business development companies. We also manage long-dated private funds and managed accounts. Our permanent capital vehicles refer to capital of our products that do not have ordinary redemption provisions or a requirement to exit investments after a prescribed period of time and to return invested capital to investors, except as required by applicable law or pursuant to redemption requests that can only be made after significant lock-up periods, whereas our long-dated private funds and managed accounts refers to the contractual life of any finite private fund or managed account of five years or more remaining as of June 30, 2021. The indefinite duration of our permanent capital vehicles and long duration of our long-dated private funds and managed accounts provides a high degree of earnings stability and predictability. Our success is rooted in, and reflective of, the deep experience of our founders and a world-class investment management team as well as strong operational infrastructure and approximately 250 employees. For the six months ended June 30, 2021, approximately 97% of our management fees were earned on AUM that we refer to as permanent capital Our $62.4 billion in combined AUM reflects a compounded annual growth rate (“CAGR”) of 33% since December 31, 2018 for our combined AUM. Over the last twelve months, we have collectively raised over $7.2 billion across new and existing strategies. Our executives and employees have invested and committed over $1.9 billion in our products.

Business Products

We have two major product lines: Direct Lending and GP Capital Solutions. We believe our products, while distinct, are complementary to each other and together enable us to provide a differentiated platform of various capital solutions to the alternative asset management industry. Each of our products employ a disciplined investment philosophy with a focus on long-term investment horizons and are managed by tenured leadership and investment professionals with significant experience in their respective strategies.

Blue Owl AUM: $62.4 billion
Direct Lending Products AUM: $31.2 billion	GP Capital Solutions Products AUM: $31.2 billion

Diversified Lending Commenced 2016 AUM: $19.8 billion	GP Minority Equity Commenced 2010 AUM: $30.0 billion

Technology Lending Commenced 2018 AUM: $6.2 billion	GP Debt Financing Commenced 2019 AUM: $1.0 billion

First Lien Lending Commenced 2018 AUM: $3.2 billion	Professional Sports Minority Investments Commenced 2021 AUM: $0.2 billion

Opportunistic Lending Commenced 2020 AUM: $1.9 billion	Co-Investments and Structured Equity Not Yet Launched

Note: Co-Investments and Structured Equity is an expected new strategy of the Dyal business. There can be no assurance that such strategy will launch as expected.

Direct Lending

Our Direct Lending products offer private credit products to middle-market companies seeking capital solutions. We believe our breadth of offerings establishes us as the lending partner of choice for private-equity sponsored companies, as well as other predominately non-cyclical, recession-resistant businesses. Since the launch of our flagship institutional product, ORCC, we have continued to prudently expand our offerings, focusing on adjacent strategies that are both additive and complementary to our existing product base. We operate five BDCs as well as long-dated private funds and managed accounts across our four investment strategies:

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Diversified Lending: Our Diversified Lending strategy seeks to generate current income and, to a lesser extent, capital appreciation by targeting investment opportunities with favorable risk-adjusted returns across credit cycles with an emphasis on preserving capital primarily through originating and making loans to, and making debt and equity investments in, U.S. middle market companies. We provide a wide range of financing solutions with strong focus on the top of the capital structure and operate this strategy through significant diversification by borrower, sector, sponsor, and position size. Our Diversified Lending strategy is primarily offered to investors through our BDCs.

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Technology Lending: Our Technology Lending strategy seeks to maximize total return by generating current income from our debt investments and other income producing securities, and capital appreciation from our equity and equity-linked investments primarily through originating and making loans to, and making debt and equity investments in, technology related companies based primarily in the United States. We originate and invest in senior secured or unsecured loans, subordinated loans or mezzanine loans, and equity and equity-related securities including common equity, warrants, preferred stock and similar forms of senior equity, which may or may not be convertible into a portfolio company’s common equity. Our strategy invests in a broad range of established and high growth technology companies that are capitalizing on the large and growing demand for technology products and services. This strategy will focus on companies that operate in technology-related industries or sectors which include, but are not limited to, information technology, application or infrastructure software, financial services, data and analytics, security, cloud computing, communications, life sciences, healthcare, media, consumer electronics, semi-conductor, internet commerce and advertising, environmental, aerospace and defense industries and sectors. Our Technology Lending strategy is offered to investors through our technology-focused BDC.

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First Lien Lending: Our First Lien Lending strategy seeks to realize significant current income with an emphasis on preservation of capital primarily through originating primary transactions in and, to a lesser extent, secondary transactions of first lien senior secured loans in or related to private-equity sponsored, middle market businesses based primarily in the United States. Our First Lien strategy is offered to investors through our long-dated private fund and managed accounts.

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Opportunistic Lending: Our Opportunistic Lending strategy seeks to generate attractive risk-adjusted returns by taking advantage of credit opportunities in U.S. middle market companies with liquidity needs and market leaders seeking to improve their balance sheets. We focus on high quality companies that could be experiencing disruption, dislocation, distress or transformational change. Our strategy intends to make opportunistic investments in predominately U.S. middle-market companies and be the partner of choice for companies by being well-equipped to provide a variety of financing solutions to meet a broad range of situations, including but not limited to the following: (i) rescue financing, (ii) new issuance and recapitalizations, (iii) wedge capital, (iv) debtor-in-possession loans, (v) financing for additional liquidity and covenant relief and (vi) broken syndications. Our Opportunistic Lending strategy is offered to investors through our long-dated private fund and managed accounts.

GP Capital Solutions

Our GP Capital Solutions product is a leading capital solutions provider to large private capital managers. We primarily focus on acquiring equity stakes in, or providing debt financing to, large, multi-product private equity and private credit platforms. We are in the process of expanding our existing GP Capital Solutions product to provide capital to seasoned portfolio companies owned by funds that are managed by alternative asset managers that we have a pre-existing relationship with, either through our GP Minority Equity Investments or GP

Debt Financing strategies. Our GP Capital Solutions product also houses our Business Services Platform, which provides strategic support to the partner managers in which the Dyal funds hold an interest in. In addition to the GP Capital Solutions strategies, we have recently launched a strategy focused on acquiring passive minority stakes in sports teams, initially focusing on the NBA. This product operates through the following four investment strategies:

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GP Minority Equity Investments: We build diversified portfolios of minority equity investments in institutionalized alternative asset management firms across multiple strategies, geographies, and asset classes. Our investment objective is to generate compelling cash yield by collecting a set percentage of contractually fixed management fees, a set percentage of carried interest and return on balance sheet investments made by underlying managers. We primarily focus on acquiring minority positions in large, multi-product alternative asset managers who continue to gain a disproportionate proportion of the assets flowing into private investment strategies and exhibit high levels of stability. Our inaugural funds followed a hedge fund manager-focused investment program that has since evolved into a private capital manager-focused investment program, as implemented by our later funds. Our GP Minority Equity Investments strategy is offered to investors through our closed-end permanent capital funds. A fundamental component of the fundraising efforts for our investment programs is the ability to identify and execute co-investment opportunities for our investors. We may offer, from time-to-time and in our sole discretion, co-investment opportunities in certain fund investments, generally with no management or performance-based fee.

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GP Debt Financing: This strategy focuses on originating and making collateralized, long-term debt investments, preferred equity investments and structured investments in private capital managers. We originate and invest in secured term loans that are collateralized by substantially all of the assets of a manager and subject to repayment on an accelerated basis pursuant to cash flow sweeps of set percentages of management fees, GP realization, carried interest and other fee streams of the management company in the event that certain minimum coverage ratios are not maintained. Our investment objective is to generate current income by targeting investment opportunities with attractive risk-adjusted returns. We expect that the loans will be made to allow borrowers to support business growth, fund GP commitments, and launch new strategies. The GP Debt Financing strategy allows Dyal to offer a comprehensive suite of solutions to such private capital managers. To date, certain loans to private capital managers through the GP Debt Financing Strategy have been made in combination with another Dyal fund making an equity investment in the same private capital manager.

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Professional Sports Minority Investments: We plan to build diversified portfolios of minority equity investments in professional sport teams. Our first endeavor in this area was creating an innovative partnership with the NBA, which has pre-approved us as a prospective buyer of NBA franchises and waived both its requirement that any minority owner own a stake in a single franchise and its limitation on any team having more than 25 individual beneficial owners. The NBA has also provided pre-approval for us to own interests in multiple NBA franchises. We believe having these approvals and waivers already established will provide selling owners with more certainty of our ability to close on any investment and will make us the buyer of choice when a minority interest in an NBA franchise becomes available. Our investments in the NBA are intended to provide low correlation to other asset classes and long-term value appreciation. The first of such funds was launched in June 2021, and is currently seeking potential investments.

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Co-Investment and Structured Equity: This emerging strategy will focus on providing capital to seasoned portfolio companies managed by established private capital managers, in whom we have previously invested through our GP Minority Equity Investments or GP Debt Financing strategies and potentially with which we have a business relationship. The strategy will seek to make investments that are intended to provide strategic capital for organic and inorganic growth at mid-life investments, access to potential strategic partners for knowledge and intellectual property transfer and liquidity to existing fund investors. Our investment objective is to generate compelling investment returns, similar to traditional buy-out funds but with mitigated downside risk and faster return of capital.

Our eight investment strategies and their respective products create a robust foundation for our holistic platform. We believe the success and growth in our businesses since inception has been driven by a singular, dedicated focus on providing capital solutions and the following differentiating features of our platform:

•	Serve as a total solution provider, allowing for a broader view of market opportunities

•	Expansive product set provides flexibility to help meet private capital managers’ and borrowers’ needs

•	Extensive senior-level relationships with alternative asset managers, sponsors and other direct lenders that potentially create enhanced sourcing through multiple touchpoints

•	Scaled platform creates ability to competitively access unique opportunities in the market

•	Large deal funnel that allows for high degree of selectivity when considering investment opportunities

•	Relationship-oriented approach with significant involvement from founders through the investment process

•	Strong culture of risk management founded on continuous, pro-active evaluation of portfolio positions and multiple layers of portfolio review

•	Industry leading management team and deeply experienced team of investment professionals solely dedicated to direct lending

Our History

Blue Owl’s history is predicated on the key milestones of both Owl Rock and Dyal. Owl Rock was founded in 2016 by Doug Ostrover, Marc Lipschultz and Craig Packer to address the evolving need for direct lending solutions by middle-market companies and Dyal was founded in 2010 by Michael Rees to fill the need for flexible capital solutions for GPs of private capital managers.

The combination of Owl Rock and Dyal creates a platform primed to continue servicing these markets. Blue Owl’s robust and diversified platform offerings will continue to serve as a response to the following sector dynamics:

•	shifting allocations by retail and institutional investors;

•	rotation into alternatives given the search for yield and reliability of returns;

•	rising need for private debt driven by sponsor demand;

•	evolving landscape of the private debt market;

•	de-leveraging of the global banking system; and

•	increasing need for flexible capital solutions by GPs.

The following is a timeline of key fund launch milestones for our businesses:

Across both businesses, our presence in the market combined with our constant dialogue with financial sponsors, companies and our investors, has allowed us to identify attractive opportunities in adjacent subsectors over time. Since inception, both Owl Rock and Dyal have launched multiple new strategies and products, exclusively in areas where we believed we could leverage our competitive advantage and expertise, and where we believe we had identified critical mass of lending and capital solutions opportunities as well as heightened investor interest. We have focused on executing on key adjacencies that are natural extensions of existing core strategies in order to capitalize on the growing dislocations in the market and rising investor demand.

We attribute our successful, disciplined growth to paying close attention to our investors’ needs and proactively developing our product offerings to meet the evolving appetites of our dedicated and growing lending and GP bases. This strategy has helped us secure key investors and expand our product suites leading up to our combination from which we create a diversified asset manager.

Our Market Opportunity

Increasing demand for alternative assets as investors search for yield in a low rate environment

Over the past two decades, investors have significantly increased their asset allocations to alternative investment strategies, with a notable increased acceleration since 2015. Preqin Ltd. (“Preqin”), an alternative assets industry data and research company, estimates that AUM allocated to alternative investments, including private equity, private debt, real estate, infrastructure and natural resources, has achieved a 12% compound annual growth rate since 2000 for the 20-year period through year end 2020, projecting sustained momentum in growth, with a forecasted 12% compound annual growth rate from 2020 to 2025. We expect this secular rotation into alternatives to continue as investors increasingly view allocations to private markets as a crucial requirement to meet their return objectives, as we believe alternative assets offer lower correlated and higher levels of returns as compared to traditional public equities and fixed income. Additionally, we have a diversified capital base across both institutional and high net worth clients, which represent 74% and 24% of our investor base, respectively.

Emergence of Private Debt and GP Minority Investing

Within the growing landscape of alternative assets, there is also a differentiated need for yield-oriented strategies.

The evolving landscape following the financial crisis of 2007 and 2008 (the “Global Financial Crisis”) has stimulated growth in both the private debt and GP minority investing markets. As banks pulled back from the middle markets in an effort to de-risk their balance sheets, the resulting void created a natural market opportunity that beget the emerging popularity of private debt, which has continued to increase in recent years. According to Preqin, since 2009, private debt is estimated to have raised over $957 billion globally, of which over $562 billion was raised since 2015 through 2020. Capital allocations to private debt, in particular, have an estimated compound annual growth rate of 16% through 2020 over a 20-year time period, compared to 11% for private equity. As of September 30, 2020, private debt is the third-largest asset class in the private alternatives space second only to private equity and real estate, and comprises 12% of total private capital, up from 6% in 2000, with tailwinds for future growth.

Similarly, following the Global Financial Crisis, the rising needs of GPs for liquidity and stable capital resulted in the strong growth of GP minority stake investing market. While previously GP minority stake investing was relatively infrequent and driven by opportunistic acquisitions by financial institutions and institutional investors, the years after the Global Financial Crisis were marked by strong growth in the sector. According to Preqin and Pitchbook, between 2010 and 2014, there were 23 stake sales and $8.6 billion capital raised for the GP minority investment funds, primarily targeting hedge fund managers. Over the last several years, GP minority stake investing has rapidly evolved, refocusing on acquiring minority stakes in private capital managers, with 73 stake sales completed and $31.3 billion capital raised across closed and open funds between 2015 and 2019. We believe this growth in activity increased awareness of the strategic benefits that alternative asset managers can derive from partnering with long-term, stable capital providers and highlighted to the investor community the merits of investing in portfolios of GP minority investments.

We expect this rapid growth in both asset classes to continue to meet the following rising needs:

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Sponsor-driven demand for debt capital: We believe the large amount of uninvested capital held by funds of private equity firms, estimated by Preqin Ltd. to be $1.5 trillion as of March 2020, will continue to drive deal activity. We expect that private equity sponsors will continue to pursue acquisitions and leverage their equity investments with secured loans provided by our product offerings. Furthermore, we believe if strong growth in fundraising in the private equity industry continues, it will naturally drive sponsor demand for financing solutions for their equity investments. We also believe continued growth in the private equity industry will facilitate increased demand by sponsor-owned U.S. middle market companies for financing solutions as they continue to require access to debt capital for operational and financing purposes. We believe that an expanding middle-market as well as the growing capital base of the private equity industry will support the continued demand for private debt.

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Evolving financial and strategic objectives of GPs: Given the growth in the alternative asset management industry, we expect the needs of GPs to continue to evolve and expand, driving increased activity in GP minority stake investing. We believe the search for long-term / permanent capital to fund commitments, new product launches, geographic expansion and opportunistic acquisitions will only amplify as the industry expands. We also believe the desire by GPs and founders to crystallize value, optimize ownership structures and create long-term employee incentive mechanisms to ensure successful succession will remain a relevant activity driver as the first generation of leaders near retirement age.

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Increasing Diversity within Private Debt: As macroeconomic conditions evolve, private debt funds have expanded their offerings. There is increasing investor demand for opportunistic lending. We expect the flexibility with which the private debt market evolves and expands will also support its future growth.

Investors’ growing preference for reliability of returns through favorable positioning in the capital structure

The increasing investor allocation into alternatives in search of yield has been accompanied by an increased focus on relative reliability of returns in recent years. As the primary private equity sector matures and oversaturates, the increased competitiveness of valuations has added pressure to the ultimate returns. We believe our private debt and GP minority investing strategies have demonstrated a strong ability to provide stable yields that, on a risk-adjusted basis, can exceed the average private equity return through the following avenues:

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Favorable positioning in the capital structure. The relative seniority of debt to equity in the capital structure improves the risk profile of investment returns through lower relative variability. According to Preqin, the risk / return (defined as the ratio of standard deviation to the median) for investments with vintages between 2007 and 2016 for private debt is 0.91, versus 1.01 for private equity. Within the private debt asset class, direct lending represents an attractive sub-sector, with a risk / return of 0.43 and median net IRR of 8.9%. We believe this favorable risk / return profile of our Direct Lending business will continue to attract investors. Since our private debt strategies primarily operate in the senior secured lending space, and our target companies are in the upper middle market, we have a prime position within the capital structure of established companies. The relative seniority of our products is especially relevant, and can provide a greater degree of certainty for ROIC in periods of market turmoil.

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Stability of cash flows from prudently structured portfolios. The portfolios of GP minority investments can provide more stable and predictable cash flows due to diversification benefits, significant proportion of contractually fixed cash flow, negotiated structural protections and exposure to a secularly growing industry. The portfolio diversification is achieved through broad exposure across multiple partner managers who collectively manage varied investment strategies across a multitude of fund vintages, geographies, sectors, and enterprise values. A significant portion of the expected cash return comes from contractual, fixed management fees, which enhances visibility into quarterly cash flows and provide for downside protection during an economic downturn. The total cash flows may be substantially increased by realized carried interest and gains from the GP-funded commitments.

Shifting asset allocation policies of institutional investors

Institutional investors are continuing to pivot their allocations away from traditional public market products toward higher-return alternative asset classes in an effort to decrease widening funding gaps and capture yield in a low-rate environment. According to a November 2020 Preqin survey, 81% of global investors expect to increase their allocation to alternatives in the next five years, with 26% indicating an expectation to increase their allocation significantly. Within alternatives, growth in private debt and private equity has meaningfully contributed to the increased demand and we believe our products will continue to benefit from the favorable shifts in allocations. The rotation into private debt has been supported by the attractiveness of stable cash flows and a continually diversifying sector, given the rise of distressed and opportunistic lending. Similarly, allocations to the GP minority stake strategy have been supported by the differentiated breadth of exposure to Private Equity and other alternative asset classes. The strategy offers stable and growing cash flows and diversification across vintages, geographies, sectors, asset classes and enterprise values. Our breadth of fund offerings across strategies, and leverage to alternative asset classes is well-primed to benefit from these positive asset allocation trends. We believe we can provide a compelling opportunity for investors looking to place capital in one or more yield-oriented strategies as they seek to optimize their portfolio construction and returns, and we expect these allocation trends to persist for institutional investors, particularly as defined benefit plans and insurers continue to face the following headwinds:

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Pension plans: The funding gap between pension assets and liabilities has continued to widen in recent years, which has exacerbated the difficulty of meeting rising pension obligations. The Geneva Association estimates a $41 trillion funding gap in pensions worldwide as of 2016. Pension funds have increased their allocations to alternative investments in an effort to enhance returns and narrow the existing gap. According to Preqin, public pension funds have been steadily increasing allocations to alternatives over the past decade, with the median allocation rising from 18% in 2010 to 30% in 2020.

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Insurance companies: Insurance companies have notably increased their allocation into alternatives over the past several years. Low-rate environments have pressured insurers to seek alpha generation through higher-return alternatives, in order to generate adequate yield to satisfy their asset-liability matching requirements. Alternatives have also gained favor as a way to further diversify insurance companies’ asset portfolios.

Increasing demand for alternative assets from retail investors

Retail investors are increasing their demand for alternative investment products as a means to diversify and achieve higher, differentiated returns. According to Boston Consulting Group, in 2019, the retail channel represented 42% of global AUM and was the fastest-growing segment of global AUM, at 19% growth both globally and in North America. We expect the growth in the retail channel to continue and generate further demand for alternative products. Cerulli Associates, a research firm focused in global asset management, estimates that registered investment advisers will produce the greatest increase in allocations to alternatives between 2019 and 2021E, increasing their allocation by 17%, while allocations to traditional products such as fixed income, variable annuities, mutual funds and money markets are expected to decline. Owl Rock has benefited from this demand, notably through the growth of ORCC II, which it is seeking to expand through the launch of ORCIC. Commitments from retail investors in Owl Rock’s retail products have increased to approximately $4.6 billion in 2020. In addition, we have begun to penetrate the ultra-high-net-worth and family office sectors in our GP Minority Investments strategy, which together represent $2.0 billion in total commitments. We have well-established and growing relationships with over 85 wealth management platforms, including several of the largest platforms in North America. We believe our current relationships and market presence will enable us to continue penetration of the growing demand within the retail channel. Additionally, we have a diversified, global capital base with a strong investor domestic foundation. Approximately 72% is from U.S. & Canada, 18% from APAC, 9% from EMEA and 1% from the rest of the world.

De-leveraging of the global banking system

Since the Global Financial Crisis, there has been a significant de-leveraging of the global banking system. As the industry fell under more stringent capital requirements, stronger balance sheet discipline and higher standards of regulatory compliance, the commercial and investment banks increased their focus on large corporate companies, resulting in a reduction in the amount of capital provided to middle-market companies and private alternative asset management firms. This dynamic created an opportunity for non-bank lenders to service both groups, each of which comprise a large addressable market. We believe well-capitalized, reputable non-bank direct lenders like ORCC, Dyal Financing Fund, and our other products have been able to help provide financing solutions to the middle-market and private alternative asset management firms, and fill the gap left by retreating, traditional lenders.

Our Competitive Strengths

High proportion of permanent capital

We have a high-quality capital base heavily weighted toward permanent capital. For the six months ended June 30, 2021, approximately 97% of our management fees were earned on AUM that we refer to as permanent capital, with the remainder (including private funds and managed accounts) in long-dated funds, which we define as funds with a contractual finite life of 5 years or more. Our BDCs, by nature, are closed-end, permanent (or potentially permanent) funds with no mandatory redemption and potentially unlimited duration once listed. The underlying funds of our GP Minority Equity Investments, GP Debt Financing, Co-Investments and Structured Equity and Professional Sports Minority Investments strategies are also structured as permanent capital vehicles. The high proportion of permanent capital in our AUM provides a stable base and allows for our AUM to grow more predictably without having reductions in our asset levels due to ordinary redemptions as with non-permanent fund structures. It also enables us to grow our fee revenue while leveraging our existing expense base. Our permanent capital base also lends stability and flexibility to our portfolio companies and partner managers, providing us the opportunity to grow alongside these companies and positioning us to be a preferred source of capital and the incumbent lender for follow-ons and other capital solutions to high-performing companies and GPs. As such, we are able to be a compelling partner for these firms as they seek capital to support their long-term vision and business development goals. The stability of our AUM base enables us to focus on generating attractive returns by investing in assets with a long-term focus across different periods in the market cycle.

Significant embedded growth in current AUM with built-in mechanisms for fee revenue increases

While we expect to continue our successful fundraising track record to supplement our existing capital base, our current AUM, predominately permanent capital in nature, already provides for significant embedded growth. Of our $62.4 billion AUM base, $42.8 billion represents our current fee-paying AUM. As of June 30, 2021, we have approximately $8.5 billion in AUM not yet paying fees. In addition, to the extent any of our BDCs become publicly listed, under the advisory agreements the advisory fees from the applicable BDC could potentially increase, subject to any fee waivers or deferral arrangements agreed to by us and the applicable BDC.

Stable earnings model with attractive margin profile

The majority of our revenues is generated from our management fees, which are contractual, fixed fees charged on fee-paying AUM. For the six months ended June 30, 2021, approximately 90% of our pro forma total revenue was comprised of management fees, which includes BDC Part I Fees from our BDCs. See “Risk Factors—Risks Related to Our Business and Operations—The management fees of our BDCs and management fees and performance income of our private funds comprise substantially all of our revenues and a reduction in fees and performance income could have an adverse effect on our results of operations and the level of cash available for distributions to our stockholders.” and Note 1 to the “Notes to the Unaudited Pro Forma Combined Financial Information.”

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Management fees are generally based upon a defined percentage of average fair value of gross assets (excluding cash) or average fair value of gross assets (excluding cash) plus undrawn commitments in the case of our BDCs, or fair value of gross assets (excluding cash), fair value of investments plus undrawn commitments, or invested capital in the case of our Private Debt funds and Managed Accounts, investment cost for our GP Debt Financing strategy, and capital committed during the investment period, and thereafter generally based on the cost of unrealized investments, in the case of our GP Minority Equity Investments strategy, or based upon a defined percentage of the aggregate acquisition value adjusted for the cost of investment in the case of our Dyal HomeCourt Fund. Our management fees also include BDC Part I Fees.

•

BDC Part I Fees refers to a quarterly incentive fee on the net investment income of ORCC, ORCC II, ORTF and ORCIC (and, should such BDC become publicly listed in the future, ORCC III), subject to a fixed hurdle rate. These fees are classified as management fees as they are predictable and recurring in nature, not subject to contingent repayment, and cash-settled each quarter.

Our predictable revenue base translates to a stable earnings model through a disciplined, efficient cost structure, producing strong profit margins and mitigating the risk of volatility in the profit margins. Expenses related to our Business Services Platform are generally charged across the Dyal Equity Funds. This allows our business model to maintain a disciplined cost structure and stable operating margins while continuing to provide our partner managers with operational support which is core to our value proposition. Additionally, certain costs associated with our middle/back office personnel supporting our products are charged back to the underlying Direct Lending funds.

Extensive, long-term relationships with a robust and vast network of alternative asset managers

We have extensive alternative asset manager relationships, which allow us to quickly and efficiently source potential GP and fund level investment opportunities. Since inception, on a combined basis, we have generated fund level deal flow from over 570 sponsors and completed over 60 equity and debt GP level transactions. We believe our deep relationships position us to receive “early looks” and “last looks” from alternative asset managers, which in turn, allow us to be highly selective in deciding which investments to pursue. We believe the depth and breadth of our relationships are predicated on several, differentiating features of our platform and that alternative asset managers value our team’s experience and deep focus both within products and across a broad spectrum of capital solutions. Our Direct Lending business has over 65 investment professionals with an average of 20 years of experience and our GP Capital Solutions business has 16 investment professionals with the seven investment team Managing Directors having an average of 19 years of experience. Our expansive set of product offerings allows us to provide flexible and creative solutions, and in tandem with our sizeable permanent capital base, enables us to provide access to scaled, sizeable commitments. Alternative asset managers also value our Business Services Platform, which provides strategic value-added services to our partner managers in five key areas: client development and marketing support, business strategy, product development, talent management, and operational advice. We also believe our independence positions us as a trusted partner to the alternative asset management community. Our ability to move quickly and with transparency provides execution certainty to these alternative asset managers. We expect our differentiated approach and broad spectrum of capital solution products will continue to strengthen our relationships, and we intend to further expand our network to fortify our position as a preferred partner for alternative asset managers and their portfolio companies.

Increasing benefits of scale

We believe our robust, scaled platform presents us with a competitive advantage which enables us to provide attractive solutions as a trusted partner and therefore continue to capture market share.

Within Direct Lending, there is significant competition for loans below $50 million, but there are much fewer lenders capable of providing solutions over $100 million. Our differentiated approach and scaled direct lending platform allow us to capitalize on opportunities across the sizing spectrum – from loans below $50 million to loans up to $1.0 billion. Our platform’s scale has demonstrated the ability to originate larger deals, while also providing diversification in our portfolios. We believe our scale enables us to broaden our deal funnel and provides us access to more investment opportunities than many other direct lenders. We have significant dry powder that allows us to provide scaled financing solutions, commit to full capital structures and support capital needs of borrowers. We believe being a total solutions provider also grants us a broader view of market opportunities, which allows us to continue operating as a market leader.

Within GP Minority Equity Investments, we have also established ourselves as a market leader, with a long track record, greatest amount of aggregate capital raised and largest number of publicly-announced deals. The size of our most recent fund, at $9.0 billion, is materially larger than the target $4 billion fund sizes of our main competitors. Our large base of stable capital not only enables participation in investments across the sizing spectrum, but also creates a competitive advantage by positioning us as a highly qualified buyer for minority stakes in large, established GPs. We believe we also gain access to proprietary deal flow as a result of the market’s confidence in our ability to execute on large investments expeditiously. While our GPs vary in size, the median AUM of the underlying private capital GPs in our GP Minority Equity Investments’ Fund III and Fund IV is $24.2 billion as of December 31, 2020. We believe our strong reputation in the market combined with our scale will continue to provide us with unique access to the most attractive sectors of the alternative asset management universe.

Many institutional investors are concentrating their relationships in an effort to partner with dependable, scaled firms with proven track records that they have a high level of comfort with. Our scaled platform enables us to remain a partner of choice not only for borrowers and GPs, but also for investors. We believe we will not only maintain, but continue to expand our share of the market as a result of the high level of confidence investors have in our scaled capital solutions platform.

Our ability to provide diversification and niche access points will continue to attract investor interest as they seek diversification and continue to value lower-correlation portfolio allocations.

Diverse, global and growing high-quality investor base

Our global investor base, across our strategies, is composed of long-standing institutional relationships as well as a growing retail investor base. Our institutional clients include large domestic and international public and private pension funds, endowments, foundations, family offices, sovereign wealth funds, asset managers and insurance companies. Our retail clients include prominent wealth management firms, private banks, and high-net worth investors. We continue to grow our investor relationships and have over 650 unique relationships as of June 30, 2021. As we continue to grow, we expect to retain our existing clients through our breadth of offerings. As of June 30, 2021, approximately 36% of our investors are invested in at least two products, with many increasing their commitment to their initial strategy and additionally committing additional capital across our other strategies. We believe our diligent management of investors’ capital, combined with our strong performance and increasingly diversified product offerings has helped retain and attract investors which has furthered our growth in fee paying AUM and facilitated further expansion of our strategies. We also believe the global nature of our investor base enables significant cross-selling opportunities between our products and strategies. We are committed to providing our clients with a superior level of service. We believe our client-focused nature, rooted in our culture of transparency will help us continue to retain and attract high quality investors to our platform.

Industry-leading management team with proven track record

We are led by a team of seasoned executives with significant and diverse experience at the world’s leading financial institutions. Our best-in-class management team has considerable expertise across the direct lending space and GP minority stake strategies, with a long track record of successful investing experience across multiple businesses and credit cycles. Members of our senior management have an average of over 25 years of experience and a strong track record in building successful businesses from the ground up and generating superior returns across market cycles. Additionally, our senior management team has experienced no turnover since the inception of our predecessor businesses which we believe has enabled us to build meaningful long-term relationships and partnerships with alternative asset managers as well as with our investors.

Alignment of interests with stakeholders

We consider the alignment of interests of our principals, executive management team and professionals with those of our investor base and unitholders to be core to our business. Our principals, executive management team and professionals have committed almost $1.9 billion of capital across our products, which aligns our interests with client interests. This arrangement only furthers the alignment of interests by reinforcing the long-term ownership of our equity by our co-Founders, investment professionals and other employees, while also motivating the continued high-performance and retention of our dedicated team of professionals.

Our Growth Strategy

We aim to continue applying our core principles and values that have guided us since inception in order to expand our business through the following strategies:

Organically grow our core business

We expect to continue to grow AUM in our existing strategies, and intend to launch additional, successor permanent capital vehicles and similar long-dated products in the future. We will benefit from significant embedded growth in our current AUM that can be realized as we continue to deploy and lever our existing capital base. As of June 30, 2021, we have approximately $8.5 billion in AUM not yet paying fees. As we realize this embedded growth, the conversion of available capital will create access to fee growth by increasing our fee-paying AUM. We believe these key attributes, in conjunction with our ability to raise successor products in existing strategies, will continue to play a key role in our growth profile. We also expect to enhance our AUM growth by expanding our current investor relationships and also continuing to attract new investors.

Expand our product offering

We plan to grow our platform by expanding our product offerings. We intend to take a diligent and deliberate approach to expansion, only adding products that are complementary, adjacent or additive to our current strategies. To date, our measured approach to growth through the addition of adjacent strategies has allowed us to continue delivering high performance to our dedicated investor base. We expect that as we continue to grow our existing strategies, there will be additional adjacencies that provide natural expansion opportunities. We believe through the disciplined expansion of our platform, we can continue to develop our breadth of offerings and further our position as a leading solutions provider. As we grow, we expect to attract new investors as well as leverage our existing investor base, as we have done with previous product launches.

Leverage complementary global distribution networks

Both Owl Rock and Dyal have demonstrated fundraising capabilities, that combined are well positioned to continue to penetrate the growing global market. Owl Rock’s fundraising success to date has been primarily focused within the United States, and Dyal’s global investor base is primarily located in North America, Asia Pacific, Europe, and the Middle East. We intend to continue fundraising both domestically and internationally. The favorable industry tailwinds are global in nature and we believe that there is additional market opportunity across the global landscape. As of June 30, 2021, 72% of our capital raised represents capital raised in the United States and Canada. We believe our strong network and track record of global fundraising has primed us to further extend our fundraising efforts across products and into additional international markets, as institutional investors across the globe are facing the same pressures and seeking the same positive attributes of the sector that have attracted domestic investors thus far. We also believe we have a significant opportunity to leverage Dyal’s global fundraising capabilities and investor relationships to cross-sell our Direct Lending products, as well as utilize Owl Rock’s existing domestic retail channel to cross-sell our GP Capital Solutions products while increasing our global capabilities. The global market represents a large, and relatively untapped opportunity for many of our products that we believe will facilitate our pursuit of international expansion in the coming years, and position us to enter into less-developed markets where we can be a significant first-mover and play a key role in defining the markets.

Enhance our distribution channels

As investors continue to increase their alternatives allocation in the search for yield, we believe we have the opportunity to continue diversifying our client base by attracting new investors across different channels. We intend to leverage our strong growth within and across our strategies as a means to add new investors to our growing family of funds. We have already begun executing on this strategy, with a notable influx of wealth management platforms and public and private pension fund investors in recent years. These additions helped further diversify our investor base which also includes, but is not limited to, insurance, family offices, endowments and foundations. In addition, we have continued to grow our relationships in the consultant community. We intend to be the premier direct lending and GP minority investing platform for investors across the institutional and retail distribution channels.

Deepen and expand strong strategic relationships with key institutional investors

We have established invaluable relationships with strategic partners, consultants and large institutional investors who provide us with key market insights, operational advice and facilitate relationship introductions. We pride ourselves on continuing to foster these relationships as they are fundamental to our business and reflect the strong alignment of interests that are highly valued by our partners. As of June 30, 2021, six institutional investors have committed at least $1.0 billion across our strategies. Seventeen institutional investors have committed at least $500 million, and 35 have committed at least $250 million across our strategies and 36% of our institutional investors are invested in more than one product. Our strategic partnerships allow us to craft customized solutions tailored to the objectives of our clients, while reflecting the breadth of our capabilities across our strategies. We also have important relationships with sponsors, wealth management firms, banks, corporate advisory firms, industry consultants and other market participants that we believe are of significant value. As we continue to grow, both organically and through product and geographic expansion, we will continue to pursue the addition of incremental key strategic partners.

Opportunistically pursue accretive acquisitions

In addition to our various avenues of organic growth, we intend to diligently evaluate acquisition opportunities that we believe would be value-enhancing to our current platform. These could include, but are not limited to, acquisitions that would expand the breadth of our product offerings, further develop our investor base, or facilitate our plans for global expansion. We believe that as the market continues to evolve, there will be numerous opportunities for us to consider, of which we intend to only pursue the most accretive acquisitions.

Recent Developments

Business Combination Completed

On May 19, 2021, Altimar consummated the Business Combination pursuant to the terms of the BCA, which, among other things, provided for (i) Altimar changed its jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation under the laws of the State of Delaware (the “Domestication”), upon which Altimar changed its name to “Blue Owl Capital Inc.” (“Blue Owl”), (ii) Blue Owl’s wholly-owned subsidiary, Blue Owl Capital GP, LLC (“Blue Owl GP”), began serving as the general partner of two Delaware limited partnerships: Blue Owl Holdings LP (“Blue Owl Holdings”) and Blue Owl Carry LP (“Blue Owl Carry” and, together with Blue Owl Holdings, the “Blue Owl Operating Group”), (iii) Blue Owl Holdings acquired (a) Owl Rock’s business of sponsoring, offering and managing all existing and future Owl Rock business development companies, funds and managed accounts (the “Owl Rock Funds”) and (b) the Dyal Capital Partners division of Neuberger (“Dyal”), including the business and operations related to sponsoring, offering and managing the Dyal funds and any successor fund thereof and Dyal’s business services platform and (iv) Blue Owl Carry acquired 15% (net of certain investor and other third party arrangements) of the carried interest, performance fees and/or incentive fees or allocations arising in respect of the existing and future Owl Rock Funds (other than the fees of the Owl Rock business development companies, 100% of which (net of certain investor and other third party arrangements) were contributed to Blue Owl Holdings as described in clause (iii)) and in respect of future Dyal funds (specifically excluding Dyal Funds I-V for which carried interest is not being contributed). Pursuant to the terms of the BCA, the Blue Owl Operating Group, directly or indirectly, holds substantially all of the consolidated assets and business of Blue Owl.

At the Closing of the Business Combination, Blue Owl’s ticker symbols on The New York Stock Exchange for its Class A Shares and warrants to purchase Class A Shares were changed to “OWL” and “OWL.WS,” respectively. For more information regarding the Business Combination, see “Certain Relationships and Related Party Transactions—The Business Combination.”

Senior Notes Offering

On June 10, 2021, Blue Owl Finance LLC, an indirect subsidiary of Blue Owl, completed an offering of $700,000,000 aggregate principal amount of 3.125% Senior Notes due 2031 (the “notes”). The notes will be fully and unconditionally guaranteed on a joint and several basis by each of Blue Owl Holdings, Blue Owl Carry, Owl Rock Group, Dyal Capital Holdings LLC, Owl Rock Capital GP Holdings LP and Dyal GP Holdings LLC. The Company used the net proceeds from the offering to (i) repay all outstanding borrowings under the Company’s existing term loan facility and (ii) to pay fees and expenses in connection therewith and of the offering. Any remaining net proceeds will be used for general corporate purposes, including to fund any future strategic acquisitions or related transactions and growth initiatives.

Agreements of Purchase and Sale

On September 20, 2021, the Company entered into an Agreement of Purchase and Sale, dated as of September 20, 2021, by and among the Company and Blue Owl Capital Holdings LP on the one hand, and each of Koch Companies Defined Benefit Master Trust (“Koch Pension”), Koch Financial Assets III, LLC (“KFA”) and Illiquid Markets 1888 Fund, LLC (“Illiquid Markets” and, together with Koch Pension and KFA, each a “Dyal Fund Investor”), on the other hand (each, a “Purchase and Sale Agreement”). Pursuant to the terms of each Purchase and Sale Agreement, Dyal Fund Investors relinquished their respective rights to receive management fee shares with respect to Dyal Capital Partners III (A) LP, Dyal Capital Partners III (B) LP, Dyal Capital Partners IV (A) LP, Dyal Capital Partners IV (B) LP, Dyal Capital Partners IV (C) LP, Dyal Capital Partners V (A) LP, Dyal Capital Partners V (B) LP and/or Dyal Finance Investors (US) LP, as well as feeder funds, alternative vehicles, parallel funds and future investment funds, accounts, vehicles and/or other similar arrangements investing alongside therewith, or formed in succession thereof. Applicable Dyal Fund Investors also waived the respective competing fund covenants in respect of each of Dyal Capital Partners V (A) LP, Dyal Capital Partners V (B) LP and/or Dyal Finance Investors (US) LP, as applicable, and agreed to subscribe for incremental commitments to Dyal Capital Partners V (A) LP and/or Dyal Capital Partners V (B) LP. In exchange for the foregoing, (a) the Company issued its Class A Shares in the amount of (i) 18,799,854 shares to Koch Pension, (ii) 7,167,817 shares to KFA and (iii) 3,733,342 shares to Illiquid Markets, and (b) Capital Holdings paid a cash purchase price in the amount of (i) $36.2 million to Koch Pension, (ii) $13.8 million to KFA and (iii) $7.5 million to Illiquid Markets. In addition, the Company entered into Registration Rights Agreements, each dated as of September 20, 2021, with each of (i) Koch Pension, (ii) KFA and (iii) Illiquid Markets (each, a “Registration Rights Agreement”), that provides each Dyal Fund Investor with certain registration rights. The Registration Rights Agreements will, among other things, require the Company to use its reasonable best efforts to file a resale shelf registration statement registering each Dyal Fund Investor’s resale of the shares of the Company’s Class A Shares and will provide each Dyal Fund Investor with certain customary piggyback registration rights with respect to such shares of Class A common stock, subject to the limitations set forth therein.

Organizational Structure

The simplified diagram below (which omits certain intermediate holding companies) depicts our legal organizational structure. Ownership information in the diagram below is presented as of June 30, 2021. Blue Owl Capital, Blue Owl GP, Blue Owl Holdings and Blue Owl Carry are organized in the state of Delaware. Blue Owl Capital is a holding company and consolidates the financial results of its direct subsidiaries, their consolidated subsidiaries and certain consolidated funds.

*

Economic interests and voting rights do not include Class A Shares issuable upon the exercise of warrants or shares of common stock or Common Units issuable in respect of Seller Earnout Securities, as applicable, or shares issuable in respect of the special incentive award. For further detail regarding the special incentive award, refer to “Blue Owl’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Expenses.”

(1)	Owl Rock Principals and Dyal Principals collectively represent 90% of the voting interests in Blue Owl.
(2)	Ownership percentages based on ownership of common units of Owl Rock Capital Feeder LLC.
(3)

Class C Shares and Class D Shares represent non-economic interests in Blue Owl (other than the right to receive the par value of such shares in connection with the liquidation, dissolution or winding up of Blue Owl) and are exchangeable for Class A Shares and Class B Shares, respectively, together with an equal number of Common Units.

Blue Owl’s outstanding common stock consists of five classes: (i) economic, “low-vote” Class A Shares, (ii) economic, “high-vote” Class B Shares, (iii) non-economic (other than the right to receive par value in the event of a liquidation, dissolution or winding up of Blue Owl), “low-vote” Class C Shares, (iv) non-economic (other than the right to receive par value in the event of a liquidation, dissolution or winding up of Blue Owl), “high-vote” Class D Shares, and (v) economic (upon conversion to Class A Shares), “no-vote” (other than as required by law) Class E Shares, which shall consist of two series: Series E-1 Shares and Series E-2 Shares. Each Class A Share and Class C Share is entitled to one vote per share, with the Class C Shares being held by holders of Common Units, other than the Owl Rock Principals and the Dyal Principals (each of whom will hold Class D Shares immediately following the Closing). Together, the Class B Shares and Class D Shares will represent 90% of the total voting power of all shares of capital stock of Blue Owl (including shares issued in the future) until the Sunset Date. On the Sunset Date, all Class B Shares and Class D Shares will automatically convert into Class A Shares or Class C Shares, respectively.

Until the Sunset Date, as holders of our Class B Shares and Class D Shares (as applicable), the Owl Rock Principals and Dyal Principals will be the beneficial owners of 90% of the voting control of our outstanding capital stock, as a result of which the Owl Rock Principals and Dyal Principals will have the power to elect a majority of Blue Owl’s directors.

Corporation Information

Blue Owl Capital Inc. is a Delaware corporation. Our principal executive offices are located at 399 Park Avenue, 38th Floor, New York, NY 10022 and our telephone number at that address is (212) 419-3000. Our website is located at www.blueowl.com. Our website and the information contained on, or accessed through, our website are not part of this prospectus, and you should rely only on the information contained in this prospectus when making a decision as to whether to invest in the notes.

The Offering

Issuer	Blue Owl Capital Inc.

Class A Shares offered by the Selling Holders.	Up to 29,701,013 shares of common stock

Class A common stock issued and outstanding after the consummation of this offering	357,201,703

Use of proceeds	We will not receive any of the proceeds from the sale of the shares of Class A common stock by the Selling Holders.

Market for our shares of common stock	Our Class A Shares are currently listed on the NYSE under the symbol “OWL.”

Risk factors	Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” and elsewhere in this prospectus.

SELECTED HISTORICAL CONSOLIDATED AND

COMBINED FINANCIAL INFORMATION OF BLUE OWL

The following table shows summary historical consolidated and combined financial information of Blue Owl for the periods and as of the dates indicated.

The summary historical consolidated and combined financial information of Blue Owl as of and for the years ended December 31, 2020, 2019 and 2018 was derived from the historical consolidated and combined financial statements of Owl Rock included elsewhere in this prospectus. The summary historical interim financial information of Blue Owl as of June 30, 2021 and for the six months ended June 30, 2021 and 2020 was derived from the unaudited interim consolidated and combined financial statements of Owl Rock included elsewhere in this prospectus. The following summary historical financial information should be read together with the consolidated financial statements and accompanying notes and “Blue Owl’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus. The summary historical financial information in this section is not intended to replace Blue Owl’s consolidated and combined financial statements and the related notes. Blue Owl’s historical results are not necessarily indicative of Blue Owl’s future results, and Blue Owl’s results as of and for the six months ended June 30, 2021 are not necessarily indicative of the results that may be expected for the year ending December 31, 2021.

As explained elsewhere in this prospectus, the financial information contained in this section for the periods prior to the Business Combination relates to Owl Rock, prior to and without giving pro-forma effect to the impact of the Business Combination and, as a result, the results reflected in this section may not be indicative of the results of Blue Owl going forward. See the section entitled “Unaudited Pro Forma Combined Financial Information” included elsewhere in this prospectus.

($ amounts in thousands)	June 30, 2021 (Unaudited)	December 31, 2020	December 31, 2019	December 31, 2018
Consolidated statements of financial condition data
Total assets	$6,872,237	$121,597	$56,718	$44,449
Debt obligations, net	683,338	356,386	287,104	29,676
Total liabilities	2,488,490	622,758	407,215	117,054
Member’s deficit prior to the Business Combination	—	(507,687)	(352,756)	(69,916)
Total shareholders’ equity attributable to Blue Owl Capital Inc.	1,099,762	—	—	—
Non-controlling interests	3,283,985	6,526	2,259	(2,689)
Total shareholder’s equity (deficit)	4,383,747	(501,161)	(350,497)	(72,605)

	For the Six Months Ended June 30,		For the Years Ended December 31,
($ amounts in thousands)	2021	2020	2020	2019	2018
	(Unaudited)
Consolidated statements of operations data
Total revenues, net	$287,484	$89,766	$249,815	$190,850	$121,249
Total expenses	1,357,265	99,259	308,542	163,483	122,888
Other income (loss)	(507,236)	(11,880)	(23,816)	(6,662)	(1,128)

Net income (loss) before income taxes	(1,577,017)	(21,373)	(82,543)	20,705	(2,767)
Income tax (benefit) expense	(29,011)	(93)	(102)	240	(180)

Net income (loss) including non-controlling interests	(1,548,006)	(21,280)	(82,441)	20,465	(2,587)

Net (income) loss attributed to non-controlling interests	1,225,076	1,777	4,610	2,493	4,635

Net income (loss) attributable to Blue Owl Capital Inc. (after May 19, 2021)/Owl Rock Capital (prior to May 19, 2021)	$(322,930)	$(19,503)	$(77,831)	$22,958	$2,048

MARKET PRICE, TICKER SYMBOL, AND DIVIDEND INFORMATION

Blue Owl’s Class A Shares and public warrants are listed for trading on NYSE under the symbols “OWL” and “OWL.WS,” respectively.

The closing price of the Class A Shares and the warrants to purchase Class A Shares on October 15, 2021 was $15.89, and $5.00, respectively. Holders of Class A Shares and warrants should obtain current market quotations for their securities.

Blue Owl has not paid any cash dividends on its Class A Shares to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any dividends will be within the discretion of the Board.

RISK FACTORS

In addition to the other information contained in this prospectus, the following risks have the potential to impact the business and operations of Blue Owl. These risk factors are not exhaustive and all investors are encouraged to perform their own investigation with respect to the business, financial condition and prospects of Blue Owl. Unless otherwise indicated or the context otherwise requires, references in this “Risk Factors” section to “Blue Owl,” “we,” “our,” “us” and other similar terms refer to Blue Owl Capital Inc. and its consolidated subsidiaries, including Owl Rock and Dyal and each of their respective subsidiaries, after giving effect to the Business Combination.

Risks Related to Our Business and Operations

The COVID-19 pandemic has caused severe disruptions in the U.S. and global economy, has disrupted, and may continue to disrupt, industries in which we, our funds and our funds’ portfolio companies operate and could potentially negatively impact us, our funds or our funds’ portfolio companies.

The COVID-19 pandemic has adversely impacted global commercial and economic activity and contributed to significant volatility in certain equity and debt markets. The impact of the outbreak continues to develop and many countries, including the United States, and states and municipalities in which we and our funds’ portfolio companies operate, have instituted quarantines, prohibitions on travel and the closure of offices, businesses, schools, retail stores and other public venues. Individual businesses and industries are also implementing similar precautionary measures. Those measures, as well as the general uncertainty surrounding the dangers and effects of COVID-19, have created significant disruption in supply chains and economic activity and are having a particularly adverse impact on transportation, hospitality, tourism, entertainment and other industries, including industries in which certain of our funds, borrowers, partner managers and their respective portfolio companies operate and invest. The effects of COVID-19 have led to significant volatility and it is uncertain how long this volatility will continue. As COVID-19 continues to spread, the potential effects, including a global, regional or other economic recession, are increasingly uncertain and difficult to assess. The continued spread of the virus globally could lead to a protracted world-wide economic downturn, the effects of which could last for some period after the pandemic is controlled and/or abated.

The extent of the impact of the COVID-19 pandemic on us and our funds’ operational and financial performance will depend on many factors, including the duration and scope of the public health emergency, the actions taken by governmental authorities to contain its financial and economic impact, the continued or renewed implementation of travel advisories and restrictions, the widespread availability of a vaccine, the impact of the public health emergency on overall supply and demand, goods and services, consumer confidence and levels of economic activity and the extent of its disruption to global, regional and local supply chains and economic markets, all of which are uncertain and difficult to assess. Significant volatility and declines in valuations in the global markets as well as liquidity concerns may impair our ability to raise funds or deter fund investors from investing in new or successor funds that we are marketing. Actions taken in response to the COVID-19 pandemic (whether imposed by governments or adopted by businesses or individuals) may give rise to difficulty marketing and raising new or successor funds due to shelter-in-place orders, travel restrictions and social distancing requirements implemented or undertaken in response to the COVID-19 pandemic, which may lower or delay anticipated fee revenues. For existing funds, those actions may slow the pace of investment activity, by, for example, hindering the diligence process. This, in turn, could adversely affect the timing of raising capital for new or successor funds, the terms that might be offered and the management fees we earn on our funds that generate fees based on invested (and not committed) capital. In addition, cash flows from management fees may be impacted by, among other things, a failure of our clients to meet capital calls. Borrowers of loans and other credit instruments made by our funds may be unable to make their loan payments on a timely basis and meet their loan covenants, resulting in a decrease in value of our funds’ credit investments and lower than expected returns.

We are continuing to monitor the impact of COVID-19 and related risks, including risks related to the ongoing spread of COVID-19 and efforts to mitigate the spread and deployment of vaccines. However, the rapid development and fluidity of the situation precludes any prediction as to its ultimate impact on us. If the spread and related mitigation efforts continue, our business, financial condition, results of operations and cash flows could be materially adversely affected. The impact of COVID-19 could have the effect of heightening many of the other risk factors described herein.

Difficult market and political conditions may reduce the value or hamper the performance of the investments made by our funds or impair the ability of our funds to raise or deploy capital, each of which could materially reduce our revenue, earnings and cash flow and adversely affect our financial prospects and condition.

Our businesses are affected by conditions and trends in the global financial markets and the global economic and political climate relating to, among other things, interest rates, the availability and cost of credit, inflation rates, economic uncertainty, changes in laws (including laws relating to our taxation, taxation of our clients and the possibility of changes to regulations applicable to alternative asset managers), trade policies, commodity prices, tariffs, currency exchange rates and controls, political elections and administration transitions, and national and international political events (including wars and other forms of conflict, terrorist acts, and security operations) and catastrophic events such as fires, floods, earthquakes, tornadoes, hurricanes and pandemics. Those factors are outside of our control and may affect the level and volatility of credit and securities prices and the liquidity and value of fund investments, and we and our funds may not be able to or may choose not to manage our exposure to these conditions.

During periods of difficult market conditions or slowdowns, which may be across one or more industries, sectors or geographies, companies in which our funds invest may experience decreased revenues, financial losses, credit rating downgrades, difficulty in obtaining access to financing and increased funding costs. During such periods, those companies may also have difficulty in pursuing growth strategies, expanding their businesses and operations (including to the extent that they are partner managers, raising additional capital) and be unable to meet their debt service obligations or other expenses as they become due, including obligations and expenses payable to our funds. Negative financial results in our funds’ portfolio companies may reduce the net asset value of our funds, result in the impairment of assets and reduce the investment returns for our funds, which could have a material adverse effect on our operating results and cash flow or ability to raise additional capital through new or successor funds. In addition, those conditions would increase the risk of default with respect to credit-oriented or debt investments by our funds.

The management fees of our BDCs and management fees and performance income of our private funds comprise substantially all of our revenues and a reduction in fees and performance income could have an adverse effect on our results of operations and the level of cash available for distributions to our stockholders.

The management fees we received from our BDCs and Owl Rock private funds and managed accounts comprised approximately 60% of our pro forma revenue and the management fees from the legacy Dyal funds comprised approximately 30% of our pro forma revenue in the three months ended June 30, 2021. All management fees received are net of any amounts payable to third parties pursuant to any revenue share or other Exempted Performance Income.

Owl Rock Funds

The investment advisory agreements we have with each of our BDCs categorize the fees we receive as: (a) base management fees, which are paid quarterly and generally increase or decrease based on the average fair value of our BDC’s gross assets (excluding cash and cash equivalents) or average fair value of gross assets (excluding cash) plus undrawn commitments, (b) fees based on our BDC’s net investment income (before Part I Fees and Part II Fees), which are paid quarterly (“BDC Part I Fees”) and (c) fees based on our BDC’s net capital gains, which are paid annually (“BDC Part II Fees”). We classify the BDC Part I Fees as management fees because they are predictable and recurring in nature, not subject to contingent repayment and generally cash- settled each quarter. If any of our BDCs’ gross assets or net investment income (before BDC Part I Fees and BDC Part II Fees) were to decline significantly for any reason, including, without limitation, due to fair value accounting requirements, the poor performance of its investments or the inability to obtain or maintain borrowings for each of our BDCs, the amount of the fees we receive from our BDCs, including the base management fee and the Part I Fees, would also decline significantly, which could have an adverse effect on our revenues and results of operations. In addition, because the BDC Part II Fees are not paid unless each of our BDCs achieves cumulative aggregate realized capital gains (net of cumulative aggregate realized capital losses and aggregate unrealized capital depreciation), each of our BDCs’ Part II Fees payable to us are variable and not predictable. Our advisory agreements typically provide that the rates at which we earn advisory fees from our BDCs increase after our BDCs are publicly listed (where before the listing the advisory fees typically are a reduced management fee with a reduced or no BDC Part I or II fees). If our BDCs do not become publicly listed for any reason, including the poor share performance of our BDCs, Blue Owl will not benefit from this increase, and those BDCs may need to return their capital to investors, further reducing our management fee income. We may also, from time to time, (a) waive or voluntarily defer any fees payable to us by our BDCs or any BDCs that we may manage after the date hereof and (b) restructure any existing fee waivers granted by us to our BDCs so that such of our BDCs will be obligated to pay fee amounts that are less than the full fee amounts owed to us pursuant to the terms of the applicable advisory agreement between us and such BDC, and the duration and extent of such waivers and deferrals in each of (a) and (b) may need to be significant to support continued fundraising. In addition to those arrangements, we have entered into and in the future may enter into expense supporting arrangements with certain of our BDCs where we pay or reimburse certain expenses of our BDCs in order to support their target dividend payments.

Our investment advisory and management agreements with our BDCs renew for successive annual periods subject to the approval of the applicable BDC’s board of directors or by the affirmative vote of the holders of a majority of such BDC’s outstanding voting securities. In addition, as required by the Investment Company Act, the investment advisory agreements with our BDCs generally may be terminated without penalty upon 60 days’ written notice to the other party. Termination or non-renewal of any of these agreements would reduce our revenues significantly and could have a material adverse effect on our financial condition.

Each of the existing Owl Rock funds that is not a BDC has entered into an investment advisory agreement whereby we generally receive base management fees from the inception of such fund through the liquidation of such fund. For each Owl Rock fund that is not a BDC, the base management fee is typically based on a percentage of gross asset value (which includes the portion of such investments purchased with leverage).

Because each of the Owl Rock funds that is not a BDC has an end date for paying management fees, our revenues will decline in respect of such funds if we are unable to successfully raise successor funds that replace the management fee payments that terminate on the funds or such successor funds do not generate fees at the same rate. Additionally, given that such management fees are based on gross asset value, the management fee received in respect of such fund will be reduced when a fund realizes investments or if the value of an investment is impaired. During the investment period of such Owl Rock fund, such fund expects to actively recycle capital into new investments, which would have the impact of replacing investments that have been realized during the investment period, but there are many factors that may limit our ability to effectively recycle capital and realize the full fee potential of any particular fund. For many Owl Rock funds, the gross asset value used as the base for the management fee includes investments purchased with leverage. If we are unable to obtain leverage at the expected level, or at all, this will have a negative impact on our ability to realize the full fee potential of any particular fund.

Further, our right to receive management fees can be impaired by certain actions of investors in an Owl Rock fund that is not a BDC. Owl Rock funds that are not BDCs generally provide investors with the right to terminate such fund on both a cause basis and a no fault basis, each with a super-majority vote. If the investors would exercise their right to vote for an early termination, we will continue to receive management fee through the liquidation of such fund, but we may face pressure to liquidate investments earlier than we otherwise believe is appropriate to maximize the value of such investment. Owl Rock funds in the Opportunistic Lending strategy also provide investors with the right to remove the general partner of such fund on a cause basis with a super- majority vote. Upon the removal of the general partner of a fund becoming effective, the investment advisory contract in respect of such fund will cease to exist and our rights to payment of management fee will terminate.

The general partner or an affiliate of certain of our Owl Rock funds that are not BDCs may be entitled to receive carried interest from a fund based on cumulative fund performance to date. Carried interest entitles the general partner (or an affiliate) to a special allocation of income and gains from a fund, and is typically structured as a net profits interest in the applicable fund. Carried interest is generally calculated on a “realized” basis, and the recipient is generally entitled to a carried interest based upon the net realized income and gains often taking into account certain unrealized losses generated by such fund. Net realized income/gains or loss is not netted between or among funds.

If the investments we make on behalf of our funds or separate accounts perform poorly, we may suffer a decline in our incentive fees, which may limit our ability to pay dividends. For most funds, the carried interest is subject to a preferred return of approximately 8%, subject in most cases to a catch-up allocation to the general partner. Generally, if at the termination of a fund, the fund has not achieved investment returns that exceed the preferred return threshold or the general partner receives net profits over the life of the fund in excess of its allocable share under the applicable partnership agreement, the general partner will be obligated to repay an amount equal to the extent the previously distributed carried interest exceeds the amounts to which the general partner is entitled. These repayment obligations may be related to amounts previously distributed to us and our senior professionals. Additionally, similar to management fees as described above, if the fund is terminated early by the investors or the general partner is removed by the investors of a fund, this may have a negative impact on the value of investments, which will then reduce the carried interest allocations to the general partner, and, in the instance where the general partner is removed for cause, a penalty reduction may be assessed against any remaining carried interest. Amounts that could otherwise go to satisfy dividend payments may be deferred or reserved to satisfy potential repayment obligations. In addition, although Blue Owl is only entitled to 15% of this performance income, Blue Owl professionals will be entitled to the balance of this revenue stream outside of the company. To the extent that such amounts diminish, it may be more difficult or more costly to retain such professionals.

Our cash flow may fluctuate significantly due to the fact that the timing and amount of carried interest allocations or incentive fees generated by Owl Rock Funds is uncertain. Currently the Owl Rock funds with a carried interest allocation have distribution waterfalls that require that, in respect of an investor, such investor has received a return of its contributions plus its preferred return on such contributions prior to the general partner being entitled to a carried interest allocation. As such, carried interest is measured on a cumulative performance of a fund and is not expected, to accrue, if at all, to the general partner until the latter portion of the fund’s life cycle. We cannot predict when, or if, any realization of investments will occur, and thus, we cannot predict the timing or amounts of carried interest distributions to us. If we were to receive a distribution of carried interest in a particular quarter, it may have a significant impact on our results for that particular quarter, which may not be replicated in subsequent quarters. As a result, achieving steady growth in net income and cash flow on a quarterly basis may be difficult, which could in turn lead to large adverse movements or general increased volatility in the price of our common stock.

Dyal Funds

Each Dyal Equity Fund has entered into an investment advisory agreement whereby we receive management fees for a set period of time (10 years following the final closing for each of Dyal Fund I and Dyal

Fund II, 15 years following the initial or final closing of Dyal Fund III and Dyal Fund IV, respectively, and approximately 17 years from the initial closing of Dyal Fund V). For each Dyal Equity Fund, the management fee is initially a set percentage of capital committed by investors, and then, following a step down event (generally either the end of the investment period or, for certain funds, when the fund’s commitments become substantially invested or drawn), is adjusted to a lower percentage of the fund’s cost of unrealized investments, subject to impairment losses for certain funds. We are also entitled to receive from the Dyal Equity Funds reimbursements of our costs for maintaining our Business Services Platform, which reimbursement payments do not offset our management fees.

Because each Dyal Equity Fund has an end date for paying management fees, our revenues will decline in respect of such strategy if we are unable to successfully raise successor funds that replace the management fee payments that terminate on the older Dyal Equity Funds, or successor funds do not generate fees at the same rate. Following the management fee step down event for a Dyal Equity Fund, the management fee we receive will be reduced when a fund realizes investments or in certain cases when there are permanent changes to the cost basis of unrealized investments. While those funds are not required to realize assets as of any date, there is an obligation to explore liquidity strategies with respect to a fund, and should a liquidity strategy event occur prior to the management fee end date, it could cause a reduction in the amount of management fees we are otherwise entitled to receive. Further, any realization of assets will be within the control of certain of our employees and those persons may be incentivized through the allocation of carried interest to effect a realization earlier than one otherwise would expect had carried interest not been applicable.

Further, our right to receive management fees can be impaired by certain actions of investors in an existing or future Dyal Equity Fund. In addition to the investors right to remove us as manager of a fund for cause, the investors (with a supermajority consent) generally have the right to create an early step down event with respect to a fund (thereby reducing the management fees payable), including upon the loss of key people with respect to the fund, or in the case of Dyal Fund II, with majority consent in conjunction with an early dissolution of the fund. In the case of Dyal Fund I and Dyal Fund II, the investors (with majority consent for Dyal Fund I and supermajority consent for Dyal Fund II) may terminate us as manager without cause. We cannot be removed without cause as manager of Dyal Fund III, Dyal Fund IV or Dyal Fund V.

Our revenues with respect to our Dyal Financing Fund include both a management fee (which is a set percentage of the acquisition cost of investments in the fund) and incentive fees that are a percentage of net income before realized and unrealized gains and losses subject to a preferred return and a percentage of any net realized capital gains (net of cumulative aggregate realized capital losses and aggregate unrealized capital depreciation). Pursuant to the terms of the Business Combination, 85% of the incentive fees in respect of the GP Debt Financing Strategy will be paid to certain of our stockholders, principals and employees, and 15% will be retained by Subsidiaries of Blue Owl (net of certain investor and other third party arrangements). If any of the assets were to suffer impairment losses affecting their cost basis or income accruals for any reason, including, due to borrower defaults, the amount of the fees we receive from our Dyal Financing Fund would also decline significantly. Further, after an initial lock up period, investors may issue redemption notices with respect to their interests; as such interests are redeemed, the fees will decrease unless we are able to find new investors to replace those redeeming.

Our revenues with respect to our Dyal HomeCourt Fund include both a management fee (which is a set percentage of the adjusted cost of investments in the fund) and incentive allocations that are a percentage of net appreciation subject to a preferred return. Pursuant to the terms of the Business Combination, 85% of the incentive fees in respect of the Dyal HomeCourt Fund will be paid to certain of our stockholders, principals and employees, and 15% will be retained by Subsidiaries of Blue Owl (net of certain investor and other third party arrangements, including to the NBA). If any of the NBA Teams in which the Dyal HomeCourt Fund invests were to suffer losses, the amount of the fees and incentive amounts we receive from our Dyal HomeCourt Fund would also decline significantly. Further, after an initial lock up period, investors may issue redemption notices with respect to their interests; as such interests are redeemed, the fees and incentive amounts will decrease unless we are able to find new investors to replace those redeeming.

Notwithstanding the formulas for calculating management fees provided in the governing documents for our funds, Dyal has provided (and expects to provide in the future) discounts to investors on such fees based on the size of their commitments to the fund (or Dyal funds generally), the timing of their commitments to the fund or other factors that Dyal deems relevant. Certain investors are effectively given management fee discounts through Specified Interests and discounts with respect to carried interest or performance income through the grant of participation rights.

We also receive fee income for providing services to certain portfolio companies of Owl Rock funds and other products. Such services include arrangement, syndication, origination, structuring analysis, capital structure and business plan advice and other services. Certain types of transaction-related fees are required to be distributed to the Owl Rock funds and other products under the terms of our Co-investment Exemptive Order, as discussed in “Conflicts of interest may arise in connection with co-investments between our private funds and our BDCs” below, or are required to be distributed to investors in Owl Rock funds and other products or offset against management fees that would otherwise be payable pursuant to the terms of the governing agreements of the relevant vehicles, while other types of related fees may be retained by us and contribute to our revenues and, ultimately, to our net income. We may decide not to seek those fees. Our ability to receive and retain those fees, and to continue to receive and retain those fees in the future, is dependent on the terms we negotiate with investors in Owl Rock funds and other products, our ability to successfully negotiate for those fees with underlying portfolio companies, the permissibility of receiving and retaining those fees under the relevant legal and regulatory frameworks, and our business determination to negotiate for those fees. As a result, any change to the willingness of portfolio companies to bear those fees, the terms of Owl Rock funds and other products that permit us to receive and retain those fees, the legal and regulatory framework in which we operate or our willingness to negotiate for those fees with portfolio companies of Owl Rock funds and other products, could result in a decrease to our revenues and net income, and ultimately decrease the value of our common stock and our dividends to our shareholders. In addition, the fees generated are typically dependent on transaction frequency and volume, and a slowdown in the pace or size of investments by our funds could adversely affect the amount of fees generated.

Our growth depends in large part on our ability to raise new and successor funds. If we were unable to raise such funds, the growth of our FPAUM and management fees, and ability to deploy capital into investments, earning the potential for performance income, would slow or decrease, all of which would materially reduce our revenues and cash flows and adversely affect our financial condition.

A significant portion of our revenue from our private funds in any given period is dependent on the size of our FPAUM in such period and fee rates charged on the FPAUM. We may not be successful in procuring investment returns and prioritizing services that will allow us to maintain our current fee structure, to maintain or grow our FPAUM, or to generate performance income. A decline in the size or pace of growth of FPAUM or applicable fee rates will reduce our revenues. A decline in the size or pace of growth of FPAUM or applicable fee rates may result from a range of factors, including:

•	Volatile economic and market conditions, which could cause fund investors to delay making new commitments to alternative investment funds or limit the ability of our existing funds to deploy capital;

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Intense competition among alternative asset managers may make fundraising and the deployment of capital more difficult, thereby limiting our ability to grow or maintain our FPAUM. Competition may be amplified by changes in fund investor allocations away from alternative asset managers;

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Continuation or amplification of general trends within the investment management industry towards lower fees including through direct reductions, deferrals, rebates or other means, which may also result in our competitors operating based on fee structures with which we are unable to successfully compete.

In response to those trends, we may, in certain cases, lower the fees we charge or grant fee reductions or holidays for a period of time in order to remain competitive;

•	A change in terms for how we assess management fees for certain of our funds or strategies;

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Poor performance of one or more of our funds, either relative to market benchmarks or in absolute terms (e.g., based on market value or net asset value of our BDC’s shares), or compared to our competitors may cause fund investors to regard our funds less favorably than those of our competitors, thereby adversely affecting our ability to raise new or successor funds;

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Our funds may engage in strategic transactions or other dispositions that reduce the cost basis upon which we charge management fees with respect to one or more of our funds. For example, a fund may sell all or a portion of its interests in portfolio companies that causes such fund’s management fee base to be reduced; and

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Certain of our funds contain “key person” provisions or other provisions allowing investors to take actions following certain specified events. The occurrence of one or more of those events prior to the end of a fund’s investment period could result in the termination of a fund’s investment period and a material decrease in the management fees paid by such fund or, in certain cases, cessation of the funds.

Our funds may suffer losses if our partner managers are unable to raise new funds or grow their AUM.

As our investments in partner managers are intended to be held for an indefinite duration, we are dependent upon the ability of our partner managers to execute successfully their investment program and grow their assets under management. In the event that a partner manager is unable to grow their assets under management or such partner manager’s investment returns fail to meet expectations, the returns attributable to such investment may be reduced or we may suffer a loss on such investment. A partner manager’s failure to grow assets under management may result from a range of factors common to asset managers, including factors to which we are subject ourselves, or specific factors attributable to its business including the departure of key persons, the inability of such partner manager to diversify into new investment strategies, investment performance and regulatory enforcement actions.

The investment management business is intensely competitive.

The investment management business is intensely competitive, with competition based on a variety of factors, including investment performance, business relationships, quality of service provided to clients, fund investor liquidity, fund terms (including fees and economic sharing arrangements), brand recognition and business reputation. Maintaining our reputation is critical to attracting and retaining fund investors and for maintaining our relationships with our regulators, sponsors, partner managers, potential co-investors and joint venture partners, as applicable. Negative publicity regarding our company, our personnel or our partner managers could give rise to reputational risk that could significantly harm our existing business and business prospects. We are also currently subject to and may be subject in the future to litigation between ourselves and our partner managers, which may harm our reputation.

Similarly, events could occur that damage the reputation of our industry generally, such as the insolvency or bankruptcy of large funds or a significant number of funds or highly publicized incidents of fraud or other scandals, any one of which could have a material adverse effect on our business, regardless of whether any of those events directly relate to our funds or the investments made by our funds.

Our Direct Lending and GP Capital Solutions products compete with a number of specialized funds, corporate buyers, traditional asset managers, real estate companies, commercial banks, investment banks, other investment managers and other financial institutions, including certain of our shareholders, as well as domestic and international pension funds and sovereign wealth funds, and we expect that competition will continue to increase. In addition, our BDCs and private credit funds compete with a number of other BDCs, private funds, commercial banks, and other financial institutions.

Numerous factors increase our competitive risks, including, but not limited to:

•	A number of our competitors may have or are perceived to have more expertise or financial, technical, marketing and other resources and more personnel than we do;

•	Some of our funds may not perform as well as competitors’ funds or other available investment products;

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Several of our competitors have raised significant amounts of capital, and many of them have similar investment objectives to ours, which may create additional competition for investment opportunities;

•	Some of our competitors may have lower fees or alternative fee arrangements that potential clients of ours may find more appealing;

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Some of our competitors may have a lower cost of capital and access to funding sources that are not available to us, which may create competitive disadvantages for us with respect to our funds, including our funds that directly use leverage or rely on debt financing of their portfolio investments to generate superior investment returns;

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Some of our competitors may have higher risk tolerances, different risk assessments or lower return thresholds than us, which could allow them to consider a wider variety of investments and to bid more aggressively than us or to agree to less restrictive legal terms and protections for investments that we want to make;

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Some of our competitors may be subject to less regulation or conflicts of interest and, accordingly, may have more flexibility to undertake and execute certain businesses or investments than we do, bear less compliance expense than we do or be viewed differently in the marketplace;

•	Some of our competitors may have more flexibility than us in raising and deploying certain types of funds under the investment management contracts they have negotiated with their fund investors; and

•	Some of our competitors may offer a broader investment platform and more partnership opportunities to portfolio companies than we are able to offer.

Certain of our strategic relationship investors may be granted the right to participate in the net profits of our advisory business for certain strategies.

Owl Rock has granted certain strategic relationship investors the right to participate in the net profits or gross revenues of certain advisory businesses that are associated with a subset of Owl Rock strategies that engage primarily in middle-market direct lending to (x) a diversified (across-sector) portfolio of companies (including through certain of our funds) and (y) U.S. technology companies. Owl Rock has also provided certain strategic relationship investors with the right to participate in a percentage of the gross management fee revenue derived from its First Lien Lending strategy and its Opportunistic Lending strategy, which sharing arrangements apply to both current funds and accounts within these strategies as well as certain future funds and accounts in these strategies for a stated period of time, in some cases even if such strategic relationship investors themselves do not continue to invest in the relevant strategy.

Similarly, certain strategic investors in most Dyal funds have been granted certain participation rights. The strategic relationship investor in Dyal Fund I, for example, shares in net operating income that would otherwise be earned by us with respect to management fees paid by Dyal Fund I. Strategic relationship investors in Dyal Fund III, Dyal Fund IV, Dyal Fund V, and the Dyal Financing Fund are entitled to share in a percentage of adjusted management fees (including in the case of Dyal Financing Fund, incentive fees) otherwise received by us with respect to those funds. Those strategic relationship investors are also entitled to share in carried interest, which in the case of the current Dyal Equity Funds reduces amounts distributable to those persons otherwise entitled to such carried interest (i.e., our shareholders, principals and employees), but does not affect us.

To the extent gross revenue participations or similar arrangements are offered, they will reduce the revenue earned by the Blue Owl Business, but Blue Owl will continue to bear all applicable expenses, even if the product is not generating positive cash flow. We may also offer our employees the opportunity to participate in certain types of revenue sharing arrangements in certain circumstances as a way of compensating or incentivizing employees. There is generally no limitation on the size or the duration of future economic sharing arrangements. In addition, to the extent that strategic relationship investors may be asked from time to time to vote upon or consent to matters that arise in connection with their investments in the applicable Dyal or Owl Rock funds, or in connection with their participation in the economic streams described above, the interests of such strategic investors may differ from those of other investors in Dyal or Owl Rock funds.

In addition, in the ordinary course we may offer fee discounts to investors in existing and future Dyal and Owl Rock funds and we expect to continue to waive fees for co-investments related to GP Minority Equity Investments funds’ investments in partner managers. We currently expect, at least in certain instances, to continue to offer these economic sharing arrangements to our strategic relationship investors (which may include certain of our PIPE Investors and other shareholders) in the future, which may reduce the management fee and performance income ultimately earned by Blue Owl in respect of these products, although it is hoped in many instances this will be balanced by the broader strategic benefits. Notwithstanding Blue Owl’s general right to 15% of performance income from the Blue Owl Funds and general ownership of the fee-earning businesses, it will bear dilution, generally pro rata with other employees and officers of Blue Owl, to third parties, including third party investors and joint venture partners and in the case of management fees to newly hired or reassigned personnel in connection with new business line launches. Although such amounts will typically be awarded in circumstances where Blue Owl management believes there will ultimately be long-term benefits to the Company, there can be no assurance that the ultimate benefit attained will be commensurate with the value awarded, or as to how long it may take to recoup such value.

Conflicts of interest may arise in our allocation of capital and co-investment opportunities.

As an asset manager with multiple clients, including our various funds and product lines, we confront conflicts of interests relating to our investment activities and operations. In particular, our allocation of capital and co-investment opportunities across our funds and products is subject to numerous actual or potential conflicts of interest. Although we have implemented policies and procedures to address those conflicts, our failure to effectively identify and address them could cause reputational harm and a loss of investor confidence in our business. It could also result in regulatory lapses that could lead to applicable penalties, as well as increased regulatory oversight of our business.

Potential conflicts of interest in allocation among funds

Certain of our funds may have overlapping investment objectives, including funds that have different fee structures, and potential conflicts may arise with respect to our decisions regarding how to allocate investment opportunities among those funds. We may allocate an investment opportunity that is appropriate for two or more investment funds in a manner that excludes one or more funds or results in a disproportionate allocation based on factors or criteria that we determine, including but not limited to differences with respect to available capital, the current or anticipated size of a fund, minimum investment amounts, the remaining life of a fund, differences in investment objectives, guidelines or strategies, diversification, portfolio construction considerations and other considerations deemed relevant to us and in accordance with our policy. Although we will adopt one or more investment allocation policies and procedures that are designed to ensure fair and equitable treatment over time, and expect these policies and procedures to continue to evolve as a result of the Business Combination, those policies and procedures will not eliminate entirely conflicts. Certain investment opportunities may be allocated to certain funds that have lower fees or to our co-investment funds on a no-fee and no-carry basis. To the extent that those investments could otherwise have been allocated to funds generating FPAUM, our revenues will be less than what would otherwise have been generated were those investments made through fee paying structures.

Potential conflicts of interest in connection with co-investments between our private funds and our BDCs

Our BDCs are permitted to co-invest in portfolio companies with each other and with affiliated investment funds in negotiated transactions pursuant to an SEC order (the “Co-investment Exemptive Order”). Pursuant to that exemptive relief, our BDCs and other affiliated investment funds generally are permitted to make such co-investments if a “required majority” (as defined in Section 57(o) of the Investment Company Act) of such BDC’s directors (including the independent directors) makes certain conclusions in connection with the co-investment transaction, including that (1) the terms of the transaction, including the consideration to be paid, are reasonable and fair to such BDC and its shareholders and do not involve overreaching in respect of such BDC or its shareholders on the part of any person concerned, (2) the transaction is consistent with the interests of such BDC’s shareholders and with its investment objective and strategies, and (3) the investment by one of our BDCs and other affiliated investment funds would not disadvantage any other of our BDCs, and such BDC’s participation would not be on a basis different from or less advantageous than that on which the other BDCs or other affiliated investment funds are investing. The different investment objectives or terms of the BDCs and affiliated investment funds may result in a potential conflict of interest, including in connection with the allocation of investments among our BDCs and/or our affiliated investment funds pursuant to the Co-investment Exemptive Order or otherwise.

As a result of the Business Combination, the Dyal funds are affiliated investment funds of our BDCs and are prohibited from co-investing with our BDCs, except as permitted by the Investment Company Act and the Co-investment Exemptive Order. Those restrictions may limit the ability of the Dyal funds to make certain investments they otherwise would have made, and subject our funds to additional compliance and regulatory risk. While it is not currently anticipated that there will be substantial overlap in the investment opportunities pursued by our BDCs, on the one hand, and the Dyal funds, on the other hand, the Co-investment Exemptive Order will require that any opportunities that are appropriate for both our BDCs and the Dyal funds will need to be offered to our BDCs and any such investments, if made, will need to be conducted in compliance with the conditions of the Co-Investment Exemptive Order and other requirements under the Investment Company Act.

Conflicts related to investments by several of our funds at different levels of the capital structure of a single portfolio company.

Different funds that we advise may invest in a single portfolio company, including at different levels of the capital structure of the portfolio company. For example, in the normal course of business, one of our funds may acquire debt positions in, or lend to, companies in which another of our funds owns common equity securities or a subordinated debt position. This could occur at the time of, or subsequent to, the initial investment in the portfolio company. A direct conflict of interest could arise among the various debt holders and equity holders if the company were to experience financial distress. In addition, if one of our BDC’s is an investor in a portfolio company alongside other of our BDCs or affiliated investment funds we advise that have invested in a different part of the portfolio company’s capital structure, the Investment Company Act may prohibit us from negotiating on behalf of any such fund in connection with a reorganization or restructuring of the portfolio company. While we have developed general guidelines regarding when two or more funds can invest in different parts of the same company’s capital structure and created a process that we employ to handle those conflicts when they arise, our decision to permit the investments to occur in the first instance or our judgment on how to minimize the conflict could be challenged. If we fail to appropriately address those conflicts, it could negatively impact our reputation and ability to raise additional funds and the willingness of counterparties to do business with us or result in potential litigation against us.

Conflicts of interest may arise in our allocation of costs and expenses, and we are subject to increased regulatory scrutiny and uncertainty with regard to those determinations.

As an asset manager with multiple funds we regularly make determinations to allocate costs and expenses both among our funds and between our funds and their investment advisors. Certain of those determinations are inherently subjective and virtually all of them are subject to regulatory oversight. Any determination or allegation of, or investigation into, a potential violation could cause reputational harm and a loss of investor confidence in our business. It could also result in regulatory lapses and any applicable penalties, as well as increased regulatory oversight of our business. In addition, any determination to allocate fees to the applicable investment adviser or Blue Owl could negatively affect our net income, and ultimately decrease the value of our common stock and our dividends to our stockholders.

Allocation of costs and expenses among our funds

We have a conflict of interest in determining whether certain costs and expenses are incurred in the course of operating our funds, including the extent to which services provided by certain employees and associated costs are allocable to certain funds. Our funds generally pay or otherwise bear all legal, accounting, filing, and other expenses incurred in connection with organizing and establishing the funds and the offering of interests in the funds. Such determinations often require subjective judgment and may result in the management company, rather than our funds, being allocated certain fees and expenses. In addition, our funds generally pay all expenses related to the operation of the funds and their investment activities, in certain cases subject to caps. We also determine, in our sole discretion, the appropriate allocation of investment-related expenses, including broken deal expenses, incurred in respect of unconsummated investments and expenses more generally relating to a particular investment strategy, among our funds, vehicles and accounts participating or that would have participated in such investments or that otherwise participate in the relevant investment strategy, as applicable. That often requires judgment and could result in one or more of our funds bearing more or less of these expenses than other investors or potential investors in the relevant investments or a fund paying a disproportionate share, including some or all, of the broken deal expenses or other expenses incurred by potential investors. Any dispute regarding such allocations could lead to our having to bear some portion of these costs as well as reputational risk. In addition, for funds that do not pay or otherwise bear the costs and expenses described above because of the application of caps or otherwise, such amounts may be borne by the applicable management company, which will reduce the amount of net fee income we receive for providing advisory services to the fund.

Allocation of expenses relating to Dyal’s Business Services Platform

Dyal has developed a Business Services Platform that provides strategic services to entities that advise, manage or sponsor investment funds, including partner managers, in five key areas: client development and marketing support, business strategy, product development, talent management, and operational advisory. Expenses associated with the Business Services Platform (the “BSP Expenses”) are expected to be allocated among, and payable by, each of the Dyal Equity Funds. Those Dyal Equity Funds will generally be allocated an amount equal to their pro rata allocation of BSP Expenses based on the relative number of partner managers in which investments are held from time to time by each of those funds; provided that the amount of BSP Expenses borne by a particular Dyal Equity Fund is subject to certain caps specified in its respective governing documents. In addition, Dyal Fund V provides for a minimum payment for BSP Expenses, which to the extent such minimum exceeds Dyal Fund V’s otherwise allocable share of such expenses, will reduce the amounts of BSP Expenses borne by the other Dyal Equity Funds. It is expected that any successor fund to Dyal Fund V would similarly share in BSP Expenses.

Upon the consummation of the Business Combination, Blue Owl does not receive services from the Business Services Platform and therefore Dyal Fund IV is treated as not holding an interest in Blue Owl for purposes of allocating Business Services Platform expenses.

In certain instances we may determine not to allocate or charge certain BSP Expenses to a particular fund in response to regulatory, fund investor relations, governance or other applicable considerations and determine instead for those BSP Expenses to be borne by us. Any such determination may have the effect of materially reducing the reimbursement payments received by us with respect to the Business Services Platform or result in losses attributable to certain activities thereof. Further, we will be required to bear any BSP Expenses allocated to a Dyal fund that exceeds that fund’s cap on those expenses. The allocation methodology for allocating BSP Expenses is complex and subject to interpretation. Accordingly, there can be no assurance that any conflict arising from the activities of the Business Services Platform and the allocation of expenses will be resolved in a manner responsive to the interests of all of our clients, which could damage our reputation.

The activities of the Business Services Platform have in the past been subject to an SEC order and may in the future be subject to regulatory scrutiny.

Existing and future relationships between or among our partner managers, our funds and their limited partners could give rise to actual or perceived conflicts of interest.

Certain of Dyal’s partner managers directly or through their investment funds, own securities in Blue Owl or its subsidiaries. Additionally, Dyal Fund IV has a passive minority equity interest in Owl Rock Feeder and became an indirect equityholder in Blue Owl upon consummation of the Business Combination. As a result, Dyal Fund IV will, to the extent it holds shares of Blue Owl, be entitled to vote on matters submitted to stockholders of Blue Owl generally, including with respect to the election of directors. In addition, a controlled affiliate of Blue Owl will serve as investment manager to Dyal Fund IV. Dyal Fund IV may have different interests, including different investment horizons, than Blue Owl generally or the Dyal Principals specifically. However, any decision made with respect to holding or disposing of Dyal Fund IV’s interest in Blue Owl will be determined by such Blue Owl affiliate, as investment manager to Dyal Fund IV, in a manner consistent with its statutory and contractual duties to Dyal Fund IV. Because those decisions will be made independent from consideration of Blue Owl’s interests, they may, due to a range of factors, conflict with Blue Owl’s own interests at such time.

The Dyal Equity Funds hold minority, non-controlling interests in a broad range of partner managers. Those partner managers may, from time to time, directly or through their funds, enter into transactions or other contractual arrangements with us or our funds outside of the GP Minority Equity Investments strategy, including Owl Rock Funds, or between or among one another in the ordinary course of business, which may result in additional conflicts of interest. None of those transactions or other contractual arrangements are believed to be currently material to our operations or performance but there may be material transactions entered into in the future.

The Dyal Financing Fund is a lender to Owl Rock under a ten-year loan facility, and following the transaction this will become debt of the combined company. In the event that Owl Rock were to seek a waiver or consent under the facility, we would be obligated to act in the best interests of the Dyal Financing Fund in determining whether to grant such waiver or consent. Moreover, in the event of a default by Blue Owl under the loan facility, the Dyal Financing Fund may declare a default under the loan and seek any and all remedies thereunder.

Even if those relationships do not create actual conflicts, the perception of conflicts in the press or the financial community generally could create negative publicity with respect to Blue Owl, which could adversely affect the relationships of Owl Rock and Dyal with their fund clients.

Debt investments in partner manager portfolio companies by the funds.

Portfolio companies of funds managed by our partner managers may also be borrowers under debt facilities or instruments owned, arranged or managed by our BDCs or funds. In its capacity as agent or lender under such facilities or instruments, a BDC or fund is required to act in the best interests of its shareholders or investors. In certain circumstances, a BDC or fund may be required to take actions that may be adverse to the portfolio companies owned by funds managed by partner managers, which could adversely affect our relationships with the partner managers, or potentially impact the value of a Dyal fund’s investment in such partner manager. As a result, although we believe that the Business Combination will potentially enhance our ability to source investment opportunities for our BDC and funds through, among other things, our enhanced relationships with partner managers, it also may result in additional conflicts of interest.

Additional and unpredictable conflicts of interest may arise in the future.

In addition to the conflicts outlined above, we may experience conflicts of interest in connection with the management of our business affairs relating to and arising from a number of matters, including the amounts paid to us by our investment funds; services that may be provided by us and our affiliates to portfolio companies in which our investment funds invest (including the determination of whether or not to charge fees to our portfolio companies for our provision of such services); investments by our investment funds and our other clients, subject to the limitations of the Investment Company Act; our formation of additional investment funds; differing recommendations given by us to different clients; and our use of information gained from an investment funds’ portfolio companies used to inform investments by other clients, subject to applicable law.

Our Dyal HomeCourt Fund does not have any control over the ownership rules of the NBA, and any changes to the ownership rules or additional restrictions which the NBA imposes on ownership could adversely affect our business.

The ownership rules of the NBA (the “NBA Rules”) impose significant restrictions on the Dyal HomeCourt Fund and its investment activities. For example, the NBA has approval rights over acquisitions and sales by the Dyal HomeCourt Fund as well as approval over admission of new investors. The NBA Rules and their application to equity holders like the Dyal HomeCourt Fund are subject to revision from time to time, without prior notice to or the consent of Dyal HomeCourt Fund. Any such revisions would be binding on the Dyal HomeCourt Fund, and could adversely affect Dyal HomeCourt Fund’s ability to implement its investment program, as well as the ability of Dyal HomeCourt Fund to conduct its operations and achieve its objectives. The NBA is charged with enforcing the NBA Rules. In interpreting the NBA Rules, the NBA may take positions or reach conclusions adverse to Dyal HomeCourt Fund and Blue Owl.

The NBA Rules also apply in certain respects to Blue Owl’s activities in addition to the operation of the Dyal HomeCourt Fund. Revisions to the NBA Rules may have an adverse impact on Blue Owl or prevent Blue Owl from forming other funds or engaging in certain activities. Should the NBA Rules impede the Dyal HomeCourt Fund from successfully conducting its business or otherwise adversely impact Blue Owl, Blue Owl may determine to discontinue Dyal HomeCourt Fund’s operations and cause Dyal HomeCourt Fund to wind-down or liquidate, which could have an adverse economic and reputational impact on Blue Owl.

Our funds hold and make investments in partner managers and there may be provisions within our arrangements with partner managers that could affect our business including our ability to undertake follow-on investments.

The terms of our Dyal funds’ investments in partner managers generally include provisions relating to competitors of the partner managers, access to information about the partner managers and their business, and affirmative and negative confidentiality obligations regarding the partner managers. While we expect to implement a robust information control policy with restrictions regarding the sharing of a partner manager’s confidential information, such policy and related procedures may not reduce a partner manager’s concern over the sharing of confidential and competitively sensitive information. Certain partner managers that are engaged in managing funds focused on credit investments may consider Owl Rock to be a competitor with respect to their business and may seek to invoke remedies available to them under the investment agreements or pursue other remedies. Potential remedies available to them under the investment agreements, as applicable, include limiting the rights of our funds to receive confidential information from the partner manager regarding its business, requiring us to sequester confidential information received from the partner manager, or requiring us to sell our interests in the partner manager for fair value as determined under the relevant investment agreement. A forced sale of a partner manager interest may reduce the amount of fees we receive with respect to the applicable Dyal fund, and any reduction in information may impede our ability to supervise our funds’ investments. Further, the Dyal funds becoming affiliated with Owl Rock may hinder the Dyal funds’ ability to make future investments in partner managers who are in the credit space and who may consider Owl Rock a competitor, including follow-on investments in existing partner managers and investments with new partner managers.

The Business Combination and related transactions may affect our reputation and relationship with our partner managers.

We are reliant upon our strong relationships with our partner managers for the continued growth and development of business. As a result of the Business Combination, we may compete with existing or prospective partner managers, which could negatively impact our ability to attract new partner managers to our funds who may seek relationships with non-competitors over concerns of sharing information with competitors or other potential conflicts, including the ability to exercise our fiduciary duties. Additionally, our investments in partner managers may affect our relationships with other sponsors that are key relationships for our lending businesses, because of similar concerns around information sharing or other reasons. While we intend to implement robust procedures to address any such conflict, such procedures may not reduce the perception that such conflicts exist and may make us a less attractive partner/investor.

Our entitlement and that of certain of our stockholders, principals and employees to receive performance income from certain of our Dyal funds may create an incentive for us to make more speculative investments and determinations on behalf of our funds than would be the case in the absence of such performance income.

Some of our Dyal funds are subject to carried interest or incentive fees. With respect to the Dyal Equity Funds and their related co-investment vehicles, none of the carried interest will be allocated to us. Further, we will be allocated only a limited portion of the incentive fees attributable to the GP Debt Financing strategy, Dyal HomeCourt Fund and of the carried interest attributable to future Dyal and Owl Rock funds. If a Dyal fund is formed to facilitate a secondary transaction with respect to a Dyal Equity Fund (which would include, without limitation, any continuation fund or other new fund whose primary purpose is to acquire directly or indirectly all or a portion of the assets of or interests in the existing Dyal Fund), any carried interest generated by such fund will not be allocated to us, notwithstanding that such secondary vehicle is formed in the future. Carried interest and incentive fees not allocated to us are allocated to certain of our stockholders, principals and employees. Carried interest and performance based fees or allocations may create an incentive for us or our investment professionals to make more speculative or riskier investments and determinations, directly or indirectly on behalf of our funds, or otherwise take or refrain from taking certain actions than it would otherwise make in the absence of such carried interest or performance-based fees or allocations. It may also create incentives to influence how we establish economic terms for future funds. In addition, we may have an incentive to make exit determinations based on factors that maximize economics in favor of certain of our stockholders, principals and employees (e.g., to maximize carried interest allocations or incentive fees) relative to us and our non-participating stockholders (i.e., to maximize management fees by retaining the investments). The conflict is particularly relevant with respect to our raising a fund to engage in a secondary transaction with an existing Dyal Equity Fund, since it is possible that the transaction may reduce the overall amount of management fees received by us but trigger or accelerate the payment of carried interest that does not accrue to our benefit. In connection therewith, any clawback obligation may create an incentive for us to defer disposition of one or more investments if the disposition would result in a realized loss or the finalization of dissolution and liquidation of a fund where a clawback obligation would be owed. Our failure to appropriately deal with any actual, potential or perceived conflicts of interest resulting from our entitlement to receive performance income from many of our funds could have a material adverse effect on our reputation, which could materially and adversely affect our business in a number of ways, including an inability to raise additional funds, attract new clients or retain existing clients.

Our business is currently focused on two separate investment strategies.

We currently pursue, through our funds, two separate investment strategies: direct lending and GP Capital Solutions. While we believe that there may be certain synergies with respect to these strategies, there can be no assurance that the benefits will manifest or that there will not be unanticipated consequences resulting therefrom. Although we are seeking additional investment strategies, including as described below with respect to “HomeCourt”, relative to more diversified asset managers, our funds’ limited and specialized focus also leaves us more exposed to risks affecting the dual sectors in which our funds invest. As our investment management program is not broadly diversified, we may be uniquely exposed to market, tax, regulatory and other risks affecting the sectors in which we invest. There can be no assurance that we will be able to take actions necessary to mitigate the effect of such risks or otherwise diversify our investment program to minimize such exposure.

Rising interest rates could have a substantial adverse effect on our business.

Rising interest rates could have a dampening effect on overall economic activity, the financial condition of our customers and the financial condition of the end customers who ultimately create demand for the capital we supply, all of which could negatively affect demand for our capital. Additionally, an increase in interest rates could make it difficult for us to obtain financing at attractive rates, impacting our ability to execute on our growth strategies or future acquisitions.

The anticipated benefits of the Business Combination may not be realized or may take longer than expected to realize.

Historically, Dyal and Owl Rock have operated independently. The future success of the Business Combination, including anticipated benefits, depends, in part, on our ability to optimize our operations. The optimization of our operations following the Business Combination will be a complex, costly and time- consuming process and if we experience difficulties in this process, the anticipated benefits may not be realized fully or at all, or may take longer to realize than expected, which could have an adverse effect on us for an undetermined period. There can be no assurances that we will realize the potential operating efficiencies, synergies and other benefits currently anticipated from the Business Combination.

The integration of Dyal and Owl Rock may present material challenges, including, without limitation:

•	combining the leadership teams and corporate cultures of Dyal and Owl Rock;

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the diversion of management’s attention from ongoing business concerns and performance shortfalls at one or both of the businesses as a result of the devotion of management’s attention to the Business Combination or integration of the businesses;

•	managing a larger combined business;

•	maintaining employee morale and retaining key management and other employees at the combined company, including by offering sufficiently attractive terms of employment;

•	retaining existing business and operational relationships, and attracting new business and operational relationships;

•	the possibility of faulty assumptions underlying expectations regarding the integration process;

•	consolidating corporate and administrative infrastructures and eliminating duplicative operations;

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managing expense loads and maintaining currently anticipated operating margins given that our two businesses are different in nature and therefore may require additional personnel and compensation expenses, which expenses may be borne by us, rather than our funds;

•	difficulty replicating or replacing functions, systems and infrastructure provided by Neuberger or certain of its affiliates or the loss of benefits from Neuberger’s global contracts; and

•	unanticipated issues in integrating information technology, communications and other systems.

In addition, prior to the Business Combination, Owl Rock benefited from the services provided (at no cost to Owl Rock) of the Business Services Platform; however, those services are no longer available to Blue Owl following the consummation of the Business Combination. Some of those factors are outside of our control, and any one of them could result in delays, increased costs, decreases in the amount of potential revenues or synergies, potential cost savings, and diversion of management’s time and energy, which could materially affect our financial position, results of operations, and cash flows.

We may enter into new lines of business and expand into new investment strategies, geographic markets and businesses, each of which may result in upfront costs and additional risks and uncertainties in our businesses.

We intend, if market conditions warrant, to grow our businesses by increasing FPAUM in existing businesses and expanding into new investment strategies, geographic markets (including in both U.S. and non-U.S. markets) and businesses. Subject to the consent rights of Neuberger as set forth in the Investor Rights Agreement (as described below), we may pursue growth through acquisitions of other investment management companies, expansion into new markets, acquisitions of critical business partners or other strategic initiatives, in each case, which may include entering into new lines of business.

Attempts to expand our businesses involve a number of special risks, including some or all of the following:

•	the required investment of capital and other resources;

•	the diversion of management’s attention from our core businesses;

•	the assumption of liabilities in any acquired business;

•	the disruption of our ongoing businesses;

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entry into markets or lines of business in which we may have limited or no experience, and which may subject us to new laws and regulations which we are not familiar, or from which we are currently exempt;

•	increasing demands on our operational and management systems and controls;

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compliance with or applicability to our businesses or our funds’ portfolio companies of regulations and laws, including, in particular, local regulations and laws (for example, consumer protection related laws) and the impact that noncompliance or even perceived noncompliance could have on us and our funds’ portfolio companies;

•	conflicts between business lines in deal flow or objectives;

•	we may be dependent upon, and subject to liability, losses or reputational damage relating to, systems, controls and personnel that are not under our control;

•	potential increase in fund investor concentration; and

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the broadening of our geographic footprint, increasing the risks associated with conducting operations in foreign jurisdictions where we currently have little or no presence, such as different legal, tax and regulatory regimes and currency fluctuations, which require additional resources to address.

Because we have not yet identified these potential new investment strategies, geographic markets or lines of business, we cannot identify all of the specific risks we may face and the potential adverse consequences on us and their investment that may result from any attempted expansion.

Rapid growth of our businesses may be difficult to sustain and may place significant demands on our administrative, operational and financial resources.

Our combined AUM has grown significantly in the past, and we intend to pursue further growth in the near future, possibly through acquisitions. Our rapid growth has placed, and future growth, if successful, will continue to place, significant demands on our legal, compliance, accounting and operational infrastructure and will result in increased expenses. In addition, we are, and will continue to be, required to continuously develop our systems and infrastructure in response to the increasing sophistication of the investment management market and legal, accounting, regulatory and tax developments.

Our future growth will depend in part on our ability to maintain an operating platform and management system sufficient to address our growth and may require us to incur significant additional expenses and to commit additional senior management and operational resources. As a result, we may face significant challenges in:

•	maintaining adequate financial, regulatory (legal, tax and compliance) and business controls;

•	providing current and future fund investors and shareholders with accurate and consistent reporting;

•	implementing new or updated information and financial systems and procedures; and

•	training, managing and appropriately sizing our work force and other components of our businesses on a timely and cost-effective basis.

We may not be able to manage our expanding operations effectively and may not be ready to continue to grow because of operational needs, and any failure to do so could adversely affect our ability to generate revenue and control our expenses. In addition, if we are unable to consummate or successfully integrate development opportunities, acquisitions or joint ventures, we may not be able to implement our growth strategy successfully.

Our partnership with the NBA is new, subject to significant risk and uncertainty and may be terminated for a range of reasons outside of our control.

We are actively establishing a new relationship with the NBA in furtherance of our Professional Sports Minority Investments strategy. Our Dyal HomeCourt Fund is expected to make minority investments in NBA franchises. The NBA will provide certain services with respect to the Dyal HomeCourt Fund and will receive a share of management fees and incentive allocations attributable to the fund. This is a new asset class and we have not yet closed on any capital for this strategy. There is no assurance that we will be able to raise sufficient funds to execute this strategy. As advisor to the Dyal HomeCourt Fund, we may be exposed to liability to the NBA in a range of circumstances including as a result of a violation of rules applicable to NBA franchise owners by us or investors in our Dyal HomeCourt Fund or, in certain circumstances, by our co-owners of a team (regardless of whether such persons were acting under our direction or control), the departure of certain Dyal key persons or the occurrence of certain events constituting cause. Any failure of the Professional Sports Minority Investments strategy could result in a decrease in our FPAUM growth potential and have an adverse effect on our reputation.

We depend on our senior management team, senior investment professionals and other key personnel, and the loss of their services would have a material adverse effect on us and our funds.

Our success depends on the efforts, judgment and personal reputations of our senior management team, senior investment professionals and other key personnel. Their reputations, expertise in investing, relationships with fund investors and with other members of the business communities on whom we and our funds depend on for investment opportunities and financing are each critical elements in operating and expanding our business. The loss of the services of our senior management team, senior investment professionals or other key personnel could have a material adverse effect on us and our funds, and on the performance of our funds, including on our ability to retain and attract fund investors and raise capital.

The departure of some or all of those individuals could also trigger certain provisions tied to the departure of, or cessation of committed time, by those persons (known as “key person” provisions) in the documentation governing certain of our funds, which could permit the investors in those funds to suspend or terminate those funds’ investment periods. We do not carry any “key person” insurance that would provide us with proceeds in the event of the death or disability of any of our senior professionals, and we do not have a policy that prohibits our senior professionals from traveling together.

In addition, each of our Key Individuals is entitled to significant compensation payments and under certain circumstances (including the Key Individual’s death or disability), the Key Individual (or his estate) is entitled to retain those payments for up to five years following such person’s ceasing to be employed by us. While we continue to make such payments, we may need to find or promote new employees to replace the former Key Individual, which may require additional significant compensation to be paid by us, which could adversely affect our earnings.

Employee misconduct could harm us by impairing our ability to attract and retain fund investors and subjecting us to significant legal liability, regulatory scrutiny and reputational harm.

Our ability to attract and retain fund investors and to pursue investment opportunities for our clients depends heavily upon the reputation of our professionals, especially our senior professionals as well as third-party service providers. We are subject to a number of obligations and standards arising from our investment management business and our authority and statutory fiduciary status over the assets managed by our investment management business. Further, our employees are subject to various internal policies including a Code of Ethics and policies covering conflicts of interest, information systems, business continuity and information security. The violation of those obligations, standards and policies by any of our employees or misconduct by one of our third-party service providers could adversely affect investors in our funds and us. Our businesses often require that we deal with confidential matters of great significance to companies in which our funds may invest. If our employees, former employees or third-party service providers were to use or disclose confidential information improperly, we could suffer serious harm to our reputation, financial position and current and future business relationships. Employee or third-party service provider misconduct could also include, among other things, binding us to transactions that exceed authorized limits or present unacceptable risks and other unauthorized activities or concealing unsuccessful investments (which, in either case, may result in unknown and unmanaged risks or losses), or otherwise charging (or seeking to charge) inappropriate expenses or inappropriate or unlawful behavior or actions directed towards other employees.

It is not always possible to detect or deter misconduct by employees or third-party service providers, and the extensive precautions we take to detect and prevent this activity may not be effective in all cases. If one or more of our employees, former employees or third-party service providers were to engage in misconduct or were to be accused of such misconduct, our businesses and our reputation could be adversely affected and a loss of fund investor confidence could result, which would adversely impact our ability to raise future funds. Our current and former employees and those of our funds’ portfolio companies as well as our third-party service providers may also become subject to allegations of sexual harassment, racial and gender discrimination or other similar misconduct, which, regardless of the ultimate outcome, may result in adverse publicity that could harm our and such portfolio company’s brand and reputation.

Our future growth depends on our ability to attract, retain and develop human capital in a highly competitive talent market.

The success of our business will continue to depend upon us attracting, developing and retaining human capital. Competition for qualified, motivated, and highly-skilled executives, professionals and other key personnel in asset management firms is significant. Turnover and associated costs of rehiring, the loss of human capital through attrition, death, or disability and the reduced ability to attract talent could impair our ability to implement our growth strategy and maintain our standards of excellence. Our future success will depend upon our ability to find, attract, retain and motivate highly-skilled and highly-qualified individuals. We seek to provide our personnel with competitive benefits and compensation packages. However, our efforts may not be sufficient to enable us to attract, retain and motivate qualified individuals to support our growth. Moreover, if our personnel join competitors or form businesses that compete with ours, that could adversely affect our ability to raise new or successor funds.

We are subject to risks related to corporate social responsibility.

We and our funds face increasing public scrutiny related to environmental, social and governance (“ESG”) activities, including diversity and inclusion, environmental stewardship, support for local communities, corporate governance and transparency. Before making an investment on behalf of our funds, we analyze a wide array of considerations, risks, and potential rewards related to the prospective investment. Among the pecuniary considerations we analyze are the present and future material ESG implications of investments. It is expected that investor demands and the prevailing legal environment will require us to spend additional resources and place increasing importance on ESG matters in our review of prospective investments and management of existing ones. Devoting additional resources to ESG matters could increase the amount of expenses we or our portfolio companies are required to bear. Further, emphasis on ESG criteria in evaluating an investment by us or our funds could lead to reduced profits.

ESG matters have been the subject of increased focus by certain regulators, including in the United States and the European Union. A lack of harmonization globally in relation to ESG legal and regulatory reform leads to a risk of fragmentation in group level priorities as a result of the different pace of sustainability transition across global jurisdictions. This may create conflicts across our global business and funds in which we invest which could risk inhibiting our future implementation of, and compliance with, rapidly developing ESG standards and requirements.

The European Commission has proposed legislative reforms, which include, without limitation: (a) Regulation 2019/2088 regarding the introduction of transparency and disclosure obligations for fund investors, funds and asset managers in relation to ESG factors, for which most rules are proposed to take effect beginning on March 10, 2021; (b) a proposed regulation regarding the introduction of an EU-wide taxonomy of environmentally sustainable activities, which is proposed to take effect in a staggered approach beginning on January 1, 2022; and (c) amendments to existing regulations including MiFID II and the European Union (“EU”) Alternative Investment Fund Managers Directive (the “AIFMD”) to embed ESG requirements. As a result of these legislative initiatives, we may be required to provide additional disclosure to investors in our funds with respect to ESG matters. This exposes us to increased disclosure risks, for example due to a lack of available or credible data, and the potential for conflicting disclosures may also expose us to an increased risk of misstatement litigation or miss-selling allegations. Failure to manage these risks could result in a material adverse effect on our business in a number of ways.

We are subject to risks in using custodians, counterparties, administrators and other agents.

Many of our funds depend on the services of custodians, counterparties, administrators and other agents to carry out certain transactions and other administrative services, including compliance with regulatory requirements in U.S. and non-U.S. jurisdictions. We are subject to risks of errors and mistakes made by these third parties, which may be attributed to us and subject us or our funds’ investors to reputational damage, penalties or losses. We depend on third parties to provide primary and back up communications and information systems. Any failure or interruption of those systems, including as a result of the termination of an agreement with any third-party service providers, could cause delays or other problems in our activities. Our financial, accounting, data processing, portfolio monitoring, backup or other operating systems and facilities may fail to operate properly or become disabled or damaged as a result of a number of factors including events that are wholly or partially beyond our control.

The terms of the contracts with third-party service providers are often customized and complex, and many of these arrangements occur in markets or relate to products that are not subject to regulatory oversight. Accordingly, we may be unsuccessful in seeking reimbursement or indemnification from these third-party service providers.

Cybersecurity risks and cyber incidents could adversely affect our business by causing a disruption to our operations, a compromise or corruption of our confidential information and confidential information in our possession and damage to our business relationships, any of which could negatively impact our business, financial condition and operating results.

There has been an increase in the frequency and sophistication of the cyber and security threats we face, with attacks ranging from those common to businesses generally to those that are more advanced and persistent, which may target us because, as an alternative asset management firm, we hold confidential and other price sensitive information about existing and potential investments. Cyber-attacks and other security threats could originate from a wide variety of sources, including cyber criminals, nation state hackers, hacktivists and other outside parties. As a result, we may face a heightened risk of a security breach or disruption with respect to sensitive information resulting from an attack by computer hackers, foreign governments or cyber terrorists.

The efficient operation of our business is dependent on computer hardware and software systems, as well as data processing systems and the secure processing, storage and transmission of information, which are vulnerable to security breaches and cyber incidents. A cyber incident is considered to be any adverse event that threatens the confidentiality, integrity or availability of our information resources. These incidents may be an intentional attack or an unintentional event and could involve gaining unauthorized access to our information systems for purposes of misappropriating assets, stealing confidential information, corrupting data or causing operational disruption. In addition, we and our employees may be the target of fraudulent emails or other targeted attempts to gain unauthorized access to proprietary or sensitive information. The result of these incidents may include disrupted operations, misstated or unreliable financial data, fraudulent transfers or requests for transfers of money, liability for stolen assets or information, increased cybersecurity protection and insurance costs, litigation and damage to our business relationships, causing our business and results of operations to suffer. As our reliance on technology has increased, so have the risks posed to our information systems, both internal and those provided by third-party service providers. We have implemented processes, procedures and internal controls designed to mitigate cybersecurity risks and cyber intrusions and rely on industry accepted securities measures and technology to securely maintain confidential and proprietary information maintained on our information systems; however, these measures, as well as our increased awareness of the nature and extent of a risk of a cyber-incident, do not guarantee that a cyber-incident will not occur and/or that our financial results, operations or confidential information will not be negatively impacted by such an incident, especially because the cyber-incident techniques change frequently or are not recognized until launched and because cyber-incidents can originate from a wide variety of sources. SEI Global Services, Inc. (“SEI”) serves as the third-party administrator for certain of the Dyal funds. M.J. Brunner, a third-party vendor of SEI, was the victim of a ransomware attack on its corporate network on May 17, 2020. SEI has completed its investigation of the matter and indicated that the attack did not impact any of SEI’s networks and the compromised information was limited to the user profile data of Dyal fund investors with access to SEI’s investor dashboard. Dyal’s investors were notified of the matter on July 21, 2020 and September 9, 2020.

Those risks are exacerbated by the rapidly increasing volume of highly sensitive data, including our proprietary business information and intellectual property, and personally identifiable information of our employees, our clients and others, that we collect and store in our data centers and on our networks. Our funds may also invest in strategic assets having a national or regional profile or in infrastructure assets, the nature of which could expose them to a greater risk of being subject to a terrorist attack or security breach than other assets or businesses. The secure processing, maintenance and transmission of this information are critical to our operations. A significant actual or potential theft, loss, corruption, exposure, fraudulent use or misuse of fund investor, employee or other personally identifiable or proprietary business data, whether by third parties or as a result of employee malfeasance (or the negligence or malfeasance of third party service providers that have access to such confidential information) or otherwise, non-compliance with our contractual or other legal obligations regarding such data or intellectual property or a violation of our privacy and security policies with respect to such data could result in significant remediation and other costs, fines, litigation or regulatory actions against us and significant reputational harm.

Increased data protection regulation may result in increased complexities and risk in connection with the operation of our business and our funds.

We operate in businesses that are highly dependent on information systems and technology. The costs related to cyber or other security threats or disruptions may not be fully insured or indemnified by other means. Cybersecurity has become a priority for regulators in the U.S. and around the world. Many jurisdictions in which we operate have laws and regulations relating to data privacy, cybersecurity and protection of personal information, including, the California Consumer Privacy Act that went into effect on January 1, 2020, and the New York SHIELD Act, which went into effect on March 1, 2020. In addition, the SEC announced that one of the 2019 examination priorities for the Office of Compliance Inspections and Examinations was to continue to examine cybersecurity procedures and controls, including testing the implementation of these procedures and controls. Further, the new European General Data Protection Regulation (the “GDPR”) came into effect in May 2018. Data protection requirements under the GDPR are more stringent than those imposed under prior European legislation. There are substantial financial penalties for breach of the GDPR, including up to the higher of 20 million Euros or 4% of group annual worldwide turnover. Non-compliance with any of the aforementioned laws or other similar laws, therefore represents a serious risk to our business. Some jurisdictions have also enacted laws requiring companies to notify individuals of data security breaches involving certain types of personal data. Breaches in security could potentially jeopardize our, our employees’ or our fund investors’ or counterparties’ confidential and other information processed and stored in, and transmitted through, our computer systems and networks, or otherwise cause interruptions or malfunctions in our, our employees’, our fund investors’, our counterparties’ or third parties’ operations, which could result in significant losses, increased costs, disruption of our business, liability to our fund investors and other counterparties, regulatory intervention or reputational damage. Furthermore, if we fail to comply with the relevant laws and regulations, it could result in regulatory investigations and penalties, which could lead to negative publicity and may cause our fund investors and clients to lose confidence in the effectiveness of our security measures.

We are currently subject to and may be subject in the future to litigation risks, and consequently, we may face liabilities and damage to our professional reputation as a result.

Legal liability could have a material adverse effect on our businesses, financial condition or results of operations or cause reputational harm to us, which could harm our businesses. We depend to a large extent on our business relationships and our reputation for integrity and high-caliber professional services to attract and retain fund investors and to pursue investment opportunities for our funds. As a result, allegations of improper conduct asserted by private litigants or regulators, regardless of whether the ultimate outcome is favorable or unfavorable to us, as well as negative publicity and press speculation about us, our investment activities or the investment industry in general, whether or not valid, may harm our reputation, which may be damaging to our businesses.

In addition, the laws and regulations governing the limited liability of such issuers and portfolio companies vary from jurisdiction to jurisdiction, and in certain contexts the laws of certain jurisdictions may provide not only for carve-outs from limited liability protection for the issuer or portfolio company that has incurred the liabilities, but also for recourse to assets of other entities under common control with, or that are part of the same economic group as, such issuer. For example, if any of our funds’ portfolio companies is subject to bankruptcy or insolvency proceedings in a jurisdiction and is found to have liabilities under the local consumer protection, labor, tax or bankruptcy laws, the laws of that jurisdiction may permit authorities or creditors to file a lien on, or to otherwise have recourse to, assets held by other portfolio companies (including assets held by our funds) in that jurisdiction. There can be no assurance that we will not be adversely affected as a result of the foregoing risks.

We may not be able to maintain sufficient insurance to cover us for potential litigation or other risks.

We may not be able to obtain or maintain sufficient insurance on commercially reasonable terms or with adequate coverage levels against potential liabilities we may face in connection with potential claims, which could have a material adverse effect on our business. We may face a risk of loss from a variety of claims, including related to securities, antitrust, contracts, cybersecurity, fraud and various other potential claims, whether or not such claims are valid. Insurance and other safeguards might only partially reimburse us for our losses, if at all, and if a claim is successful and exceeds or is not covered by our insurance policies, we may be required to pay a substantial amount in respect of such successful claim. Certain losses of a catastrophic nature, such as losses arising as a result of wars, earthquakes, typhoons, terrorist attacks or other similar events, may be uninsurable or may only be insurable at rates that are so high that maintaining coverage would cause an adverse impact on our business, our investment funds and their portfolio companies. In general, losses related to terrorism are becoming harder and more expensive to insure against. Some insurers are excluding terrorism coverage from their all-risk policies. In some cases, insurers are offering significantly limited coverage against terrorist acts for additional premiums, which can greatly increase the total cost of casualty insurance for a property. As a result, we, our investment funds and their portfolio companies may not be insured against terrorism or certain other catastrophic losses.

Our use of leverage to finance our businesses exposes us to substantial risks. Any security interests or negative covenants required by a credit facility we enter into may limit our ability to create liens on assets to secure additional debt.

As of the date of this prospectus, we do not have any outstanding borrowings under our $150 million revolving credit facility (the “Revolving Credit Facility”) with MUFG Union Bank, N.A. as the collateral agent and MUFG Bank, Ltd., as the administrative agent, and we have $700 million in aggregate principal amount, face value, of outstanding senior unsecured indebtedness. We may choose to finance our businesses operations through further borrowings under our Revolving Credit Facility or by issuing additional debt. Our existing and future indebtedness exposes us to the typical risks associated with the use of leverage. The occurrence or continuation of any of these events or trends could cause us to suffer a decline in the credit ratings assigned to our debt by rating agencies, which would cause the interest rate applicable to borrowings under the Revolving Credit Facility or any future credit facility to increase and could result in other material adverse effects on our businesses. We depend on financial institutions extending credit to us on terms that are reasonable to us. There is no guarantee that such institutions will continue to extend credit to us or renew any existing credit agreements we may have with them, or that we will be able to refinance outstanding facilities when they mature. In addition, the incurrence of additional debt in the future could result in potential downgrades of our existing corporate credit ratings, which could limit the availability of future financing and/or increase our cost of borrowing. Furthermore, our Revolving Credit Facility contains certain covenants with which we need to comply.

Non-compliance with any of the covenants without cure or waiver would constitute an event of default, and an event of default resulting from a breach of certain covenants could result, at the option of the lenders, in an acceleration of the principal and interest outstanding. In addition, if we incur additional debt, our credit rating could be adversely impacted.

Borrowings under the Revolving Credit Facility will mature in April 2024. As these borrowings and other indebtedness mature (or are otherwise repaid prior to their scheduled maturities), we may be required to either refinance them by entering into new facilities or issuing additional debt, which could result in higher borrowing costs, or issuing equity, which would dilute existing stockholders. We could also repay these borrowings by using cash on hand, cash provided by our continuing operations or cash from the sale of our assets. We may be unable to enter into new facilities or issue debt or equity in the future on attractive terms, or at all. Borrowings under the Revolving Credit Facility are LIBOR-based obligations. As a result, an increase in short-term interest rates will increase our interest costs if such borrowings have not been hedged into fixed rates.

The risks related to our use of leverage may be exacerbated by our funds’ use of leverage to finance investments.

Risks Related to Legal and Regulatory Environment

Our businesses are subject to extensive domestic and foreign regulations that may subject us to significant costs and compliance requirements, and our failure to comply with such regulations could have a material adverse effect on our business.

Our businesses, as well as the financial services industry, generally are subject to extensive regulation, including periodic examinations, by governmental agencies and self-regulatory organizations or exchanges in the U.S. and foreign jurisdictions in which we operate relating to, among other things, securities, antitrust, anti-money laundering, anti-bribery, tax and privacy. Each of the regulatory bodies with jurisdiction over us has regulatory powers dealing with many aspects of financial services, including the authority to grant, and in specific circumstances to cancel, permissions to carry on particular activities. We believe financial regulation and regulatory oversight of our business may increase when the new administration assumes office in January 2021. In particular, in recent periods members of the U.S. Congress have also proposed amendments to the Code and the rules and regulations thereunder that, if enacted, would raise the tax on carried interest and treat carried interest as ordinary income.

The SEC oversees the activities of certain of our subsidiaries that are registered investment advisers under the Investment Advisers Act of 1940 (the “Advisers Act”) and the activities of our BDCs that are regulated under the Investment Company Act.

Investment Advisers Act of 1940: The Advisers Act imposes specific restrictions on an investment adviser’s ability to engage in principal and agency cross transactions. Our registered investment advisers are subject to additional requirements that cover, among other things, disclosure of information about our business to clients; maintenance of written policies and procedures; maintenance of extensive books and records; restrictions on the types of fees we may charge, including incentive fees and carried interest; solicitation arrangements; maintaining effective compliance programs; custody of client assets; client privacy; advertising; and proxy voting. Failure to comply with the obligations imposed by the Advisers Act could result in investigations, sanctions, fines, restrictions on the activities of us or our personnel and reputational damage.

Under the Advisers Act, an investment adviser (whether or not registered under the Advisers Act) has fiduciary duties to its clients. The SEC has interpreted those duties to impose standards, requirements and limitations on, among other things, trading for proprietary, personal and client accounts; allocations of investment opportunities among clients; execution of transactions; and recommendations to clients.

Investment Company Act: Our subsidiaries are the advisers to our BDCs, which are subject to the rules and regulations under the Investment Company Act. Our BDCs are required to file periodic and annual reports with the SEC and may also be required to comply with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). Furthermore, advisers to our BDCs have a fiduciary duty under the Investment Company Act not to charge excessive compensation, and the Investment Company Act grants shareholders of mutual funds and BDCs a direct private right of action against investment advisers to seek redress for alleged violations of this fiduciary duty.

While we exercise broad discretion over the day-to-day management of our BDCs, each of our BDCs is also subject to oversight and management by a board of directors, a majority of whom are not “interested persons” as defined under the Investment Company Act. The responsibilities of each of our BDC’s boards include, among other things, approving our advisory contract with the applicable BDC that we manage; approving certain service providers; determining the valuation and the method for valuing assets; and monitoring transactions involving affiliates; and approving certain co-investment transactions. The advisory contracts with each of our BDCs may be terminated by the stockholders or directors of such BDC on not more than 60 days’ notice, and are subject to annual renewal by each respective BDC’s board of directors after an initial two-year term.

Generally, BDCs are prohibited under the Investment Company Act from knowingly participating in certain transactions with their affiliates without prior approval of the BDC’s disinterested directors and, in some cases, prior approval by the SEC. The SEC has interpreted the prohibition on transactions with affiliates to prohibit “joint transactions” among entities that share a common investment adviser. Pursuant to the Co-investment Exemptive Order, however, our funds affiliated with our BDCs are generally permitted to co-invest with our BDCs if a “required majority” (as defined in Section 57(o) of the Investment Company Act) of such BDC’s independent directors make certain conclusions in connection with a co-investment transaction, including that (1) the terms of the transaction, including the consideration to be paid, are reasonable and fair to such BDC and its shareholders and do not involve overreaching in respect of such BDC or its shareholders on the part of any person concerned, (2) the transaction is consistent with the interests of the BDC’s shareholders and with its investment objective and strategies, and (3) the investment by our BDCs and other affiliates of investment funds would not disadvantage any other of our BDCs, and our BDC’s participation would not be on a basis different from or less advantageous than that on which other of our funds are investing.

The Dodd-Frank Act authorizes federal regulatory agencies to review and, in certain cases, prohibit compensation arrangements at financial institutions that give employees incentives to engage in conduct deemed to encourage inappropriate risk-taking by covered financial institutions. In 2016, federal bank regulatory authorities and the SEC revised and re-proposed a rule that generally (1) prohibits incentive-based payment arrangements that are determined to encourage inappropriate risks by certain financial institutions by providing excessive compensation or that could lead to material financial loss and (2) requires those financial institutions to disclose information concerning incentive-based compensation arrangements to the appropriate federal regulator. The Dodd-Frank Act also directs the SEC to adopt a rule that requires public companies to adopt and disclose policies requiring, in the event the company is required to issue an accounting restatement, the contingent repayment of obligations of related incentive compensation from current and former executive officers. The SEC has proposed but not yet adopted such rule. To the extent the aforementioned rules are adopted, our ability to recruit and retain investment professionals and senior management executives could be limited.

Other Securities Laws: In addition, we regularly rely on exemptions from various requirements of the Securities Act, the Exchange Act, and the Commodity Exchange Act. Those exemptions are sometimes highly complex and may in certain circumstances depend on compliance by third parties whom we do not control. The revocation, challenge or unavailability of these exemptions could increase our cost of doing business or subject us to regulatory action or third-party claims, which could have a material adverse effect on our businesses. For example, Rule 506 of Regulation D under the Securities Act includes “bad actor” disqualification provisions that ban an issuer from offering or selling securities pursuant to the safe harbor in Rule 506 if the issuer, or any other “covered person,” is the subject of a criminal, regulatory or court order or other “disqualifying event” under the rule which has not been waived by the SEC. The definition of a “covered person” under the rule includes an issuer’s directors, general partners, managing members and executive officers and promoters and persons compensated for soliciting investors in the offering. Accordingly, our ability to rely on Rule 506 to offer or sell our funds and therefore a significant portion of our business would be impaired if we or any “covered person” is the subject of a disqualifying event under the rule and we are unable to obtain a waiver or, in certain circumstances, terminate our involvement with such “covered person”.

Compliance with existing and new regulations subjects us to significant costs. Any changes or other developments in the regulatory framework applicable to our businesses and changes to formerly accepted industry practices, may impose additional costs on us, require the attention of our senior management or limit the manner in which we conduct our businesses. We may be adversely affected by changes in the interpretation or enforcement of existing laws and rules by these governmental authorities and self-regulatory organizations. Additional legislation, increasing global regulatory oversight of fundraising activities, changes in rules promulgated by self-regulatory organizations or exchanges or changes in the interpretation or enforcement of existing laws and rules, either in the United States or elsewhere, may directly affect our mode of operation and profitability. Moreover, our failure to comply with applicable laws or regulations, including labor and employment laws, could result in fines, censure, suspensions of personnel or other sanctions, including revocation of the registration of our relevant subsidiaries as investment advisers or our broker-dealer affiliate as a registered broker-dealer.

Even if a sanction is imposed against us, one of our subsidiaries or our affiliates or our personnel by a regulator for a small monetary amount, the costs incurred in responding to such matters could be material. The adverse publicity related to the sanction could harm our reputation, which in turn could have a material adverse effect on our businesses, making it harder for us to raise new and successor funds and discouraging others from doing business with us or accepting investments from our funds.

Heightened scrutiny of the financial services industry by regulators may materially and adversely affect our business.

The financial services industry has been the subject of heightened scrutiny by regulators around the globe. In particular, the SEC and its staff have focused more narrowly on issues relevant to alternative asset management firms, including by forming specialized units devoted to examining such firms and, in certain cases, bringing enforcement actions against the firms, their principals and employees. In recent periods there have been a number of enforcement actions within the industry, and it is expected that the SEC will continue to pursue enforcement actions against asset managers. This increased enforcement activity may cause us to reevaluate certain practices and adjust our compliance control function as necessary and appropriate.

While the SEC’s recent lists of examination priorities include such items as cybersecurity compliance and controls and conducting risk-based examinations of investment advisory firms, it is generally expected that the SEC’s oversight of alternative asset managers will continue to focus substantially on concerns related to fiduciary duty transparency and investor disclosure practices (See “—Conflicts may arise in our allocation of costs and expenses, and we are subject to increased regulatory scrutiny and uncertainly with regard to those determinations—Allocation of expenses relating to Dyal’s Business Services Platform”). Although the SEC has cited improvements in disclosures and industry practices in this area, it has also indicated that there is room for improvement in particular areas, including fees and expenses (and the allocation of such fees and expenses) and co-investment practices. To this end, many firms have received inquiries during examinations or directly from the SEC’s Division of Enforcement regarding various transparency-related topics, including the acceleration of monitoring fees, the allocation of broken-deal expenses, outside business activities of firm principals and employees, group purchasing arrangements and general conflicts of interest disclosures. While we believe we have made appropriate and timely disclosures regarding the foregoing, the SEC staff may disagree.

Further, the SEC has highlighted BDC board oversight and valuation practices as one of its areas of focus in investment adviser examinations and has instituted enforcement actions against advisers for misleading investors about valuation. If the SEC were to investigate and find errors in our methodologies or procedures, we and/or members of our board and management could be subject to penalties and fines, which could harm our reputation and our business, financial condition and results of operations could be materially and adversely affected.

Regulations governing the operations of our BDCs as business development companies affect their ability to raise, and the way in which they raise, additional capital.

Our BDCs have elected to be regulated as business development companies under the Investment Company Act. Many of the regulations governing business development companies restrict, among other things, leverage incurrence, co-investments and other transactions with other entities within Blue Owl. Certain of our funds may be restricted from engaging in transactions with our BDCs and their subsidiaries. As business development companies regulated under the Investment Company Act, our BDCs may issue debt securities or preferred stock and borrow money from banks or other financial institutions, which we refer to collectively as “senior securities,” up to the maximum amount permitted by the Investment Company Act.

BDCs are not generally able to issue and sell their common stock at a price below net asset value per share. BDCs may, however, issue and sell their common stock, or warrants, options or rights to acquire such common stock, at a price below the then-current net asset value of such common stock if (1) the applicable BDC’s board of directors determines that such sale is in the BDC’s best interests and the best interests of the BDC’s shareholders, and (2) the applicable BDC’s shareholders have approved a policy and practice of making such sales within the preceding 12-months. In any such case, the price at which the securities of BDCs are to be issued and sold may not be less than a price which, in the determination of the applicable board of directors, closely approximates the market value of such securities.

In addition, as business development companies that are subject to regulations under the Investment Company Act, our BDCs are currently permitted to incur indebtedness or issue senior securities only in amounts such that their asset coverage ratio equals at least 150% after each such issuance, except in the instance of ORCC II, which is required to maintain an asset coverage ratio of at least 200%. Our BDCs’ ability to pay dividends will be restricted if such BDC’s asset coverage ratio falls below the required asset coverage ratio and any amounts that it uses to service its indebtedness are not available for dividends to its common stockholders. Any of the foregoing circumstances could have a material adverse effect on our BDCs, and as a result, on our financial condition, results of operations and cash flow.

For U.S. federal income tax purposes, our BDCs have elected to be treated as regulated investment companies (“RICs”) under Subchapter M of the Code. To maintain their status as RICs, our BDCs must meet, among other things, certain source of income, asset diversification and annual distribution requirements. Each of our BDCs is required to generally distribute to its stockholders at least 90% of such BDC’s investment company taxable income to maintain its RIC status.

Changes to the method of determining the London Interbank Offered Rate (“LIBOR”) or the selection of a replacement for LIBOR may affect the value of investments held by our funds and could affect our results of operations and financial results.

LIBOR, the London Interbank Offered Rate, is the basic rate of interest used in lending transactions between banks on the London interbank market and is widely used as a reference for setting the interest rate on loans globally. Our funds, and in particular our BDCs, typically use LIBOR as a reference rate in term loans they extend to portfolio companies such that the interest due to us pursuant to a term loan extended to a portfolio company is calculated using LIBOR. The terms of our debt investments generally include minimum interest rate floors which are calculated based on LIBOR.

The United Kingdom’s Financial Conduct Authority (the “FCA”), which regulates LIBOR, announced that it will not compel panel banks to contribute to LIBOR after 2021. It is unclear if at that time LIBOR will cease to exist or if new methods of calculating LIBOR will be established such that it continues to exist after 2021.

Central banks and regulators in a number of major jurisdictions (for example, United States, United Kingdom, European Union, Switzerland and Japan) have convened working groups to find, and implement the transition to, suitable replacements for interbank offered rates (“IBORs”). To identify a successor rate for U.S. dollar LIBOR, the Alternative Reference Rates Committee (“ARRC”), a U.S.-based group convened by the Federal Reserve Board and the Federal Reserve Bank of New York, was formed. The ARRC has identified the Secured Overnight Financing Rate (“SOFR”) as its preferred alternative rate for LIBOR. SOFR is a measure of the cost of borrowing cash overnight, collateralized by U.S. Treasury securities, and is based on directly observable U.S. Treasury-backed repurchase transactions. In addition, on March 25, 2020, the FCA stated that although the central assumption that firms cannot rely on LIBOR being published after the end of 2021 has not changed, the outbreak of COVID-19 has impacted the timing of many firms’ transition planning, and the FCA will continue to assess the impact of the COVID-19 outbreak on transition timelines and update the marketplace as soon as possible. Although SOFR appears to be the preferred replacement rate for U.S. dollar LIBOR, at this time, it is not possible to predict the effect of any such changes, any establishment of alternative reference rates or other reforms to LIBOR that may be enacted in the United States, United Kingdom or elsewhere or, whether the COVID-19 outbreak will have further effect on LIBOR transition plans.

The elimination of LIBOR or any other changes or reforms to the determination or supervision of LIBOR could have an adverse impact on the market for or value of any LIBOR-linked securities, loans, and other financial obligations or extensions of credit held by or due to our portfolio companies or on our overall financial condition or results of operations. In addition, if LIBOR ceases to exist, our funds, borrowers of our funds and our partner managers and their respective portfolio companies may need to renegotiate the credit agreements extending beyond 2021 that utilize LIBOR as a factor in determining the interest rate, in order to replace LIBOR with the new standard that is established, which may have an adverse effect on our overall financial condition or results of operations. Following the replacement of LIBOR, some or all of these credit agreements may bear interest at a lower interest rate, which, to the extent our funds are lenders, could have an adverse impact on their performance, could have an adverse impact on our funds’ and their portfolio companies’ results of operations. Moreover, if LIBOR ceases to exist, our funds and their portfolio companies may need to renegotiate certain terms of their credit facilities. If our funds and their portfolio companies are unable to do so, amounts drawn under their credit facilities may bear interest at a higher rate, which would increase the cost of their borrowings and, in turn, affect their results of operations.

Failure to comply with “pay to play” regulations implemented by the SEC and certain states, and changes to the “pay to play” regulatory regimes, could adversely affect our businesses.

Since 2010, states and other regulatory authorities have begun to require investment managers to register as lobbyists. Owl Rock has registered as a lobbyist in California. These registration requirements impose significant compliance obligations on registered lobbyists and their employers, which may include annual registration fees, periodic disclosure reports and internal record keeping, and may also prohibit the payment of contingent fees.

Under applicable SEC rules, investment advisers are required to implement compliance policies designed, among other matters, to track contributions by certain of the adviser’s employees and engagements of third parties that solicit government entities and to keep certain records to enable the SEC to determine compliance with the rule. In addition, there have been similar rules on a state level regarding “pay to play” practices by investment advisers. FINRA adopted its own set of “pay to play” regulations, which went into effect on August 20, 2017, that are similar to the SEC’s regulations.

As we have public pension plans that are investors in our funds, these rules could impose significant economic sanctions on our businesses if we or one of the other persons covered by the rules make any prohibited contribution or payment, whether or not material or with an intent to secure an investment from a public pension plan. We may also acquire other investment managers or hire additional personnel who are not subject to the same restrictions as us, but whose activity, and the activity of their principals, prior to our ownership or employment of such person, could affect our fundraising. Any failure on our part to comply with these rules could cause us to lose compensation for our advisory services or expose us to significant penalties and reputational damage.

Failure to comply with regulations regarding the prevention of money laundering or terrorism or national security could adversely affect our business.

As part of our responsibility for the prevention of money laundering under applicable laws, we may require detailed verification of a prospective investor’s identity and the source of such prospective investor’s funds. In the event of delay or failure by a prospective investor to produce any such information required for verification purposes, we may refuse to admit the investor to our funds. We may from time to time request (outside of the subscription process), and our funds’ limited partners will be obligated to provide to us as appropriate upon such request, additional information as from time to time may be required for us to satisfy our obligations under these and other laws that may be adopted in the future. Additionally, we may from time to time be obligated to file reports with regulatory authorities in various jurisdictions with regard to, among other things, the identity of our funds’ limited partners and suspicious activities involving the interests of our funds. In the event it is determined that any investor, or any direct or indirect owner of any investor, is a person identified in any of these laws as a prohibited person, or is otherwise engaged in activities of the type prohibited under these laws, we may be obligated, among other actions to be taken, to withhold distributions of any funds otherwise owing to such investor or to cause such investor’s interests to be cancelled or otherwise redeemed (without the payment of any consideration in respect of those interests).

The Bank Secrecy Act of 1970 and the USA PATRIOT Act require that financial institutions (a term that includes banks, broker-dealers and investment companies) establish and maintain compliance programs to guard against money laundering activities. Laws or regulations may presently or in the future require us, our funds or any of our affiliates or other service providers to establish additional anti-money laundering procedures, to collect information with respect to our funds’ limited partners, to share information with governmental authorities with respect to our funds’ limited partners or to implement additional restrictions on the transfer of the interests.

Economic sanction laws in the U.S. and other jurisdictions may prohibit us and our affiliates from transacting with certain countries, individuals and companies, which could negatively impact our business, financial condition and operating results.

Economic sanction laws in the U.S. and other jurisdictions may restrict or prohibit us or our affiliates from transacting with certain countries, territories, individuals and entities. In the U.S., the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) administers and enforces laws, executive orders and regulations establishing U.S. economic and trade sanctions, which restrict or prohibit, among other things, direct and indirect transactions with, and the provision of services to, certain non-U.S. countries, territories, individuals and entities. These types of sanctions may significantly restrict or completely prohibit lending activities in certain jurisdictions, and violation of any such laws or regulations, may result in significant legal and monetary penalties, as well as reputational damage. OFAC sanctions programs change frequently, which may make it more difficult for us or our affiliates to ensure compliance. Moreover, OFAC enforcement is increasing, which may increase the risk that we become subject of such actual or threatened enforcement.

Additionally, Section 2019 of the Iran Threat Reduction and Syria Human Rights Act of 2012 (the “ITRA”) amended the Exchange Act to require companies subject to SEC reporting obligations under Section 13 of the Exchange Act to disclose in their periodic reports specified dealings or transactions involving Iran or other individuals and entities targeted by OFAC during the period covered by the relevant periodic report. In some cases, the ITRA requires companies to disclose these types of transactions even if they were permissible under U.S. law. Companies that currently may be or may have been at the time considered our affiliates, may have from time to time publicly filed and/or provided to us such disclosures. We do not independently verify or participate in the preparation of these disclosures. We and our publicly traded funds are required, either periodically or annually to separately file with the SEC a notice when such activities have been disclosed, and the SEC is required to post such notice of disclosure on its website and send the report to the President and certain U.S. Congressional committees. Disclosure of such activity, even if such activity is not subject to sanctions under applicable law, and any sanctions actually imposed on us or our affiliates as a result of these activities, could harm our reputation and have a negative impact on our business, financial condition and results of operations, and any failure to disclose any such activities as required could additionally result in fines or penalties.

We are subject to laws and regulations in the EEA, including the Alternative Investment Fund Managers Directive, which may increase our regulatory costs and burdens.

The AIFMD regulates the activities of certain private fund managers undertaking fund management activities or marketing fund interests to investors within the EEA.

To the extent any one of our funds is actively marketed to investors domiciled or having their registered office in the EEA: (i) we and such fund will be subject to certain reporting, disclosure and other compliance obligations under the AIFMD, which will result in such funds incurring additional costs and expenses; (ii) we and such fund may become subject to additional regulatory or compliance obligations arising under national law in certain EEA jurisdictions, which would result in such fund incurring additional costs and expenses or may otherwise affect the management and operation of such fund; (iii) we will be required to make detailed information relating to such fund and its investments available to regulators and third parties; and (iv) the AIFMD will also restrict certain activities of such fund in relation to EEA portfolio companies, including, in some circumstances, such fund’s ability to recapitalize, refinance or potentially restructure an EEA portfolio company within the first two years of ownership, which may in turn affect operations of such fund generally. In addition, it is possible that some EEA jurisdictions will elect to restrict or prohibit the marketing of non-EEA funds to investors based in those jurisdictions, which may make it more difficult for our funds to raise their targeted amount of commitments. We rely on a third party provider to ensure our compliance with these regulations, including required registrations, which may increase our compliance costs and risk of non-compliance.

In the future, it may be possible for non-EEA alternative investment fund managers (“AIFMs”) to market an alternative investment fund (“AIF”) within the EEA pursuant to a pan-European marketing “passport”, instead of under national private placement regimes. Access to this passport may be subject to the non-EEA AIFM complying with various additional requirements under the AIFMD, which may include one or more of the following: additional conduct of business and organizational requirements; rules relating to the remuneration of certain personnel; minimum regulatory capital requirements; restrictions on the use of leverage; additional disclosure and reporting requirements to both investors and EEA home state regulators; independent valuation of an AIF’s assets; and the appointment of an independent depositary. Certain EEA Member States have indicated that they will cease to operate national private placement regimes when, or shortly after, the passport becomes available, which would mean that non-EEA AIFMs to whom the passport is available would be required to comply with all relevant provisions of the AIFMD in order to market to professional investors in those jurisdictions. As a result, if in the future non-EEA AIFMs may only market in certain EEA jurisdictions pursuant to a passport, we may not seek to market interests in our funds in those jurisdictions, which may lead to a reduction in the overall amount of capital invested in our funds. Alternatively, if we sought to comply with the requirements to use the passport, this could have adverse effects including, amongst other things, increasing the regulatory burden and costs of operating and managing certain of our funds and their investments, and potentially requiring changes to compensation structures for key personnel, thereby affecting our ability to recruit and retain these personnel.

Certain of the funds or accounts we advise or manage are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA and Section 4975 of the Code, and our businesses could be adversely affected if certain of our other funds or accounts fail to satisfy an exception under the “plan assets” regulation under ERISA.

A number of investors in our funds are subject to the fiduciary and prohibited transaction provisions of Title I of ERISA and the parallel provisions of the Internal Revenue Code; however the substantial majority of our funds rely on the “insignificant participation” exception under the “plan assets” regulation under ERISA. We are not, therefore subject to the requirements of ERISA (or the parallel provision of the Internal Revenue Code) with respect to the management of those funds. However, if those funds fail to satisfy that exception for any reason and if no other exception is available, that failure could materially interfere with our activities in relation to those funds or expose us to risks related to our failure to comply with the applicable requirements. For example, the governing documents of a fund generally impose certain obligations on the general partner or manager of the fund to cause the assets of the fund to not be treated as “plan assets” and a breach of that obligation could create liability for us. Further, if the assets of a fund become plan assets (whether because of our breach, a change in law or otherwise), the application of ERISA-related requirements on our fund may prevent us from operating the fund as intended and may cause the fund to breach its obligations with partner managers or other portfolio companies, which would create significant liabilities for our funds and could significantly impact the fund’s ability to make any further investments. Further, we have formed a small number of holding vehicles to facilitate co-investments alongside our funds by ERISA investors, the assets of which holding vehicles constitute “plan assets” and with respect to which we serve as a fiduciary. While we may be required to satisfy applicable fiduciary standards and avoid the prohibited transaction provisions of ERISA with respect to such holding vehicles and their assets, in each case, our authority with respect to the management and control of those vehicles is limited by contract with the relevant fund investor. Accordingly, we do not anticipate any liabilities with respect to our serving as a fiduciary with respect to such vehicles.

Risks Related to Our Funds

The historical returns attributable to our funds should not be considered as indicative of the future results of our funds or of our future results or of any returns expected on an investment in our Class A Shares.

The historical performance of our funds is relevant to us primarily insofar as it is indicative of performance income we have earned in the past and may earn in the future and our reputation and ability to raise new funds. The historical and potential returns of the funds we advise are not, however, directly linked to returns on shares of our Class A Shares. Therefore, holders of our Class A Shares should not conclude that positive performance of the funds we advise will necessarily result in positive returns on a return on investment in our Class A Shares. However, poor performance of our funds we advise would likely cause a decline in our revenues and would therefore likely have a negative effect on our operating results, returns on our Class A Shares and a negative impact on our ability to raise new funds. Also, there is no assurance that projections in respect of our funds or unrealized valuations will be realized.

Moreover, the historical returns of our funds should not be considered indicative of the future returns of these or from any future funds we may raise, in part because:

•	market conditions during previous periods may have been significantly more favorable for generating positive performance than the market conditions we may experience in the future;

•	our funds’ rates of returns, which are calculated on the basis of net asset value of the funds’ investments, reflect unrealized gains, which may never be realized;

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our funds’ returns have previously benefited from investment opportunities and general market conditions that may not recur, including the availability of debt capital on attractive terms and the availability of distressed debt opportunities, and we may not be able to achieve the same returns or profitable investment opportunities or deploy capital as quickly;

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the historical returns that we present in this proxy statement derive largely from the performance of our earlier funds, whereas future fund returns will depend increasingly on the performance of our newer funds or funds not yet formed, which may have little or no realized investment track record;

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our funds’ historical investments were made over a long period of time and over the course of various market and macroeconomic cycles, and the circumstances under which our current or future funds may make future investments may differ significantly from those conditions prevailing in the past;

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the attractive returns of certain of our funds have been driven by the rapid return on invested capital, which has not occurred with respect to all of our funds and we believe is less likely to occur in the future;

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in recent years, there has been increased competition for investment opportunities resulting from the increased amount of capital invested in alternative funds and high liquidity in debt markets, and the increased competition for investments may reduce our returns in the future; and

•	our newly established funds may generate lower returns during the period that they take to deploy their capital.

The future internal rate of return for any current or future fund may vary considerably from the historical internal rate of return generated by any particular fund, or for our funds as a whole. Future returns will also be affected by the risks described elsewhere in this proxy statement, including risks of the industries and businesses in which a particular fund invests.

Valuation methodologies for certain assets of our funds can be subject to significant subjectivity.

Many of the investments in our funds are illiquid and thus have no readily ascertainable market prices. We value these investments based on our estimate, or an independent third party’s estimate, of their value as of the date of determination. The determination of fair value, and thus the amount of unrealized appreciation or depreciation our funds may recognize in any reporting period, is to a degree subjective. Our funds generally value their investments quarterly at fair value, as determined in good faith by our funds’ respective boards or a valuation committee, as applicable, based on, among other things, the input of third party valuation firms and taking into account the nature and realizable value of any collateral, the portfolio company’s ability to make payments and its earnings, the markets in which the portfolio company operates, comparison to publicly traded companies, discounted cash flow, current market interest rates and other relevant factors. Because such valuations, and particularly valuations of private securities and private companies, are inherently uncertain, the valuations may fluctuate significantly over short periods of time due to changes in current market conditions. A fund’s net asset value could be adversely affected if the determinations regarding the fair value of the investments were materially higher than the values that are ultimately realized upon the disposal of such investments. These valuations could, in turn, affect the management fees or performance income that our business receives.

In addition, our private funds’ valuations, and particularly valuations of private investments and private companies, are inherently uncertain, may fluctuate over short periods of time and are often based on estimates, comparisons and qualitative evaluations of private information, which often involves significant subjectivity. These factors may also cause the valuation of our investments to differ materially from the values that our funds may ultimately realize.

The use of leverage by our funds may materially increase the returns of such funds but may also result in significant losses or a total loss of capital.

Our funds, particularly our BDCs and private funds in the Direct Lending products, may choose to use leverage as part of their respective investment programs and certain funds regularly borrow a substantial amount of their capital. The use of leverage poses a significant degree of risk and enhances the possibility of a significant loss in the value of the investment portfolio. A fund may borrow money from time to time to purchase or carry securities or may enter into derivative transactions with counterparties that have embedded leverage. The use of leverage by our funds increases the volatility of investments by magnifying the potential for gain or loss on invested equity capital. If the value of a fund’s assets were to decrease, leverage would cause net asset value to decline more sharply than it otherwise would if the fund had not employed leverage. Similarly, any decrease in the fund’s income would cause net income to decline more sharply than it would have if it had not borrowed and employed leverage. Such a decline could negatively affect the fund’s ability to service its debt, which could have a material adverse effect on our funds, and as a result, on our financial condition, results of operations and cash flow.

Our Dyal funds generally rely on obtaining credit facilities secured principally by the undrawn capital commitments of their investors. These credit lines are an important part of managing the cash flow of the funds, including facilitating a fund’s acquisition or funding of investments, enhancing the regularity of cash distributions to investors and facilitating the payment of management fees to us. The inability to secure or maintain these lines of credit would have an adverse impact on our funds and their returns and on us, including increasing administrative costs associated with managing a fund. In addition, Dyal Fund III and Dyal Fund IV each entered into a securitization financing transaction pursuant to which the rights to the cash flows from the fund’s investments were securitized into fixed rate notes.

Risks Related to our Structure and Governance

Blue Owl has elected to be treated as, a “controlled company” within the meaning of the NYSE listing standards and, as a result, our stockholders may not have certain corporate governance protections that are available to stockholders of companies that are not controlled companies.

So long as more than 50% of the voting power for the election of directors of Blue Owl is held by an individual, a group or another company, Blue Owl will qualify as a “controlled company” under the NYSE listing requirements. The Owl Rock Principals and the Dyal Principals control a majority of the voting power of our outstanding capital stock. As a result, Blue Owl qualifies as, and has elected to be treated as, a “controlled company” under the NYSE listing standards and will not be subject to the requirements that would otherwise require us to have: (i) a majority of “independent directors,” as defined under the listing standards of the NYSE; (ii) a nominating committee comprised solely of independent directors; (iii) compensation of our executive officers determined by a majority of the independent directors or a compensation committee comprised solely of independent directors; and (iv) director nominees selected, or recommended for the Board’s selection, either by a majority of the independent directors or a nominating committee comprised solely of independent directors.

The Owl Rock Principals and the Dyal Principals may have their interest in Blue Owl diluted due to future equity issuances or their own actions in selling Class A Shares, in each case, which could result in a loss of the “controlled company” exemption under the NYSE listing rules. Blue Owl would then be required to comply with those provisions of the NYSE listing requirements.

The multi-class structure of Blue Owl common stock will have the effect of concentrating voting power with the Owl Rock Principals and Dyal Principals, which will limit an investor’s ability to influence the outcome of important transactions, including a change in control.

Following the consummation of the Business Combination, entities controlled by the Owl Rock Principals and the Dyal Principals hold all of the issued and outstanding Class B and Class D Shares. Accordingly, until the Sunset Date, the Owl Rock Principals and the Dyal Principals will hold 90% of the voting power of Blue Owl’s capital stock on a fully- diluted basis and will be able to control matters submitted to our stockholders for approval, including the election of directors, amendments of our organizational documents and any merger, consolidation, sale of all or substantially all of our assets or other major corporate transactions. The Owl Rock Principals and the Dyal Principals may have interests that differ from our shareholders and may vote in a way with which you disagree and which may be adverse to your interests. This concentrated control may have the effect of delaying, preventing or deterring a change in control of Blue Owl, could deprive our stockholders of an opportunity to receive a premium for their capital stock as part of a sale of Blue Owl, and might ultimately affect the market price of Class A Shares. For information about our dual class structure, see the section titled “Description of Blue Owl’s Capital Stock.”

Potential conflicts of interest may arise among the holders of Class B and Class D Shares and the holders of our Class A, Class C and Class E Shares.

The Owl Rock Principals and Dyal Principals (and certain Dyal employees) hold all of the Class B and Class D Shares. As a result, conflicts of interest may arise among the Owl Rock Principals and Dyal Principals, on the one hand, and us and our holders of our Class A, Class C and Class E Shares, on the other hand. The Owl Rock Principals and Dyal Principals have the ability to influence our business and affairs through their ownership of the high vote shares of our common stock, their general ability to appoint our board of directors, and provisions under the Investor Rights Agreement and our certificate of incorporation requiring their approval for certain corporate actions (in addition to approval by our board of directors). If the holders of our Class A, Class C and Class E Shares are dissatisfied with the performance of our board of directors, they have no ability to remove any of our directors, with or without cause.

Further, through their ability to elect our board of directors, the Owl Rock Principals and the Dyal Principals have the ability to indirectly influence the determination of the amount and timing of our investments and dispositions, cash expenditures, indebtedness, issuances of additional partnership interests, tax liabilities and amounts of reserves, each of which can affect the amount of cash that is available for distribution to holders of Common Units.

In addition, conflicts may arise relating to the selection, structuring and disposition of investments and other transactions, declaring dividends and other distributions and other matters due to the fact that the Owl Rock Principals and the Dyal Principals hold their Owl Rock Operating Group Units directly or through pass-through entities that are not subject to corporate income taxation.

Delaware law, our certificate of incorporation and our bylaws contain certain provisions, including anti- takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

Our certificate of incorporation and the DGCL contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by the Board and therefore depress the trading price of Blue Owl’s Class A Shares. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of the Board or taking other corporate actions, including effecting changes in management. Among other things, our certificate of incorporation and bylaws include provisions regarding:

•	a classified board of directors with three-year staggered terms, which could delay the ability of stockholders to change the membership of a majority of the Board;

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the ability of the Board to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•	the limitation of the liability of, and the indemnification of, our directors and officers;

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the right of the Board to elect a director to fill a vacancy created by the expansion of the Board or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on the Board;

•	the requirement that directors may only be removed from the Board for cause;

•	the inability of stockholders to act by written consent following the Sunset Date;

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the requirement that a special meeting of stockholders may be called only by the Board, the chairman of the Board of directors or Blue Owl’s chief executive officer, which could delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;

•	controlling the procedures for the conduct and scheduling of the Board and stockholder meetings;

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the ability of the Board of directors to amend the bylaws, which may allow the Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt; and

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advance notice procedures with which stockholders must comply to nominate candidates to the Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the composition of the Board and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the Board or management.

In addition, as a Delaware corporation, Blue Owl is generally subject to provisions of Delaware law, including the DGCL, although Blue Owl has elected not to be governed by Section 203 of the DGCL.

Any provision of our certificate of incorporation, our bylaws or Delaware law that has the effect of delaying or preventing a change in control could limit the opportunity for stockholders to receive a premium for their shares of Blue Owl’s capital stock and could also affect the price that some investors are willing to pay for Blue Owl’s common stock.

In addition, the provisions of the Investor Rights Agreement, as described below, provide the stockholders party thereto with certain board representation and other consent rights that could also have the effect of delaying or preventing a change in control.

Our certificate of incorporation designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by Blue Owl’s stockholders, which could limit Blue Owl’s stockholders’ ability to obtain a favorable judicial forum for disputes with Blue Owl or its directors, officers or other employees.

Our certificate of incorporation provides that, unless Blue Owl consents in writing to the selection of an alternative forum, (a) any derivative action or proceeding brought on behalf of Blue Owl, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee, agent or stockholder of Blue Owl to Blue Owl or Blue Owl’s stockholders, or any claim for aiding and abetting such alleged breach, (c) any action asserting a claim against Blue Owl or any current or former director, officer, other employee, agent or stockholder of Blue Owl (i) arising pursuant to any provision of the DGCL, our certificate of incorporation (as it may be amended or restated) or our bylaws or (ii) as to which the DGCL confers jurisdiction on the Delaware Court of Chancery or (d) any action asserting a claim against Blue Owl or any current or former director, officer, other employee, agent or stockholder of Blue Owl governed by the internal affairs doctrine of the law of the State of Delaware shall, as to any action in the foregoing clauses (a) through (b), to the fullest extent permitted by law, be solely and exclusively brought in the Delaware Court of Chancery; provided, however, that the foregoing shall not apply to any claim (1) as to which the Delaware Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Delaware Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (2) which is vested in the exclusive jurisdiction of a court or forum other than the Delaware Court of Chancery, or (3) arising under federal securities laws, including the Securities Act as to which the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum. Notwithstanding the foregoing, the provisions of Article XIII of our certificate of incorporation does not apply to suits brought to enforce any liability or duty created by the Exchange Act, or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum.

This choice-of-forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Blue Owl or its directors, officers, stockholders, agents or other employees, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our certificate of incorporation inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of management and our board of directors.

Our certificate of incorporation does not limit the ability of Altimar Sponsor to compete with us.

Altimar Sponsor and its affiliates engage in a broad spectrum of activities, including investments in the financial services and technology industries. In the ordinary course of their business activities, Altimar Sponsor and its affiliates may engage in activities where their interests conflict with Blue Owl’s interests or those of its stockholders. Our certificate of incorporation provides that none of Altimar Sponsor, any of its affiliates or any director who is not employed by Blue Owl (including any non-employee director who serves as one of its officers in both his director and officer capacities) or his or her affiliates will have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which Blue Owl operates. Altimar Sponsor and its affiliates also may pursue, in their capacities other than as directors of Blue Owl, acquisition opportunities that may be complementary to Blue Owl’s business, and, as a result, those acquisition opportunities may not be available to Blue Owl. In addition, Altimar Sponsor may have an interest in pursuing acquisitions, divestitures and other transactions that, in its judgment, could enhance its investment, even though such transactions might involve risks to you.

Blue Owl is a holding company and its only material asset are its indirect interest (held through Blue Owl GP) in the Blue Owl Operating Partnerships, and it is accordingly dependent upon distributions made by its subsidiaries to pay taxes, cause Blue Owl GP to make payments under the Tax Receivable Agreement, and pay dividends.

Blue Owl is a holding company with no material assets other than its indirect ownership of the Common Units through Blue Owl GP. As a result, Blue Owl has no independent means of generating revenue or cash flow. Blue Owl’s ability to pay taxes, cause Blue Owl GP to make payments under the Tax Receivable Agreement, and pay dividends will depend on the financial results and cash flows of the Blue Owl Operating Partnerships and the distributions it receives (directly or indirectly) from the Blue Owl Operating Partnerships. Deterioration in the financial condition, earnings or cash flow of the Blue Owl Operating Partnerships for any reason could limit or impair the Blue Owl Operating Partnerships’ ability to pay such distributions. Additionally, to the extent that Blue Owl or Blue Owl GP needs funds and the Blue Owl Operating Partnerships are restricted from making such distributions under applicable law or regulation or under the terms of any financing arrangements, or the Blue Owl Operating Partnerships are otherwise unable to provide such funds, it could materially adversely affect Blue Owl’s liquidity and financial condition.

Subject to the discussion herein, the Blue Owl Operating Partnerships will continue to be treated as partnerships for U.S. federal income tax purposes and, as such, generally will not be subject to any entity-level U.S. federal income tax. Instead, taxable income will be allocated to holders of Common Units. Accordingly, Blue Owl GP will be required to pay income taxes on its allocable share of any net taxable income of the Blue Owl Operating Partnerships. Under the terms of the Blue Owl Limited Partnership Agreements, the Blue Owl Operating Partnerships are obligated to make tax distributions to holders of the Common Units (including Blue Owl GP) calculated at certain assumed tax rates. In addition to tax expenses, Blue Owl will also incur expenses related to its operations, including Blue Owl GP’s payment obligations under the Tax Receivable Agreement, which could be significant, and some of which will be reimbursed by the Blue Owl Operating Partnerships (excluding payment obligations under the Tax Receivable Agreement). Blue Owl intends to cause Blue Owl GP to cause the Blue Owl Operating Partnerships to make ordinary distributions and tax distributions to holders of the Common Units on a pro rata basis in amounts sufficient to cover all applicable taxes, relevant operating expenses, payments by Blue Owl GP under the Tax Receivable Agreement and dividends, if any, declared by Blue Owl. However, as discussed above, the Blue Owl Operating Partnerships’ ability to make such distributions may be subject to various limitations and restrictions including, but not limited to, retention of amounts necessary to satisfy the obligations of the Blue Owl Operating Partnerships and restrictions on distributions that would violate any applicable restrictions contained in the Blue Owl Operating Partnerships’ debt agreements, or any applicable law, or that would have the effect of rendering the Blue Owl Operating Partnerships insolvent. To the extent that Blue Owl GP is unable to make payments under the Tax Receivable Agreement for any reason, such payments will be deferred and will accrue interest until paid; provided, however, that nonpayment for a specified period may constitute a breach of a material obligation under the Tax Receivable Agreement and therefore accelerate payments under the Tax Receivable Agreement, which could be substantial.

Additionally, although the Blue Owl Operating Partnerships generally will not be subject to any entity- level U.S. federal income tax, they may be liable under recent U.S. federal tax legislation for adjustments to prior year tax returns, absent an election to the contrary. In the event the Blue Owl Operating Partnerships’ calculations of taxable income are incorrect, the Blue Owl Operating Partnerships and/or their partners, including Blue Owl or Blue Owl GP, in later years may be subject to material liabilities pursuant to this legislation and its related guidance.

If either of the Blue Owl Operating Partnerships were treated as a corporation for U.S. federal income tax or state tax purposes, then the amount available for distribution by such Blue Owl Operating Partnerships could be substantially reduced and the value of Blue Owl shares could be adversely affected.

An entity that would otherwise be classified as a partnership for U.S. federal income tax purposes (such as either of the Blue Owl Operating Partnerships) may nonetheless be treated as, and taxable as, a corporation if it is a “publicly traded partnership” unless an exception to such treatment applies. An entity that would otherwise be classified as a partnership for U.S. federal income tax purposes will be treated as a “publicly traded partnership” if interests in such entity are traded on an established securities market or interests in such entity are readily tradable on a secondary market or the substantial equivalent thereof. If either of the Blue Owl Operating Partnerships were determined to be treated as a “publicly traded partnership” (and taxable as a corporation) for U.S. federal income tax purposes, such Blue Owl Operating Partnership would be taxable on its income at the U.S. federal income tax rates applicable to corporations and distributions by such Blue Owl Operating Partnership to its partners (including Blue Owl) could be taxable as dividends to such partners to the extent of the earnings and profits of such Blue Owl Operating Partnership. In addition, we would no longer have the benefit of increases in the tax basis of the Blue Owl Operating Partnership’s assets as a result of exchanges of Common Units. Pursuant to the Exchange Agreement, certain Owl Rock Equityholders and Dyal Equityholders may, from time to time, subject to the terms of the Exchange Agreement, exchange their interests in the Blue Owl Operating Partnerships and have such interests redeemed by Blue Owl Operating Partnerships for cash or Blue Owl stock. While such exchanges could be treated as trading in the interests of the Blue Owl Operating Partnerships for purposes of testing “publicly traded partnership” status, the Exchange Agreement contains restrictions on redemptions and exchanges of interests in the Blue Owl Operating Partnerships that are intended to prevent either of the Blue Owl Operating Partnerships from being treated as a “publicly traded partnership” for U.S. federal income tax purposes. Such restrictions are designed to comply with certain safe harbors provided for under applicable U.S. federal income tax law. Blue Owl GP may also impose additional restrictions on exchanges that Blue Owl or Blue Owl GP determines to be necessary or advisable so that neither of the Blue Owl Operating Partnerships is treated as a “publicly traded partnership” for U.S. federal income tax purposes. Accordingly, while such position is not free from doubt, each of the Blue Owl Operating Partnerships is expected to be operated such that it is not treated as a “publicly traded partnership” taxable as a corporation for U.S. federal income tax purposes and we intend to take the position that neither of the Blue Owl Operating Partnerships is so treated as a result of exchanges of its interests pursuant to the Exchange Agreement.

Pursuant to the Tax Receivable Agreement, Blue Owl GP will be required to make payments to certain Owl Rock Equityholders and Dyal Equityholders for certain tax benefits Blue Owl and Blue Owl GP may claim and those payments may be substantial.

The Owl Rock Equityholders and the Dyal Equityholders will sell or exchange certain partnership interests pursuant to the transactions contemplated by the Business Combination Agreement and may in the future exchange their Common Units, together with the cancellation of an equal number of Class C Shares or Class D Shares, for Class A Shares or Class B Shares of Blue Owl, respectively, or cash pursuant to the Blue Owl Operating Partnership Agreements and the Exchange Agreement, subject to certain conditions and transfer restrictions as set forth therein and in the Investor Rights Agreement. Additionally, in connection with the closing of the Business Combination Agreement, Blue Owl GP may acquire from certain Owl Rock Equityholders corporations formed by such Owl Rock Equityholders to hold partnership interests in Owl Rock. Such transactions are expected to result in increases in Blue Owl’s (and Blue Owl GP’s) allocable share of the tax basis of the tangible and intangible assets of the Blue Owl Operating Partnerships. These increases in tax basis may increase (for income tax purposes) depreciation and amortization deductions and therefore reduce the amount of income or franchise tax that Blue Owl or Blue Owl GP would otherwise be required to pay in the future had such sales and exchanges never occurred.

In connection with the Business Combination, Blue Owl GP entered into the Tax Receivable Agreement, which generally provides for the payment by it of 85% of certain tax benefits, if any, that Blue Owl GP realizes (or in certain cases is deemed to realize) as a result of these increases in tax basis and certain other tax attributes of Blue Owl GP, the corporations acquired from certain Owl Rock Equityholders in the transaction, and tax benefits related to entering into the Tax Receivable Agreement. Those payments are the obligation of Blue Owl (including Blue Owl GP) and not of Blue Owl Operating Partnerships. The actual increase in Blue Owl GP’s allocable share of the Blue Owl Operating Partnerships’ tax basis in their assets, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including the timing of exchanges, the market price of the Class A Shares at the time of the exchange, the extent to which such exchanges are taxable and the amount and timing of the recognition of Blue Owl’s (and Blue Owl GP’s) income. While many of the factors that will determine the amount of payments that Blue Owl GP will make under the Tax Receivable Agreement are outside of its control, Blue Owl GP expects that the payments it will make under the Tax Receivable Agreement will be substantial and could have a material adverse effect on Blue Owl’s financial condition. Any payments made by Blue Owl GP under the Tax Receivable Agreement will generally reduce the amount of overall cash flow that might have otherwise been available to Blue Owl and Blue Owl GP. To the extent that Blue Owl GP is unable to make timely payments under the Tax Receivable Agreement for any reason, the unpaid amounts will be deferred and will accrue interest until paid; however, nonpayment for a specified period may constitute a breach of a material obligation under the Tax Receivable Agreement and therefore accelerate payments due under the Tax Receivable Agreement, as further described below. Furthermore, Blue Owl GP’s future obligation to make payments under the Tax Receivable Agreement could make Blue Owl a less attractive target for an acquisition, particularly in the case of an acquirer that cannot use some or all of the tax benefits that may be realized or deemed realized under the Tax Receivable Agreement. See the section entitled “Certain Relationships and Related Party Transactions—Tax Receivable Agreement.”

In certain cases, payments under the Tax Receivable Agreement may exceed the actual tax benefits Blue Owl or Blue Owl GP realizes or be accelerated.

Payments under the Tax Receivable Agreement will be based on the tax reporting positions that Blue Owl or Blue Owl GP determines, and the IRS or another taxing authority may challenge all or any part of the tax basis increases, as well as other tax positions that Blue Owl or Blue Owl GP takes, and a court may sustain such a challenge. In the event that any tax benefits initially claimed by Blue Owl or Blue Owl GP are disallowed, the Owl Rock Equityholders and Dyal Equityholders will not be required to reimburse Blue Owl or Blue Owl GP for any excess payments that may previously have been made under the Tax Receivable Agreement, for example, due to adjustments resulting from examinations by taxing authorities. Rather, excess payments made to such holders will be netted against any future cash payments otherwise required to be made by Blue Owl GP under the Tax Receivable Agreement, if any, after the determination of such excess. However, a challenge to any tax benefits initially claimed by Blue Owl or Blue Owl GP may not arise for a number of years following the initial time of such payment or, even if challenged early, such excess cash payment may be greater than the amount of future cash payments that Blue Owl GP might otherwise be required to make under the terms of the Tax Receivable Agreement and, as a result, there might not be future cash payments against which to net. As a result, in certain circumstances Blue Owl GP could make payments under the Tax Receivable Agreement in excess of Blue Owl’s or Blue Owl GP’s actual income or franchise tax savings, which could materially impair Blue Owl’s financial condition.

Moreover, the Tax Receivable Agreement provides that, in certain events, including a change of control, breach of a material obligation under the Tax Receivable Agreement, or Blue Owl GP’s exercise of early termination rights, Blue Owl GP’s obligations under the Tax Receivable Agreement will accelerate and Blue Owl GP will be required to make a lump-sum cash payment to the Owl Rock Equityholders, Dyal Equityholders and other applicable parties to the Tax Receivable Agreement equal to the present value of all forecasted future payments that would have otherwise been made under the Tax Receivable Agreement, which lump-sum payment would be based on certain assumptions, including those relating to Blue Owl GP’s future taxable income. The lump-sum payment could be substantial and could exceed the actual tax benefits that Blue Owl or Blue Owl GP realizes subsequent to such payment because such payment would be calculated assuming, among other things, that Blue Owl and Blue Owl GP would have certain tax benefits available to it and that Blue Owl and Blue Owl GP would be able to use the potential tax benefits in future years.

There may be a material negative effect on Blue Owl’s liquidity if the payments required to be made by Blue Owl GP under the Tax Receivable Agreement exceed the actual income or franchise tax savings that Blue Owl (or Blue Owl GP) realizes. Furthermore, Blue Owl GP’s obligations to make payments under the Tax Receivable Agreement could also have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control.

Adverse developments in U.S. and non-U.S. tax laws could have a material and adverse effect on our business, financial condition and results of operations. Our effective tax rate and the amount of “tax distributions” that the Blue Owl Operating Partnerships are required to make to equityholders could also change materially as a result of various evolving factors, including changes in income tax law resulting from the most recent U.S. presidential and congressional elections or changes in the scope of our operations.

Blue Owl is subject to U.S. federal income taxation, and Blue Owl and the Blue Owl Operating Partnerships and their subsidiaries are subject to income taxation by certain states and municipalities and certain foreign jurisdictions in which they operate. In addition, the Blue Owl Operating Partnerships are required to make tax distributions to their partners pursuant to the Blue Owl Limited Partnership Agreements. In determining our tax liability and obligation to make tax distributions, we must monitor changes to the applicable tax laws and related regulations. While our existing operations have been implemented in a manner we believe is in compliance with current prevailing laws, one or more taxing U.S. or non-U.S. jurisdictions could seek to impose incremental, retroactive, or new taxes on us. As a result of the most recent Presidential and Congressional elections in the United States, there could be significant changes in tax law and regulations. For example, the U.S. government may enact significant changes to the U.S. federal income taxation of business entities including, among others, a permanent increase in the corporate tax rate, an increase in the tax rate applicable to carried interest, an increase in the tax rate applicable to the global low-taxed income and the imposition of minimum taxes or surtaxes on certain types of income. Any such tax rate increase will generally result in a corresponding increase in the amount of payments under the Tax Receivable Agreement and/or a corresponding increase in the tax distributions that the Blue Owl Operating Partnerships will be required to make. In addition, there may be changes in law related to the Base Erosion and Profit Shifting Project of the Organization for Economic Co-Operation and Development (“OECD”), the European Commission’s state aid investigations and other initiatives. Such changes may include (but are not limited to) the taxation of operating income, investment income, dividends received or (in the specific context of withholding tax) dividends paid, or the taxation of partnerships and other passthrough entities. Any adverse developments in these and other U.S. or foreign laws or regulations, including legislative changes, judicial holdings or administrative interpretations, could have a material and adverse effect on our business, financial condition and results of operations. Finally, changes in the scope of our operations, including expansion to new geographies, could increase the amount of taxes to which we are subject, and could increase our effective tax rate, which could similarly adversely affect our financial condition and results of operations.

Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of our Class A Shares.

Securities research analysts may establish and publish their own periodic projections for Blue Owl following consummation of the Business Combination. Those projections may vary widely and may not accurately predict the results we actually achieve. Our share price may decline if our actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business, our share price could decline. In addition, securities research analysts may compare Blue Owl to companies that are not appropriately comparable, which could lead to lower than expected valuations. If one or more analysts cease coverage of us or fail to publish reports on us regularly, our share price or trading volume could decline. While we expect research analyst coverage following consummation of the Business Combination, if no analysts commence coverage of us, the market price and volume for our Class A Shares could be adversely affected.

The Blue Owl Operating Partnerships may directly or indirectly make distributions of cash to us substantially in excess of the amounts we use to make distributions to our stockholders and pay our expenses (including our taxes and payments by Blue Owl GP under the Tax Receivable Agreement). To the extent we do not distribute such excess cash as dividends to our shareholders, the direct or indirect holders of Common Units would benefit from any value attributable to such cash as a result of their ownership of our stock upon an exchange of their Common Units.

We receive a pro rata portion of any distributions made by the Blue Owl Operating Partnerships. Any cash received from such distributions is first be used to satisfy any tax liability and then used to make any payments required to be made by Blue Owl GP under the Tax Receivable Agreement. Subject to having available cash and subject to limitations imposed by applicable law and contractual restrictions, the Blue Owl Operating Group Agreements require the Blue Owl Operating Partnerships to make certain distributions to holders of Common Units (including Blue Owl GP) pro rata to facilitate the payment of taxes with respect to the income of the Blue Owl Operating Partnerships that is allocated to them. To the extent that the tax distributions we directly or indirectly receive exceed the amounts we actually require to pay taxes, Tax Receivable Agreement payments and other expenses (which is likely to be the case given that the assumed tax rate for such distributions will generally exceed our effective tax rate), we will not be required to distribute such excess cash. Our board of directors may, in its sole discretion, choose to use such excess cash for certain purposes, including to make distributions to the holders of our stock. Unless and until our board of directors chooses, in its sole discretion, to declare a distribution, we will have no obligation to distribute such cash (or other available cash other than any declared dividend) to our stockholders.

No adjustments to the exchange ratio of Common Units for shares of our common stock will be made as a result of either (i) any cash distribution by us or (ii) any cash that we retain and do not distribute to our stockholders. To the extent we do not distribute such cash as dividends and instead, for example, hold such cash balances or use such cash for certain other purposes, this may result in shares of our stock increasing in value relative to the Common Units. The holders of Common Units may benefit from any value attributable to such cash balances if they acquire shares of our stock in an exchange of Common Units.

Risks Related to Our Class A Shares

An active trading market for our Class A Shares may never develop or be sustained, which may make it difficult to sell the our Class A Shares you purchase.

An active trading market for the our Class A Shares may not develop or continue or, if developed, may not be sustained, which would make it difficult for you to sell your Class A Shares at an attractive price (or at all). The market price of our Class A Shares may decline below your purchase price, and you may not be able to sell your Class A Shares at or above the price you paid for such shares (or at all).

The market price of our Class A Shares is likely to be highly volatile, and you may lose some or all of your investment.

Following the Closing of the Business Combination, the market price of our Class A Shares is likely to be highly volatile and may be subject to wide fluctuations in response to a variety of factors, including the following:

•	the impact of COVID-19 pandemic on Blue Owl’s business;

•

the inability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, Blue Owl’s inability to grow and manage growth profitably, and retain its key employees;

•	changes in applicable laws or regulations;

•	risks relating to the uncertainty of Blue Owl’s projected financial information; and

•	risks related to the organic and inorganic growth of Blue Owl’s business and the timing of expected business milestones.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors, as well as general economic, political, regulatory and market conditions, may negatively affect the market price of our Class A Shares, regardless of Blue Owl’s actual operating performance.

Volatility in Blue Owl’s share price could subject Blue Owl to securities class action litigation.

In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. If Blue Owl faces such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm its business.

If securities or industry analysts do not publish research or reports about Blue Owl, or publish negative reports, Blue Owl’s stock price and trading volume could decline.

The trading market for our Class A Shares will depend, in part, on the research and reports that securities or industry analysts publish about Blue Owl. Blue Owl does not have any control over these analysts. If Blue Owl’s financial performance fails to meet analyst estimates or one or more of the analysts who cover Blue Owl downgrade our common stock or change their opinion, Blue Owl’s stock price would likely decline. If one or more of these analysts cease coverage of Blue Owl or fail to regularly publish reports on Blue Owl, it could lose visibility in the financial markets, which could cause Blue Owl’s stock price or trading volume to decline.

Future offerings of debt or offerings or issuances of equity securities by Blue Owl may adversely affect the market price of our Class A Shares or otherwise dilute all other stockholders.

In the future, Blue Owl may attempt to obtain financing or to further increase Blue Owl’s capital resources by issuing additional Class A Shares or offering debt or other equity securities, including commercial paper, medium-term notes, senior or subordinated notes, debt securities convertible into equity or shares of preferred stock. Blue Owl also expects to grant equity awards to employees, directors, and consultants under the Blue Owl’s stock incentive plans. Future acquisitions could require substantial additional capital in excess of cash from operations. Blue Owl would expect to obtain the capital required for acquisitions through a combination of additional issuances of equity, corporate indebtedness and/or cash from operations.

Issuing additional Class A Shares or other equity securities or securities convertible into equity may dilute the economic and voting rights of Blue Owl’s existing stockholders or reduce the market price of our Class A Shares or both. Upon liquidation, holders of such debt securities and preferred shares, if issued, and lenders with respect to other borrowings would receive a distribution of Blue Owl’s available assets prior to the holders of our Class A Shares. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred shares, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit Blue Owl’s ability to pay dividends to the holders of our Class A Shares. Blue Owl’s decision to issue securities in any future offering will depend on market conditions and other factors beyond Blue Owl’s control, which may adversely affect the amount, timing and nature of Blue Owl’s future offerings.

USE OF PROCEEDS

All of the shares of Class A common stock offered by the Selling Holders pursuant to this prospectus will be sold by Selling Holders for their respective accounts. We will not receive any of the proceeds from these sales.

The Selling Holders will pay any underwriting discounts and commissions and expenses incurred by the Selling Holders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Holders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

DIVIDEND POLICY

It shall be the policy of the Company to pay to holders of classes of outstanding Class A Shares, Class B Shares and (subject to the provisions set forth below) Class E Shares a quarterly dividend representing approximately 85% of the Company’s share of Distributable Earnings for the most recently completed fiscal quarter, subject to approval of the board of directors and adjustment by amounts determined by the board of directors to be necessary or appropriate to provide for the conduct of the Company’s business, to make appropriate investments in the Company’s business and funds, to comply with applicable law, any of the Company’s debt instruments or other agreements, or to provide for future cash requirements such as tax-related payments, operating reserves, clawback obligations and dividends to shareholders for any ensuing quarter.

No holder of record of Class E Shares shall be entitled to receive such dividends unless, at the time the board of directors declares a dividend or other distribution on the outstanding Class A Shares, any Class E Shares are issued and outstanding. In such case, holders of outstanding Class E Shares shall be entitled to a dividend in the form of the right to receive an amount per share equal to the per share amount of the dividend declared by the board of directors in respect of Class A Shares (the “Class E Dividend Amount”). If, as of the applicable Specified Payment Date (as defined in the Company’s certificate of incorporation), Class E Shares that were outstanding as of the applicable Specified Record Date (as defined in the Company’s certificate of incorporation) have been converted into Class A Shares in accordance with the terms of the certificate of incorporation, then the Class E Dividend Amount shall be paid on the Specified Payment Date to the holders of such Class E Shares as of the Specified Record Date. With respect to any Class E Shares that remain outstanding as of the applicable Specified Payment Date, in lieu of the Class E Dividend Amount being paid directly to the holders of Class E Shares, an amount equal to such Class E Dividend Amount in respect of each such outstanding share of Class E common stock (the “Reserve Amount”) shall be reserved for payment and paid to such holders only upon the occurrence of a Triggering Event (as defined in the certificate of incorporation) with respect to such shares; provided, that if a Triggering Event does not occur with respect to any Class E Shares prior to the Earnout Termination Date (as defined in the certificate of incorporation), the Reserve Amount with respect to such shares shall automatically be released to the Company, the right to receive the Class E Dividend Amount in respect of any Class E Share for which a Triggering Event has not occurred as of the such time shall be deemed to have expired, and the holders of Class E Shares for which a Triggering Event has not occurred as of the such time shall have no entitlement to receive the Class E Dividend Amount.

The Company shall effect dividend payments by causing its operating subsidiaries to make distributions to their partners, including the Company (through its wholly owned subsidiary or subsidiaries). The Company shall dividend its share of such distributions, net of taxes and amounts payable under the tax receivable agreements, to common shareholders entitled to such dividends under this policy on a pro-rata basis.

Dividends are expected to be treated as qualified dividends under current law to the extent of the Company’s current and accumulated earnings and profits, with any excess dividends treated as a return of capital to the extent of a shareholder’s basis, and any remaining excess generally treated as gain realized on the sale or other disposition of stock.

The Company’s operating partnership subsidiaries will make cash distributions (“tax distributions”) to the partners of such partnerships if the wholly owned subsidiary or subsidiaries of the Company that are the general partners of such operating partnerships determine that the taxable income of the relevant partnership will give rise to taxable income for its partners. Generally, tax distributions will be computed based on the Company’s estimate of the net taxable income of the relevant partnership allocable to a partner multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident in New York, New York (taking into account certain assumptions set forth in the partnership agreements of the operating partnership subsidiaries). The operating partnerships will make tax distributions only to the extent distributions from such partnerships for the relevant year were otherwise insufficient to cover such estimated assumed tax liabilities.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 and the six months ended June 30, 2021 give pro forma effect to the Business Combination as if it was completed on January 1, 2020. The unaudited pro forma condensed combined financial information does not include an unaudited pro forma condensed combined statement of financial condition as of June 30, 2021 as the Business Combination was consummated on May 19, 2021 and is reflected in the Company’s historical unaudited consolidated and combined statements of financial condition as of June 30, 2021. The unaudited pro forma condensed combined statements of operations do not purport to represent, and are not necessarily indicative of, what the actual operating results of the combined company would have been had the Business Combination taken place on January 1, 2020, nor is it indicative of the future consolidated and combined results of operations of the Company. The unaudited pro forma condensed combined statements of operations have been prepared in accordance with Article 11 of Regulation S-X and is for informational purposes only. It is subject to several uncertainties and assumptions as described in the accompanying notes. The condensed combined statements of operations presents the pro forma effects of the following transactions:

•	The reverse recapitalization of Owl Rock;

•	The acquisition of Dyal; and

•	The issuance of Altimar common stock in the PIPE Investment

Altimar was formed on August 20, 2020. As a special purpose acquisition company (“SPAC”), the Company’s purpose entails efforts to acquire one or more businesses through a merger, capital stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. Effective December 23, 2020, Altimar, Owl Rock Group, Owl Rock Feeder, Owl Rock Capital Partners and Neuberger (the “Companies”), entered into an agreement pursuant to which Altimar used cash and issued shares in exchange for the equity and/or assets of Owl Rock and Dyal upon the Closing of the Business Combination. Upon consummation of the Business Combination on May 19, 2021, the successor entity was renamed Blue Owl Capital Inc.

The following describes the two operating businesses:

•

Owl Rock is a leading alternative asset management firm focused on providing direct lending solutions to U.S. middle market companies. Owl Rock’s breadth of lending product offerings enables us to offer a holistic platform to the middle market, which establishes Owl Rock as a partner of choice for private-equity sponsored companies as well as other businesses primarily in non-cyclical, recession-resistant businesses. Owl Rock provides these loans primarily by utilizing permanent capital vehicles funded by our high-quality, largely institutional investor base. By utilizing these permanent capital vehicles and long-duration capital funds, Owl Rock believes its business provides a high degree of earnings stability and predictability. Owl Rock investors include a diversified mix of institutional investors, including prominent domestic public and private pension funds, endowments, foundations, institutional-quality family offices, asset managers and insurance companies, as well as high net worth and retail clients, distributed through many well-known wealth management firms.

•

Dyal is a leading capital solutions provider to large, multi-product private markets managers. Dyal acquires minority equity stakes in, or provides debt financing to, established alternative asset managers worldwide (the “GP Capital Solutions”). Dyal is expanding its existing GP Capital Solutions strategies to provide capital to its managers’ seasoned portfolio companies through co-investments or structured equity. Dyal is also in the process of leveraging its significant experience in serving as a minority partner to alternative asset management firms by launching a strategy that will seek to acquire minority equity stakes in National Basketball Association (“NBA”) teams. All of its existing or emerging strategies make or will make, as the case may be, investments through long-term capital or permanent capital vehicles with a set of geographically diverse and high-quality investors.

In the Business Combination, Owl Rock has been determined to be the accounting acquirer. Owl Rock is deemed to be the accounting acquirer because the same party which controlled Owl Rock prior to the Business Combination (Owl Rock Capital Partners) obtained a controlling financial interest in Altimar at the Closing.

The merger between Owl Rock and Altimar has been accounted for as a reverse asset acquisition, which is accounted for similar to a reverse recapitalization, with no goodwill or intangible assets recorded, in accordance with U.S. GAAP. Under this method of accounting, Altimar has been treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the reverse asset acquisition has been treated as the equivalent of Owl Rock issuing stock for the net assets of Altimar, accompanied by a recapitalization.

The acquisition of Dyal has been treated as a business combination for which Owl Rock is the accounting acquirer under Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”) because Dyal meets the definition of a business and Owl Rock Capital Partners indirectly obtains control of Dyal via its acquisition of Altimar and Blue Owl’s consolidation of Blue Owl Holdings (including its wholly owned subsidiaries representing the Dyal business) under ASC 810. As a result, the acquisition of Dyal has been accounted for using the acquisition method whereby Blue Owl will record the fair value of assets and liabilities acquired from Dyal.

The Company determined Owl Rock to be the predecessor entity to the Business Combination based on a number of considerations, including i) Owl Rock former management making up the majority of the management team of Blue Owl, ii) Owl Rock former management nominating or representing the majority of Blue Owl’s board of directors and iii) Owl Rock representing the majority of the continuing operations of Blue Owl. Therefore, operations presented prior to the Business Combination will be those of Owl Rock.

The unaudited pro forma condensed combined financial information should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial statements;

•

the historical financial statements of Altimar Acquisition Corporation as of, and for the fiscal year ended December 31, 2020, included or incorporated by reference in the Blue Owl Capital Inc. Current Report on Form 8-K dated May 21, 2021;

•	The historical unaudited financial statements of Blue Owl Capital, Inc., as of, and for the six months ended June 30, 2021, included in this prospectus;

•	the historical financial statements of Owl Rock, as of, and for the fiscal year ended December 31, 2020, included in this prospectus;

•	the historical financial statements of Dyal, as of, and for the fiscal year ended, December 31, 2020, included in this prospectus;

•	the historical unaudited financial statements of Dyal, as of, and for the three months ended, March 31, 2021, included in this prospectus;

•

the sections entitled “Blue Owl’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and “Dyal’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this prospectus;

•

“Owl Rock’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” included or incorporated by reference in the Blue Owl Capital Inc. Current Report on Form 8-K dated May 21, 2021.

The following summarizes the pro forma ownership of Class A Shares of the Company (assuming conversion of Class E Shares) and the total economic ownership of the Blue Owl Operating Group (i.e., assuming the exchange of 100% of the Common Units for Class A Shares) following the Business Combination:

	Economic Interests in Blue Owl	Economic Interests in Blue Owl Operating Group (2)
	%	%
Altimar Public Shareholders	2.8%	0.7%
Sponsor and Independent Directors	1.3%	0.3%
PIPE Investors	43.6%	11.2%
Owl Rock and Dyal Equity Holders and other Owl Rock Professionals (1)	52.3%	87.7%

Closing Shares	100.0%	100.0%

(1)

Represents a cash settled award that converted into 9.05 million Class A Shares upon Closing. Please refer to “Blue Owl Capital Inc. Notes to Consolidated and Combined Financial Statements ” included in this prospectus.

(2)

Assumes the exchange of 100% of the Common Units that were outstanding at Closing for shares of Blue Owl common stock (inclusive of Seller Earnout Securities). Please refer to “The Business Combination Agreement—Related Agreements—Exchange Agreement” included as Annex C of the Altimar Acquisition Corporation Proxy Statement/Prospectus on Form S-4 filed on April 22, 2021.

The unaudited pro forma condensed combined statements of operations are for illustrative purposes only. You should not rely on the unaudited pro forma condensed combined statements of operations as being indicative of the historical results that would have been achieved had the Business Combination occurred on the dates indicated or the future results that the Company will experience. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ from the assumptions used to present the accompanying unaudited pro forma condensed combined statements of operations.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

For the Six Months June 30, 2021

(Dollars in Thousands, Except Per Share Data)

	For the period from January 1, 2021 to May 18, 2021	For the Six Months Ended June 30, 2021			For the Six Months Ended June 30, 2021	For the period from January 1, 2021 to May 18, 2021							For the Six Months Ended June 30, 2021
	Altimar Acquisition Corporation (Historical) (US GAAP)	Blue Owl Capital Inc. (Prior to May 19, 2021, Owl Rock) (Historical) (US GAAP)	Pro Forma Transaction Accounting Adjustments		Pro Forma Combined Altimar and Blue Owl	Dyal Capital Partners (Historical) (US GAAP)	Perimeter Adjustments		Dyal PPA Adjustments		Dyal Pro Forma Transaction Adjustments		Pro Forma Combined
Revenues
Management fees (includes BDC Part I fees)	$—	$236,848	$—		$236,848	$114,180	$—		$—		$—		$351,028
Administrative, transaction and other fees	—	50,636	—		50,636	9,451	—		—		—		60,087

Total Revenues, Net	$—	$287,484	$—		$287,484	$123,631	$—		$—		$—		$411,115
Expenses
Compensation and benefits	—	1,269,549	(3,677	)(gg)	1,265,872	82,938	—		—		(1,169,798	)(gg)	179,012
Amortization of intangible assets	—	21,336	—		21,336	—	—		70,124	(ee)	—		91,460
General, administrative and other expenses	385	66,380	(36,102	)(aa)	30,663	20,422	—		—		—		51,085

Total Expenses	$385	$1,357,265	$(39,779)		$1,317,871	$103,360	$—		$70,124		$(1,169,798)		$321,557
Other income (expense)
Net losses on retirement of debt	—	(16,145)	—		(16,145)	—	—		—		—		(16,145)
Interest expense	—	(11,675)	(845	)(ff)	(12,520)	—	—		—		—		(12,520)
Net gains (losses) on investments	46	—	(46	)(hh)	—	3,438	(3,063	)(dd)	—		—		375
Change in TRA liability	—	(1,146)	—		(1,146)	—	—		—		—		(1,146)
Change in warrant liability	13,767	(15,300)	—		(1,533)	—	—		—		—		(1,533)
Change in Earnout Securities liability	—	(462,970)	—		(462,970)	—	—		—		—		(462,970)

Total Other Income (Loss)	13,813	(507,236)	(891)		(494,314)	3,438	(3,063)		—		—		(493,939)

Income (Loss) Before Income Taxes	$13,428	$(1,577,017)	$38,888		$(1,524,701)	$23,709	$(3,063)		$(70,124)		$1,169,798		$(404,381)
Income tax expense (benefit)	—	(29,011)	5,532	(bb)	(23,479)	3,689	—		—		—		(19,790)

	For the period from January 1, 2021 to May 18, 2021	For the Six Months Ended June 30, 2021			For the Six Months Ended June 30, 2021	For the period from January 1, 2021 to May 18, 2021						For the Six Months Ended June 30, 2021
	Altimar Acquisition Corporation (Historical) (US GAAP)	Blue Owl Capital Inc. (Prior to May 19, 2021, Owl Rock) (Historical) (US GAAP)	Pro Forma Transaction Accounting Adjustments		Pro Forma Combined Altimar and Blue Owl	Dyal Capital Partners (Historical) (US GAAP)	Perimeter Adjustments		Dyal PPA Adjustments	Dyal Pro Forma Transaction Adjustments		Pro Forma Combined
Consolidated and Combined Net Income (Loss)	$13,428	$(1,548,006)	$33,356		$(1,501,222)	$20,020	$(3,063)		$(70,124)	$1,169,798		$(384,591)
Net (income) loss attributable to noncontrolling interests	—	1,225,076	51	(bb)	1,225,127	(111)	(208	)(dd)	52,072 (cc)	(871,379	)(cc)	280,317
			(125,184	)(cc)	(125,184)

Net Income (Loss) Attributable to Blue Owl Capital Inc.	$13,428	$(322,930)	$(91,777)		$(401,279)	$19,909	$(3,271)		$(18,052)	$298,419		$(104,274)

Pro Forma Earnings Per Share
Basic and Diluted												$(0.32)
Pro Forma Number of Shares Used in Computing EPS
Basic and Diluted (#)												329,055,258

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

For the Year Ended December 31, 2020

(Dollars in Thousands, Except Per Share Data)

	For the Year Ended December 31, 2020				For the Year Ended December 31, 2020	For the Year Ended December 31, 2020							For the Year Ended December 31, 2020
	Altimar Acquisition Corporation (Historical) (US GAAP)	Blue Owl Capital Inc. (Prior to May 19, 2021, Owl Rock) (Historical) (US GAAP)	Pro Forma Transaction Accounting Adjustments		Pro Forma Combined Altimar and Blue Owl	Dyal Capital Partners (Historical) (US GAAP)	Perimeter Adjustments		Dyal PPA Adjustments		Dyal Pro Forma Transaction Adjustments		Pro Forma Combined
Revenues
Management fees (includes BDC Part I fees)	$—	$194,906	$—		$194,906	$284,691	$—		$—		$—		$479,597
Administrative, transaction and other fees	—	54,909	—		54,909	25,030	(800	)(dd)	—		—		79,139

Total Revenues, Net	$—	$249,815	$—		$249,815	$309,721	$(800)		$—		$—		$558,736
Expenses
Compensation and benefits	—	240,731	3,677	(gg)	244,408	187,527	(212	)(dd)	—		1,126,413	(gg)	1,558,136
Amortization of intangible assets	—	—	—		—	—	—		185,473	(ee)	—		185,473
General, administrative and other expenses	300	67,811	36,102	(aa)	104,213	26,217	—		—		—		130,430

Total Expenses	$300	$308,542	$39,779		$348,621	$213,744	$(212)		$185,473		$1,126,413		$1,874,039
Other income (expense)
Net losses on retirement of debt	—	—	—		—	—	—		—		—		—
Interest expense	—	(23,816)	(647	)(ff)	(24,463)	—	—		—		—		(24,463)
Net gains (losses) on investments	38	—	(38	)(hh)	—	1,542	(1,291	)(dd)	—		—		251
Change in TRA liability	—	—	—		—	—	—		—		—		—
Change in warrant liability	(5,020)	—	—		(5,020)	—	—		—		—		(5,020)
Change in Earnout Securities liability	—	—	—		—	—	—		—		—		—

Total Other Income (Loss)	(4,982)	(23,816)	(685)		(29,483)	1,542	(1,291)		—		—		(29,232)

Income (Loss) Before Income Taxes	$(5,282)	$(82,543)	$(40,464)		$(128,289)	$97,519	$(1,879)		$(185,473)		$(1,126,413)		$(1,344,535)
Income tax expense (benefit)	—	(102)	(24,772	)(bb)	(24,874)	8,435	—		—		—		(16,439)

Consolidated and Combined Net Income (Loss)	$(5,282)	$(82,441)	$(15,692)		$(103,415)	$89,084	$(1,879)		$(185,473)		$(1,126,413)		$(1,328,096)
Net (income) loss attributable to noncontrolling interests	—	4,610	(9,749	)(bb)	(5,139)	548	(761	)(dd)	137,725	(cc)	839,163	(cc)	995,492
			23,956	(cc)	23,956

	For the Year Ended December 31, 2020			For the Year Ended December 31, 2020	For the Year Ended December 31, 2020				For the Year Ended December 31, 2020
	Altimar Acquisition Corporation (Historical) (US GAAP)	Blue Owl Capital Inc. (Prior to May 19, 2021, Owl Rock) (Historical) (US GAAP)	Pro Forma Transaction Accounting Adjustments	Pro Forma Combined Altimar and Blue Owl	Dyal Capital Partners (Historical) (US GAAP)	Perimeter Adjustments	Dyal PPA Adjustments	Dyal Pro Forma Transaction Adjustments	Pro Forma Combined
Net Income (Loss) Attributable to Blue Owl Capital Inc.	$(5,282)	$(77,831)	$(1,485)	$(84,598)	$89,632	$(2,640)	$(47,748)	$(287,250)	$(332,604)

Pro Forma Earnings Per Share
Basic									$(1.01)
Diluted									$(1.06)
Pro Forma Number of Shares Used in Computing EPS
Basic (#)									329,055,258
Diluted (#)									1,252,092,338

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1—Description of the Business Combination

Description of Business Combination

On December 23, 2020, Altimar entered into the Business Combination Agreement with Owl Rock Group, Owl Rock Feeder, Owl Rock Capital Partners and Neuberger. Subject to the terms of the Business Combination Agreement, the consideration for the Business Combination is funded through a combination of cash from Altimar, proceeds from the PIPE Investment and rollover equity from the Owl Rock Equityholders and the Dyal Equityholders. As a result of the transaction, the Dyal Equityholders and the Owl Rock Equityholders collectively hold a majority of the equity of the combined company, referred to as “Blue Owl”. The Business Combination is structured as a customary Up-C transaction, whereby Blue Owl directly or indirectly owns equity in the Blue Owl Operating Group and holds direct voting rights in Blue Owl Operating Group. Pursuant to and in connection with the Business Combination, the following transactions have occurred:

•

Altimar changed its jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation under the laws of the State of Delaware, upon which Altimar changed its name to “Blue Owl Capital Inc.” (referred to herein as “Blue Owl”), and adopted the Blue Owl Charter and the Blue Owl Bylaws;

•	Blue Owl’s wholly owned subsidiary, Blue Owl GP, serves as the general partner of Blue Owl Holdings and Blue Owl Carry;

•

Blue Owl Holdings acquired (i) the Owl Rock Business and (ii) the Dyal Capital Partners division of Neuberger (i.e., Dyal) (subject to, in each case, interests representing Specified Interests, as defined in this prospectus), and Blue Owl and Blue Owl Holdings are responsible for all liabilities and obligations related to the Owl Rock Business and the Dyal Business except as specifically described herein;

•

Blue Owl Carry acquired 15% of the carried interest, incentive fees and any other incentive-based allocations or fees (net of certain investor and third party arrangements) arising in respect of all existing and future Owl Rock and Dyal funds, except that 100% of the fees (net of certain investor and third party arrangements) from the Owl Rock BDCs are being contributed to Blue Owl Holdings as described above. Certain of these amounts acquired by Blue Owl Carry may instead be acquired and/or held by Blue Owl Holdings. Blue Owl has not acquired any portion of the carried interest attributable to the Dyal Equity Funds or any portion of the carried interest attributable to existing or future co-investments or secondary transactions related to the Dyal Equity Funds. For clarity, a secondary-transaction vehicle related to a Dyal Equity Fund includes any continuation fund or other fund whose primary purpose is to acquire directly or indirectly all or a portion of the assets of, or interests in, such fund.

•

In exchange for the assets and businesses contributed to Blue Owl and its subsidiaries, (a) the Owl Rock Equityholders were paid an implied equity value of approximately $5,467 million (inclusive of the Owl Rock special incentive award granted on September 15, 2020 (the “Owl Rock Special Incentive Award”)), consisting of (i) $350 million of cash consideration (subject to adjustment) and (ii) the remainder in Class A Shares or Common Units, as applicable, and (b) the Dyal Equityholders were paid an implied equity value of approximately $6,683 million, consisting of (i) $896 million of cash consideration (subject to adjustment) and (ii) the remainder in Common Units;

•

Blue Owl contributed all amounts at the Closing then available in Altimar’s Trust Account (plus the proceeds of any equity financing received in connection with the PIPE Investment), net of amounts required (a) to make the cash consideration payments contemplated by the preceding bulleted item and (b) to redeem 17,838,736 shares at a redemption price of $10 per share by Altimar shareholders exercising their respective redemption rights, to Blue Owl GP, which contributed any such amounts to Blue Owl Holdings and Blue Owl Carry to pay the transaction expenses of Altimar, Neuberger and Owl Rock and otherwise for general corporate purposes;

•	Blue Owl issued 100.0 million Seller Earnout Securities (in the aggregate) to the Owl Rock Equityholders and the Dyal Equityholders;

•

Blue Owl adopted the 2021 Equity Incentive Plan (as defined within the accompanying notes to the historical unaudited financial statements of Blue Owl Capital, Inc. included in this prospectus) for itself and its subsidiaries; and

•

Blue Owl, the Blue Owl Operating Partnerships, the Owl Rock Equityholders, the Dyal Equityholders, the Altimar Sponsor and certain other persons entered into the Related Agreement further described in the Business Combination Agreement included as Annex C of the Altimar Acquisition Corporation Proxy Statement/Prospectus on Form S-4 filed on April 22, 2021.

Basis of presentation

The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 and the year ended December 31, 2020 give pro forma effect to the Business Combination as if it had occurred on January 1, 2020.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 has been prepared using the following:

•	Altimar’s unaudited condensed statement of operations;

•	Blue Owl’s unaudited consolidated and combined statement of operations; and

•	Dyal’s unaudited condensed combined statement of operations.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 has been prepared using the following:

•	Altimar’s audited condensed statement of operations;

•	Owl Rock’s audited consolidated and combined statement of operations; and

•	Dyal’s audited condensed combined statement of operations.

The merger between Owl Rock and Altimar has been accounted for as a reverse asset acquisition, which is accounted for similar to a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with U.S. GAAP. Under this method of accounting, Altimar has been treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the reverse asset acquisition has been treated as the equivalent of Owl Rock issuing stock for the net assets of Altimar, accompanied by a recapitalization. The acquisition of Dyal has been treated as a business combination under ASC 805 and is accounted for using the acquisition method. Blue Owl recorded the fair value of assets and liabilities acquired from Dyal.

The unaudited pro forma condensed combined statements of operations do not give effect to any operating efficiencies or cost savings that may be associated with the Business Combination. Certain reclassification adjustments have been made in the unaudited pro forma condensed combined statements of operations to conform the Dyal and Altimar’s historical basis of presentation to that of Owl Rock’s, where applicable.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain estimates and assumptions. The unaudited pro forma adjustments may be revised as additional information becomes available. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Blue Owl believes that assumptions made provide a reasonable basis for presenting all of the significant effects of the Business Combination contemplated based on information available to Blue Owl at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the pro forma financial information. The unaudited pro forma condensed combined statements of operations are not necessarily indicative of what the actual results of operations would have been had the Business Combination taken place on the date indicated, nor are they indicative of the future consolidated results of operations of the company. They should be read in conjunction with the historical consolidated and combined financial statements and notes thereto of the Companies.

The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give effect to Transaction Accounting Adjustments, which are adjustments that depict in the pro forma condensed combined financial statements the accounting for the transactions required by U.S. GAAP.

The unaudited pro forma condensed combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the Companies filed consolidated income tax returns during the period presented. The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of the Blue Owl shares outstanding, assuming the transaction occurred on January 1, 2020.

Note 2—Accounting Policies

Upon consummation of the Business Combination, Blue Owl performed a comprehensive review of Owl Rock and Dyal’s accounting policies. Based on the analysis, Blue Owl did not identify any material differences in accounting policies that would have an impact on the unaudited pro forma condensed combined statements of operations.

Note 3—Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the twelve-month period ended December 31, 2020 and six-month period ended June 30, 2021 are as follows:

(aa) Represents the pro forma adjustments to reflect transaction and litigation costs that are not directly attributable to the Business Combination and therefore expensed as incurred. Transaction and litigation costs that were expensed in the historical Blue Owl statement of operations for the six months ended June 30, 2021 were removed from the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 and reflected as if incurred on January 1, 2020, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statement of operations.

(bb) The combined entity of Owl Rock and Dyal will continue to be treated as a partnership for U.S. federal and state income tax purposes. The Blue Owl Operating Group is generally not subject to U.S. federal and state income taxes (although are subject to certain unincorporated business taxes, particularly in New York City). Any taxable income or loss generated by the Blue Owl Operating Group are passed through to and included in the taxable income or loss of its members. Blue Owl is subject to U.S. federal and state income taxes with respect to our allocable share of any taxable income generated by the Blue Owl Operating Group. This adjustment includes the tax effect of recognizing the allocable share of the pro forma taxable income generated by the Blue Owl Operating Group. We estimate that our allocable share of income or loss from the Blue Owl Operating Group will be subject to an effective tax rate of 23%. Further, these pro forma income tax provisions are prepared as if the acquisition of the Dyal business occurred on January 1, 2020. This adjustment also contains the deferred tax benefit that is connected to the post-transaction PPA amortization.

(cc) Represents the pro forma adjustment to adjust non-controlling interest for the portion of net income attributable to Blue Owl based on the relative ownership. As of June 30, 2021, Blue Owl owns

25.7% of the economic interest of Blue Owl Operating Group, and the continuing members of the Blue Owl Operating Group own the remaining 74.3%.

($ in thousands)	Six Months Ended June 30, 2021	Year Ended December 31, 2020
Historical consolidated and combined net income (loss) before NCI	$(1,514,558)	$1,361
Less:
NCI in lower tiered partnerships	2,093	(4,397)
Tax distributions for Seller Earnout Units	165	—
Plus:
Impact of pro forma adjustments	1,136,344	(1,353,582)

Allocable income (loss)	$(380,472)	$(1,347,823)
Continuing members’ economic interest in Blue Owl Partnerships	74.3%	74.3%

Income (loss) allocated to non-controlling interest	$(282,524)	$(1,000,844)
Plus:
NCI in lower tiered partnerships	2,093	(4,397)
Tax distributions for Seller Earnout Units	165	—
Income tax expense adjustment	(51)	9,749

Total income attributable to non-controlling interest	$(280,317)	$(995,492)

(dd) Represents the pro forma adjustments to remove activity associated with the economic investments in the Dyal Equity Funds that were not contributed, assigned or transferred and, where applicable, the related non-controlling interests in the entities holding such investments from the historical financial statements of Dyal as certain Dyal economic investments in the Dyal Equity Funds are not being contributed, assigned, or transferred as a part of the acquisition of Dyal.

(ee) Represents adjustments to incorporate intangible asset amortization for the step-up basis related to the Dyal Business Combination at the Closing. This pro forma adjustment has been calculated assuming the transaction occurred on January 1, 2020. The following table is a summary of information related to certain intangible assets acquired, including information used to calculate the pro forma amortization expense that is accounted for as an adjustment to general, administrative and other expenses.

Identifiable Intangible Assets	Fair Value (in millions)	Useful life (in years)	Amortization Expense for the six months ended June 30, 2021	Amortization Expense for the year ended December 31, 2020
Trademarks	$66.7	7	$4.7	$9.5
Investment management agreements	1,859.9	2-20	71.6	145.3
Institutional investor relationships	306.6	10	15.1	30.7

Total	$2,233.2		$91.5	$185.5

(ff) Represents the adjustment to record imputed interest expense associated with the Tax Receivable Agreement (see Exhibit 10.1 of the Blue Owl Capital Inc. Current Report on Form 8-K dated May 21, 2021). The agreement requires Blue Owl to pay 85% their tax savings to certain existing direct and indirect members of the Blue Owl Operating Group (the “TRA liability”), which is considered contingent consideration associated with the Dyal Business Combination.

(gg) Represents the impacts to compensation and benefits related to the Executed Employment Agreements for Key Individuals (see the section titled “Employment Agreements” within the Blue Owl Capital Inc. Current Report on Form 8-K dated May 21, 2021) prior to the Closing. The adjustment includes a reversal of compensation expense accrued through May 19, 2021, and the year ended December 31, 2020, for the three Key Individuals (as defined in the Blue Owl Capital Inc. Current Report on Form 8-K dated May 21, 2021), and the recalculation and expense for the Key Individuals that have entered into the Executed Employment Agreements in connection with the Business Combination.

The compensation expense adjustment also includes a one-time compensation charge recognized post-combination associated with certain share-based awards issued to Dyal and Owl Rock employees. In connection with the Business Combination, certain existing awards (“Award Units”) associated with the Dyal management team were modified to remove the requisite service period which resulted in an accelerated one-time compensation charge. Additionally, the compensation expense adjustment includes post-combination compensation related to certain Seller Earnout Units awarded to Dyal and Owl Rock employees, some of which were accelerated causing a one-time compensation charge. One-time compensation charges expensed in the historical Blue Owl statement of operations for the six months ended June 30, 2021 were removed from the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 and reflected as if incurred on January 1, 2020.

(hh) Represents the elimination of interest earned on marketable securities held in the Trust Account.

Note 4—Earnings/Loss per Share

Net (loss) per share is calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding at January 1, 2020. As the Business Combination and related transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net (loss) per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented.

For the purposes of calculating the weighted average number of Class A Shares outstanding, the following factors are considered:

1.	Management determined that the economic shares include 320.0 million Class A Shares and 9.05 million RSUs that were fully vested as of the Closing.

2.

The 100.0 million Seller Earnout Securities were allocated among the Stockholders, on a pro rata basis. The shares will vest in two series, Series E-1 and Series E-2 based on the vesting conditions that follow. If at any time following the Closing, the volume weighted average price (“VWAP”) of Class A Shares of Blue Owl is equal to at least $12.50 per share over any twenty (20) consecutive trading days following the Closing, the Series E-1 Shares will vest; and (ii) if the VWAP of the Class A Shares of Blue Owl is equal to at least $15.00 per share over any twenty (20) consecutive trading days following the Closing, the Series E-2 Shares will vest. The Seller Earnout Securities shall be entitled to receive, ratably with participating shares, dividends and other distributions prior to vesting, at which point they become issued common stock. For the avoidance of doubt, if the Series E-1 and Series E-2 Shares expire without vesting, the holders are not entitled to the dividends referenced above. The Series E-1 and Series E-2 Shares, which are contingently returnable, are currently excluded from the basic and diluted calculations given that the vesting conditions have not been satisfied. On July 21, 2021, Series E-1 series of Seller Earnout Securities vested as they met the vesting conditions described above.

3.

Existing shareholders have rights to exchange the pre-existing voting units to Class A and B Shares on a one-for-one exchange basis. Upon full exchange, Class A and B Shares shall be increased by 923.0 million.

4.

The 14.2 million of Public Warrants and Private Placement Warrants with an exercisable price at $11.50 are not converted to Class A Shares at Closing. The warrant effects are excluded from the diluted loss per share calculation, since the inclusion would be anti-dilutive for the six months ended June 30, 2021 and for the year ended December 31, 2020.

The unaudited pro forma condensed combined (loss) per share has been prepared for the six months ended June 30, 2021 and for the year ended December 31, 2020:

($ in thousands, except share and per share amounts)	Six Months Ended June 30, 2021	Year Ended December 31, 2020
Basic and Diluted Net Income (Loss) Per Class A Share
Numerator
Net income (loss)	$(384,591)	$(1,328,096)
Less: Net income (loss) attributable to non-controlling interest	(280,317)	(995,492)

Net income (loss) attributable to Class A common stockholders-basic	$(104,274)	$(332,604)

Denominator
Weighted-average shares of Class A common stock outstanding-basic	329,055	329,055
Weighted-average shares of Class A common stock outstanding-diluted	329,055	1,252,092
Basic net income (loss) per share	$(0.32)	$(1.01)

Diluted net income (loss) per share	$(0.32)	$(1.06)

BUSINESS OF BLUE OWL

“We”, “us” and “our” generally refer to Blue Owl unless the context specifically refers to Owl Rock or Dyal as previously standalone entities.

Our Company

We are a leading alternative asset management firm with approximately $62.4 billion in combined AUM as of June 30, 2021. Formed through the combination of Owl Rock and Dyal, our firm provides investors access to asset management capital solutions through our Direct Lending and GP Capital Solutions products. Our breadth of offerings and permanent capital base enable us to offer a differentiated, holistic platform of capital solutions to both middle market companies and large alternative asset managers. We provide these solutions through our permanent capital vehicles, as well as long-dated private funds, that we believe provide our business with a high degree of earnings stability and predictability. Our global, high-caliber, investor base includes a diversified mix of institutional investors, including prominent public and private pension funds, endowments, foundations, family offices, private banks, high net worth individuals, asset managers and insurance companies, as well as retail clients, accessed through many well-known wealth management firms. We have continued to grow our investor base and presence in the growing private markets and alternative asset management sector by emphasizing our disciplined investment approach, client service, and portfolio performance. Our operations consist of eight differentiated investment strategies across our platform and we currently manage eleven permanent capital vehicles, five of which are business development companies. We also manage long-dated private funds and managed accounts. Our permanent capital vehicles refer to capital of our products that do not have ordinary redemption provisions or a requirement to exit investments after a prescribed period of time and to return invested capital to investors, except as required by applicable law or pursuant to redemption requests that can only be made after significant lock-up periods, whereas our long-dated private funds and managed accounts refers to the contractual life of any finite private fund or managed account of five years or more remaining as of June 30, 2021. The indefinite duration of our permanent capital vehicles and long duration of our long-dated private funds and managed accounts provides a high degree of earnings stability and predictability. Our success is rooted in, and reflective of, the deep experience of our founders and a world-class investment management team as well as strong operational infrastructure and approximately 250 employees. For the six months ended June 30, 2021, approximately 97% of our management fees were earned on AUM that we refer to as permanent capital. Our $62.4 billion in combined AUM reflects a compounded annual growth rate (“CAGR”) of 33% since December 31, 2018 for our combined AUM. Over the last twelve months, we have collectively raised over $7.2 billion across new and existing strategies. Our executives and employees have invested and committed over $1.9 billion in our products.

Business Products

We have two major product lines: Direct Lending and GP Capital Solutions. We believe our products, while distinct, are complementary to each other and together enable us to provide a differentiated platform of various capital solutions to the alternative asset management industry. Each of our products employ a disciplined investment philosophy with a focus on long-term investment horizons and are managed by tenured leadership and investment professionals with significant experience in their respective strategies.

Blue Owl AUM: $62.4 billion

Direct Lending Products AUM: $31.2 billion	GP Capital Solutions Products AUM: $31.2 billion

Diversified Lending Commenced 2016 AUM: $19.8 billion	GP Minority Equity Commenced 2010 AUM: $30.0 billion

Technology Lending Commenced 2018 AUM: $6.2 billion	GP Debt Financing Commenced 2019 AUM: $1.0 billion

First Lien Lending Commenced 2018 AUM: $3.2 billion	Professional Sports Minority Investments Commenced 2021 AUM: $0.2 billion

Opportunistic Lending Commenced 2020 AUM: $1.9 billion	Co-Investments and Structured Equity Not Yet Launched

Note: Co-Investments and Structured Equity is an expected new strategy of the Dyal business. There can be no assurance that such strategy will launch as expected.

Direct Lending

Our Direct Lending products offer private credit products to middle-market companies seeking capital solutions. We believe our breadth of offerings establishes us as the lending partner of choice for private-equity sponsored companies, as well as other predominately non-cyclical, recession-resistant businesses. Since the launch of our flagship institutional product, ORCC, we have continued to prudently expand our offerings, focusing on adjacent strategies that are both additive and complementary to our existing product base. We operate five BDCs as well as long-dated private funds and managed accounts across our four investment strategies:

•

Diversified Lending: Our Diversified Lending strategy seeks to generate current income and, to a lesser extent, capital appreciation by targeting investment opportunities with favorable risk-adjusted returns across credit cycles with an emphasis on preserving capital primarily through originating and making loans to, and making debt and equity investments in, U.S. middle market companies. We provide a wide range of financing solutions with strong focus on the top of the capital structure and operate this strategy through significant diversification by borrower, sector, sponsor, and position size. Our Diversified Lending strategy is primarily offered to investors through our BDCs.

•

Technology Lending: Our Technology Lending strategy seeks to maximize total return by generating current income from our debt investments and other income producing securities, and capital appreciation from our equity and equity-linked investments primarily through originating and making loans to, and making debt and equity investments in, technology related companies based primarily in the United States. We originate and invest in senior secured or unsecured loans, subordinated loans or mezzanine loans, and equity and equity-related securities including common equity, warrants, preferred stock and similar forms of senior equity, which may or may not be convertible into a portfolio company’s common equity. Our strategy invests in a broad range of established and high growth technology companies that are capitalizing on the large and growing demand for technology products and services. This strategy will focus on companies that operate in technology-related industries or sectors which include, but are not limited to, information technology, application or infrastructure software, financial services, data and analytics, security, cloud computing, communications, life sciences, healthcare, media, consumer electronics, semi-conductor, internet commerce and advertising, environmental, aerospace and defense industries and sectors. Our Technology Lending strategy is offered to investors through our technology-focused BDC.

•

First Lien Lending: Our First Lien Lending strategy seeks to realize significant current income with an emphasis on preservation of capital primarily through originating primary transactions in and, to a lesser extent, secondary transactions of first lien senior secured loans in or related to private-equity sponsored, middle market businesses based primarily in the United States. Our First Lien strategy is offered to investors through our long-dated private fund and managed accounts.

•

Opportunistic Lending: Our Opportunistic Lending strategy seeks to generate attractive risk-adjusted returns by taking advantage of credit opportunities in U.S. middle market companies with liquidity needs and market leaders seeking to improve their balance sheets. We focus on high quality companies that could be experiencing disruption, dislocation, distress or transformational change. Our strategy intends to make opportunistic investments in predominately U.S. middle-market companies and be the partner of choice for companies by being well-equipped to provide a variety of financing solutions to meet a broad range of situations, including but not limited to the following: (i) rescue financing, (ii) new issuance and recapitalizations, (iii) wedge capital, (iv) debtor-in-possession loans, (v) financing for additional liquidity and covenant relief and (vi) broken syndications. Our Opportunistic Lending strategy is offered to investors through our long-dated private fund and managed accounts.

GP Capital Solutions

Our GP Capital Solutions product is a leading capital solutions provider to large private capital managers. We primarily focus on acquiring equity stakes in, or providing debt financing to, large, multi-product private equity and private credit platforms. We are in the process of expanding our existing GP Capital Solutions product to provide capital to seasoned portfolio companies owned by funds that are managed by alternative asset managers that we have a pre-existing relationship with, either through our GP Minority Equity Investments or GP Debt Financing strategies. Our GP Capital Solutions product also houses our Business Services Platform, which provides strategic support to the partner managers in which the Dyal Equity Funds hold an interest in. In addition to the GP Capital Solutions strategies, we have recently launched a strategy focused on acquiring passive minority stakes in sports teams, initially focusing on the NBA. This product operates through the following four investment strategies:

•

GP Minority Equity Investments: We build diversified portfolios of minority equity investments in institutionalized alternative asset management firms across multiple strategies, geographies, and asset classes. Our investment objective is to generate compelling cash yield by collecting a set percentage of contractually fixed management fees, a set percentage of carried interest and return on balance sheet investments made by underlying managers. We primarily focus on acquiring minority positions in large, multi-product alternative asset managers who continue to gain a disproportionate proportion of the assets flowing into private investment strategies and exhibit high levels of stability. Our inaugural funds followed a hedge fund manager-focused investment program that has since evolved into a private capital manager-focused investment program, as implemented by our later funds. Our GP Minority Equity Investments strategy is offered to investors through our closed-end permanent capital funds. A fundamental component of the fundraising efforts for our investment programs is the ability to identify and execute co-investment opportunities for our investors. We may offer, from time-to-time and in our sole discretion, co-investment opportunities in certain fund investments, generally with no management or performance-based fee.

•

GP Debt Financing: This strategy focuses on originating and making collateralized, long-term debt investments, preferred equity investments and structured investments in private capital managers. We originate and invest in secured term loans that are collateralized by substantially all of the assets of a manager and subject to repayment on an accelerated basis pursuant to cash flow sweeps of set percentages of management fees, GP realization, carried interest and other fee streams of the management company in the event that certain minimum coverage ratios are not maintained. Our investment objective is to generate current income by targeting investment opportunities with attractive risk-adjusted returns. We expect that the loans will be made to allow borrowers to support business growth, fund GP commitments, and launch new strategies. The GP Debt Financing strategy allows Dyal to offer a comprehensive suite of solutions to such private capital managers. To date, certain loans to private capital managers through the GP Debt Financing Strategy have been made in combination with another Dyal fund making an equity investment in the same private capital manager.

•

Professional Sports Minority Investments: We plan to build diversified portfolios of minority equity investments in professional sport teams. Our first endeavor in this area was creating an innovative partnership with the NBA, which has pre-approved us as a prospective buyer of NBA franchises and waived both its requirement that any minority owner own a stake in a single franchise and its limitation on any team having more than 25 individual beneficial owners. The NBA has also provided pre-approval for us to own interests in multiple NBA franchises. We believe having these approvals and waivers already established will provide selling owners with more certainty of our ability to close on any investment and will make us the buyer of choice when a minority interest in an NBA franchise becomes available. Our investments in the NBA are intended to provide low correlation to other asset classes and long-term value appreciation. The first of such funds was launched in June 2021, and is currently seeking potential investments.

•

Co-Investment and Structured Equity: This emerging strategy will focus on providing capital to seasoned portfolio companies managed by established private capital managers, in whom we have previously invested through our GP Minority Equity Investments or GP Debt Financing strategies and potentially with which we have a business relationship. The strategy will seek to make investments that are intended to provide strategic capital for organic and inorganic growth at mid-life investments, access to potential strategic partners for knowledge and intellectual property transfer and liquidity to existing fund investors. Our investment objective is to generate compelling investment returns, similar to traditional buy-out funds but with mitigated downside risk and faster return of capital.

Our eight investment strategies and their respective products create a robust foundation for our holistic platform. We believe the success and growth in our businesses since inception has been driven by a singular, dedicated focus on providing capital solutions and the following differentiating features of our platform:

•	Serve as a total solution provider, allowing for a broader view of market opportunities

•	Expansive product set provides flexibility to help meet private capital managers’ and borrowers’ needs

•	Extensive senior-level relationships with alternative asset managers, sponsors and other direct lenders that potentially create enhanced sourcing through multiple touchpoints

•	Scaled platform creates ability to competitively access unique opportunities in the market

•	Large deal funnel that allows for high degree of selectivity when considering investment opportunities

•	Relationship-oriented approach with significant involvement from founders through the investment process

•	Strong culture of risk management founded on continuous, pro-active evaluation of portfolio positions and multiple layers of portfolio review

•	Industry leading management team and deeply experienced team of investment professionals solely dedicated to direct lending

Our History

Blue Owl’s history is predicated on the key milestones of both Owl Rock and Dyal. Owl Rock was founded in 2016 by Doug Ostrover, Marc Lipschultz and Craig Packer to address the evolving need for direct lending solutions by middle-market companies and Dyal was founded in 2010 by Michael Rees to fill the need for flexible capital solutions for GPs of private capital managers.

The combination of Owl Rock and Dyal creates a platform primed to continue servicing these markets. Blue Owl’s robust and diversified platform offerings will continue to serve as a response to the following sector dynamics:

•	shifting allocations by retail and institutional investors;

•	rotation into alternatives given the search for yield and reliability of returns;

•	rising need for private debt driven by sponsor demand;

•	evolving landscape of the private debt market;

•	de-leveraging of the global banking system; and

•	increasing need for flexible capital solutions by GPs

The following is a timeline of key fund launch milestones for our businesses:

Across both businesses, our presence in the market combined with our constant dialogue with financial sponsors, companies and our investors, has allowed us to identify attractive opportunities in adjacent subsectors over time. Since inception, both Owl Rock and Dyal have launched multiple new strategies and products, exclusively in areas where we believed we could leverage our competitive advantage and expertise, and where we believe we had identified critical mass of lending and capital solutions opportunities as well as heightened investor interest. We have focused on executing on key adjacencies that are natural extensions of existing core strategies in order to capitalize on the growing dislocations in the market and rising investor demand.

We attribute our successful, disciplined growth to paying close attention to our investors’ needs and proactively developing our product offerings to meet the evolving appetites of our dedicated and growing lending and GP bases. This strategy has helped us secure key investors and expand our product suites leading up to our combination from which we create a diversified asset manager.

Our Market Opportunity

Increasing demand for alternative assets as investors search for yield in a low rate environment

Over the past two decades, investors have significantly increased their asset allocations to alternative investment strategies, with a notable increased acceleration since 2015. Preqin Ltd. (“Preqin”), an alternative assets industry data and research company, estimates that AUM allocated to alternative investments, including private equity, private debt, real estate, infrastructure and natural resources, has achieved a 12% compound annual growth rate since 2000 for the 20-year period through year end 2020, projecting sustained momentum in growth, with a forecasted 12% compound annual growth rate from 2020 to 2025. We expect this secular rotation into alternatives to continue as investors increasingly view allocations to private markets as a crucial requirement to meet their return objectives, as we believe alternative assets offer lower correlated and higher levels of returns as compared to traditional public equities and fixed income. Additionally, we have a diversified capital base across both institutional and high net worth clients, which represent 74% and 24% of our investor base, respectively.

Emergence of Private Debt and GP Minority Investing

Within the growing landscape of alternative assets, there is also a differentiated need for yield-oriented strategies.

The evolving landscape following the financial crisis of 2007 and 2008 (the “Global Financial Crisis”) has stimulated growth in both the private debt and GP minority investing markets. As banks pulled back from the middle markets in an effort to de-risk their balance sheets, the resulting void created a natural market opportunity that beget the emerging popularity of private debt, which has continued to increase in recent years. According to Preqin, since 2009, private debt is estimated to have raised over $957 billion globally, of which over $562 billion was raised since 2015 through 2020. Capital allocations to private debt, in particular, have an estimated compound annual growth rate of 16% through 2020 over a 20-year time period, compared to 11% for private equity. As of September 30, 2020, private debt is the third-largest asset class in the private alternatives space second only to private equity and real estate, and comprises 12% of total private capital, up from 6% in 2000, with tailwinds for future growth.

Similarly, following the Global Financial Crisis, the rising needs of GPs for liquidity and stable capital resulted in the strong growth of GP minority stake investing market. While previously GP minority stake investing was relatively infrequent and driven by opportunistic acquisitions by financial institutions and institutional investors, the years after the Global Financial Crisis were marked by strong growth in the sector. According to Preqin and Pitchbook, between 2010 and 2014, there were 23 stake sales and $8.6 billion capital raised for the GP minority investment funds, primarily targeting hedge fund managers. Over the last several years, GP minority stake investing has rapidly evolved, refocusing on acquiring minority stakes in private capital managers, with 73 stake sales completed and $31.3 billion capital raised across closed and open funds between 2015 and 2019. We believe this growth in activity increased awareness of the strategic benefits that alternative asset managers can derive from partnering with long-term, stable capital providers and highlighted to the investor community the merits of investing in portfolios of GP minority investments.

We expect this rapid growth in both asset classes to continue to meet the following rising needs:

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Sponsor-driven demand for debt capital: We believe the large amount of uninvested capital held by funds of private equity firms, estimated by Preqin Ltd. to be $1.5 trillion as of March 2020, will continue to drive deal activity. We expect that private equity sponsors will continue to pursue acquisitions and leverage their equity investments with secured loans provided by our product offerings. Furthermore, we believe if strong growth in fundraising in the private equity industry continues, it will naturally drive sponsor demand for financing solutions for their equity investments. We also believe continued growth in the private equity industry will facilitate increased demand by sponsor-owned U.S. middle market companies for financing solutions as they continue to require access to debt capital for operational and financing purposes. We believe that an expanding middle-market as well as the growing capital base of the private equity industry will support the continued demand for private debt.

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Evolving financial and strategic objectives of GPs: Given the growth in the alternative asset management industry, we expect the needs of GPs to continue to evolve and expand, driving increased activity in GP minority stake investing. We believe the search for long-term / permanent capital to fund commitments, new product launches, geographic expansion and opportunistic acquisitions will only amplify as the industry expands. We also believe the desire by GPs and founders to crystallize value, optimize ownership structures and create long-term employee incentive mechanisms to ensure successful succession will remain a relevant activity driver as the first generation of leaders near retirement age.

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Increasing Diversity within Private Debt: As macroeconomic conditions evolve, private debt funds have expanded their offerings. There is increasing investor demand for opportunistic lending. We expect the flexibility with which the private debt market evolves and expands will also support its future growth.

Investors’ growing preference for reliability of returns through favorable positioning in the capital structure

The increasing investor allocation into alternatives in search of yield has been accompanied by an increased focus on relative reliability of returns in recent years. As the primary private equity sector matures and oversaturates, the increased competitiveness of valuations has added pressure to the ultimate returns. We believe our private debt and GP minority investing strategies have demonstrated a strong ability to provide stable yields that, on a risk-adjusted basis, can exceed the average private equity return through the following avenues:

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Favorable positioning in the capital structure. The relative seniority of debt to equity in the capital structure improves the risk profile of investment returns through lower relative variability. According to Preqin, the risk / return (defined as the ratio of standard deviation to the median) for investments with vintages between 2007 and 2016 for private debt is 0.91, versus 1.01 for private equity. Within the private debt asset class, direct lending represents an attractive sub-sector, with a risk / return of 0.43 and median net IRR of 8.9%. We believe this favorable risk / return profile of our Direct Lending business will continue to attract investors. Since our private debt strategies primarily operate in the senior secured lending space, and our target companies are in the upper middle market, we have a prime position within the capital structure of established companies. The relative seniority of our products is especially relevant, and can provide a greater degree of certainty for ROIC in periods of market turmoil.

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Stability of cash flows from prudently structured portfolios. The portfolios of GP minority investments can provide more stable and predictable cash flows due to diversification benefits, significant proportion of contractually fixed cash flow, negotiated structural protections and exposure to a secularly growing industry. The portfolio diversification is achieved through broad exposure across multiple partner managers who collectively manage varied investment strategies across a multitude of fund vintages, geographies, sectors, and enterprise values. A significant portion of the expected cash return comes from contractual, fixed management fees, which enhances visibility into quarterly cash flows and provide for downside protection during an economic downturn. The total cash flows may be substantially increased by realized carried interest and gains from the GP-funded commitments.

Shifting asset allocation policies of institutional investors

Institutional investors are continuing to pivot their allocations away from traditional public market products toward higher-return alternative asset classes in an effort to decrease widening funding gaps and capture yield in a low-rate environment. According to a November 2020 Preqin survey, 81% of global investors expect to increase their allocation to alternatives in the next five years, with 26% indicating an expectation to increase their allocation significantly. Within alternatives, growth in private debt and private equity has meaningfully contributed to the increased demand and we believe our products will continue to benefit from the favorable shifts in allocations. The rotation into private debt has been supported by the attractiveness of stable cash flows and a continually diversifying sector, given the rise of distressed and opportunistic lending. Similarly, allocations to the GP minority stake strategy have been supported by the differentiated breadth of exposure to Private Equity and other alternative asset classes. The strategy offers stable and growing cash flows and diversification across vintages, geographies, sectors, asset classes and enterprise values. Our breadth of fund offerings across strategies, and leverage to alternative asset classes is well-primed to benefit from these positive asset allocation trends. We believe we can provide a compelling opportunity for investors looking to place capital in one or more yield-oriented strategies as they seek to optimize their portfolio construction and returns, and we expect these allocation trends to persist for institutional investors, particularly as defined benefit plans and insurers continue to face the following headwinds:

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Pension plans: The funding gap between pension assets and liabilities has continued to widen in recent years, which has exacerbated the difficulty of meeting rising pension obligations. The Geneva Association estimates a $41 trillion funding gap in pensions worldwide as of 2016. Pension funds have increased their allocations to alternative investments in an effort to enhance returns and narrow the existing gap. According to Preqin, public pension funds have been steadily increasing allocations to alternatives over the past decade, with the median allocation rising from 18% in 2010 to 30% in 2020.

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Insurance companies: Insurance companies have notably increased their allocation into alternatives over the past several years. Low-rate environments have pressured insurers to seek alpha generation through higher-return alternatives, in order to generate adequate yield to satisfy their asset-liability matching requirements. Alternatives have also gained favor as a way to further diversify insurance companies’ asset portfolios.

Increasing demand for alternative assets from retail investors

Retail investors are increasing their demand for alternative investment products as a means to diversify and achieve higher, differentiated returns. According to Boston Consulting Group, in 2019, the retail channel represented 42% of global AUM and was the fastest-growing segment of global AUM, at 19% growth both globally and in North America. We expect the growth in the retail channel to continue and generate further demand for alternative products. Cerulli Associates, a research firm focused in global asset management, estimates that registered investment advisers will produce the greatest increase in allocations to alternatives between 2019 and 2021E, increasing their allocation by 17%, while allocations to traditional products such as fixed income, variable annuities, mutual funds and money markets are expected to decline. Owl Rock has benefited from this demand, notably through the growth of ORCC II, which it is seeking to expand through the launch of ORCIC. Commitments from retail investors in Owl Rock’s retail products have increased to approximately $4.6 billion in 2020. In addition, we have begun to penetrate the ultra-high-net-worth and family office sectors in our GP Minority Investments strategy, which together represent $2.0 billion in total commitments. We have well-established and growing relationships with over 85 wealth management platforms, including several of the largest platforms in North America. We believe our current relationships and market presence will enable us to continue penetration of the growing demand within the retail channel. Additionally, we have a diversified, global capital base with a strong investor domestic foundation. Approximately 72% is from U.S. & Canada, 18% from APAC, 9% from EMEA and 1% from the rest of the world.

De-leveraging of the global banking system

Since the Global Financial Crisis, there has been a significant de-leveraging of the global banking system. As the industry fell under more stringent capital requirements, stronger balance sheet discipline and higher standards of regulatory compliance, the commercial and investment banks increased their focus on large corporate companies, resulting in a reduction in the amount of capital provided to middle-market companies and private alternative asset management firms. This dynamic created an opportunity for non-bank lenders to service both groups, each of which comprise a large addressable market. We believe well-capitalized, reputable non-bank direct lenders like ORCC, Dyal Financing Fund, and our other products have been able to help provide financing solutions to the middle-market and private alternative asset management firms, and fill the gap left by retreating, traditional lenders.

Our Competitive Strengths

High proportion of permanent capital

We have a high-quality capital base heavily weighted toward permanent capital. For the six months ended June 30, 2021, approximately 97% of our management fees were earned on AUM that we refer to as permanent capital, with the remainder (including private funds and managed accounts) in long-dated funds, which we define as funds with a contractual finite life of 5 years or more. Our BDCs, by nature, are closed-end, permanent (or potentially permanent) funds with no mandatory redemption and potentially unlimited duration once listed. The underlying funds of our GP Minority Equity Investments, GP Debt Financing, Co-Investments and Structured Equity and Professional Sports Minority Investments strategies are also structured as permanent capital vehicles. The high proportion of permanent capital in our AUM provides a stable base and allows for our AUM to grow more predictably without having reductions in our asset levels due to ordinary redemptions as with non-permanent fund structures. It also enables us to grow our fee revenue while leveraging our existing expense base. Our permanent capital base also lends stability and flexibility to our portfolio companies and partner managers, providing us the opportunity to grow alongside these companies and positioning us to be a preferred source of capital and the incumbent lender for follow-ons and other capital solutions to high-performing companies and GPs. As such, we are able to be a compelling partner for these firms as they seek capital to support their long-term vision and business development goals. The stability of our AUM base enables us to focus on generating attractive returns by investing in assets with a long-term focus across different periods in the market cycle.

Significant embedded growth in current AUM with built-in mechanisms for fee revenue increases

While we expect to continue our successful fundraising track record to supplement our existing capital base, our current AUM, predominately permanent capital in nature, already provides for significant embedded growth. Of our $62.4 billion AUM base, $42.8 billion represents our current fee-paying AUM. As of June 30, 2021, we have approximately $8.5 billion in AUM not yet paying fees. In addition, to the extent any of our BDCs become publicly listed, under the advisory agreements the advisory fees from the applicable BDC could potentially increase, subject to any fee waivers or deferral arrangements agreed to by us and the applicable BDC.

Stable earnings model with attractive margin profile

The majority of our revenues is generated from our management fees, which are contractual, fixed fees charged on fee-paying AUM. For the six months ended June 30, 2021, approximately 90% of our pro forma total revenue was comprised of management fees, which includes BDC Part I Fees from our BDCs. See “Risk Factors—Risks Related to Our Business and Operations—The management fees of our BDCs and management fees and performance income of our private funds comprise substantially all of our revenues and a reduction in fees and performance income could have an adverse effect on our results of operations and the level of cash available for distributions to our stockholders.” and Note 1 to the “Notes to the Unaudited Pro Forma Combined Financial Information.”

•	Management fees are generally based upon a defined percentage of average fair value of gross assets (excluding cash) or average fair value of gross assets (excluding cash) plus undrawn commitments in the case of our BDCs, or fair value of gross assets (excluding cash), fair value of investments plus undrawn commitments, or invested capital in the case of our Private Debt funds and Managed Accounts, investment cost for our GP Debt Financing strategy, and capital committed during the investment period, and thereafter generally based on the cost of unrealized investments, in the case of our GP Minority Equity Investments strategy, or based upon a defined percentage of the aggregate acquisition value adjusted for the cost of investment in the case of our Dyal HomeCourt Fund. Our management fees also include BDC Part I Fees.

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BDC Part I Fees refers to a quarterly incentive fee on the net investment income of ORCC, ORCC II, ORTF and ORCIC (and, should such BDC become publicly listed in the future, ORCC III), subject to a fixed hurdle rate. These fees are classified as management fees as they are predictable and recurring in nature, not subject to contingent repayment, and cash-settled each quarter.

Our predictable revenue base translates to a stable earnings model through a disciplined, efficient cost structure, producing strong profit margins and mitigating the risk of volatility in the profit margins. Expenses related to our Business Services Platform are generally charged across the Dyal Equity Funds. This allows our business model to maintain a disciplined cost structure and stable operating margins while continuing to provide our partner managers with operational support which is core to our value proposition. Additionally, certain costs associated with our middle/back office personnel supporting our products are charged back to the underlying Direct Lending funds.

Extensive, long-term relationships with a robust and vast network of alternative asset managers

We have extensive alternative asset manager relationships, which allow us to quickly and efficiently source potential GP and fund level investment opportunities. Since inception, on a combined basis, we have generated fund level deal flow from over 570 sponsors and completed over 60 equity and debt GP level transactions. We believe our deep relationships position us to receive “early looks” and “last looks” from alternative asset managers, which in turn, allow us to be highly selective in deciding which investments to pursue. We believe the depth and breadth of our relationships are predicated on several, differentiating features of our platform and that alternative asset managers value our team’s experience and deep focus both within products and across a broad spectrum of capital solutions. Our Direct Lending business has over 65 investment professionals with an average of 20 years of experience and our GP Capital Solutions business has 16 investment professionals with the seven investment team Managing Directors having an average of 19 years of experience. Our expansive set of product offerings allows us to provide flexible and creative solutions, and in tandem with our sizeable permanent capital base, enables us to provide access to scaled, sizeable commitments. Alternative asset managers also value our Business Services Platform, which provides strategic value-added services to our partner managers in five key areas: client development and marketing support, business strategy, product development, talent management, and operational advice. We also believe our independence positions us as a trusted partner to the alternative asset management community. Our ability to move quickly and with transparency provides execution certainty to these alternative asset managers. We expect our differentiated approach and broad spectrum of capital solution products will continue to strengthen our relationships, and we intend to further expand our network to fortify our position as a preferred partner for alternative asset managers and their portfolio companies.

Increasing benefits of scale

We believe our robust, scaled platform presents us with a competitive advantage which enables us to provide attractive solutions as a trusted partner and therefore continue to capture market share.

Within Direct Lending, there is significant competition for loans below $50 million, but there are much fewer lenders capable of providing solutions over $100 million. Our differentiated approach and scaled direct lending platform allow us to capitalize on opportunities across the sizing spectrum—from loans below $50 million to loans up to $1.0 billion. Our platform’s scale has demonstrated the ability to originate larger deals, while also providing diversification in our portfolios. We believe our scale enables us to broaden our deal funnel and provides us access to more investment opportunities than many other direct lenders. We have significant dry powder that allows us to provide scaled financing solutions, commit to full capital structures and support capital needs of borrowers. We believe being a total solutions provider also grants us a broader view of market opportunities, which allows us to continue operating as a market leader.

Within GP Minority Equity Investments, we have also established ourselves as a market leader, with a long track record, greatest amount of aggregate capital raised and largest number of publicly-announced deals. The size of our most recent fund, at $9.0 billion, is materially larger than the target $4 billion fund sizes of our main competitors. Our large base of stable capital not only enables participation in investments across the sizing spectrum, but also creates a competitive advantage by positioning us as a highly qualified buyer for minority stakes in large, established GPs. We believe we also gain access to proprietary deal flow as a result of the market’s confidence in our ability to execute on large investments expeditiously. While our GPs vary in size, the median AUM of the underlying private capital GPs in our GP Minority Equity Investments’ Fund III and Fund IV is $24.2 billion as of December 31, 2020. We believe our strong reputation in the market combined with our scale will continue to provide us with unique access to the most attractive sectors of the alternative asset management universe.

Many institutional investors are concentrating their relationships in an effort to partner with dependable, scaled firms with proven track records that they have a high level of comfort with. Our scaled platform enables us to remain a partner of choice not only for borrowers and GPs, but also for investors. We believe we will not only maintain, but continue to expand our share of the market as a result of the high level of confidence investors have in our scaled capital solutions platform.

Our ability to provide diversification and niche access points will continue to attract investor interest as they seek diversification and continue to value lower-correlation portfolio allocations.

Diverse, global and growing high-quality investor base

Our global investor base, across our strategies, is composed of long-standing institutional relationships as well as a growing retail investor base. Our institutional clients include large domestic and international public and private pension funds, endowments, foundations, family offices, sovereign wealth funds, asset managers and insurance companies. Our retail clients include prominent wealth management firms, private banks, and high-net worth investors. We continue to grow our investor relationships and have over 650 unique relationships as of June 30, 2021. As we continue to grow, we expect to retain our existing clients through our breadth of offerings. As of June 30, 2021, approximately 36% of our investors are invested in at least two products, with many increasing their commitment to their initial strategy and additionally committing additional capital across our other strategies. We believe our diligent management of investors’ capital, combined with our strong performance and increasingly diversified product offerings has helped retain and attract investors which has furthered our growth in fee paying AUM and facilitated further expansion of our strategies. We also believe the global nature of our investor base enables significant cross-selling opportunities between our products and strategies. We are committed to providing our clients with a superior level of service. We believe our client-focused nature, rooted in our culture of transparency will help us continue to retain and attract high quality investors to our platform.

Industry-leading management team with proven track record

We are led by a team of seasoned executives with significant and diverse experience at the world’s leading financial institutions. Our best-in-class management team has considerable expertise across the direct lending space and GP minority stake strategies, with a long track record of successful investing experience across multiple businesses and credit cycles. Members of our senior management have an average of over 25 years of experience and a strong track record in building successful businesses from the ground up and generating superior returns across market cycles. Additionally, our senior management team has experienced no turnover since the inception of our predecessor businesses which we believe has enabled us to build meaningful long-term relationships and partnerships with alternative asset managers as well as with our investors.

Alignment of interests with stakeholders

We consider the alignment of interests of our principals, executive management team and professionals with those of our investor base and unitholders to be core to our business. Our principals, executive management team and professionals have committed almost $1.9 billion of capital across our products, which aligns our interests with client interests. This arrangement only furthers the alignment of interests by reinforcing the long-term ownership of our equity by our co-Founders, investment professionals and other employees, while also motivating the continued high-performance and retention of our dedicated team of professionals.

Our Growth Strategy

We aim to continue applying our core principles and values that have guided us since inception in order to expand our business through the following strategies:

Organically grow our core business

We expect to continue to grow AUM in our existing strategies, and intend to launch additional, successor permanent capital vehicles and similar long-dated products in the future. We will benefit from significant embedded growth in our current AUM that can be realized as we continue to deploy and lever our existing capital base. As of June 30, 2021, we have approximately $8.5 billion in AUM not yet paying fees. As we realize this embedded growth, the conversion of available capital will create access to fee growth by increasing our fee-paying AUM. We believe these key attributes, in conjunction with our ability to raise successor products in existing strategies, will continue to play a key role in our growth profile. We also expect to enhance our AUM growth by expanding our current investor relationships and also continuing to attract new investors.

Expand our product offering

We plan to grow our platform by expanding our product offerings. We intend to take a diligent and deliberate approach to expansion, only adding products that are complementary, adjacent or additive to our current strategies. To date, our measured approach to growth through the addition of adjacent strategies has allowed us to continue delivering high performance to our dedicated investor base. We expect that as we continue to grow our existing strategies, there will be additional adjacencies that provide natural expansion opportunities. We believe through the disciplined expansion of our platform, we can continue to develop our breadth of offerings and further our position as a leading solutions provider. As we grow, we expect to attract new investors as well as leverage our existing investor base, as we have done with previous product launches.

Leverage complementary global distribution networks

Both Owl Rock and Dyal have demonstrated fundraising capabilities, that combined are well positioned to continue to penetrate the growing global market. Owl Rock’s fundraising success to date has been primarily focused within the United States, and Dyal’s global investor base is primarily located in North America, Asia Pacific, Europe, and the Middle East. We intend to continue fundraising both domestically and internationally. The favorable industry tailwinds are global in nature and we believe that there is additional market opportunity across the global landscape. As of June 30, 2021, 72% of our capital raised represents capital raised in the United States and Canada. We believe our strong network and track record of global fundraising has primed us to further extend our fundraising efforts across products and into additional international markets, as institutional investors across the globe are facing the same pressures and seeking the same positive attributes of the sector that have attracted domestic investors thus far. We also believe we have a significant opportunity to leverage Dyal’s global fundraising capabilities and investor relationships to cross-sell our Direct Lending products, as well as utilize Owl Rock’s existing domestic retail channel to cross-sell our GP Capital Solutions products while increasing our global capabilities. The global market represents a large, and relatively untapped opportunity for many of our products that we believe will facilitate our pursuit of international expansion in the coming years, and position us to enter into less-developed markets where we can be a significant first-mover and play a key role in defining the markets.

Enhance our distribution channels

As investors continue to increase their alternatives allocation in the search for yield, we believe we have the opportunity to continue diversifying our client base by attracting new investors across different channels. We intend to leverage our strong growth within and across our strategies as a means to add new investors to our growing family of funds. We have already begun executing on this strategy, with a notable influx of wealth management platforms and public and private pension fund investors in recent years. These additions helped further diversify our investor base which also includes, but is not limited to, insurance, family offices, endowments and foundations. In addition, we have continued to grow our relationships in the consultant community. We intend to be the premier direct lending and GP minority investing platform for investors across the institutional and retail distribution channels.

Deepen and expand strong strategic relationships with key institutional investors

We have established invaluable relationships with strategic partners, consultants and large institutional investors who provide us with key market insights, operational advice and facilitate relationship introductions. We pride ourselves on continuing to foster these relationships as they are fundamental to our business and reflect the strong alignment of interests that are highly valued by our partners. As of June 30, 2021, six institutional investors have committed at least $1.0 billion across our strategies. Seventeen institutional investors have committed at least $500 million, and 35 have committed at least $250 million across our strategies and 36% of our institutional investors are invested in more than one product. Our strategic partnerships allow us to craft customized solutions tailored to the objectives of our clients, while reflecting the breadth of our capabilities across our strategies. We also have important relationships with sponsors, wealth management firms, banks, corporate advisory firms, industry consultants and other market participants that we believe are of significant value. As we continue to grow, both organically and through product and geographic expansion, we will continue to pursue the addition of incremental key strategic partners.

Opportunistically pursue accretive acquisitions

In addition to our various avenues of organic growth, we intend to diligently evaluate acquisition opportunities that we believe would be value-enhancing to our current platform. These could include, but are not limited to, acquisitions that would expand the breadth of our product offerings, further develop our investor base, or facilitate our plans for global expansion. We believe that as the market continues to evolve, there will be numerous opportunities for us to consider, of which we intend to only pursue the most accretive acquisitions.

Regulatory and Compliance Matters

Our businesses, as well as the financial services industry, generally are subject to extensive regulation, including periodic examinations, by governmental agencies and self-regulatory organizations or exchanges in the U.S. and foreign jurisdictions in which we operate relating to, among other things, antitrust laws, anti-money laundering laws, anti-bribery laws relating to foreign officials, tax laws and privacy laws with respect to client and other information, and some of our funds invest in businesses that operate in highly regulated industries.

Each of the regulatory bodies with jurisdiction over us has regulatory powers dealing with many aspects of financial services, including the authority to grant, and in specific circumstances to cancel, permissions to carry on particular activities. Any failure to comply with these rules and regulations could limit our ability to carry on particular activities or expose us to liability and/or reputational damage. Additional legislation, increasing global regulatory oversight of fundraising activities, changes in rules promulgated by self-regulatory organizations or exchanges or changes in the interpretation or enforcement of existing laws and rules, either in the United States or elsewhere, may directly affect our mode of operation and profitability. See “Risk Factors—Risks Related to Our Business and Operations—Difficult market and political conditions may reduce the value or hamper the performance of the investments made by our funds or impair the ability of our funds to raise or deploy capital, each of which could materially reduce our revenue, earnings and cash flow and adversely affect our financial prospects and condition.”

Rigorous legal and compliance analysis of our businesses and our funds’ investments is important to our culture. We strive to maintain a culture of compliance through the use of policies and procedures such as oversight compliance, codes of ethics, compliance systems, communication of compliance guidance and employee education and training. All employees must annually certify their understanding of and compliance with key global Owl Rock policies, procedures and code of ethics. We have a compliance group that monitors our compliance with the regulatory requirements to which we are subject and manages our compliance policies and procedures. Our Chief Compliance Officer supervises our compliance group, which is responsible for monitoring all regulatory and compliance matters that affect our activities. Our compliance policies and procedures address a variety of regulatory and compliance risks such as the handling of material non-public information, personal securities trading, valuation of investments, document retention, potential conflicts of interest and the allocation of investment opportunities.

Many jurisdictions in which we operate have laws and regulations relating to data privacy, cybersecurity and protection of personal information, including the General Data Protection Regulation, which expands data protection rules for individuals within the European Union (the “EU”) and for personal data exported outside the EU, and the California Consumer Privacy Act, which creates new rights and obligations related to personal data of residents (and households) in California. Any determination of a failure to comply with any such laws or regulations could result in fines and/or sanctions, as well as reputational harm. Moreover, to the extent that these laws and regulations or the enforcement of the same become more stringent, or if new laws or regulations or enacted, our financial performance or plans for growth may be adversely impacted.

United States

SEC Regulations

We provide investment advisory services through several entities that are registered as investment advisers with the SEC pursuant to the Advisers Act. Our BDCs elect to be regulated under the Investment Company Act and the Exchange Act and, in certain cases, the Securities Act. As compared to other, more disclosure-oriented U.S. federal securities laws, the Advisers Act and the Investment Company Act, together with the SEC’s regulations and interpretations thereunder, are highly restrictive regulatory statutes. The SEC is authorized to institute proceedings and impose sanctions for violations of the Advisers Act and the Investment Company Act, ranging from fines and censures to termination of an adviser’s registration.

Under the Advisers Act, an investment adviser (whether or not registered under the Advisers Act) has fiduciary duties to its clients. The SEC has interpreted these duties to impose standards, requirements and limitations on, among other things, trading for proprietary, personal and client accounts; allocations of investment opportunities among clients; and conflicts of interest.

The Advisers Act also imposes specific restrictions on an investment adviser’s ability to engage in principal and agency cross transactions. Our registered investment advisers are subject to many additional requirements that cover, among other things, disclosure of information about our business to clients; maintenance of written policies and procedures; maintenance of extensive books and records; restrictions on the types of fees we may charge, including incentive fees or carried interest; solicitation arrangements; maintaining effective compliance program; custody of client assets; client privacy; advertising; and proxy voting. The SEC has authority to inspect any registered investment adviser and typically inspects a registered investment adviser periodically to determine whether the adviser is conducting its activities in compliance with (i) applicable laws, (ii) disclosures made to clients and (iii) adequate systems, policies and procedures to ensure compliance.

A majority of our revenues are derived from our advisory services to our BDCs. The Investment Company Act imposes significant requirements and limitations on BDCs, including with respect to their capital structure, investments and transactions. While we exercise broad discretion over the day-to-day management of our BDCs, each of our BDCs is also subject to oversight and management by a board of directors, a majority of whom are not “interested persons” as defined under the Investment Company Act. The responsibilities of each board include, among other things, approving our advisory contract with our BDC; approving certain service providers; determining the valuation and the method for valuing assets; and monitoring transactions involving affiliates and; approving certain co-investment transactions. The advisory contracts with each of our BDCs may be terminated by the stockholders or directors of such BDC on not more than 60 days’ notice, and are subject to annual renewal by each respective BDC’s board of directors after an initial two-year term.

Generally, affiliates of our BDCs are prohibited under the Investment Company Act from knowingly participating in certain transactions with their affiliated BDCs without prior approval of the BDC’s board of directors who are not interested persons and, in some cases, prior approval by the SEC. The SEC has interpreted the prohibition on transactions with affiliates to prohibit “joint transactions” among entities that share a common investment adviser.

Owl Rock Capital and certain of its affiliates have been granted exemptive relief by the SEC that permits them to co-invest with each other and other funds managed by Owl Rock Capital or its affiliates in negotiated transactions in a manner consistent with our BDCs’ investment objectives, positions, policies, strategies and restrictions as well as regulatory requirements and other pertinent factors, provided that certain directors of any of our participating BDCs make certain determinations. Our investment allocation policy incorporates the conditions of the exemptive relief. As a result of the exemptive relief, there could be significant overlap in the investment portfolios of our BDCs and/or other of our funds that could avail themselves of the exemptive relief.

Pursuant to an exemptive order issued by the SEC on April 8, 2020 and applicable to all BDCs through December 31, 2020, our BDCs may, subject to the satisfaction of certain conditions, co-invest in their respective existing portfolio companies with certain other funds managed by Owl Rock Capital or its affiliates and covered by the exemptive relief, even if such other funds have not previously invested in such existing portfolio company. Without this order, affiliated funds would not be able to participate in such co-investments with our BDCs unless the affiliated funds had previously acquired securities of the portfolio company in a co-investment transaction with the Company.

Additionally, Owl Rock Capital has been granted exemptive relief to permit certain of our BDCs and certain of their respective affiliates to offer multiple classes of shares of common stock and to impose asset-based distribution fees and early withdrawal fees.

Under the Advisers Act, our investment advisory agreements may not be assigned without the client’s consent. Under the Investment Company Act, the advisory agreements with our BDCs terminate automatically upon assignment. The term “assignment” is broadly defined and includes direct assignments as well as assignments that may be deemed to occur upon the transfer, directly or indirectly, of a controlling interest in us.

Other Federal and State Regulators; Self-Regulatory Organizations

In addition to the SEC regulatory oversight we are subject to under the Investment Company Act and the Advisers Act, there are a number of other regulatory bodies that have or could potentially have jurisdiction to regulate our business activities.

Blue Owl Securities, an affiliate of Blue Owl, is registered as a broker-dealer with the SEC, which maintains registrations in many states, and is a member of FINRA. As a broker-dealer, Blue Owl Securities is subject to regulation and oversight by the SEC and state securities regulators. In addition, FINRA, a self-regulatory organization that is subject to oversight by the SEC, promulgates and enforces rules governing the conduct of, and examines the activities of, its member firms. Due to the limited authority granted to Blue Owl Securities in its capacity as a broker-dealer, it is not required to comply with certain regulations covering trade practices among broker-dealers and the use and safekeeping of customers’ funds and securities. As a registered broker-dealer and member of a self-regulatory organization, Blue Owl Securities is, however, subject to the SEC’s uniform net capital rule. Rule 15c3-1 of the Exchange Act, which specifies the minimum level of net capital a broker-dealer must maintain and also requires that a significant part of a broker-dealer’s assets be kept in relatively liquid form.

Dyal Fund III, unlike our other Dyal funds, has been operated as a commodity pool having a registered commodity pool operator (“CPO”) that relies on CFTC Rule 4.7, a partial exemption from certain CFTC rules. Prior to the closing of the Business Combination, the existing investment manager of Dyal Fund III filed a cessation of trading notice in respect of Dyal Fund III because Dyal Fund III has never invested in or traded “commodity interests”, as defined under the U.S. Commodity Exchange Act. It is currently expected that neither the new general partner nor the new investment manager of Dyal Fund III will serve as a registered CPO to Dyal Fund III following the closing. However, if the cessation of trading notice is not effective and no other exemption or exclusion is available, the newly appointed manager of Dyal Fund III will be required to be register as a CPO and continue to meet the requirements of Rule 4.7 with respect to the fund. Registration as a CPO entails incurring additional costs, expenses and administrative burdens, including, registration and licensing requirements (and certain personnel may need to satisfy proficiency requirements), bookkeeping, recordkeeping and filing requirements, certain reporting obligations, oversight and examination by the National Futures Association, and other ongoing compliance obligations.

Other Jurisdictions

We currently have limited operations outside the United States. We have recently commenced operations in the U.K. We also market our funds to investors globally. As we expand our operations in the U.K., Europe and other international jurisdictions, we expect to become subject to various legislative frameworks in those jurisdictions. See “Risk Factors—Dyal Funds—Increased data protection regulation may result in increased complexities and risk in connection with the operation of our business and our funds” and “Risk Factors—Dyal Funds—We are subject to risks related to corporate social responsibility.”

Competition

The investment management industry is intensely competitive, and we expect it to remain so. We compete globally and on a regional, industry and asset basis.

Historical Competition of Owl Rock

We face competition both in the pursuit of fund investors and investment opportunities. Generally, our competition varies across business lines, geographies and financial markets. We compete for investors based on a variety of factors, including investment performance, investor perception of investment managers’ drive, focus and alignment of interest, quality of service provided to and duration of relationship with investors, breath of our product offering, business reputation and the level of fees and expenses charged for services. We compete for investment opportunities at our funds based on a variety of factors, including breadth of market coverage and relationships, access to capital, transaction execution skills, the range of products and services offered, innovation and price, and we expect that competition will continue to increase.

Our competition as an asset manager and financing source to middle market companies consists primarily of other asset managers who focus principally on credit funds, including BDCs, and other credit products. We and our funds also compete with public and private funds, BDCs, commercial and investment banks, commercial finance companies and, to the extent they provide an alternative form of financing, private equity and hedge funds. Many of our competitors are substantially larger and may have more financial, technical, and marketing resources than we do. Many of these competitors have similar investment objectives to us, which may create additional competition for investment opportunities. Some of these competitors may also have a lower cost of capital and access to funding sources that are not available to us, which may create competitive disadvantages for us with respect to investment opportunities. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships than us. Further, many of our competitors are not subject to the regulatory restrictions that the Investment Company Act imposes on us as a business development company, or to the distribution and other requirements we must satisfy to qualify for RIC tax treatment. Lastly, institutional and individual investors are allocating increasing amounts of capital to alternative investment strategies. Several large institutional investors have announced a desire to consolidate their investments in a more limited number of managers. We expect that this will cause competition in our industry to intensify and could lead to a reduction in the size and duration of pricing inefficiencies that many of our funds seek to exploit.

Competition is also intense for the attraction and retention of qualified employees. Our ability to continue to compete effectively in our businesses will depend upon our ability to attract new employees and retain and motivate our existing employees.

For additional information concerning the competitive risks that we face, see “Risk Factors—Risks Relating to Our Businesses and Operations—The investment management business is intensely competitive.”

Historical Competition of Dyal

The Dyal Equity Funds currently have limited direct competition from organizations dedicated to acquiring stakes in large institutionalized private capital managers. Goldman Sachs’ Petershill team has acquired stakes in certain private equity firms. Similarly, Blackstone has acquired various minority stakes. Such institutions may compete with us for similar investments in the future. We believe however that this limited number of competitors is likely to persist, as conflicts of interest and regulatory restrictions make purchasing minority stakes in private capital managers challenging for financial institutions and private equity firms.

With respect to our GP Debt Financing strategy, many banks provide revolving lines of credit to private equity managers, but these credit lines are typically short duration (i.e., three to five years), amortize and require blanket personal guarantees. A small number of firms, most notably Landmark Partners, provide structured or preferred equity to managers, but these investments are also structurally very different from our funds’ long-term loans. We believe that this limited amount of competition is likely to persist, as conflicts of interest, regulatory restrictions, capital constraints and other considerations make lending to private equity managers challenging for financial institutions, insurance companies and other private market firms.

Our current GP Capital Solutions strategies compete with, and our expanded GP Capital Solutions strategies will compete with, among others, a number of private equity funds, specialized funds, hedge funds, corporate buyers, traditional asset managers, real estate companies, commercial banks, investment banks, other investment managers and other financial institutions, including the owners of certain of our shareholders, as well as domestic and international pension funds and sovereign wealth funds, and we expect that competition will continue to increase. See “Risk Factors—Risks Related to Our Business and Operations—The investment management business is intensely competitive.” We compete globally and on a regional, industry and asset basis.

Generally, our competition varies across business lines, geographies and financial markets and we anticipate competition in both our currently existing operations as well as any new operations we may undertake, including our anticipated entry into NBA franchise minority stake ownership. We compete for investment opportunities at our funds based on a variety of factors, including breadth of market coverage and relationships, access to capital, scale, transaction execution skills, the range of products and services offered, innovation and price, and we expect that competition will continue to increase.

Competition is also intense for the attraction and retention of qualified employees. Our ability to continue to compete effectively in our businesses will depend upon our ability to attract new employees and retain and motivate our existing employees. See “Risk Factors—Risks Related to Our Business and Operations—Our future growth depends on our ability to attract, retain and develop human capital in a highly competitive talent market.”

Legal Proceedings

From time to time we may be involved in various legal proceedings, lawsuits and claims incidental to the conduct of our business, some of which may be material. Our businesses are also subject to extensive regulation, which may result in regulatory proceedings against us.

Affiliates of Sixth Street Partners (collectively, “Sixth Street”), a partner manager of Dyal Fund III, filed suit in the Court of Chancery of the State of Delaware on February 12, 2021 against Dyal Capital Partners III (A) LP, Dyal Capital Partners III (B) LP, NB Dyal Associates III LP, NB Dyal GP Holdings LLC, Dyal III SLP LP, NB Alternatives GP Holdings LLC, NB Alternatives Advisers LLC, Neuberger Berman AA LLC, and Neuberger Berman seeking to enjoin the completion of the Business Combination on the basis that the Business Combination violated the restrictions on transfer set forth in the investment agreement between Sixth Street and Dyal Fund III and alleging, in the alternative, a claim of tortious interference with contract against certain defendants. The action was captioned Sixth Street Partners Management Company, L.P., et. al v. Dyal Capital Partners III (A) LP, et. al., C.A. No. 2021—0127—MTZ (Del. Ch.). On April 20, 2021, the Court denied the application for an injunction with respect to both claims, noting that Sixth Street was unlikely to succeed on the merits of the case with respect to either the violation of the restrictions on transfer or the tortious interference claim. On April 30, 2021, the Court entered final judgment against Sixth Street and in favor of the defendants, and dismissed the action in its entirety with prejudice on the basis of the Court’s April 20 ruling. On May 14, 2021, the Delaware Supreme Court affirmed the Court of Chancery’s entry of final judgment against Sixth Street.

Additionally, affiliates of Golub Capital Partners (collectively “Golub”), a partner manager of Dyal Fund IV, filed suit in the Supreme Court of the State of New York, County of New York, on February 23, 2021 against Dyal Capital Partners Mirror Aggregator (A) LP, Dyal Capital Partners Mirror Aggregator (B-GIM) LP, Dyal Capital Partners Mirror Aggregator (B-GGP) LP, NB Dyal IV Advisers LLC, NB Dyal GP Holdings LLC, Neuberger Berman, and NB Alternatives Advisers LLC likewise seeking to enjoin the completion of the Business Combination on the basis that the Business Combination violated the restrictions on transfer set forth in the investment agreement between Golub and Dyal Fund IV and asserting a claim of tortious interference with contract against certain defendants in the alternative. The action was captioned GCDM Holdings LP, et al. v. Dyal Capital Partners Mirror Aggregator (A) LP, et al., Index No. 651226/2021 (Sup. Ct. New York Cnty.). On April 2, 2021, the Court denied the application for an injunction with respect to both claims, noting that Golub was unlikely to succeed on the merits of the case with respect to either the violation of the restrictions on transfer or the tortious interference claim. On June 2, 2021, Golub filed a stipulation of voluntary discontinuance that dismissed with prejudice the remaining claims in the action.

On March 8, 2021, Golub filed a demand for arbitration against Dyal Capital Partners Mirror Aggregator (A) LP, Dyal Capital Partners Mirror Aggregator (B-GIM) LP, Dyal Capital Partners Mirror Aggregator (B-GGP) LP, NB Dyal IV Advisers LLC, NB Dyal GP Holdings LLC, NB Alternatives Advisers LLC, and Neuberger Berman LLC for claims similar to those filed in the Supreme Court of the State of New York, County of New York. On April 26, 2021, Golub filed an application for emergency injunctive relief in arbitration against Dyal Capital Partners Mirror Aggregator (A) LP, Dyal Capital Partners Mirror Aggregator (B-GIM) LP, and Dyal Capital Partners Mirror Aggregator (B-GGP) LP. The application sought, among other things, restrictions on Dyal IV’s receipt, use, and possession of certain of Golub’s information following the closing of the Business Combination. On May 17, 2021, an emergency arbitrator denied Golub’s application for emergency injunctive relief. Golub’s claims in arbitration remain pending. On May 24, 2021, Dyal Capital Partners Mirror Aggregator (A) LP, Dyal Capital Partners Mirror Aggregator (B-GIM) LP, and Dyal Capital Partners Mirror Aggregator (B-GGP) LP filed counterclaims against Golub, which also remain pending.

BLUE OWL’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the unaudited consolidated and combined financial statements of Blue Owl Capital Inc. and the related notes included in this prospectus.

2021 Second Quarter Overview

Business Combination

The second quarter of 2021 was a pivotal moment in the history of our firm. We closed the Business Combination, bringing together two industry-leading investment platforms providing solutions to the alternative asset management industry. For GAAP purposes, Owl Rock comprises our historical results, while Dyal Capital was accounted for as an acquisition, and therefore the operating results of Dyal Capital are included starting on the Business Combination Date. In connection with the acquisition accounting, we brought on at fair value the acquired assets and assumed liabilities of Dyal Capital, including a substantial amount of goodwill and other intangible assets. Please see Note 2 and Note 3 to our consolidated and combined financial statements included in this prospectus for additional information.

2031 Notes Offering

Shortly following the closing of the Business Combination, we completed the offering of $700.0 million of 2031 Notes. We used a portion of the proceeds of the notes to repay our previously outstanding $250.0 million Term Loan and the remaining amount will be used for general corporate purposes.

Overview of our Financial Results

	Three Months Ended June 30,		Six Months Ended June 30,
(dollars in thousands)	2021	2020	2021	2020
Net Income (Loss) Attributable to Blue Owl Capital Inc. (After May 19, 2021) / Owl Rock (Prior to May 19, 2021)	$(362,344)	$(12,443)	$(322,930)	$(19,503)
Fee-Related Earnings(1)	$98,133	$(6,504)	$144,481	$(7,716)
Distributable Earnings(1)	$85,138	$(12,492)	$125,390	$(19,603)

(1)

For the specific components and calculations of these Non-GAAP measures, as well as a reconciliation of these measures to the most comparable measure in accordance with GAAP, see “—Non-GAAP Analysis” and “—Non-GAAP Reconciliations.”

Net Loss Attributable to Blue Owl Capital Inc. (“Net Loss”) during the second quarter of 2021 was impacted by significant non-cash equity-based compensation expenses recognized in connection with the Business Combination. This unfavorable change year-over-year was partially offset by higher management fees from our Direct Lending products, as well as the accretive impact of revenues from the GP Capital Solutions products. Please see “—GAAP Results of Operations Analysis” and “—Non-GAAP Analysis” for a detailed discussion of the underlying drivers of our results.

Assets Under Management

During the second quarter of 2021, we continued to raise additional capital across both our Direct Lending and GP Capital Solutions products. We finished the quarter with $62.4 billion of AUM, which included $42.8 billion of FPAUM and $8.5 billion of AUM not yet paying fees. As of June 30, 2021, approximately 97% of our management fees were earned on AUM that we refer to as permanent capital. See “—Assets Under Management” for additional information, including important information on how we define these metrics.

Business Environment

Our business is impacted by conditions in the financial markets and economic conditions in the U.S., and to a lesser extent, elsewhere in the world.

Global capital markets continued to rally in the second quarter of 2021 as investor sentiment was encouraged by global central bank support, improving economic data and optimism surrounding vaccine production and distribution. In the U.S., corporate credit spreads continued to tighten amidst larger gains in the equity markets, economic data showing signs of stabilization and the Federal Reserve’s secondary market corporate bond purchasing support programs.

We believe the sustained low interest rate environment has resulted in increasing demand for yield, and significant tailwinds for direct lending. The search for yield has resulted in growing allocations to alternative assets, as investors seek to meet their return objectives. This rotation into alternatives has helped give rise to and sustain continued growth of the direct lending market. Our Direct Lending products continue to attract investor capital given its position as a higher-yielding product with defensive characteristics that provides an attractive income alternative to traditional liquid fixed income and a lower-risk alternative to private equity.

Similarly, in our GP Capital Solutions products, the rising needs of alternative asset managers, which we refer to as “GPs,” for liquidity and stable capital resulted in the strong growth of GP minority stake investing market. While previously GP minority stake investing was relatively infrequent and driven by opportunistic acquisitions by financial institutions and institutional investors, the years after the global financial crisis of 2007 and 2008 were marked by strong growth in the sector. Over the last several years, GP minority stake investing has rapidly evolved. We believe this growth in activity increased awareness of the strategic benefits that alternative asset managers can derive from partnering with long-term, stable capital providers and highlighted to the investor community the merits of investing in portfolios of GP minority investments. Notably Dyal Fund V has already committed approximately 30% of the capital we expect to raise for this product through four investments, and we just held our first close last November.

We believe that our disciplined investment philosophy across our distinct but complementary products contributes to the stability of our performance throughout market cycles. Our products have a stable base of permanent or long-term capital enabling us to invest in assets with a long-term focus over different points in a market cycle.

Assets Under Management

We present information regarding our AUM, FPAUM and various other related metrics throughout this MD&A to provide context around our fee generating revenues results, as well as indicators of the potential for future earnings from existing and new products. Our calculations of AUM and FPAUM may differ from the calculation methodologies of other asset managers, and as a result these measures may not be comparable to similar measures presented by other asset managers. In addition, our calculation of AUM includes amounts that are not subject to fees, as further discussed below. AUM amounts presented below are as of June 30, 2021.

Blue Owl AUM: $62.4 billion
Direct Lending Products AUM: $31.2 billion	GP Capital Solutions Products AUM: $31.2 billion
Diversified Lending Commenced 2016 AUM: $19.8 billion	GP Minority Equity Commenced 2010 AUM: $30.0 billion
Technology Lending Commenced 2018 AUM: $6.2 billion	GP Debt Financing Commenced 2019 AUM: $1.0 billion
First Lien Lending Commenced 2018 AUM: $3.2 billion	Professional Sports Minority Investments Commenced 2021 AUM: $0.2 billion
Opportunistic Lending Commenced 2020 AUM: $1.9 billion	Co-Investments and Structured Equity Not Yet Launched

Composition of Assets Under Management

Our AUM consists of FPAUM, AUM not yet paying fees, fee exempt AUM and net appreciation in products on which fees are based on commitments or investment cost. AUM not yet paying fees generally relates to unfunded capital commitments (to the extent such commitments are not already subject to fees) and undeployed debt (to the extent we earn fees based on total asset values, inclusive of assets purchased using debt) that will generally begin earning fees once these amounts are invested in the underlying products. Fee exempt AUM represents certain investments by us, our employees, other related parties and third parties, as well as certain co-investment vehicles on which we do not earn fees.

Permanency and Duration of Assets Under Management

Our capital base is heavily weighted toward permanent capital. We use the term “permanent capital” to refer to AUM in our products that do not have ordinary redemption provisions or a requirement to exit investments and return the proceeds to investors after a prescribed period of time. Some of these products, however, may be required, or elect, to return all or a portion of capital gains and investment income. Permanent capital includes certain products that are subject to management fee step downs and/or roll-offs over time. Substantially all of our remaining AUM is in what we refer to as “long-dated funds.” These are funds in which the contractual remaining life is five years or more.

We view the permanency and duration of the products that we manage as a differentiator in our industry and as a means of measuring the stability of our future revenues stream. The chart below presents the composition of our management fees by remaining product duration:

Direct Lending Products - AUM

The tables below present roll forwards of the AUM in our Direct Lending products:

	Three Months Ended June 30, 2021					Three Months Ended June 30, 2020
(dollars in millions)	Diversified Lending	Technology Lending	First Lien Lending	Opportunistic Lending	Direct Lending AUM	Diversified Lending	Technology Lending	First Lien Lending	Opportunistic Lending	Direct Lending AUM
Beginning Balance	$17,714	$5,536	$3,147	$1,380	$27,777	$13,155	$3,754	$2,655	$—	$19,564
New capital raised	258	1	—	490	749	589	100	—	—	689
Change in debt	1,763	572	69	(2)	2,402	43	19	(6)	—	56
Distributions	(146)	(21)	(29)	—	(196)	(256)	(10)	(10)	—	(276)
Change in value	203	145	30	46	424	361	66	49	—	476

Ending Balance	$19,792	$6,233	$3,217	$1,914	$31,156	$13,892	$3,929	$2,688	$—	$20,509

	Six Months Ended June 30, 2021					Six Months Ended June 30, 2020
(dollars in millions)	Diversified Lending	Technology Lending	First Lien Lending	Opportunistic Lending	Direct Lending AUM	Diversified Lending	Technology Lending	First Lien Lending	Opportunistic Lending	Direct Lending AUM
Beginning Balance	$17,234	$5,387	$3,014	$1,466	$27,101	$12,490	$3,491	$2,655	$—	$18,636
New capital raised	444	8	—	532	984	752	317	—	—	1,069
Change in debt	2,008	662	194	(133)	2,731	1,079	114	53	—	1,246
Distributions	(293)	(36)	(48)	—	(377)	(408)	(19)	(16)	—	(443)
Change in value	399	212	57	49	717	(21)	26	(4)	—	1

Ending Balance	$19,792	$6,233	$3,217	$1,914	$31,156	$13,892	$3,929	$2,688	$—	$20,509

For the three and six months ended June 30, 2021, our Direct Lending products experienced AUM growth of $3.4 billion and $4.1 billion, or 12.2% and 15.0%, respectively, as we continued to grow assets through a combination of fundraising and new debt facilities, as well as portfolio appreciation.

Direct Lending Products - FPAUM

	Three Months Ended June 30, 2021					Three Months Ended June 30, 2020
(dollars in millions)	Diversified Lending	Technology Lending	First Lien Lending	Opportunistic Lending	Direct Lending FPAUM	Diversified Lending	Technology Lending	First Lien Lending	Opportunistic Lending	Direct Lending FPAUM
Beginning Balance	$14,146	$4,696	$2,386	$243	$21,471	$10,668	$3,592	$1,880	$—	$16,140
New capital raised / deployed	1,537	551	145	273	2,506	886	(46)	42	—	882
Distributions	(169)	(26)	(15)	—	(210)	(170)	(16)	—	—	(186)
Change in value	200	145	12	38	395	(383)	66	41	—	(276)

Ending Balance	$15,714	$5,366	$2,528	$554	$24,162	$11,001	$3,596	$1,963	$—	$16,560

	Six Months Ended June 30, 2021					Six Months Ended June 30, 2020
(dollars in millions)	Diversified Lending	Technology Lending	First Lien Lending	Opportunistic Lending	Direct Lending FPAUM	Diversified Lending	Technology Lending	First Lien Lending	Opportunistic Lending	Direct Lending FPAUM
Beginning Balance	$13,536	$4,772	$2,392	$162	$20,862	$10,337	$3,228	$1,713	$—	$15,278
New capital raised / deployed	2,073	429	133	353	2,988	1,108	368	273	—	1,749
Distributions	(290)	(49)	(20)	—	(359)	(424)	(27)	—	—	(451)
Change in value	395	214	23	39	671	(20)	27	(23)	—	(16)

Ending Balance	$15,714	$5,366	$2,528	$554	$24,162	$11,001	$3,596	$1,963	$—	$16,560

For the three and six months ended June 30, 2021, we experienced FPAUM growth of $2.7 billion and $3.3 billion, or 12.5% and 15.8%, respectively, as we continued to deploy capital, both from equity raises and from debt facilities. Each of these drivers contributed to our overall growth in management fees, as we earn management fees on the total amount of gross assets for the majority of the FPAUM in our Direct Lending products.

Direct Lending Products - Additional Details

The charts below present as of June 30, 2021 our available capital, which we may also refer to as “dry powder,” and AUM not yet paying fees for our Direct Lending products (dollars in billions).

GP Capital Solutions Products - AUM

	Three Months Ended June 30, 2021					Three Months Ended June 30, 2020
(dollars in millions)	GP Minority Equity	GP Debt Financing	Professional Sports Minority Investments	Co-Investments and Structured Equity	GP Capital Solutions AUM	GP Minority Equity	GP Debt Financing	Professional Sports Minority Investments	Co-Investments and Structured Equity	GP Capital Solutions AUM
Beginning Balance	$29,176	$1,020	$—	$—	$30,196	$22,751	$1,014	$—	$—	$23,765
New capital raised	326	—	155	—	481	149	—	—	—	149
Distributions	(130)	—	—	—	(130)	(586)	—	—	—	(586)
Change in value	663	1	—	—	664	(264)	(4)	—	—	(268)

Ending Balance	$30,035	$1,021	$155	$—	$31,211	$22,050	$1,010	$—	$—	$23,060

	Six Months Ended June 30, 2021					Six Months Ended June 30, 2020
(dollars in millions)	GP Minority Equity	GP Debt Financing	Professional Sports Minority Investments	Co-Investments and Structured Equity	GP Capital Solutions AUM	GP Minority Equity	GP Debt Financing	Professional Sports Minority Investments	Co-Investments and Structured Equity	GP Capital Solutions AUM
Beginning Balance	$25,211	$1,009	$—	$—	$26,220	$21,990	$1,011	$—	$—	$23,001
New capital raised	1,237	—	155	—	1,392	219	—	—	—	219
Distributions	(204)	—	—	—	(204)	(607)	—	—	—	(607)
Change in value	3,791	12	—	—	3,803	448	(1)	—	—	447

Ending Balance	$30,035	$1,021	$155	$—	$31,211	$22,050	$1,010	$—	$—	$23,060

For the three and six months ended June 30, 2021, AUM in our GP Capital Solutions products increased by $1.0 billion and $5.0 billion, or 3.4% and 19.0%, respectively, which was primarily driven by portfolio appreciation, as well as new capital raises in Dyal Fund V.

GP Capital Solutions Products - FPAUM

	Three Months Ended June 30, 2021					Three Months Ended June 30, 2020
(dollars in millions)	GP Minority Equity	GP Debt Financing	Professional Sports Minority Investments	Co-Investments and Structured Equity	GP Capital Solutions FPAUM	GP Minority Equity	GP Debt Financing	Professional Sports Minority Investments	Co-Investments and Structured Equity	GP Capital Solutions FPAUM
Beginning Balance	$17,892	$738	$—	$—	$18,630	$17,240	$295	$—	$—	$17,535
New capital raised / deployed	242	30	—	—	272	9	50	—	—	59
Distributions	—	(245)	—	—	(245)	(153)	—	—	—	(153)

Ending Balance	$18,134	$523	$—	$—	$18,657	$17,096	$345	$—	$—	$17,441

	Six Months Ended June 30, 2021					Six Months Ended June 30, 2020
(dollars in millions)	GP Minority Equity	GP Debt Financing	Professional Sports Minority Investments	Co-Investments and Structured Equity	GP Capital Solutions FPAUM	GP Minority Equity	GP Debt Financing	Professional Sports Minority Investments	Co-Investments and Structured Equity	GP Capital Solutions FPAUM
Beginning Balance	$17,050	$558	$—	$—	$17,608	$17,251	$295	$—	$—	$17,546
New capital raised / deployed	1,074	209	—	—	1,283	18	50	—	—	68
Distributions	10	(244)	—	—	(234)	(173)	—	—	—	(173)

Ending Balance	$18,134	$523	$—	$—	$18,657	$17,096	$345	$—	$—	$17,441

For the three and six months ended June 30, 2021, FPAUM in our GP Capital Solutions products increased by $27.0 million and $1.0 billion, or 0.1% and 6.0%, respectively. The growth in the year-to-date period was primarily driven by additional commitments in Dyal Fund V.

GP Capital Solutions Products - Additional Details

The charts below present as of June 30, 2021 our available capital and AUM not yet paying fees for our GP Capital Solutions products (dollars in billions):

Product Performance

Product performance for certain of our products is included throughout this discussion with analysis to facilitate an understanding of our results of operations for the periods presented. The performance information of our products reflected is not indicative of our performance. An investment in Blue Owl is not an investment in any of our products. Past performance is not indicative of future results. As with any investment, there is always the potential for gains as well as the possibility of losses. There can be no assurance that any of these products or our other existing and future products will achieve similar returns.

Direct Lending Products

								MoIC		IRR
(dollars in millions)	Year of Inception	AUM	Capital Raised (1)	Invested Capital (2)	Realized Proceeds (3)	Unrealized Value (4)	Total Value	Gross (5)	Net (6)	Gross (7)	Net (8)
Diversified Lending
Owl Rock Capital Corp. (ORCC)	2016	$14,062	$5,983	$5,995	$1,657	$5,843	$7,500	1.32x	1.25x	11.4%	9.0%
Owl Rock Capital Corp. II (ORCC II) (9)	2017	$2,552	$1,390	$1,363	$200	$1,358	$1,558	N/A	1.14x	N/A	7.2%
Technology Lending
Owl Rock Technology Finance Corp. (ORTF)	2018	$6,232	$3,171	$2,142	$169	$2,336	$2,505	1.22x	1.17x	18.1%	13.5%
First Lien Lending (10)
Owl Rock First Lien Fund Levered	2018	$2,784	$986	$813	$61	$853	$914	1.16x	1.13x	11.4%	8.8%
Owl Rock First Lien Fund Unlevered	2019		$175	$144	$4	$147	$151	1.08x	1.05x	5.8%	3.7%

(1)	Includes reinvested dividends, if applicable.
(2)	Invested capital includes capital calls, reinvested dividends and periodic investor closes, as applicable.

(3)	Realized proceeds represent the sum of all cash distributions to investors.
(4)	Unrealized value represents the product’s NAV. There can be no assurance that unrealized values will be realized at the valuations indicated.
(5)

Gross multiple of invested capital (“MoIC”) is calculated by adding total realized proceeds and unrealized values of a product’s investments and dividing by the total amount of invested capital. Gross MoIC is before giving effect to management fees (including BDC Part I Fees) and BDC Part II Fees.

(6)

Net MoIC measures the aggregate value generated by a product’s investments in absolute terms. Net MoIC is calculated by adding total realized proceeds and unrealized values of a product’s investments and dividing by the total amount of invested capital. Net MoIC is calculated after giving effect to fees, as applicable, and all other expenses.

(7)

Gross IRR is an annualized since inception gross internal rate of return of cash flows to and from the product and the product’s residual value at the end of the measurement period. Gross IRR reflects returns to fee-paying investors. Gross IRRs are calculated before giving effect to management fees (including BDC Part I Fees) and BDC Part II Fees, as applicable.

(8)

Net IRRs are calculated consistent with gross IRRs, but after giving effect to management fees (including BDC Part I Fees) and BDC Part II Fees, as applicable, and all other expenses. An individual investor’s IRR may be different to the reported IRR based on the timing of capital transactions.

(9)

For the purposes of calculating Gross IRR, the expense support provided to the fund would be impacted when assuming a performance excluding management fees (including BDC Part I Fees) and BDC Part II Fees, and therefore is not applicable to ORCC II.

(10)

Owl Rock First Lien Fund is comprised of three feeder funds: Onshore Levered, Offshore Levered and Insurance Unlevered. The gross and net MoIC and IRR presented in the chart are for Onshore Levered and Insurance Unlevered as those are the largest of the levered and unlevered feeder funds. The gross and net MoIC for the Offshore Levered feeder fund is 1.15x and 1.10x, respectively. The gross and net IRR for the Offshore Levered feeder is 10.7% and 6.9%, respectively. All other values for Owl Rock First Lien Fund Levered are for Onshore Levered and Offshore Levered combined. AUM is presented as the aggregate of the three Owl Rock First Lien Fund feeders. Owl Rock First Lien Fund Unlevered Investor equity and note commitments are both treated as capital for all values.

GP Capital Solutions Products

(dollars in millions)	Year of Inception	AUM	Capital Raised	Invested Capital (2)	Realized Proceeds (3)	Unrealized Value (4)	Total Value	Net MoIC (5)	Net IRR (6)
GP Minority Equity(1)
Dyal I	2011	$846	$1,284	$1,248	$583	$614	$1,197	0.96x	-0.9%
Dyal II	2014	$2,108	$2,153	$1,846	$396	$1,543	$1,939	1.05x	1.7%
Dyal III	2015	$7,946	$5,318	$3,241	$2,344	$3,955	$6,299	1.94x	24.3%
Dyal IV	2018	$10,873	$9,041	$3,094	$1,760	$2,759	$4,519	1.46x	61.7%
Dyal V	2020	$2,943	$2,883	$124	$—	$184	$184	NM	NM

(1)	Valuation-related amounts and performance metrics are presented on a quarter lag and are exclusive of investments made by us and the related carried interest vehicles of the respective products.
(2)	Invested capital includes capital calls.
(3)	Realized proceeds represent the sum of all cash distributions to investors.
(4)	Unrealized value represents the product’s NAV. There can be no assurance that unrealized values will be realized at the valuations indicated.
(5)

Net MoIC measures the aggregate value generated by a product’s investments in absolute terms. Net MoIC is calculated by adding total realized proceeds and unrealized values of a product’s investments and dividing by the total amount of invested capital. Net MoIC is calculated after giving effect to fees, as applicable, and all other expenses.

(6)

Net IRR is an annualized since inception net internal rate of return of cash flows to and from the product and the product’s residual value at the end of the measurement period. Net IRRs reflect returns to all investors. Net IRRs are calculated after giving effect to fees, as applicable, and all other expenses. An individual investor’s IRR may be different to the reported IRR based on the timing of capital transactions.

GAAP Results of Operations Analysis

As a result of the Dyal Acquisition, prior year amounts are not comparable to current year amounts or expected future trends. Dyal Capital’s results of operations are included from the Business Combination Date.

Three Months Ended June 30, 2021, Compared to the Three Months Ended June 30, 2020

	Three Months Ended June 30,
(dollars in thousands)	2021	2020	$ Change
Revenues
Management fees, net (includes BDC Part I fees of $36,073 and $2,424)	$142,135	$36,837	$105,298
Administrative, transaction and other fees	37,125	3,661	33,464

Total Revenues, Net	179,260	40,498	138,762

Expenses
Compensation and benefits	1,221,565	32,269	1,189,296
Amortization of intangible assets	21,336	—	21,336
General, administrative and other expenses	51,520	15,595	35,925

Total Expenses	1,294,421	47,864	1,246,557

Other Income (Loss)
Net losses on retirement of debt	(16,145)	—	(16,145)

Interest expense	(5,817)	(5,986)	169
Change in TRA liability	(1,146)	—	(1,146)
Change in warrant liability	(15,300)	—	(15,300)
Change in Earnout Securities liability	(462,970)	—	(462,970)

Total Other Income (Loss)	(501,378)	(5,986)	(495,392)

Income (Loss) Before Income Taxes	(1,616,539)	(13,352)	(1,603,187)
Income tax expense (benefit)	(29,199)	(47)	(29,152)

Consolidated and Combined Net Income (Loss)	(1,587,340)	(13,305)	(1,574,035)
Net (income) loss attributable to noncontrolling interests	1,224,996	862	1,224,134

Net Income (Loss) Attributable to Blue Owl Capital Inc. (After May 19, 2021) / Owl Rock (Prior to May 19, 2021)	$(362,344)	$(12,443)	$(349,901)

Revenues, Net

Management Fees. In addition to the increase in management fees resulting from the $37.1 million accretive impact of GP Capital Solutions’ management fees from the Business Combination Date, management fees increased primarily due to the fee waivers in ORCC that expired in October 2020. These waivers totaled $39.9 million (inclusive of $22.6 million of BDC Part I Fees) for the three months ended June 30, 2020. The remaining increase was driven primarily by the overall growth in FPAUM across all of our Diversified Lending product strategies. See Note 6 to our consolidated and combined financial statements for additional details on our GAAP management fees by product and strategy.

Administrative, Transaction and Other Fees. The increase in administrative, transaction and other fees was driven primarily by a $29.3 million increase in fee income earned for services provided to portfolio companies. Also contributing to the year-over-year increase was $2.8 million of fees related to GP Capital Solutions products, which are included from the Business Combination Date.

Expenses

Compensation and Benefits. Compensation and benefits increased due to non-cash equity-based compensation charges totaling $1.2 billion related to Blue Owl Operating Group Units issued in connection with the Business Combination, as discussed further in Note 8 to our consolidated and combined financial statements included in this prospectus. Excluding these Business Combination-related charges, compensation and benefits increased $30.7 million, driven by a 61% growth in headcount from June 30, 2020 to June 30, 2021, which is inclusive of the increase in headcount related to the Dyal Acquisition.

Amortization of Intangible Assets. These expenses relate to the amortization of intangible assets acquired in connection with the Dyal Acquisition. See Note 3 to our consolidated and combined financial statements included in this prospectus for additional information.

General, Administrative and Other Expenses. General, administrative and other expenses increased primarily driven by Business Combination-related expenses of $35.2 million that were not eligible to be netted against proceeds for GAAP.

Other Income (Loss)

Net losses on retirement of debt. The net loss on retirement of debt in the current year period was primarily due to a $12.5 million call protection premium paid in connection with the early repayment of our Term Loan. The remaining amount relates to the write-off of unamortized deferred financing costs related to the Term Loan and former revolving credit facilities. See Note 4 to our consolidated and combined financial statements included in this prospectus for additional information.

Interest Expense. Interest expense remained relatively flat as higher interest rate borrowings previously outstanding under the $250.0 million Term Loan and our current and former revolving credit facilities, were replaced by the lower interest rate borrowing under the issuance of the $700.0 million 2031 Notes during the second quarter of 2021.

Change in TRA liability. The change in TRA liability was due to the impact of the time value of money on the portion of the TRA that is carried at fair value (i.e., Dyal Acquisition contingent consideration).

Change in warrant liability. The change in warrant liability was driven by the increase in the price of our publicly traded warrants, as such price directly impacts the Public Warrants and is also a significant input to the valuation of our Private Placement Warrants.

Change in Earnout Securities liability. The change in Earnout Securities liability was primarily due to the increase in our Class A Share price, as such input is a material driver of the valuation of the Earnout Securities carried at fair value.

Income Tax Expense (Benefit)

Prior to the Business Combination, our income was generally subject to New York City unincorporated business tax (“UBT”), as the operating entities are partnerships for U.S. Federal income tax purposes. In connection with the Business Combination, the portion of income allocable to the Registrant is also generally subject to corporate tax rates at the Federal and state and local levels. This resulted in an increase in income tax benefit in the current year period. Please see Note 10 to our consolidated and combined financial statements included in this prospectus for a discussion of the significant tax differences that impacted our effective tax rate.

Net Loss Attributable to Noncontrolling Interests

Net loss attributable to noncontrolling interests in the current year primarily represents the allocation to Common Units of their pro rata share of the Blue Owl Operating Group’s post-Business Combination net loss due to the drivers discussed above. The Common Units represent an approximately 74% interest in the Blue Owl Operating Group. Prior to the Business Combination, amounts attributable to noncontrolling interests were not significant and related to certain interests in consolidated subsidiaries not held by us.

Six Months Ended June 30, 2021, Compared to the Six Months Ended June 30, 2020

	Six Months Ended June 30,
(dollars in thousands)	2021	2020	$ Change
Revenues
Management fees, net (includes BDC Part I fees of $64,987 and $6,351)	$236,848	$73,684	$163,164
Administrative, transaction and other fees	50,636	16,082	34,554

Total Revenues, Net	287,484	89,766	197,718

Expenses
Compensation and benefits	1,269,549	64,444	1,205,105
Amortization of intangible assets	21,336	—	21,336
General, administrative and other expenses	66,380	34,815	31,565

Total Expenses	1,357,265	99,259	1,258,006

Other Income (Loss)
Net losses on retirement of debt	(16,145)	—	(16,145)

Interest expense	(11,675)	(11,880)	205
Change in TRA liability	(1,146)	—	(1,146)
Change in warrant liability	(15,300)	—	(15,300)
Change in Earnout Securities liability	(462,970)	—	(462,970)

Total Other Income (Loss)	(507,236)	(11,880)	(495,356)

Income (Loss) Before Income Taxes	(1,577,017)	(21,373)	(1,555,644)
Income tax expense (benefit)	(29,011)	(93)	(28,918)

Consolidated and Combined Net Income (Loss)	(1,548,006)	(21,280)	(1,526,726)
Net (income) loss attributable to noncontrolling interests	1,225,076	1,777	1,223,299

Net Income (Loss) Attributable to Blue Owl Capital Inc.	$(322,930)	$(19,503)	$(303,427)

Revenues, Net

Management Fees. In addition to the increase in management fees resulting from the $37.1 million accretive impact of GP Capital Solution’s management fees from the Business Combination Date, management fees increased primarily due to the fee waivers in ORCC that expired in October 2020. These waivers totaled $82.9 million (inclusive of $48.2 million of BDC Part I Fees) for the six months ended June 30, 2020. The remaining increase was driven primarily by the overall growth in FPAUM across all of our Diversified Lending product strategies. See Note 6 to our consolidated and combined financial statements for additional details on our GAAP management fees by product and strategy.

Administrative, Transaction and Other Fees. The increase in administrative, transaction and other fees was driven primarily by a $30.6 million increase in fee income earned for services provided to portfolio companies. Also contributing to the year-over-year increase was $2.8 million of fees related to GP Capital Solutions products, which are included from the Business Combination Date.

Expenses

Compensation and Benefits. Compensation and benefits increased due to non-cash equity-based compensation charges totaling $1.2 billion in connection with Blue Owl Operating Group Units issued in connection with the Business Combination, as discussed further in Note 8 to our consolidated and combined financial statements included in this prospectus. Excluding these Business Combination-related charges, compensation and benefits increased $46.5 million, driven primarily by a 61% growth in headcount from June 30, 2020 to June 30, 2021, which is inclusive of the increase in headcount related to the Dyal Acquisition.

Amortization of Intangible Assets. These expenses relate to the amortization of intangible assets acquired in connection with the Dyal Acquisition. See Note 3 to our consolidated and combined financial statements included in this prospectus for additional information.

General, Administrative and Other Expenses. General, administrative and other expenses increase was primarily due to Business Combination-related expenses of $36.1 million that were not eligible to be netted against proceeds for GAAP. The remaining net decrease was primarily due to lower travel and office-related expenses as a result of the COVID-19 pandemic.

Other Income (Loss)

Net losses on retirement of debt. The net loss on retirement of debt in the current year period was primarily due to a $12.5 million call protection premium paid in connection with the early repayment of our Term Loan. The remaining amount relates to the write-off of unamortized deferred financing costs related to the Term Loan and former revolving credit facilities. See Note 4 to our consolidated and combined financial statements included in this prospectus for additional information.

Interest Expense. Interest expense remained relatively flat as higher interest rate borrowings previously outstanding under the $250.0 million Term Loan and our current and former revolving credit facilities, were replaced by the lower interest rate borrowing under the issuance of the $700.0 million 2031 Notes during the second quarter of 2021.

Change in TRA liability. The change in TRA liability was due to the impact of the time value of money on the portion of the TRA that is carried at fair value (i.e., Dyal Acquisition contingent consideration).

Change in warrant liability. The change in warrant liability was driven by the increase in the price of our publicly traded warrants, as such price directly impacts the Public Warrants and is also a significant input to the valuation of our Private Placement Warrants.

Change in Earnout Securities liability. The change in Earnout Securities liability was primarily due to the increase in our Class A Share price, as such input is a material driver of the valuation of the Earnout Securities carried at fair value.

Income Tax Expense (Benefit)

Prior to the Business Combination, our income was generally subject to New York City UBT, as the operating entities are partnerships for U.S. Federal income tax purposes. In connection with the Business Combination, the portion of income allocable to the Registrant is also generally subject to corporate tax rates at the Federal and state and local levels. This resulted in an increase in income tax benefit in the current year period. Please see Note 10 to our consolidated and combined financial statements included in this prospectus for a discussion of the significant tax differences that impacted our effective tax rate.

Net Loss Attributable to Noncontrolling Interest

Net loss attributable to noncontrolling interests in the current year primarily represents the allocation to Common Units of their pro rata share of the Blue Owl Operating Group’s post-Business Combination net loss due to the drivers discussed above. The Common Units represent an approximately 74% interest in the Blue Owl Operating Group. Prior to the Business Combination, amounts attributable to noncontrolling interests were not significant and related to certain interests in consolidated subsidiaries not held by us.

Non-GAAP Analysis

In addition to presenting our consolidated and combined results in accordance with GAAP, we present certain other financial measures that are not presented in accordance with GAAP. Management uses these measures to assess the performance of our business, and we believe that this information enhances the ability of shareholders to analyze our performance from period to period. These non-GAAP financial measures supplement and should be considered in addition to and not in lieu of our GAAP results, and such measures should not be considered as indicative of our liquidity. Our non-GAAP measures may not be comparable to other similarly titled measured used by other companies. Please see “—Non-GAAP Reconciliations” for reconciliations of these measures to the most comparable measures prepared in accordance with GAAP.

Fee-Related Earnings and Related Components

Fee-Related Earnings is a supplemental non-GAAP measure of operating performance used to make operating decisions and assess our operating performance. Fee-Related Earnings excludes certain items that are required for the presentation of our results on a GAAP basis. Management also reviews the components that comprise Fee-Related Earnings (i.e., Adjusted Revenues and Adjusted Expenses) on the same basis used to calculate Fee-Related Earnings, and such components are also non-GAAP measures and have been identified as “Adjusted” in the tables and discussion below. Management believes that by excluding these items, which are described below, Fee-Related Earnings and its components can be useful as supplemental measures to our GAAP results in assessing our operating performance and focusing on whether our recurring revenues, primarily consisting of management fees, are sufficient to cover our recurring operating expenses.

Fee-Related Earnings exclude various items that are required for the presentation of our results under GAAP, including the following: noncontrolling interests in the Blue Owl Operating Partnerships; equity-based compensation expense; amortization of intangible assets; Business Combination-related expenses; changes in TRA, Earnout Securities and warrant liabilities; net losses on retirement of debt; interest and taxes. In addition, management reviews Adjusted Revenues by reducing GAAP revenues for certain general, administrative and other expenses that primarily relate to expense reimbursements from our products, which are presented gross under GAAP but presented net for our adjusted non-GAAP measures.

Distributable Earnings

Distributable Earnings is a supplemental non-GAAP measure of operating performance that equals Fee-Related Earnings less interest expense and amounts payable for taxes and TRA payments related to the respective period’s earnings. Amounts payable for taxes and the TRA presents the total estimated GAAP provision for current income taxes payable and the current payable under the TRA, assuming that all Distributable Earnings were allocated to the Registrant, which would occur following the exchange of all Blue Owl Operating Group Units for Class A Shares. The GAAP provision for current income taxes payable and the current payable under the TRA reflect the benefit of tax deductions that are excluded when calculating Distributable Earnings (e.g., equity-based compensation expenses, net losses on retirement of debt, certain Business Combination-related expenses, tax goodwill, etc.). Management believes that Distributable Earnings can be useful as a supplemental measure to our GAAP results in assessing the amount of earnings available for distribution.

Fee-Related Earnings and Distributable Earnings Summary

	Three Months Ended June 30,		Six Months Ended June 30,
(dollars in thousands)	2021	2020	2021	2020
Adjusted Revenues	$171,541	$36,939	$275,310	$81,601
Adjusted Expenses	(71,556)	(44,305)	(129,055)	(91,094)
Less: Noncontrolling interests included in Fee-Related Earnings	(1,852)	862	(1,774)	1,777

Fee-Related Earnings	$98,133	$(6,504)	$144,481	$(7,716)

Distributable Earnings	$85,138	$(12,492)	$125,390	$(19,603)

Fee-Related Earnings and Distributable Earnings for both the three and six months ended June 30, 2021, increased year-over-year as a result of the accretive benefit of the Dyal Acquisition, as well as higher revenues from our Direct Lending products as certain fee waivers in ORCC, our largest BDC, expired in the fourth quarter of 2020.

Adjusted Revenues

	Three Months Ended June 30,		Six Months Ended June 30,
(dollars in thousands)	2021	2020	2021	2020
Direct Lending Products
Diversified lending	$83,773	$23,577	$160,251	$48,476
Technology lending	16,727	10,212	30,584	19,379
First lien lending	3,817	3,048	7,632	5,829
Opportunistic lending	741	—	1,304	—

Management Fees, Net	105,058	36,837	199,771	73,684
Administrative, transaction and other fees	29,406	102	38,462	7,917

Adjusted Revenues - Direct Lending Products	134,464	36,939	238,233	81,601

GP Capital Solutions Products
GP minority equity investments	36,341	—	36,341	—
GP debt financing	736	—	736	—

Management Fees, Net	37,077	—	37,077	—
Administrative, transaction and other fees	—	—	—	—

Adjusted Revenues - GP Capital Solutions Products	37,077	—	37,077	—

Total Adjusted Revenues	$171,541	$36,939	$275,310	$81,601

Adjusted Revenues increased primarily due to higher management fees due to the fee waivers in ORCC, our largest BDC, that expired in October 2020. These waivers totaled $39.9 million (inclusive of $22.6 million of BDC Part I Fees) for the three months ended June 30, 2020, and $82.9 million (inclusive of $48.2 million of BDC Part I Fees) for the six months ended June 30, 2020. Also contributing to the increase were higher administrative, transaction and other fees due to higher fee income earned for services provided to portfolio companies.

Adjusted Revenues also increased due to $37.1 million accretive impact of Dyal Capital’s management fees from the Business Combination Date for both the three and six months ended June 30, 2021. The remaining increase was driven primarily by the overall growth in FPAUM across all of our Diversified Lending product strategies.

Adjusted Expenses

	Three Months Ended June 30,		Six Months Ended June 30,
(dollars in thousands)	2021	2020	2021	2020
Adjusted Compensation and Benefits	$56,141	$29,311	$100,681	$58,645
Adjusted General, Administrative and Other Expenses	15,415	14,994	28,374	32,449

Total Adjusted Expenses	$71,556	$44,305	$129,055	$91,094

Adjusted Expenses increased primarily due to higher Adjusted Compensation and Benefits as a result of increased headcount, both in the legacy Owl Rock business, as well as due to an increase related to the Dyal Acquisition. Adjusted General, Administrative and Other Expenses for the year-to-date period were down primarily due to lower travel and office-related expenses as a result of the COVID-19 pandemic.

Non-GAAP Reconciliations

The table below presents the reconciliation of the non-GAAP measures presented throughout this MD&A. Please see “—Non-GAAP Analysis” for important information regarding these measures.

	Three Months Ended June 30,		Six Months Ended June 30,
(dollars in thousands)	2021	2020	2021	2020
GAAP Income (Loss) Before Income Taxes	$(1,616,539)	$(13,352)	$(1,577,017)	$(21,373)
Less: Net (income) loss allocated to noncontrolling interests included in Fee-Related Earnings	(1,852)	862	(1,774)	1,777
Plus: Equity-based compensation	1,158,597	—	1,158,597	—
Plus: Amortization of intangible assets	21,336	—	21,336	—
Plus: Business Combination-related expenses	35,213	—	36,103	—
Plus: Interest expense	5,817	5,986	11,675	11,880
Less: Net losses on early retirement of debt	16,145	—	16,145	—
Less: Change in TRA liability	1,146	—	1,146	—
Less: Change in warrant liability	15,300	—	15,300	—
Less: Change in Earnout Securities liability	462,970	—	462,970	—

Fee-Related Earnings	98,133	(6,504)	144,481	(7,716)
Less: Interest expense	(5,817)	(5,986)	(11,675)	(11,880)
Less: Taxes and TRA payable	(7,178)	(2)	(7,416)	(7)

Distributable Earnings	85,138	(12,492)	125,390	(19,603)
Plus: Interest expense	5,817	5,986	11,675	11,880
Plus: Taxes and TRA payable	7,178	2	7,416	7
Plus: Fixed assets depreciation and amortization	135	229	265	459

Adjusted EBITDA	$98,268	$(6,275)	$144,746	$(7,257)

	Three Months Ended June 30,		Six Months Ended June 30,
(dollars in thousands)	2021	2020	2021	2020
GAAP Revenues	$179,260	$40,498	$287,484	$89,766
Less: Administrative and other expenses	(7,719)	(3,559)	(12,174)	(8,165)

Adjusted Revenues	$171,541	$36,939	$275,310	$81,601

	Three Months Ended June 30,		Six Months Ended June 30,
(dollars in thousands)	2021	2020	2021	2020
GAAP Expenses	$1,294,421	$47,864	$1,357,265	$99,259
Less: Administrative and other expenses	(7,719)	(3,559)	(12,174)	(8,165)
Less: Equity-based compensation	(1,158,597)	—	(1,158,597)	—
Less: Amortization of intangible assets	(21,336)	—	(21,336)	—
Less: Business Combination-related expenses	(35,213)	—	(36,103)	—

Adjusted Expenses	$71,556	$44,305	$129,055	$91,094

Liquidity and Capital Resources

Overview

We rely on management fees as the primary source of our operating liquidity. From time-to-time we may rely on the use of revolving credit facilities between management fee collection dates, which generally occur on a quarterly basis. We ended the second quarter with $436.0 million of cash and cash equivalents and $149.1 million available under our Revolving Credit Facility (amount available is reduced by outstanding letters of credit related to certain leases). Based on management’s experience and our current level of liquidity and assets under management, we believe that our current liquidity position and cash generated from management fees will continue to be sufficient to meet our anticipated working capital needs for at least the next 12 months.

Over the short and long term, we may use cash and cash equivalents, issue additional debt or equity securities, or may seek other sources of liquidity to:

•	Grow our existing investment management business.

•	Expand, or acquire, into businesses that are complementary to our existing investment management businesses or other strategic growth initiatives.

•	Pay operating expenses, including cash compensation to our employees.

•	Repay debt obligations and interest thereon.

•	Opportunistically repurchase Class A Shares pursuant to the Share Repurchase Program (as defined below).

•	Pay income taxes and amounts due under the TRA.

•	Pay dividends to holders of our Class A Shares, as well as make corresponding distributions to holders of Common Units at the Blue Owl Operating Group level.

•	Fund investment commitments to existing or future products.

Recent Developments

Business Combination

In connection with the Business Combination, we received $1.7 billion of gross proceeds at closing. These funds were used to pay Business Combination-related expenses and cash consideration in connection with the acquisition of Blue Owl Operating Units from certain former third-party owners of Owl Rock and Dyal Capital. The net remaining cash was retained by us for general corporate purposes.

Debt Obligations

During the second quarter of 2021, we also completed our $700.0 million 2031 Notes offering, which we used to repay the $250.0 million outstanding under our Term Loan, including related fees. The remaining net proceeds from the Business Combination and the 2031 Notes may be used in the future for general corporate purposes. During the quarter, we also repaid existing borrowings under and terminated our previously outstanding revolving credit facilities and entered into the Revolving Credit Facility, which also may be used in the future for general corporate purposes.

LIBOR Transition

On March 5, 2021, the UK Financial Conduct Authority announced that it would phase out LIBOR as a benchmark immediately after December 31, 2021, for sterling, euro, Japanese yen, Swiss franc and 1-week and 2-month U.S. Dollar settings and immediately after June 30, 2023, the remaining U.S. Dollar settings. Our 2031 Notes are fixed rate borrowings, and therefore the LIBOR phase out will not have an impact on this borrowing. The Revolving Credit Facility is subject to LIBOR rates at our option, or alternative rates that are not tied to LIBOR. Certain of our products also hold investments and have borrowings that are tied to LIBOR, and we continue to focus on managing any risk related to those exposures. Our senior management has oversight of these transition efforts. See “Risk Factors—Risks Related to Legal and Regulatory Environment—Changes to the method of determining the London Interbank Offered Rate (“LIBOR”) or the selection of a replacement for LIBOR may affect the value of investments held by our funds and could affect our results of operations and financial results” of our Current Report on Form 8-K filed on May 21, 2021 for additional information.

Debt Obligations

As discussed above, our current debt obligations consist of our $700.0 million 2031 Notes. We also have $149.1 million available under our Revolving Credit Facility, which is available for general corporate purposes. We expect to use cash on hand to pay interest and principal due on our financing arrangements over time, which would reduce amounts available for dividends and distributions to our shareholders. We may choose to refinance all or a portion of any amounts outstanding on or prior to their respective maturity dates by issuing new debt, which could result in higher borrowing costs. We may also choose to repay borrowing by using proceeds from the issuance of equity or other securities, which would dilute shareholders. See Note 4 to our consolidated and combined financial statements in this prospectus for additional information regarding our debt obligations.

Management regularly reviews Adjusted EBITDA to assess our ability to service our debt obligations. Adjusted EBITDA is equal to Distributable Earnings plus interest expense, taxes and TRA payable, and fixed assets depreciation and amortization. Adjusted EBITDA is a non-GAAP financial measure that supplements and should be considered in addition to and not in lieu of our GAAP results, and such measure should not be considered as indicative of our liquidity. Adjusted EBITDA may not be comparable to other similarly titled measured used by other companies.

Adjusted EBITDA was $98.3 million and $(6.3) million for the three months ended June 30, 2021 and 2020, respectively, and $144.7 million and $(7.3) million for the six months ended June 30, 2021 and 2020, respectively. Please see “—Non-GAAP Reconciliations” for reconciliations of Adjusted EBITDA to the most comparable measures prepared in accordance with GAAP.

Tax Receivable Agreement

As discussed in Note 11 to our consolidated and combined financial statements in this prospectus, we may in the future be required to make payments under the TRA. As of June 30, 2021, assuming no material changes in the relevant tax law and that we generate sufficient taxable income to realize the full tax benefit of the increased amortization resulting from the increase in tax basis of certain Blue Owl Operating Group assets, we expect to pay approximately $462.2 million under the TRA, net of fair value adjustments. Future cash savings and related payments under the TRA in respect of subsequent exchanges of Blue Owl Operating Group Units for Class A or B Shares would be in addition to these amounts.

Payments under the tax receivable agreement are anticipated to increase the tax basis adjustment and, consequently, result in increasing annual amortization deductions in the taxable years of and after such increases to the original basis adjustments, and potentially will give rise to increasing tax savings with respect to such years and correspondingly increasing payments under the TRA.

The obligation to make payments under the tax receivable agreement is an obligation of Blue Owl GP, and any other corporate taxpaying entities that in the future may hold GP Units, and not of the Blue Owl Operating Group. We may need to incur debt to finance payments under the TRA to the extent the Blue Owl Operating Group does not distribute cash to Blue Owl GP in an amount sufficient to meet our obligations under the TRA.

The actual increase in tax basis of the Blue Owl Operating Group assets resulting from an exchange or from payments under the TRA, as well as the amortization thereof and the timing and amount of payments under the TRA, will vary based upon a number of factors, including the following:

•

The amount and timing of our income will impact the payments to be made under the TRA. To the extent that we do not have sufficient taxable income to utilize the amortization deductions available as a result of the increased tax basis in the Blue Owl Operating Partnerships’ assets, payments required under the TRA would be reduced.

•

The price of our Class A Shares at the time of any exchange will determine the actual increase in tax basis of the Blue Owl Operating Partnerships’ assets resulting from such exchange; payments under the TRA resulting from future exchanges, if any, will be dependent in part upon such actual increase in tax basis.

•

The composition of the Blue Owl Operating Group assets at the time of any exchange will determine the extent to which we may benefit from amortizing the increased tax basis in such assets and thus will impact the amount of future payments under the TRA resulting from any future exchanges.

•

The extent to which future exchanges are taxable will impact the extent to which we will receive an increase in tax basis of the Blue Owl Operating Group assets as a result of such exchanges, and thus will impact the benefit derived by us and the resulting payments, if any, to be made under the TRA.

•	The tax rates in effect at the time any potential tax savings are realized, which would affect the amount of any future payments under the TRA.

Depending upon the outcome of these factors, payments that we may be obligated to make under the TRA in respect of exchanges could be substantial. In light of the numerous factors affecting our obligation to make payments under the TRA, the timing and amounts of any such actual payments are not reasonably ascertainable.

Warrants

We classify the warrants issued in connection with the Business Combination as liabilities in our consolidated and combined statements of financial condition, as in the event of a change in control, warrant holders have the ability to demand cash settlement from us. In addition, we have the option to cash settle outstanding warrants when certain criteria is met, as described in Note 2 to our consolidated and combined financial statements included in this prospectus. To the extent we have insufficient cash on hand or that we opt to, we may rely on debt or equity financing to facilitate these transactions in the future if needed.

Earnout Securities

We classify certain Earnout Securities as liabilities in our consolidated and combined statements of financial condition, as described in Note 2 to our consolidated and combined financial statements included in this prospectus. The settlement of these liabilities will be in the form of Class A Shares or Common Units upon a Triggering Event and will not require cash settlement.

Dividends and Distributions

We intend to pay to Class A Shareholders (and Class B Shareholders in the future to the extent any are outstanding) a quarterly dividend representing approximately 85% of Distributable Earnings following the end of each quarter. Blue Owl Capital Inc.’s share of Distributable Earnings, subject to adjustment as determined by our Board to be necessary or appropriate to provide for the conduct of our business, to make appropriate investments in our business and products, to comply with applicable law, any of our debt instruments or other agreements, or to provide for future cash requirements such as tax-related payments, operating reserves, clawback obligations and dividends to shareholders for any ensuing quarter. As of June 30, 2021, we have not paid any dividends on our Class A or B Shares. All of the foregoing is subject to the qualification that the declaration and payment of any dividends are at the sole discretion of our Board, and our Board may change our dividend policy at any time, including, without limitation, to reduce or eliminate dividends entirely.

The Blue Owl Operating Partnerships will make cash distributions (“Tax Distributions”) to the partners of such partnerships, including our wholly owned subsidiary, Blue Owl GP, if we determine that the taxable income of the relevant partnership will give rise to taxable income for its partners. Generally, Tax Distributions will be computed based on our estimate of the taxable income of the relevant partnership allocable to a partner multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. Federal, New York State and New York City income tax rates prescribed for an individual or corporate resident in New York City (taking into account certain assumptions set forth in the relevant partnership agreements). Tax Distributions will be made only to the extent distributions from the partnerships for the relevant year were otherwise insufficient to cover the estimated assumed tax liabilities.

Holders of our Class A and B Shares may not always receive distributions or may receive lower distributions on a per share basis at a time when we, indirectly through Blue Owl GP, and holders of our Common Units are receiving distributions on their interests, as distributions to Blue Owl GP may be used to settle tax and TRA liabilities, if any, or other obligations.

Holders of Earnout Securities are not entitled to receive dividends or distributions (except Tax Distributions on Seller Earnout Units) until such Earnout Securities have had a Triggering Event. Upon a Triggering Event occurring, Earnout Securities will be entitled to receive dividends equal to the cumulative dividends or distributions as if the Earnout Securities were participating from the Business Combination date.

Dividends are expected to be treated as qualified dividends under current law to the extent of the Company’s current and accumulated earnings and profits, with any excess dividends treated as a return of capital to the extent of a shareholder’s basis, and any remaining excess generally treated as gain realized on the sale or other disposition of stock.

Risks to our Liquidity

Our ability to obtain financing provides us with additional sources of liquidity. Any new financing arrangement that we may enter into may have covenants that impose additional limitations on us, including with respect to making distributions, entering into business transactions or other matters, and may result in increased interest expense. If we are unable to secure financing on terms that are favorable to us, our business may be adversely impacted. No assurance can be given that we will be able to issue new debt, enter into new credit facilities or issue equity or other securities in the future on attractive terms or at all.

Adverse market conditions, including from the COVID-19 pandemic or any other market dislocation event, may negatively impact our liquidity. Cash flows from management fees may be impacted by a slowdown or a decline in fundraising and deployment, as well as declines in the value of investments held in certain of our products.

Cash Flows Analysis

	Six Months Ended June 30,
(dollars in thousands)	2021	2020	$ Change
Net cash provided by (used in):
Operating activities	$18,320	$(23,863)	$42,183
Investing activities	(977,440)	(42)	(977,398)
Financing activities	1,383,523	23,100	1,360,423

Net Change in Cash and Cash Equivalents	$424,403	$(805)	$425,208

Operating Activities. Our net cash flows from operating activities are generally comprised of management fees, less cash used for operating expenses, including interest paid on our debt obligations. One of our largest operating cash outflows generally relates to bonus expense, which are generally paid out during the first quarter of the year following the expense. The cash flows related to Dyal Capital are included starting on the Business Combination Date, and therefore our historical operating cash flows are not representative of our future cash flows.

Net cash flows from operating activities increased from the prior year period due to the inclusion of the Dyal Capital related cash flows, as well as higher management fees from our Direct Lending products. These increases were partially offset by higher 2020 discretionary bonuses, which were paid in the first quarter of 2021, as compared to discretionary bonuses in 2019, which were paid in the first quarter of 2020.

Investing Activities. Cash flows related to investing activities for the first half of 2021 primarily related to the cash consideration paid in connection with the Dyal Acquisition. In the first half of 2020, cash flows related to investing activities were not material.

Financing Activities. Cash flows related to financing activities for the first half of 2021 were primarily driven by cash proceeds from the Business Combination, as well as related cash consideration paid to certain pre-Business Combination Owl Rock owners. Additionally, distributions of pre-Business Combination-related earnings were also made during the first half of 2021, with a final distribution of $52.0 million related to pre-Business Combination-related earnings to be made during the third quarter of 2021 (i.e., not included in the cash flows presented above). Cash flows related to financing activities in the first half of 2021 also included the proceeds from our 2031 Notes, which proceeds were used in part to repay our previously outstanding Term Loan. We also made various borrowings and repayments under our previously outstanding revolving credit facilities.

In the first half of 2020, cash flows related to financing activities included borrowings and repayments under our previously outstanding revolving credit facilities. In addition, distributions related to pre-Business Combination-related earnings was another significant financing cash flow in the prior-year period.

Critical Accounting Estimates

We prepare our consolidated and combined financial statements in accordance with U.S. GAAP. In applying many of these accounting principles, we make estimates that affect the reported amounts of assets, liabilities, revenues and expenses in our consolidated and combined financial statements. We base our estimates on historical experience and other factors that we believe are reasonable under the circumstances. These estimates, however, are subjective and subject to change, and actual results may differ materially from our current estimates due to the inherent nature of these estimates, including uncertainty in the current economic environment due to the COVID-19 pandemic and other factors. For a summary of our significant accounting policies, see Note 2 to our consolidated and combined financial statements included in this prospectus.

Estimation of Fair Values

Investments Held by our Products

The fair value of the investments held by our Direct Lending products is the primary input to the calculation for the majority of our management fees. Management fees from our GP Capital Solutions products are generally based on commitments or remaining investment costs basis, so our management fees are generally not impacted by changes in the estimated fair values of investments held by these products. In the absence of observable market prices, we use valuation methodologies applied on a consistent basis and assumptions that we believe market participants would use to determine the fair value of the investments. For investments where little market activity exists, the determination of fair value is based on the best information available, we incorporate our own assumptions and involves a significant degree of judgment, and the consideration of a combination of internal and external factors.

Our products generally value their investments at fair value, as determined in good faith by each product’s respective board of directors or valuation committee, as applicable, based on, among other things, the input of third party valuation firms and taking into account the nature and realizable value of any collateral, an investee’s ability to make payments and its earnings, the markets in which the investee operates, comparison to publicly traded companies, discounted cash flow, current market interest rates and other relevant factors. Because such valuations are inherently uncertain, the valuations may fluctuate significantly over time due to changes in market conditions. These valuations would, in turn, have corresponding proportionate impacts on the amount management fees that we may earn from certain products on which revenues are based on the fair value of investments.

TRA Liability

We carry a portion of our TRA liability at fair value, as it is contingent consideration related to the Dyal Acquisition. The valuation of this portion of the TRA liability is mostly sensitive to our expectation of future cash savings that we may ultimately realize related to our tax goodwill and other intangible assets deductions. We then apply a discount rate that we believe is appropriate given the nature of and expected timing of payments of the liability. A decrease in the discount rate assumption would result in an increase in the fair value estimate of the liability, which would have a correspondingly negative impact on our GAAP results of operations. However, payments under the TRA are ultimately only made to the extent we realize the offsetting cash savings on our income taxes due to the tax goodwill and other intangibles deduction.

Earnout Securities Liability and Private Placement Warrants Liability

The fair values of our Earnout Securities liability and Private Placement Warrants liability were determined using Monte Carlo simulations that have various significant unobservable inputs. The assumptions used could have a material impact on the valuation of these liabilities, and include our best estimate of expected volatility, appropriate risk-free rates, expected holding periods and appropriate discounts for lack of marketability. Changes in the estimated fair values of these liabilities may have material impacts on our results of operations in any given period, as any increases in these liabilities have a corresponding negative impact on our GAAP results of operations in the period in which the changes occur. We expect the Earnout Securities to be settled, if at all, in shares of the Registrant or Blue Owl Operating Group Units. The Private Placement Warrants would be settled in cash only at our option, except in the case of a change in control of the Registrant, which we view as not a material risk with these instruments. Accordingly, while increases in these liabilities would negatively impact our GAAP results of operations, we would not expect them to negatively impact our liquidity.

Deferred Tax Assets

As a result of the Business Combination, deferred tax assets comprise one of our largest assets in our consolidated and combined statements of financial condition. Substantially all of our deferred tax assets relate to the goodwill and other intangible assets deductible for tax purposes that arose in connection with the purchase of Blue Owl Operating Group Units with proceeds from the Business Combination, as well as subsequent payments expected to be made under the TRA. In accordance with relevant tax rules, we expect to take substantially all of these goodwill and other intangible deductions over the 15-year period following the Business Combination Date. To the extent we generate insufficient taxable income to take the full deduction in any given year, we will generate a net operating loss (“NOL”) that is available for us to use over an indefinite carryforward period in order to fully realize the deferred tax assets.

When evaluating the realizability of deferred tax assets, all evidence—both positive and negative—is considered. This evidence includes, but is not limited to, expectations regarding future earnings, future reversals of existing temporary tax differences and tax planning strategies. We did not take into account any tax planning strategies when arriving at this conclusion; however, the other assumptions underlying the taxable income estimates, are based on our near-term operating model. If we experience a significant decline in AUM for any extended time during the period for which these estimates relate and we do not otherwise experience offsetting growth rates in other periods, we may not generate taxable income sufficient to realize the deferred tax assets and may need to record a valuation allowance. However, given the indefinite carryforward period available for NOLs and the conservative estimates used to prepare the taxable income projections, the sensitivity of our estimates and assumptions are not likely to have a material impact on our conclusion that a valuation allowance is not needed.

Impairment of Goodwill and Other Intangible Assets

Our ongoing accounting for goodwill and other intangible assets acquired as part of the Business Combination requires us to make significant estimates and assumptions as we exercise judgement to evaluate these assets for impairment. We generally undertake a qualitative review of factors that may indicate whether an impairment exists. We take into account factors such as the growth in AUM and FPAUM, general economic conditions, and various other factors that require judgement in deciding whether a quantitative analysis should be undertaken. Our evaluation for indicators of impairment may not capture a potential impairment, which could result in an overstatement of the carrying values of goodwill and other intangible assets.

Variable Interest Entities

The determination of whether to consolidate a variable interest entity (“VIE”) under GAAP requires a significant amount of judgment concerning the degree of control over an entity by its holders of variable interests. To make these judgments, we conduct an analysis, on a case-by-case basis, of whether we are the primary beneficiary and are therefore required to consolidate an entity. We continually reconsider whether we should consolidate a VIE. Upon the occurrence of certain events, such as modifications to organizational documents and investment management agreements of our products, we will reconsider our conclusion regarding the status of an entity as a VIE. Our judgement when analyzing the status of an entity and whether we consolidate an entity could have a material impact on individual line items within our consolidated and combined statements, as a change in our conclusion would have the effect of grossing up the assets, liabilities, revenues and expenses of the entity being evaluated. In light of the relevantly insignificant direct and indirect investments into our products, the likelihood of a reasonable change in our estimation and judgement would likely not result in a change in our conclusions to consolidate or not consolidate any VIEs to which we have exposure.

Impact of Changes in Accounting on Recent and Future Trends

We believe that none of the changes to GAAP that went into effect during the six months ended June 30, 2021, or that have been issued but that we have not yet adopted are expected to substantively impact our future trends.

DYAL’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, references in this section to “Dyal,” “we,” “us,” “our,” and the “Company” are intended to mean Dyal Capital Partners, the entities and personnel comprising the Dyal business of Neuberger Berman Group LLC (“Neuberger” or “Parent”), an independent, global asset management company headquartered in New York. Dyal is a division of Neuberger. The following discussion analyzes the financial condition and results of operations of Dyal.

The following discussion and analysis should be read in conjunction with the unaudited combined financial statements and the related notes and the audited combined financial statements and the related notes included in this prospectus.

Amounts and percentages presented throughout our discussion and analysis of financial condition and results of operations may reflect rounded results in thousands (unless otherwise indicated) and, consequently, totals may not appear to sum. Certain prior period amounts have been reclassified to conform to the current year presentation.

Our Business

Dyal is a leading capital solutions provider to large, multi-product private capital managers. Our funds seek to acquire minority equity stakes in, or provide debt financing to, established alternative asset managers worldwide (the “GP Capital Solutions”). We are expanding our existing GP Capital Solutions strategies to provide capital to our managers’ seasoned portfolio companies through co-investments or structured equity. We are also in the process of leveraging our significant experience in serving as a minority partner to alternative asset management firms by launching a strategy that will seek to acquire minority equity stakes in National Basketball Association (“NBA”) teams. All of our existing or emerging strategies make or will make, as the case may be, investments through long-term capital, permanent capital vehicles with a set of geographically diverse and high-quality investors. Our investors include a diversified mix of institutional investors globally, including prominent public and private pension funds, endowments, foundations, family offices, private banks, high net worth individuals and insurance companies in the Americas, Asia, Europe, the Middle East and Australia. Since 2010, the Dyal team has closed 61 equity and debt transactions across 52 managers. Dyal also includes a Business Services Platform, which provides strategic support in various areas to its GP Minority Equity Investments strategy’s underlying partner managers in which an equity stake is granted (“partner managers”). Dyal, including the Business Services Platform, operates primarily from New York, with personnel also located in London and Hong Kong. As of March 31, 2021, we managed approximately $24.7 billion in AUM, which reflects growth of 13.9% since March 31, 2020 and a CAGR of 11.1% since December 31, 2019. Approximately 96% of our AUM was comprised of our GP Minority Equity Investments strategy as of March 31, 2021.

GP Capital Solutions

Dyal’s GP Capital Solutions business is a leading capital solutions provider to large private capital managers. We primarily focus on acquiring equity stakes in, or providing debt financing to, large, multi-product private equity and private credit platforms. We are in the process of expanding our existing GP Capital Solutions business to provide capital to seasoned portfolio companies owned by funds that are managed by alternative asset managers that we have a pre-existing relationship with, either through our GP Minority Equity Investments or GP Debt Financing strategies. Our GP Capital Solutions business also houses our Business Services Platform, which provides strategic support to the managers that Dyal funds have an equity interest in. In addition to the GP Capital Solutions strategies, we are in the process of launching a strategy focused on acquiring minority equity stakes in NBA franchises and are planning to launch a co-investment and structured equity strategy.

Dyal operates through the following four investment strategies:

•	GP Minority Equity Investments—We build diversified portfolios of minority equity investments in institutionalized alternative asset management firms across multiple strategies, geographies, and asset classes. Our investment objective is to generate compelling cash yield by collecting a set percentage of contractually fixed management fees, a set percentage of carried interest and return on balance sheet investments made by underlying managers. We primarily focus on acquiring minority positions in large, multi-product alternative asset managers who continue to gain a disproportionate proportion of the assets flowing into private investment strategies and exhibit high levels of stability. Our inaugural funds followed a hedge fund manager-focused investment program that has since evolved into a private capital manager-focused investment program, as implemented by our later funds. Our GP Minority Equity Investments strategy is offered to investors through our closed-end permanent capital funds. A fundamental component of the fundraising efforts for our investment programs is the ability to identify and execute co-investment opportunities for our investors. We may offer, from time-to-time and in our sole discretion, co-investment opportunities in certain fund investments, generally with no management or performance-based fee. As of March 31, 2021, our funds include Dyal Fund I, a $1.3 billion fund predominately focused on hedge funds, Dyal Fund II, a $2.2 billion fund predominately focused on hedge funds, Dyal Fund III, a $5.3 billion fund focused on private capital managers, Dyal Fund IV, a $9.0 billion fund focused on private capital managers and Dyal Fund V, which is still open for investors but currently has raised $2.6 billion, and is also focused on private capital managers.

•

GP Debt Financing—This strategy focuses on originating and making collateralized, long-term debt investments, preferred equity investments and structured investments in private capital managers. We originate and invest in secured term loans that are collateralized by substantially all of the assets of a manager and subject to repayment on an accelerated basis pursuant to cash flow sweeps of set percentages of management fees, GP realization, carried interest and other fee streams of the management company in the event that certain minimum coverage ratios are not maintained. Our investment objective is to generate current income by targeting investment opportunities with attractive risk-adjusted returns. We expect that capital that the investment management businesses or fund sponsors in which our funds invest receive from these loans will be used to support business growth, fund GP commitments, and launch new strategies. This strategy allows Dyal to offer a comprehensive suite of solutions to such private managers. Our GP Debt Financing strategy has $1.0 billion of AUM as of March 31, 2021.

•

Professional Sports Minority Investments—We plan to build diversified portfolios of minority equity investments in professional sport teams. Our first endeavor in this area was creating an innovative partnership with the NBA, which has pre-approved us as a prospective buyer of NBA franchises and waived both its requirement that any minority owner own a stake in a single franchise and its limitation on any team having more than 25 individual beneficial owners. The NBA has also provided pre-approval for us to own interests in multiple NBA franchises. We believe having these approvals and waivers already established will provide selling owners with more certainty of our ability to close on any investment and will make us the buyer of choice when a minority interest in an NBA franchise becomes available. Our investments in the NBA are intended to provide low correlation to other asset classes and long-term value appreciation.

•

Co-Investment and Structured Equity—This emerging strategy will focus on providing capital to seasoned portfolio companies managed by established private capital managers, in whom we have previously invested through our GP Minority Equity Investments or GP Debt Financing strategies and potentially with which we have a business relationship. The strategy will seek to make investments that are intended to provide strategic capital for organic and inorganic growth at mid-life investments, access to potential strategic partners for knowledge and intellectual property transfer and liquidity to existing fund investors. Our investment objective is to generate compelling investment returns, similar to traditional buy-out funds but with mitigated downside risk and faster return of capital.

The Business Services Platform Overview

Dyal’s Business Services Platform provides strategic support services to current and future partner managers within the GP Minority Equity Investments strategy, including client development and marketing support, product development, talent management, consulting on business strategies and operational advisory support. The Business Services Platform is able to utilize, subject to any applicable information barriers, powerful resources when assisting Dyal’s partner managers: the Dyal team’s extensive and varied experience and Dyal’s sophisticated investor base. New partner managers entering Dyal’s portfolio, subject to any applicable information barriers, are entitled to participate in and benefit from the customized suite of services provided by Dyal’s Business Services Platform. The Business Services Platform team currently consists of professionals who each have experience working with alternative asset management firms and who are responsible for assisting partner managers in achieving their individual business objectives. Certain expenses of the Business Services Platform are reimbursed by Dyal’s private funds and this expense reimbursement is equal to the total revenue of the Business Services Platform that is reflected as revenue within administrative, transaction, and other fees.

The Business Services Platform executes projects in five key areas:

•

Client Development & Marketing Support—The Business Services Platform team focuses on, subject to any applicable information barriers, providing investor intelligence, targeting LPs for fundraising, and making qualified introductions of Dyal’s partner managers to select investors, including investors in Dyal’s funds.

•

Product Development—The Business Services Platform assists partner managers as they consider launching new products. This assistance includes providing extensive market and product opportunity analyses that define relevant peer groups, examining performance data and identifying potential target investors and barriers to entry.

•

Talent Management—The Business Services Platform seeks to deliver talent management services to partner managers. Support spans all aspects of human capital best practices across organizations. Particular areas of focus include, but are not limited to, organizational design and development, talent sourcing, and in-depth peer benchmarking.

•

Business Strategy—The Business Services Platform undertakes individualized management consulting projects such as developing firm strategic growth plans, evaluating distribution expansion options, and assessing brand development strategies. Additionally, the team provides strategic best practices advice and competitive benchmarking reports. The Business Services Platform supports partner managers with originating and consummating mergers, acquisitions and bolt-on transactions. This support may include sourcing proprietary and intermediated opportunities, reviewing a potential deal’s strategic rationale, supporting business due diligence, gathering market intelligence, and providing valuation guidance and deal structuring advice.

•

Operational Advisory—The Business Services Platform delivers support and best practices advice to our partner managers’ business operations, technology, and infrastructure functions through peer benchmarking, thought leadership and customized analysis. The team may also leverage in-house and external vendors to support their efforts and provide analysis for various partner manager projects, which may include helping their portfolio companies through the use of data science specialists, technology service firms and consultants. In addition, the team seeks to leverage a preferred provider network of service providers to assist our partners and provide additional external support.

Fee Structure

Management Fees

Management fees are derived from investment management services provided to private funds and are payable quarterly or semi-annually, at the beginning or end of the service period. Management fees are determined by contractual agreements. For the GP Minority Equity Investments strategy, the fees are generally determined based upon a percentage of capital committed during the investment period, and thereafter generally based on the cost of unrealized investments; or as otherwise defined in the respective agreements. For the other strategies, the fees are generally determined based upon a percentage of investment cost or as otherwise defined in the respective agreements.

Administrative, Transaction and Other Fees

Administrative, transaction and other fees consist of expense reimbursements, which primarily represent expenses incurred by Dyal’s Business Services Platform in connection with the provision of strategic support to partner managers and reimbursed by Dyal’s private funds. The Business Services Platform’s reimbursed expenses are reflected as revenue. The Business Services Platform’s reimbursed expenses were $6.5 million and $5.7 million for the three months ending March 31, 2021 and March 31, 2020, respectively.

Incentive Fees

Incentive fees are calculated based on a contractual percentage of net income before realized and unrealized gains and losses of the funds above a preferred return threshold and a contractual percentage of any net realized capital gains from the funds as described within the respective agreements. The performance obligations for these revenues are satisfied over time as the services are rendered and the limited partner simultaneously receives and consumes the benefits of the services as they are performed. Dyal records its fees when the service is provided and it is probable there would not be a significant reversal of revenue.

Carried Interest

The Dyal Equity Funds provide for a distribution of carried interest. The timing and receipt of carried interest varies with the life cycle of our funds. Generally, we are entitled to carried interest payments after a return of all contributions and a preferred return to investors. Carried interest in the Dyal Equity Funds and any related co- investment or secondary-transaction vehicles will not be part of Blue Owl, however carried interest earned with respect to future Dyal funds (excluding co-investment or secondary-transaction vehicles related to the Dyal Equity Funds) will be shared with Blue Owl, which carried interest is expected to be determined in a manner similar to the Dyal Equity Funds.

Capital Invested In and Through Our Funds

To further align our interests with those of investors in our funds, we have invested the firm’s capital as have our professionals in the funds we sponsor and manage. General partner capital commitments to our funds are determined separately with respect to our funds. Dyal employee capital commitments range from 0.3% to 1.3% of the total commitments of any particular fund as of March 31, 2021. We determine the general partner capital commitments based on a variety of factors, including regulatory requirements, investor requirements, estimates regarding liquidity needed over the estimated time period during which commitments will be funded, estimates regarding the amounts of capital that may be appropriate for other opportunities or other funds we may be in the process of raising or are considering raising, prevailing industry standards with respect to sponsor commitments and our general working capital requirements. Our general partner capital commitments have historically been funded with cash, which may initially have been funded by Neuberger for administrative purposes and then directly by our professionals. The general partner commitments and the proceeds therefrom with respect to the Dyal Equity Funds and related co-investment vehicles will not be an asset of Blue Owl upon completion of the Business Combination. A portion of the general partner commitment to the Dyal Financing Fund and for future Dyal funds will be a Blue Owl asset upon completion of the Business Combination.

COVID-19 and Our Response

2020 was a challenging year for markets around the world due to the ongoing impact of the COVID-19 pandemic. Following a historic decline in March 2020, the global capital markets rallied as investor sentiment was encouraged by global central bank support and the gradual re-opening of economies, among other things.

Corporate performance and earnings across many industries continue to be impacted by the COVID-19 pandemic. Despite significant lingering health concerns, certain companies are rebounding more quickly than expected; however, performance and earnings are still well below pre-pandemic levels. As opposed to the broad-based sell-off in the first quarter, distressed activity in the second and third quarters was more industry and/or company specific. At the same time, transaction activity in the traditional private equity buyout market is beginning to resume. Furthermore, access to the capital markets is selectively re-opening for high quality businesses and the market for initial public offerings returned beginning in the second half of the second quarter.

The worldwide outbreak of COVID-19 has disrupted global travel and supply chains, and has adversely impacted commercial activity in many industries, including travel, hospitality and entertainment. It has also significantly negatively impacted global growth. While certain geographies are experiencing declining infection levels and are reopening businesses, others are seeing persistent or accelerating levels. The continued rapid development of this situation and uncertainty regarding potential economic recovery precludes any prediction as to the ultimate adverse impact of COVID-19 on economic and market conditions.

While COVID-19 has created unparalleled challenges driven, first and foremost, by a public health crisis, we believe the Dyal funds are performing well due to the Dyal partner managers’ ability to continue fundraising and their underlying portfolios’ ongoing performance. As primarily human capital businesses, Dyal’s and our partner managers’ business continuity plans went into effect with no reported material issues. At the onset of the crisis, partner managers completed a thorough review of their respective portfolios on a name-by-name basis identifying liquidity needs, covenant and debt maturities, and assessing capital and operational expenditures, revenue outlook and near-term actions to be taken. Just as partner managers reviewed their portfolios, Dyal also identified any of our Funds’ potential liquidity needs and continued to act as a strategic, and potentially financial, resource to our partner managers during these unprecedented times.

With Dyal’s private capital partner managers having access to significant levels of capital to invest, over $185 billion across the Dyal platform as of March 31, 2020, approximately $230 billion across the Dyal platform as of June 30, 2020 and approximately $220 billion across the Dyal platform as of September 30, 2020, partner managers were able to and continue to take advantage of dislocations in the marketplace, notably through toeholds in public equities, distressed-for-control scenarios, niche dislocation plays, and compelling investment opportunities. We believe the unique investment environment as a result of the COVID-19 pandemic continues to elevate alternative managers’ brand recognition and promote continued disproportionate fundraising by bigger, institutionalized managers with a loyal and large existing investor base. When overlaid with a larger secular trend that has occurred since the 2008 financial crisis whereby an increasing proportion of capital has flowed to the largest managers, we believe that established firms, like those found in the Dyal portfolio, will continue to increase their fundraising advantage against their smaller competitors in a largely “virtual” fundraising environment. While there are many dynamics at play, we believe the current environment remains constructive for alternative investments, and specifically Dyal’s partner managers, relative to both its recent past and other asset classes.

Trends Affecting Our Business

We believe that our business and financial model contribute to the stability of our performance throughout market cycles. As of March 31, 2021, 100% of our AUM was in permanent capital vehicles. Our products have a stable base of committed capital enabling us to invest in assets with a long-term focus over different points in a market cycle and to take advantage of market volatility. Historically, the vast majority of our revenue has been derived from contractual, locked-in management fees, which are not subject to market volatility. We have a diversified range of investment strategies, and within our largest GP Minority Equity Investments strategy, our portfolios are further diversified across investment strategies, fund vintages, geographies, sectors, and enterprise values. However, our results of operations are affected by a variety of factors, particularly in the United States given the location of most of our partner managers, but also globally, including conditions in the global financial markets and the economic and political environments.

In addition to the aforementioned macroeconomic and sector-specific trends, we believe our future performance will be influenced by the following factors:

The extent to which investors favor alternative investments. Our ability to attract new capital is dependent on investors’ views of alternative investments relative to traditional asset classes. We believe fundraising efforts will continue to be impacted by certain fundamental asset management trends that include: (i) the increasing importance and market share of alternative investment strategies to investors of all types as investors focus on lower-correlated and higher absolute levels of return, (ii) increasing demand for alternative assets from retail investors, (iii) shifting asset allocation policies of institutional investors, (iv) de-leveraging of the global banking system, bank consolidation and increased regulatory requirements and (v) increasing barriers to entry and growth. In addition to driving our own ability to attract new capital, those trends will also impact the ability of our funds’ underlying GPs to retain and attract new capital, which in turn impacts our investment performance and ability to grow.

The attractiveness of our product offerings to a growing base of investors. Within the alternative investment universe, the GP Minority Investments strategy has grown into its own asset class. According to Preqin, total capital raised across the strategy has more than tripled from 2015-2019, compared to the five years prior. This has in part been driven by a growing demand for products offering strong cash yields, particularly among defined contribution plans, insurance companies and retail investors, and a recognition of the diversification benefits that our strategy offers. Dyal has been a beneficiary of those trends, having attracted more than 40% of new capital raised across the strategy from 2015-2019 based on Preqin data. Our future growth is dependent on our continued ability to successfully capitalize on these trends and continue to extend our reach with investors.

Our ability to generate strong, stable returns. The stability and strength of our investment performance is a significant factor in investors’ willingness to allocate capital to us. The new capital we are able to raise drives the growth of our fee-paying AUM and management fees. Although our fee-paying AUM and management fees have grown significantly since our inception, adverse market conditions or an outflow of capital in the alternative investments industry in general could affect our general growth rate. In addition, market dislocations, contractions or volatility could put pressure on our returns in the future which could in turn affect our fundraising abilities.

Our successful deployment of capital into attractive investments. The continued growth in our fee-paying AUM and revenues is dependent on our ability to identify attractive investments and deploy the capital we have raised. We believe our strategies target a large investible universe with attractive investment dynamics. However, our ability to identify attractive investments and execute on those investments is dependent on a number of factors, including general macroeconomic conditions, general political conditions, market conditions, and valuation, size, and liquidity of such investment opportunities, as well as our competitive positioning in the market. A significant decrease in the quality or quantity of potential opportunities, or our ability to execute on these opportunities, could adversely affect our ability to deploy our capital.

Our ability to maintain our leading competitive position. There has been a trend amongst alternative investors to consolidate the number of general partners in which they invest, which has driven a disproportionate amount of assets to large managers. We believe we have several competitive and structural advantages that position us as a preferred partner within this segment of the alternative asset management landscape. We expect these advantages enable us to provide unique access to asset classes that are traditionally difficult to access to our investors, and a differentiated value proposition to our partner managers. Our ability to attract and successfully deploy capital in the future is dependent on maintaining our leading competitive positioning in our target markets.

Our ability to launch new strategies and products. We have taken a diligent and deliberate approach to product expansion to serve the needs of our ecosystem while delivering an attractive value proposition and strong performance to our investors. We are currently in the market fundraising for two new strategies: Dyal HomeCourt Partners and Strategic Capital. Our growth is dependent on our ability to successfully attract and deploy capital, and subsequently scale these strategies. The successful launch of our new strategies and products is dependent on a number of factors, some of which are beyond our control, including, but not limited to: general macroeconomic conditions, general political conditions, market conditions, demand from investors, competition, availability of capital or financing, and legal or regulatory developments.

Managing Business Performance and Key Financial Measures

Non-GAAP Financial Measures

Fee related earnings, or “FRE”, is used to assess our operating performance by determining whether recurring revenue, primarily consisting of management fees, is sufficient to cover operating expenses and to generate profits. FRE is derived from and reconciled to, but not equivalent to, its most directly comparable GAAP measure of net income (loss) before income taxes. FRE differs from income before taxes computed in accordance with GAAP as it adjusts for equity-based compensation, non- controlling interests in subsidiaries of the Company and certain other items that we believe reflects our operating performance. Other than for Owl Rock, the calculation of FRE also adjusts for performance income, performance related compensation and investment net gains (losses). Management believes that adding these adjustments assists in clarifying stable and predictable cash flows that cover operating expenses and lead to the generation of profits.

Distributable earnings, or “DE”, is used to assess performance and amounts available for dividends to members. DE is derived from and reconciled to, but not equivalent to, its most directly comparable GAAP measure of net income (loss) before income taxes. Distributable Earnings is FRE less current income taxes and (other than with respect to Owl Rock) includes net realized gains, realized performance income and performance related compensation. DE differs from income before taxes computed in accordance with GAAP as it adjusts for certain items that we believe are indicative of our ability to make our dividend payments. Our presentation of DE represents our operating performance, as further adjusted for performance income and performance related compensation, as applicable. Management believes that these adjustments enable investors to better understand the Company’s earnings that are available for distribution.

Adjusted EBITDA is used to assess the Company’s ability to service its borrowings. Adjusted EBITDA is derived from and reconciled to, but not equivalent to, its most directly comparable GAAP measure of net income (loss) before income taxes. Adjusted EBITDA represents Distributable Earnings plus (a) interest expense, income tax expense (benefits), and (c) depreciation and amortization.

Adjusted Revenues are used to assess the net revenue expected to be received by the Company. Adjusted Revenues is derived from and reconciled to, but not equivalent to its most directly comparable GAAP measure of total revenues, net. Adjusted Revenues differ from total revenues computed in accordance with GAAP by excluding reimbursed expenses and dealer manager revenues, if applicable, that have an offsetting amount included within expenses on the consolidated and combined statement of operations.

Adjusted Compensation is used to assess the net cash settled compensation to be paid by the Company. Adjusted Compensation is derived from and reconciled to, but not equivalent to its most directly comparable GAAP measure of compensation and benefits. Adjusted Compensation differs from compensation and benefits computed in accordance with GAAP as it excludes equity compensation expense and compensation and benefits reimbursed through the receipt of administrative revenues. The administrative revenues reflect allocable compensation and expenses incurred by certain professionals of the Company and reimbursed by products managed by the Company.

We use FRE, DE, Adjusted EBITDA, Adjusted Revenues and Adjusted Compensation as non-GAAP measures to assess and track our performance. These are non-GAAP financial measure supplements and should be considered in addition to and not in lieu of, the results of operations, which are discussed further under “ —Components of Combined Results of Operations ” and are prepared in accordance with GAAP. For the specific components and calculations of these non-GAAP measures, as well as a reconciliation of these measures to the most comparable measure in accordance with GAAP, see “Dyal’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Reconciliation of Combined GAAP Financial Measures to Certain Non-GAAP Measures”.

Operating Metrics

We monitor certain operating metrics that are common to the alternative asset management industry, which are discussed below.

Assets Under Management

Assets under management (“AUM”) refers to the total capital commitments to our funds and co-investments. We view AUM as a metric to measure our ability to attract clients for our investment strategies. As of March 31, 2021, we managed approximately $24.7 billion in AUM.

	GP Minority Equity Investments	GP Debt Financing	Total
($ amounts in millions)
AUM at December 31, 2020	$22,814	$1,010	$23,825
Net change to total commitments	913	—	913

AUM at March 31, 2021	$23,727	$1,010	$24,737

Average AUM	$23,271	$1,010	$24,281

	GP Minority Equity Investments	GP Debt Financing	Total
($ amounts in millions)
AUM at December 31, 2019	$20,685	$1,010	$21,695
Net change to total commitments	15	—	15

AUM at March 31, 2020	$20,700	$1,010	$21,710

Average AUM	$20,692	$1,010	$21,703

For the three months ended March 31, 2021, AUM grew 3.8%, or $913 million, which was driven by additional closes of Dyal Fund V. For the three months ended March 31, 2020 AUM grew 0.1%, or $15 million, which was driven by additional co-investment commitments related to Dyal Fund IV.

Fee Paying Assets Under Management

Fee Paying Assets Under Management (“FPAUM”) refers to the sum of the investor capital base from which Dyal earns management fees and/or performance income, which varies among the Dyal funds. For Dyal’s GP Minority Equity Investments strategy, fee paying AUM is generally equal to capital commitments during the investment period and the cost of unrealized investments after the investment period. For Dyal’s other strategies, fee paying AUM is generally equal to investment cost. The investor capital base upon which fees are charged is defined within the respective agreements. As of March 31, 2021, total fee paying AUM was $18.6 billion.

The tables below present rollforwards of our total fee paying AUM by investment strategy:

	GP Minority Equity Investments	GP Debt Financing	Total
($ amounts in millions)
Fee Paying AUM at December 31, 2020	$17,166	$558	$17,724
Net change to fee paying investor capital base	734	179	913

Fee Paying AUM at March 31, 2021	$17,900	$737	$18,637

Average Fee Paying AUM	$17,533	$648	$18,181

	GP Minority Equity Investments	GP Debt Financing	Total
($ amounts in millions)
Fee Paying AUM at December 31, 2019	$17,251	$295	$17,546
Net change to fee paying investor capital base	5	—	5

Fee Paying AUM at March 31, 2020	$17,256	$295	$17,551

Average Fee Paying AUM	$17,254	$295	$17,548

For the three months ended March 31, 2021, fee paying AUM grew 5.1%, or $913 million, which was driven by additional investments made within our GP Debt Financing Strategy and $734 million of new fee paying commitments for Dyal Fund V. For the three months ended March 31, 2020, fee paying AUM grew by $5 million in Dyal Fund II.

AUM not yet paying fees

Our AUM not yet paying fees refers to AUM that is not currently paying fees and is eligible to earn management fees and/or performance income upon deployment. As of March 31, 2021, total AUM not yet paying fees was $2.1 billion.

AUM that does not pay fees

Our AUM that does not pay fees refers to AUM that is not currently paying management, incentive fees and is not eligible to earn management and/or incentive fees upon deployment. As of March 31, 2021, total AUM that does not pay fees was $4.0 billion.

The table below presents a summary of our total AUM disaggregated by fee paying AUM, AUM not yet paying fees and AUM that does not pay fees:

Our calculations of AUM and fee paying AUM may differ from the calculation methodologies of other asset managers, and as a result this measure may not be comparable to similar measures presented by other asset managers. In addition, our calculation of AUM includes commitments to our products from the general partner and its affiliates, regardless of whether such commitments are subject to fees. Our definitions of AUM and fee paying AUM are not based on any definition of AUM and fee paying AUM that is set forth in the agreements governing the investment funds and products that we manage.

Product Performance Metrics

	LP Contribution Date of Initial Investment	Dollars in Millions
		LP Commitments	LP Contributions	LP Distributions	NAV	Net IRR	Net TVPI	Net DPI
Actual as of December 31, 2020[1]
Dyal I	11/22/2011	1,274	1,248	583	618	-0.8%	0.96x	0.47x
Dyal II	12/29/2014	2,139	1,846	336	1,495	-0.3%	0.99x	0.18x
Dyal III	6/26/2015	5,279	3,241	2,266	3,958	25.1%	1.92x	0.70x
Dyal IV	6/11/2018	8,920	2,787	498	3,494	69.1%	1.43x	0.18x

1.	Contributions (Called Capital), Distributions (Cash Distributed) and NAV figures as well as performance metrics are exclusive of GP activity.

Product performance information is included throughout this discussion with analysis to facilitate an understanding of our results of operations for the periods presented. We do not present product performance metrics for products with less than two years of investment performance from the date of the product’s first investment or for our co-investment funds related to our GP Minority Equity Investments strategy. The performance information reflected in this discussion and analysis is not indicative of our overall performance. An investment in Blue Owl is not an investment in any of our products. Past performance is not indicative of future results. As with any investment there is always the potential for gains as well as the possibility of losses. There can be no assurance that any of these products or our other existing and future funds will achieve similar returns.

Net internal rate of return (“Net IRR”) is computed based on inception-to-date contributions on the dates they were due and distributions on the dates they were paid and the limited partners’ aggregate capital accounts as of December 31, 2020. Net IRR shown is net of applicable fees and expenses based upon the net asset value as of December 31, 2020.

Net Distributions-to-Paid-In (“Net DPI”) is provided for the total portfolio and not for each investment as non-transaction-specific expenses and fees are levied on the total portfolio and not on an investment-by-investment basis. Net DPI is presented on a cumulative basis and is not annualized. Net DPI formula: (Cash Distributed) / (Called Capital) as of December 31, 2020.

Net Total-Value-to-Paid-In (“Net TVPI”) is provided for the total portfolio and not for each investment as non-transaction-specific expenses and fees are levied on the total portfolio and not on an investment-by-investment basis. Net TVPI formula: (Cash Distributed + NAV) / (Called Capital) as of December 31, 2020.

Components of Combined Results of Operations

Revenues

Contractual Revenues

Revenues primarily consist of management fees, incentive fees and reimbursed expenses.

Management fees, net—Management fees are derived from investment management services provided to private funds and are payable quarterly or semi-annually, at the beginning or end of the service period. Management fees are determined by contractual agreements which require us to provide investment management services, which represents a performance obligation that Dyal satisfies over time. For the GP Minority Equity Investments strategy, the fees are generally determined based upon a percentage of capital committed during the investment period, and thereafter generally based on the cost of unrealized investments; or as otherwise defined in the respective agreements. For the other strategies, the fees are generally determined based upon a percentage of investment cost or as otherwise defined in the respective agreements. Management fees are presented net of fund overages, fee waivers and economic sharing arrangements on the statements of operation.

Incentive fees—Incentive fees are calculated based on a contractual percentage of net income before realized and unrealized gains and losses of the funds above a preferred return threshold and a contractual percentage of any net realized capital gains from the funds as described within the respective agreements. The performance obligations for these revenues are satisfied over time as the services are rendered and the limited partner simultaneously receives and consumes the benefits of the services as they are performed. Dyal records its fees when the service is provided and it is probable there would not be a significant reversal of revenue. Incentive fees receivable by Dyal are recorded in the incentive fees line item on the combined statements of financial condition.

Administrative, transaction and other fees—Administrative, transaction and other fees primarily consists of expenses incurred by Dyal’s Business Services Platform and reimbursed by Dyal’s private funds in connection with the provision of strategic support to partner managers.

Non-Contractual Revenues

Net gains (losses) from investment activities

Net gains (losses) from investment activities represent the unrealized and realized gains and losses on the equity method investments.

Expenses

Compensation and Benefits

Compensation generally includes salaries, bonuses, employee benefits, employer-related payroll taxes. Bonuses are accrued over the service period to which they relate.

General, administrative, and other

General, administrative, and other expenses include costs primarily related to placement fees, rent, information technology, professional fees, business development and other general operating items.

Net Gains (losses) from Investment Activities

Net gains (losses) from investment activities represent the unrealized and realized gains and losses on investments.

Results of Operations

Combined Results of Operations—Three months ended March 31, 2021 compared to three months ended March 31, 2020

The following table presents the results of operations for the three months ended March 31, 2021 and 2020:

	Three Months Ended March 31,		Favorable (Unfavorable)
	2021	2020	$ Change	% Change
Revenues
Management fees, net	$75,472	$70,607	$4,865	7%
Administrative, transaction and other fees	6,520	5,821	699	12%

Total revenues	81,992	76,428	5,564	7%
Operating expenses
Compensation and benefits	55,323	47,578	7,745	16%
General, administrative, and other expenses	14,026	6,913	7,113	103%

Total operating expenses	69,349	54,491	14,858	27%

	Three Months Ended March 31,		Favorable (Unfavorable)
	2021	2020	$ Change	% Change
Operating income	12,643	21,937	(9,294)	-42%
Net gains (losses) from investment activities	2,314	(85)	2,399	NM

Income before income tax expense	14,957	21,852	(6,895)	-32%
Income tax expense (benefit)	2,181	1,984	197	10%

Net income	12,776	19,868	(7,092)	-36%
Net gain (loss) attributable to non-controlling interests	144	(454)	598	NM

Net income attributable to Dyal	$12,632	$20,322	$(7,690)	-38%

NM—Not Meaningful

Revenues

Three Months Ended March 31, 2021 Compared to Three Months Ended March 31, 2020

Management fees, net. Total management fees, net increased $4.9 million, or 7%, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020. $7.6 million was related to the launch of Dyal Fund V and $1.0 million was related to additional investments made by our GP Debt Financing strategy. This was partially offset by $3.8 million of management fee step downs in Dyal Fund I and Dyal Fund II.

Administrative, transaction and other fees. Administrative, transaction and other fees increased $0.7 million, or 12%, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020, primarily due to the growth of the Business Services Platform team during that period.

Expenses

Three Months Ended March 31, 2021 Compared to Three Months Ended March 31, 2020

Compensation and benefits. Compensation and benefits increased $7.7 million, or 16%, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020, due to higher management fees, the growth of the Business Services Platform and equity based compensation.

General, administrative, and other expenses. General, administrative, and other expenses increased $7.1 million, or 103%, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020. The net increase was primarily driven by higher distribution expenses and professional fees, partially offset by lower business development expenses, which were impacted by COVID-19 travel restrictions.

Net Gains (losses) from Investment Activities

Three Months Ended March 31, 2021 Compared to Three Months Ended March 31, 2020

Net gains (losses) from investment activities. Net gains (losses) from investment activities increased $2.4 million for the three months ended March 31, 2021 compared to the three months ended March 31, 2020, primarily due to fair value changes in the investments.

Income Taxes

Three Months Ended March 31, 2021 Compared to Three Months Ended March 21, 2020

Income tax expense (benefit). Income tax expense increased $0.2 million, or 10%, for the three months ended March 31, 2021 compared to the three months ended March 30, 2020, primarily due to an increase in non-deductible partner compensation expense for UBT purposes, and foreign taxable income subject to higher statutory tax rates.

Combined Results of Operations—Twelve months ended December 31, 2020 compared to twelve months ended December 31, 2019

The following table presents the results of operations for the twelve months ended December 31, 2020 and 2019:

	Twelve Months Ended December 31,		Favorable (Unfavorable)
	2020	2019	$ Change	% Change
Revenues
Management fees, net	$284,691	$313,354	$(28,663)	-9%
Incentive fees	2,354	626	1,728	NM
Administrative, transaction and other fees	22,676	18,350	4,326	24%

Total revenues	309,721	332,330	(22,609)	-7%
Operating expenses
Compensation and benefits	187,527	194,970	(7,443)	-4%
General, administrative, and other expenses	26,217	32,290	(6,073)	-19%

Total operating expenses	213,744	227,260	(13,516)	-6%
Operating income	95,977	105,070	(9,093)	-9%
Net gains (losses) from investment activities	1,542	(1,564)	3,106	NM

Income before income tax expense	97,519	103,506	(5,987)	-6%
Income tax expense (benefit)	8,435	9,094	(659)	-7%

Net income	89,084	94,412	(5,328)	-6%
Net loss attributable to non-controlling interests	(548)	(792)	244	31%

Net income attributable to Dyal	$89,632	$95,204	$(5,572)	-6%

NM—Not Meaningful

Revenues

Twelve Months Ended December 31, 2020 Compared to Twelve Months Ended December 31, 2019

Management fees, net. Total management fees, net decreased $28.7 million, or 9%, for the twelve months ended December 31, 2020 compared to the twelve months ended December 31, 2019, primarily due to Dyal Fund IV’s catch-up fees of $36.7 million recognized in 2019 and fee waivers of $2.9 million for Dyal Funds I and II. This was partially offset by $6.1 million of expired early closer discounts for Dyal Fund IV and $2.9 million related to additional investments made by our GP Debt Financing strategy. Catch-up fees are management fees earned in the current period from investors that commit to a fund towards the end of the fundraising period and are required to pay a catch-up management fee as if they had committed to the fund at the first closing in a prior period.

Incentive fees. Incentive fees increased $1.7 million related to our GP Debt Financing strategy for the twelve months ended December 31, 2020 compared to the twelve months ended December 31, 2019.

Administrative, transaction and other fees. Administrative, transaction and other fees increased $4.3 million, or 24%, for the twelve months ended December 31, 2020 compared to the twelve months ended December 31, 2019, primarily due to the growth of the Business Services Platform team during that period.

Expenses

Twelve Months Ended December 31, 2020 Compared to Twelve Months Ended December 31, 2019

Compensation and benefits. Compensation and benefits decreased $7.4 million, or 4%, for the twelve months ended December 31, 2020 compared to the twelve months ended December 31, 2019, primarily due to lower revenues.

General, administrative, and other expenses. General, administrative, and other expenses decreased $6.1 million, or 19%, for the twelve months ended December 31, 2020 compared to the twelve months ended December 31, 2019. The net decrease was primarily driven by lower business development expenses, which were impacted by COVID-19 travel restrictions, and placement fees.

Net Gains (losses) from Investment Activities

Twelve Months Ended December 31, 2020 Compared to Twelve Months Ended December 31, 2019

Net gains (losses) from investment activities. Net gains (losses) from investment activities increased $3.1 million for the twelve months ended December 31, 2020 compared to the twelve months ended December 31, 2019, primarily due to fair value changes in the investments.

Income Taxes

Twelve Months Ended December 31, 2020 Compared to Twelve Months Ended December 31, 2019

Income tax expense (benefit). Income tax expense decreased $0.7 million, or 7%, for the twelve months ended December 31, 2020 compared to the twelve months ended December 31, 2019, primarily due to a decrease in pre-tax income and partner compensation addback for UBT purposes.

Reconciliation of Combined GAAP Financial Measures to Certain Non-GAAP Measures

We use FRE, DE, Adjusted EBITDA, Adjusted Revenues and Adjusted Compensation as non-GAAP measures to assess and track our performance. The following table presents the reconciliation of net income (loss) before taxes as reported in the combined statements of operations to FRE, DE, Adjusted EBITDA, Adjusted Revenues and Adjusted Compensation ($ in thousands):

	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019	2018
Income before income tax expense	$14,957	$21,852	$97,519	$103,506	$53,002
Adjustments:
Equity based compensation	4,500	—	3,000	—	—
Net (gains) losses from investment activities	(2,314)	85	(1,542)	1,564	(627)
Incentive fees	—	—	(2,354)	(626)	—
Incentive fee related compensation	—	—	1,549	376	—

Fee Related Earnings	$17,143	$21,937	$98,172	$104,820	$52,375

Fee Related Earnings	$17,143	$21,937	$98,172	$104,820	$52,375
Adjustments:
Incentive fees	—	—	2,354	626	—
Incentive fee related compensation	—	—	(1,549)	(376)	—
Net realized gains	1,119	249	692	833	557
Current income tax (expense) benefit	(2,353)	(1,968)	(8,334)	(8,982)	(5,197)

Distributable Earnings	$15,909	$20,218	$91,335	$96,921	$47,735

	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019	2018
Distributable Earnings	$15,909	$20,218	$91,335	$96,921	$47,735
Current income tax expense (benefit)	2,353	1,968	8,334	8,982	5,197

Adjusted EBITDA	$18,262	$22,186	$99,669	$105,903	$52,932

Total revenues	$81,992	$76,428	$309,721	$332,330	$197,767
Adjustments:
Administrative, transaction and other fees	(6,520)	(5,821)	(22,676)	(18,350)	(12,889)

Adjusted Revenues	$75,472	$70,607	$287,045	$313,980	$184,878

Compensation and benefits	$55,323	$47,578	$187,527	$194,970	$114,680
Adjustments:
Equity based compensation	(4,500)	—	(3,000)	—	—
Business Services Platform reimbursed compensation and benefits	(6,648)	(5,491)	(22,004)	(17,225)	(11,608)

Adjusted Compensation	$44,175	$42,087	$162,523	$177,745	$103,072

Liquidity and Capital Resources

Sources and Uses of Liquidity

Dyal historically participated in Neuberger’s centralized cash management system. Under this system, on a daily basis, any excess cash generated by Dyal is transferred to Neuberger and any additional daily cash flow needs are funded by Neuberger. As such, Neuberger benefits from the positive cash flow Dyal generates, and Neuberger also provides Dyal with sufficient daily liquidity to fund its ongoing cash needs. As a result, Dyal has historically required minimal cash on hand.

Neuberger manages its long-term debt obligations based on the needs of its entire portfolio of businesses. Long-term debt of Neuberger and related interest expense are not allocated to Dyal.

Neuberger uses a centralized approach to cash management and financing. Accordingly, Neuberger’s cash has not been assigned to Dyal for any of the periods presented because those cash balances are not directly attributable to Dyal. Transactions between Neuberger and Dyal are deemed to have been settled through Neuberger’s net investment in Dyal. The net effect of the deemed settled transactions is reflected in the combined statements of cash flows as net transfer from Neuberger within financing activities and in the combined statements of financial condition as the Neuberger net investment.

Cash Flows

Three Months Ended March 31, 2021 Compared to Three Months Ended March 31, 2020

	Three Months Ended March 31,		Favorable (Unfavorable)
	2021	2020	$ Change	% Change
Net cash used in operating activities	$(98,961)	$(135,809)	$36,848	27%
Net cash used in investing activities	(520)	(830)	310	37%
Net cash provided by financing activities	99,481	136,549	(37,068)	-27%

Net change in cash and cash equivalents	$—	$(90)	$90	100%

Operating Activities

	Three Months Ended March 31,		Favorable (Unfavorable)
	2021	2020	$ Change	% Change
Cash flows from operating activities:
Net income	$12,776	$19,868	$(7,092)	-36%
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Net (gains) losses from investment activities	(2,314)	85	(2,399)	NM
Equity based compensation	4,500	—	4,500	NM
Cash flows due to changes in operating assets and liabilities:
Management fees receivable, net	(17,004)	(30,126)	13,122	44%
Due from affiliates	(8,818)	(7,425)	(1,393)	-19%
Incentive fees receivable	2,236	—	2,236	NM
Prepaid assets	21,000	—	21,000	NM
Other assets	1,332	18	1,314	NM
Accrued compensation and benefits	(120,755)	(115,933)	(4,822)	-4%
Accrued expenses and other payables	6,953	(2,545)	9,498	NM
Distributions from equity method investments	1,133	249	884	NM

Net cash used in operating activities	$(98,961)	$(135,809)	$36,848	27%

Net cash used in Dyal’s operating activities decreased from $135.8 million for the three months ended March 31, 2020 to $99.0 million for the three months ended March 31, 2021, primarily due to the timing of management fee receivable collections, as well as distribution payments and compensation payments, including equity based compensation and compensation paid in advance in 2020, which is included in prepaid assets.

Investing Activities

	Three Months Ended March 31,		Favorable (Unfavorable)
	2021	2020	$ Change	% Change
Cash flows from investing activities:
Purchases of equity method investments	$(520)	$(830)	$310	37%

Net cash used in investing activities	$(520)	$(830)	$310	37%

Net cash used in investing activities was $0.5 million and $0.8 million for the three months ended March 31, 2021 and 2020, respectively. The change of $0.3 million from the three months ended March 31, 2021 compared to the three months ended March 31, 2020 was due to less capital calls from the underlying funds.

Financing Activities

	Three Months Ended March 31,		Favorable (Unfavorable)
	2021	2020	$ Change	% Change
Cash flows from financing activities:
Distributions to non-controlling interests	$—	$(2)	$2	100%
Net transfer from Parent	99,481	136,551	(37,070)	-27%

Net cash provided by financing activities	$99,481	$136,549	$(37,068)	-27%

Net cash provided by Dyal’s financing activities for the three months ended March 31, 2021 was composed of net transfer of cash from Neuberger. Net parent investment reflects the impact of transactions with Neuberger. Such transactions are recorded as Net transfer from Neuberger within the combined statements of changes in equity and within the financing section of the combined statements of cash flows.

Twelve Months Ended December 31, 2020 Compared to Twelve Months Ended December 30, 2019

	Twelve Months Ended December 31,		Favorable (Unfavorable)
	2020	2019	$ Change	% Change
Net cash provided by (used in) operating activities	$(3,755)	$165,521	$(169,276)	NM
Net cash used in investing activities	(5,400)	(5,070)	(330)	-7%
Net cash provided by (used in) financing activities	9,065	(167,166)	176,231	NM

Net change in cash and cash equivalents	$(90)	$(6,715)	$6,625	99%

Operating Activities

	Twelve Months Ended December 31,		Favorable (Unfavorable)
	2020	2019	$ Change	% Change
Cash flows from operating activities:
Net income	$89,084	$94,412	$(5,328)	-6%
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Net (gains) losses from investment activities	(1,542)	1,564	(3,106)	NM
Equity based compensation	3,000	—	3,000	NM
Cash flows due to changes in operating assets and liabilities:
Management fees receivable, net	(37,231)	(79)	(37,152)	NM
Due from affiliates	(5,086)	(767)	(4,319)	NM
Incentive fees receivable	(1,728)	(626)	(1,102)	-176%
Prepaid assets	(21,000)	—	(21,000)	NM
Other assets	(1,382)	133	(1,515)	NM
Accrued compensation and benefits	(15,169)	66,618	(81,787)	NM
Accrued expenses and other payables	(12,837)	3,694	(16,531)	NM
Due to affiliates	—	(381)	381	100%
Distributions from equity method investments	136	953	(817)	-86%

Net cash provided by (used in) operating activities	$(3,755)	$165,521	$(169,276)	NM

Net cash provided by (used in) Dyal’s operating activities decreased from $165.5 million for the twelve months ended December 30, 2019 to $(3.8) million for the twelve months ended December 31, 2020, primarily due to the timing of management fee receivable collections, as well as compensation payments, including compensation paid in advance in 2020, which is included in prepaid assets.

Investing Activities

	Twelve Months Ended December 31,		Favorable (Unfavorable)
	2020	2019	$ Change	% Change
Cash flows from investing activities:
Purchases of equity method investments	$(5,400)	$(5,070)	$(330)	-7%

Net cash used in investing activities	$(5,400)	$(5,070)	$(330)	-7%

Net cash used in investing activities was $5.4 million and $5.1 million for the twelve months ended December 31, 2020 and 2019, respectively. The change of $0.3 million from the twelve months ended December 31, 2020 compared to the twelve months ended December 31, 2019 was primarily driven by additional capital contributed to our GP Debt Financing strategy during the twelve months ended December 31, 2020.

Financing Activities

	Twelve Months Ended December 31,		Favorable (Unfavorable)
	2020	2019	$ Change	% Change
Cash flows from financing activities:
Contributions from non-controlling interests	$—	$26	$(26)	-100%
Distributions to non-controlling interests	(5)	—	(5)	NM
Net transfer from (to) Parent	9,070	(167,192)	176,262	NM

Net cash provided (used in) financing activities	$9,065	$(167,166)	$176,231	NM

Net cash provided by (used in) Dyal’s financing activities for the twelve months ended December 31, 2020 was composed principally of net transfer of cash from (to) Neuberger. Net parent investment reflects the impact of transactions with Neuberger. Such transactions are recorded as Net transfer from (to) Neuberger within the combined statements of changes in equity and within the financing section of the combined statements of cash flows.

Cash Flows

Twelve Months Ended December 31, 2019 Compared to Twelve Months Ended December 31, 2018

	Twelve Months Ended December 31,		Favorable (Unfavorable)
	2019	2018	$ Change	% Change
Net cash provided by operating activities	$165,521	$66,393	$99,128	149%
Net cash used in investing activities	(5,070)	(3,876)	(1,194)	-31%
Net cash used in financing activities	(167,166)	(75,400)	(91,766)	-122%

Net change in cash and cash equivalents	$(6,715)	$(12,883)	$6,168	48%

Operating Activities

	Twelve months ended December 31		Favorable (Unfavorable)
	2019	2018	$ Change	% Change
Cash flows from operating activities:
Net income	$94,412	$47,875	$46,537	97%
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Net (gains) losses from investment activities	1,564	(627)	2,191	NM
Cash flows due to changes in operating assets and liabilities:
Management fees receivable, net	(79)	312	(391)	NM
Due from affiliates	(767)	(5,639)	4,872	86%
Incentive fees receivable	(626)	—	(626)	NM
Other assets	133	(639)	772	NM
Accrued compensation and benefits	66,618	18,618	48,000	NM
Accrued expenses and other payables	3,694	5,333	(1,639)	-31%
Due to affiliates	(381)	(7)	(374)	NM
Distributions from equity method investments	953	1,167	(214)	-18%

Net cash provided by operating activities	$165,521	$66,393	$99,128	149%

Net cash provided by Dyal’s operating activities increased from $66.4 million for the twelve months ended December 31, 2018 to $165.5 million for the twelve months ended December 31, 2019, primarily due to an increase in net income and an increase in accrued compensation and benefits.

Contractual Obligations, Commitments and Contingencies

	As at March 31,
	2021	2020
Dollars in Millions
Dyal Obligations
Unfunded Capital Commitments	$9.5	$14.1
Part of Blue Owl	2.7	7.1

Dyal has various commitments and contingencies, including as a general partner or limited partner of private funds. At March 31, 2021 and March 31, 2020, Dyal including certain of its employees, had unfunded capital commitments of $9.5 million and $14.1 million, respectively, of which $2.7 million and $7.1 million, respectively, will be part of Blue Owl.

Dyal or Dyal’s private funds may be involved, from time to time, in judicial, regulatory and arbitration proceedings or investigations concerning matters arising in connection with the conduct of its business. Dyal recognizes liabilities for contingencies when there is an exposure that, when analyzed, indicates it is both probable that a liability will be incurred and the amount of such liability can be reasonably estimated. When a range of probable liability can be estimated, Dyal accrues the amount it has determined it is most likely to incur. If the amount is not determinable, Dyal accrues the minimum of the range of probable loss. In 2018, Dyal recorded $2.7 million of expenses related to a settlement of the Company’s prior investment adviser with the U.S. Securities and Exchange Commission involving certain reimbursable expenses of certain of Dyal’s private funds.

Neuberger indemnifies the officers, directors and employees affiliated with Dyal against liabilities arising from the administration and performance of their duties on behalf of Dyal, subject to customary exclusions. Dyal’s maximum exposure under these arrangements is unknown and not currently measurable, as any such indemnification would only be required if specified claims against Dyal are made in the future.

Off-Balance Sheet Arrangements

Dyal does not invest in any off-balance sheet vehicles that provide liquidity, capital resources, market or credit risk support, or engage in any activities that expose us to any liability that is not reflected in our combined financial statements.

Recent Accounting Pronouncements

Information regarding recent accounting pronouncements and their impact on Dyal can be found in “Note 2. Summary of Significant Accounting Policies,” in the “Notes to the Combined Financial Statements” included in this prospectus.

Critical Accounting Estimates

We prepare our combined financial statements in accordance with U.S. GAAP. In applying many of these accounting principles, we need to make assumptions, estimates and/or judgments that affect the reported amounts of assets, liabilities, revenues and expenses in our combined financial statements. We base our estimates and judgments on historical experience and other assumptions that we believe are reasonable under the circumstances. These assumptions, estimates and/or judgments, however, are both subjective and subject to change, and actual results may differ from our assumptions and estimates. Actual results may also differ from our estimates and judgments due to risks and uncertainties and changing circumstances, including uncertainty in the current economic environment due to the COVID-19 pandemic. If actual amounts are ultimately different from our estimates, the revisions are included in our results of operations for the period in which the actual amounts become known. For a summary of our significant accounting policies, see “Note 2. Summary of Significant Accounting Policies,” to our combined financial statements included in this prospectus.

Principles of Consolidation

We consolidate entities based on either a variable interest model or voting interest model. As such, for entities that are determined to be variable interest entities (“VIEs”), we consolidate those entities where we have both significant economics and the power to direct the activities of the entity that impact economic performance. For limited partnerships and similar entities evaluated under the voting interest model, we do not consolidate those entities for which we act as the general partner unless we hold a majority voting interest.

The consolidation guidance requires qualitative and quantitative analysis to determine whether our involvement, through holding interests directly or indirectly in the entity or contractually through other variable interests (e.g., management and performance related income), would give us a controlling financial interest. This analysis requires judgment. These judgments include: (1) determining whether the equity investment at risk is sufficient to permit the entity to finance its activities without additional subordinated financial support, (2) evaluating whether the equity holders, as a group, can make decisions that have a significant effect on the success of the entity, (3) determining whether two or more parties’ equity interests should be aggregated, (4) determining whether the equity investors have proportionate voting rights to their obligations to absorb losses or rights to receive returns from an entity and (5) evaluating the nature of relationships and activities of the parties involved in determining which party within a related-party group is most closely associated with a VIE and hence would be deemed the primary beneficiary.

Revenue Recognition

We recognize revenue in accordance with ASC 606. Revenue is recognized in a manner that depicts the transfer of promised goods or services to customers and for an amount that reflects the consideration to which we expect to be entitled in exchange for those goods or services. We are required to identify our contracts with customers, identify the performance obligations in a contract, determine the transaction price, allocate the transaction price to the performance obligations in the contract and recognize revenue when (or as) the entity satisfies a performance obligation. In determining the transaction price, variable consideration is included only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized would not occur when the uncertainty associated with the variable consideration is resolved.

Equity Based Compensation

Compensation cost relating to the issuance of share-based payment awards to employees is measured at the fair value of the awards on the grant date, the estimation of which requires the use of complex and subjective judgments and assumptions.

Income Taxes

The Company is treated as a partnership for U.S. tax purposes and as such is not subject to federal or state income tax but is subject to New York City Unincorporated Business Tax (NYC UBT). The Company is not itself a taxpayer. Instead, its partners are subject to tax on the results of its operations in the jurisdictions in which they operate.

Taxes are accounted for using the asset and liability method of accounting. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, using tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period when the change is enacted.

Deferred tax assets are reduced by a valuation allowance when it is more-likely-than-not that some portion or all of the deferred tax assets will not be realized. The realization of deferred tax assets is dependent on the amount of the Company’s future taxable income. When evaluating the realizability of deferred tax assets, all evidence —both positive and negative—is considered. This evidence includes, but is not limited to, expectations regarding future earnings, future reversals of existing temporary tax differences and tax planning strategies.

GAAP requires us to recognize tax benefits in an amount that is more-likely-than-not to be sustained by the relevant taxing authority upon examination. We analyze our tax filing positions in all of the U.S. federal, state, local and foreign tax jurisdictions where we are required to file income tax returns, as well as for all open tax years in these jurisdictions. If, based on this analysis, we determine that uncertainties in tax positions exist that do not meet the minimum threshold for recognition of the related tax benefit, a liability is recorded in the combined financial statements. We recognize interest and penalties, if any, related to unrecognized tax benefits as general, administrative and other expenses in the combined statements of income. If recognized, the entire amount of unrecognized tax positions would be recorded as a reduction in the provision for income taxes.

Tax laws are complex and subject to different interpretations by the taxpayer and respective governmental taxing authorities. Significant judgment is required in determining tax expense and in evaluating tax positions, including evaluating uncertainties under GAAP. We review our tax positions quarterly and adjust our tax balances as new information becomes available.

Quantitative and Qualitative Disclosures About Market Risk

Our primary exposure to market risk is related to our role as general partner or investment adviser to our investment products and the sensitivity to movements in the fair value of their investments, including the effect on management fees, performance income and investment gains or losses. Uncertainty with respect to the economic effects of the COVID-19 pandemic has introduced significant volatility in the financial markets, and the effects of this volatility could materially impact our market risks, including those listed below. For additional information concerning the COVID-19 pandemic and its potential impact on our business and our operating results, see “Risk Factors” in this prospectus.

In the normal course of business, we are exposed to a broad range of risks inherent in the financial markets in which we participate, including price risk, interest- rate risk, access to and cost of financing risk, liquidity risk, counterparty risk and foreign exchange-rate risk.

Potentially negative effects of these risks may be mitigated to a certain extent by those aspects of our investment approach, investment strategies, fundraising practices or other business activities that are designed to benefit, either in relative or absolute terms, from periods of economic weakness, tighter credit or financial market dislocations.

Market Risk

Our predominant exposure to market risk is related to our role as investment manager and general partner for our funds and the sensitivity to movements in the fair value of their investments. Our direct investments in the funds also expose us to market risk whereby movements in the fair values of the underlying investments will increase or decrease the net gains (losses) from investment activities from equity method investments.

The fair value of our financial assets and liabilities of our funds may fluctuate in response to changes in the value of investments, foreign exchange, commodities and interest rates. The net effect of these fair value changes impacts the gains and losses from investments in our combined statements of operations and may affect the incentive fees related to our GP Debt Financing strategy.

Our management fees are generally calculated as a percentage of committed capital or investment cost as described under “ —Fee Structure”. Accordingly, movements in the fair value of investments do not significantly affect the amount of fees we may charge in our funds. To the extent that management fees are calculated based on investment cost of the fund’s investments, the amount of fees that we may charge will increase or decrease from the effect of changes in the cost basis of the fund’s investments, including potential impairment losses.

Interest Rate Risk

Certain funds hold debt investments that generate interest income based on variable interest rates. We are exposed to interest rate risk relating to investments that generate yield since these debt investments earn income based on variable interest rates, which impact the amount of performance income generated. However, the contractual interest rate structure for a large portion of our debt investments bearing variable rates have “floors,” which establish a minimum rate of interest that will be earned. For these investments, a decrease in variable interest rates could materially impact the amount of interest income earned and the incentive fees on these funds.

Credit Risk

We are party to agreements providing for various financial services and transactions that contain an element of risk in the event that the counterparties are unable to meet the terms of such agreements. In such agreements, we depend on the respective counterparty to make payment or otherwise perform. We generally endeavor to minimize our risk of exposure by limiting the counterparties with which we enter into financial transactions to reputable financial institutions. In other circumstances, availability of financing from financial institutions may be uncertain due to market events, and we may not be able to access these financing markets.

MANAGEMENT

Executive Officers and Directors

The following persons are the members of the board of directors of Blue Owl (the “Board”) and Blue Owl’s executive officers as of the date of this prospectus:

Name	Age	Position with Blue Owl
Douglas I. Ostrover	58	Chief Executive Officer and Director
Marc S. Lipschultz	52	Co-President and Director
Michael Rees	46	Co-President and Director
Craig W. Packer	54	Senior Managing Director and Director
Sean Ward	43	Senior Managing Director and Director
Alan J. Kirshenbaum	49	Chief Financial Officer
Andrew Laurino	45	Senior Managing Director
Andrew R. Polland	46	Chief Operating Officer
Junot Foradada	40	Chief Accounting Officer
Neena A. Reddy	43	General Counsel and Secretary
Dana Weeks	50	Director
Claudia Holz	63	Director
Andrew S. Komaroff	52	Director
Stacy Polley	52	Director

Douglas I. Ostrover is a Co-Founder and Chief Executive Officer of Blue Owl Capital Inc. a member of the firm’s Executive Committee and a member of the firm’s board of directors. Mr. Ostrover also serves as Chief Executive Officer of the Blue Owl Advisors and Co-Chief Investment Officer of the Owl Rock Advisers, and is a member of the Owl Rock Investment Committees. Mr. Ostrover was a Co-Founder of Owl Rock Capital Partners. In addition, Mr. Ostrover served on the boards of ORCC and ORCC II from 2016 to 2021, on the board of ORTF from 2018 to 2021 and on the boards of ORCC III and ORCIC from 2020 to 2021. Prior to co-founding Owl Rock, Mr. Ostrover was one of the founders of GSO Capital Partners (GSO), now Blackstone’s alternative credit platform, and became a Senior Managing Director at Blackstone upon its acquisition of GSO in 2008 until 2015. Prior to co-founding GSO in 2005, Mr. Ostrover was a Managing Director and Chairman of the Leveraged Finance Group of Credit Suisse First Boston (CSFB). Prior to his role as Chairman, Mr. Ostrover was Global Co-Head of CSFB’s Leveraged Finance Group, during which time he was responsible for all of CSFB’s origination, distribution and trading activities relating to high yield securities, leveraged loans, high yield credit derivatives and distressed securities. Mr. Ostrover was a member of CSFB’s Management Council and the Fixed Income Operating Committee. Mr. Ostrover joined CSFB in November 2000 when CSFB acquired Donaldson, Lufkin & Jenrette (DLJ), where he was a Managing Director in charge of High Yield and Distressed Sales, Trading and Research. Mr. Ostrover had been a member of DLJ’s high yield team since he joined the firm in 1992. Mr. Ostrover received a B.A. in Economics from the University of Pennsylvania and an M.B.A. from New York University Stern School of Business. Mr. Ostrover is actively involved in non-profit organizations including serving on the Board of the Michael J. Fox Foundation. Mr. Ostrover is also a board member of the Brunswick School.

Marc S. Lipschultz is a Co-Founder and the Co-President of Blue Owl Capital Inc., a member of the firm’s Executive Committee and a member of the firm’s board of directors. Mr. Lipschultz also serves as the President of the Blue Owl Advisors, a Co-Chief Investment Officer of Owl Rock Advisers and is a member of the Owl Rock Investment Committees. Mr. Lipschultz was a Co-Founder of Owl Rock Capital Partners. Prior to co-founding Owl Rock, Mr. Lipschultz spent more than two decades at KKR, and he served on the firm’s Management Committee and in 2016 as the Global Head of Energy and Infrastructure. Mr. Lipschultz has a wide range of experience in alternative investments, including leadership roles in private equity, infrastructure and direct-asset investing. Prior to joining KKR, Mr. Lipschultz was with Goldman, Sachs & Co., where he focused on mergers and acquisitions and principal investment activities. Mr. Lipschultz received an A.B. with honors and distinction, Phi Beta Kappa, from Stanford University and an M.B.A. with high distinction, Baker Scholar, from Harvard Business School. Mr. Lipschultz serves on the board of the Hess Corporation and is actively involved in a variety of nonprofit organizations, serving as a trustee and board member of the American Enterprise Institute for Public Policy Research, Michael J. Fox Foundation, Mount Sinai Health System, Riverdale Country School, Stanford University Board of Trustees and as the Chairman Emeritus of the Board of the 92nd Street Y.

Michael Rees is a Co-Founder and Co-President of Blue Owl Capital Inc., a member of the firm’s Executive Committee and a member of the firm’s board of directors and the Co-President of the Blue Owl Advisors. Mr. Rees also serves as the Head of Dyal Capital, a division of Blue Owl, which he founded when it was a division of Neuberger Berman. Prior to founding Dyal, Mr. Rees was a founding employee and shareholder of Neuberger, transitioning from Lehman Brothers as part of the management buyout transaction in May 2009, and was the first Chief Operating Officer of Neuberger’s alternatives business. Mr. Rees was an employee of Lehman Brothers from April 2001 through May 2009. He had numerous roles at Lehman Brothers and was responsible for strategic acquisitions for the Investment Management Division at Lehman Brothers. From 2003 through 2006, he was Head of Asset Management Strategy. Prior to joining Lehman Brothers, he was an associate at Marakon Associates. Mr. Rees received a BS in Mechanical Engineering and a BA in Political Science from the University of Pittsburgh. He received a master’s degree in Mechanical Engineering and a master’s in Technology Policy from Massachusetts Institute of Technology. Mr. Rees currently serves on the Board of Directors of The Opportunity Network, an education focused non-profit that supports underserved students with postsecondary and career readiness education.

Craig W. Packer is a Co-Founder and Senior Managing Director of Blue Owl Capital Inc., a member of the firm’s Executive Committee and a member of the firm’s board of directors. Mr. Packer also serves as Co-Chief Investment Officer of the Owl Rock Advisers and President and Chief Executive Officer of each of the Owl Rock BDCs and is a member of the Owl Rock Investment Committees. In addition, Mr. Packer has served on the boards of the Company and ORCC since 2016, on the board of ORTF since 2018 and on the boards of ORCC III and on ORCIC since 2020. Mr. Packer was a Co-Founder of Owl Rock Capital Partners. Prior to co-founding Owl Rock, Mr. Packer was Co-Head of Leveraged Finance in the Americas at Goldman, Sachs & Co., where he served on the Firmwide Capital Committee, Investment Banking Division (“IBD”) Operating Committee, IBD Client and Business Standards Committee and the IBD Risk Committee. Mr. Packer joined Goldman, Sachs & Co. as a Managing Director and Head of High Yield Capital Markets in 2006 and was named partner in 2008. Prior to joining Goldman Sachs, Mr. Packer was the Global Head of High Yield Capital Markets at Credit Suisse First Boston, and before that he worked at Donaldson, Lufkin & Jenrette. Mr. Packer earned a B.S. from the University of Virginia and an M.B.A. from Harvard Business School. Mr. Packer serves as Treasurer and member of the Board of Trustees of Greenwich Academy, and Co-Chair of the Honorary Board of Kids in Crisis, a nonprofit organization that serves children in Connecticut, and on the Advisory Board for the McIntire School of Commerce, University of Virginia.

Sean Ward is a Senior Managing Director of Blue Owl Capital Inc., a member of the firm’s Executive Committee and a member of the firm’s board of directors. Mr. Ward was an original member of the Dyal Investment Team. Previously a Vice President at Lehman Brothers, Sean held several roles at Neuberger after it became an independent firm, including Senior Counsel for Neuberger’s alternatives business. Prior to joining Lehman Brothers, he was an associate at Covington & Burling LLP, where his practice focused on mergers and acquisitions, public and private securities offerings and credit transactions. Prior to Covington & Burling LLP, Sean worked at Davis Polk & Wardwell LLP in New York and London. Sean received his J.D., magna cum laude, from the Duke University School of Law and holds a B.A., magna cum laude, in Diplomatic History and Political Science from the University of Pennsylvania. Sean currently serves on the Leadership Council of Robert F. Kennedy Human Rights, a nonprofit focused on human rights issues and a “social good” approach to business and investment.

Alan J. Kirshenbaum is the Chief Financial Officer of Blue Owl Capital Inc. and a member of the firm’s Executive Committee and Co-Chair of the firm’s Operating Committee. Mr. Kirshenbaum also serves as the

Chief Financial Officer of the Blue Owl Advisers, ORCC and ORTF, and the Chief Operating Officer of ORCC II. In addition, Mr. Kirshenbaum served on the boards of ORCC and ORCC II from 2016 to 2021, on the board of ORTF from 2018 to 2021 and on the boards of ORCC III and ORCIC from 2020 to 2021. Prior to Owl Rock, Mr. Kirshenbaum was Chief Financial Officer of TPG Specialty Lending, Inc., a BDC traded on the NYSE (TSLX). Mr. Kirshenbaum was responsible for building and overseeing TSLX’s finance, treasury, accounting and operations functions from 2011 through 2015, including during its initial public offering in March 2014. From 2011 to 2013, Mr. Kirshenbaum also was Chief Financial Officer of TPG Special Situations Partners. From 2007 to 2011, Mr. Kirshenbaum was the Chief Financial Officer of Natsource, a private investment firm and, prior to that, Managing Director, Chief Operating Officer and Chief Financial Officer of MainStay Investments. Mr. Kirshenbaum joined Bear Stearns Asset Management (“BSAM”) in 1999 and was BSAM’s Chief Financial Officer from 2003 to 2006. Before joining BSAM, Mr. Kirshenbaum worked in public accounting at KPMG and J.H. Cohn. Mr. Kirshenbaum received a B.S. from Rutgers University and an M.B.A. from New York University Stern School of Business Mr. Kirshenbaum is actively involved in a variety of non-profit organizations including the Boy Scouts of America and as trustee for the Jewish Federation of Greater MetroWest NJ. Mr. Kirshenbaum also is a member of the Rutgers University Dean’s Cabinet.

Andrew Laurino is a Senior Managing Director and a member of the firm’s Executive Committee. Andrew also serves as a member of the Dyal Capital Partners Investment Team. Prior to joining Blue Owl Capital, Mr. Laurino provided strategic and financing advice to leading alternative asset managers at a number of firms, including Tiger Bay Advisors, Credit Suisse and Lehman Brothers. Earlier in his career, Drew was an M&A advisor at Lehman Brothers, Compass Advisors and Prudential Securities. Mr. Laurino earned a B.S. in Foreign Service with a concentration in International Economics from the Edmund A. Walsh School of Foreign Service at Georgetown University.

Andrew R. Polland is the Chief Operating Officer of Blue Owl Capital Inc., a non-voting member of the Executive Committee, the Chief Operating Officer of the Blue Owl Advisors and Co-Chair of the firm’s Operating Committee. Prior to Blue Owl, Andrew was the Chief Operating Officer of Dyal Capital, when it was a division of Neuberger Berman. Prior to Dyal Capital, Andrew was the Chief Operating Officer, General Counsel and Chief Compliance Officer of Hoplite Capital Management, L.P. Prior to Hoplite, Andrew was the General Counsel and Chief Compliance Officer of MSD Partners, L.P. and the Chief Compliance Officer of MSD Capital, L.P. Prior to MSD, Andrew served as the Deputy Chief Compliance Officer and Head of Litigation of Fortress Investment Group LLC, and the Chief Compliance Officer of its affiliated broker-dealer (Fortress Capital Formation LLC). Prior to that, Andrew was a litigation associate at Davis Polk & Wardwell LLP. Andrew began his career as a federal law clerk to United States District Court Judge Charles P. Sifton. He received a J.D., magna cum laude, from the University of Pennsylvania, and a B.S. (with honors) in Industrial Labor Relations from Cornell University.

Junot Foradada is the Chief Accounting Officer of Blue Owl Capital Inc. and a member of the firm’s Operating Committee. Prior to joining Blue Owl Capital in 2021, Mr. Foradada was a Managing Director and the Head of Management Company Accounting at Sculptor Capital from 2007 to 2021. While at Sculptor, Mr. Foradada was responsible for public company accounting, SEC and regulatory reporting, and Sarbanes-Oxley controls. Mr. Foradada also served on the board of various special purpose investment vehicles. Prior to joining Sculptor Capital, he served as a Financial Reporting Manager at MetLife, Inc. from 2001 to 2006. Mr. Foradada received a B.S. in Accounting from Florida State University, and is a certified public accountant in the State of Virginia.

Neena Reddy is a Managing Director, the General Counsel and the Secretary of Blue Owl Capital Inc., Chief Legal Officer of the Blue Owl Advisers and a member of the firm’s Operating Committee. Ms. Reddy also serves as Vice President and Secretary of each of the Owl Rock BDCs. Prior to joining Owl Rock from June 2010 to April 2019, Ms. Reddy was associate general counsel at Goldman, Sachs & Co LLC, dedicated to Goldman Sachs Asset Management L.P., where she was responsible for GSAM managed direct alternative products, including private credit. Prior to GSAM, Ms. Reddy practiced as a corporate attorney at Boies

Schiller & Flexner LLP and at Debevoise & Plimpton LLP. Prior to becoming an attorney, Ms. Reddy was a financial analyst in the private wealth division at Goldman, Sachs & Co. Ms. Reddy received a B.A. in English, magna cum laude, from Georgetown University and a J.D. from New York University School of Law.

Dana Weeks is the Chief Executive Officer at MedTrans Go, a healthcare technology start-up based in Atlanta, GA, and previously served as MedTrans Go’s Chief Operations Officer from August 2019 to August 2020 and Chief Innovation and Marketing Officer from January 2019 to August 2019. Prior to joining MedTrans Go, Ms. Weeks co-founded the Black Angel Tech Foundation, created to support and increase the number of underrepresented minorities in technology, and served in her role as President from April 2016 to September 2019. Ms. Weeks has also held positions at AT&T, Pfizer, and in several innovative entrepreneurial ventures. Ms. Weeks is a member of the Board of Trustees of The Westminster Schools of Atlanta, the Treasurer of the Atlanta Chapter of Jack & Jill, an advisory board member of Stride: Win Your Way, a sports optimization platform for coaches and athletes, and a Board Member for the Alliance Theater. She also serves on several Task Forces and Committees at both Stanford and Columbia Business School, including serving as a co-chair of the Stanford LEAD Council, a founding member of the Women’s Circle at Columbia Business School, and a member of the Stanford Humanities & Sciences Council. Ms. Weeks earned a BA in Anthropology: Social Sciences with Honors from Stanford University and an MBA from Columbia Business School.

Claudia Holz is a certified public accountant in the State of New York. Ms. Holz previously served as an audit partner for KPMG LLP, where she performed and supervised audits of the financial statements and internal controls of public and private companies. During her career at KPMG, she held numerous leadership positions, including serving as partner-in-charge of the New York office investment management audit practice. In September 2017, she retired from KPMG after more than 35 years. She has served on the Audit and Compliance Committee for American Beacon funds since April 2018. In that capacity, she oversees and assesses the performance of the annual audits by the funds’ auditors. She earned a BS in Accounting, magna cum laude, from Syracuse University.

Andrew S. Komaroff is the Chief Operating Officer of Neuberger Berman Group LLC and joined the predecessor firm in 2001. Mr. Komaroff’s responsibilities include oversight of the firm’s client coverage and distribution channels as well as information technology and operations. Mr. Komaroff also served as the interim Chief Financial Officer immediately following the firm’s employee-led buyout in 2009. Prior to joining the firm, Mr. Komaroff was a management consultant at McKinsey & Co., a principal at Ripplewood Holdings, a New York and Tokyo-based private equity firm, and the Executive Vice President of the Equavant Group, an internet exchange acquired in 2001. Mr. Komaroff serves on the Board of Trustees for The Writing Revolution, a national not-for-profit organization dedicated to teaching students to think clearly and reflect that thinking in their writing. Mr. Komaroff also serves on the Executive Board of Trustees for the Securities Industry and Financial Markets Association. Mr. Komaroff received a BA from Williams College, graduating Phi Beta Kappa, and a JD from Stanford Law School where he was a member of the Order of the Coif.

Stacy Polley is a former partner of Goldman Sachs, where she gained over 25 years of experience in finance and commercial leadership from August 1994 to March 2019. Ms. Polley served as a member of Goldman Sachs’ Partnership Committee from 2008 to 2016 and was a founding member of Goldman Sachs’ Client and Business Standards Committee (CBSC) formed in response to the 2008 financial crisis, served as the Co-Chair of the Securities Division of CBSC from 2008 to 2015 and was a member of the Securities Division Executive Committee from 2012 to 2018. She also served as the Global Head of Client Relationship Management & Strategy from September 2014 to December 2018 and as a member of the Americas Diversity Committee from 2012 to 2015. Previously, Ms. Polley worked as a Consultant in the Information Technology Practice of EY from August 1989 to July 1992. Ms. Polley is currently a board advisor of HighPost Capital, a consumer-focused growth equity firm, where she has served since November 2019, as well as fintech startup Bumped, where she has served since January 2021. She has also served on the board of New York City Center since September 2012. Ms. Polley earned a BS in Finance and Management Information Systems from State University of New York at Albany and an MBA in finance from the Wharton School of the University of Pennsylvania.

Family Relationships

There are no family relationships among any of our executive officers or directors.

Board Structure

Our Board consists of nine members. Effective as of the Closing, the following people were appointed as directors of the Company:

Class I directors: Craig W. Packer, Sean Ward and Dana Weeks;

Class II directors: Marc S. Lipschultz, Michael Rees and Claudia Holz; and

Class III directors: Douglas I. Ostrover, Andrew Komaroff and Stacy Polley.

Our directors are divided into three classes serving staggered three-year terms. Class I, Class II and Class III directors will serve until our annual meetings of stockholders in 2022, 2023 and 2024, respectively. At each annual meeting of stockholders, directors will be elected to succeed the class of directors whose terms have expired. This classification of our Board could have the effect of increasing the length of time necessary to change the composition of a majority of the Board.

In addition, in connection with the Business Combination, we entered into an investor rights agreement with the Owl Rock Equityholders and Dyal Equityholders. This agreement grants the Owl Rock Equityholders and the Dyal Equityholders and Neuberger the right to designate nominees to our Board subject to the maintenance of certain ownership requirements. See “Certain Relationships and Related Party Transactions—Investor Rights Agreement” for additional information.

Independence of the Board of Directors

NYSE listing standards require that a majority of the board of directors be independent, subject to the controlled company exception. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

The Board has determined that each of Dana Weeks, Claudia Holz and Stacy Polley is an independent director under applicable SEC and NYSE rules. In addition, we anticipate that each of them will qualify as independent directors for the purpose of serving on the audit committee of Blue Owl under SEC rules.

Controlled Company Exemption

The Owl Rock Principals and Dyal Principals are the beneficial owners of 90% of the voting control of our outstanding capital stock, as a result of which the Owl Rock Principals and Dyal Principals will have the power to elect a majority of Blue Owl’s directors. Pursuant to the New York Stock Exchange listing standards, a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company qualifies as a “controlled company.” Therefore, we are not subject to the NYSE listing standards that would otherwise require us to have: (i) a majority of “independent directors,” as defined under the listing standards of the NYSE; (ii) a nominating committee comprised solely of independent directors; (iii) compensation of our executive officers determined by a majority of the independent directors or a compensation committee comprised solely of independent directors; and (iv) director nominees selected, or recommended for the Board’s selection, either by a majority of the independent directors or a nominating committee comprised solely of independent directors.

Pursuant to the New York Stock Exchange listing standards, as a controlled company Blue Owl is not required to have a board of directors composed of a majority of independent directors. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

Committees of the Board of Directors

The Board of Blue Owl maintains an audit committee. The responsibilities of this committee of the Board and its composition is as follows.

Audit Committee

The Board of Blue Owl maintains an audit committee. The audit committee’s duties, which are specified in Blue Owl’s audit committee charter, include, but are not limited to:

•

maintain open communications with the independent accountants, internal auditors or other personnel responsible for the internal audit function outside valuation experts, executive management, and the Board;

•

meet separately, from time to time, with management, internal auditors or other personnel responsible for the internal audit function and the independent accountants to discuss matters warranting attention by the audit committee;

•	regularly report committee actions to the Board and make recommendations as the audit committee deems appropriate;

•	review the financial results presented in all reports filed with the SEC;

•

review reports issued by regulatory examinations and consider the results of those reviews to determine if any findings could have a material effect on the Company’s financial statements or its internal controls and procedures;

•

discuss the Company’s disclosure, oversight of and conformity with the Company’s Code of Business Conduct and Code of Ethics, and matters that may have a material effect on the Company’s financial statements, operations, compliance policies, and programs;

•	review and reassess the adequacy of the audit committee’s charter at least annually and recommend any changes to the full Board; and

•	take other actions required of the audit committee by law, applicable regulations, or as requested by the Board.

The members of the audit committee are Dana Weeks, Claudia Holz and Stacy Polley, with Claudia Holz serving as the chair of the committee. Under the rules of the SEC, members of the audit committee must also meet heightened independence standards. Our Board has determined that all of the members of the audit committee are independent directors as defined under the applicable rules and regulations of the SEC and the New York Stock Exchange with respect to audit committee membership. We also believe that Claudia Holz qualifies as our “audit committee financial expert,” as such term is defined in Item 401(h) of Regulation S-K.

Code of Business Conduct and Ethics

Blue Owl adopted a code of business conduct and ethics that applies to all of its employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics is available on Blue Owl’s website at www.blueowl.com. Blue Owl expects that, to the extent required by law, any amendments to the code, or any waivers of its requirements, will be disclosed on its website.

Limitation on Liability and Indemnification Matters

Blue Owl’s certificate of incorporation contains provisions that limit the liability of Blue Owl’s directors for damages to the fullest extent permitted by Delaware law. Consequently, Blue Owl’s directors are not personally liable to Blue Owl or its stockholders for damages as a result of an act or failure to act in his or her capacity as a director, unless:

•	the presumption that directors are acting in good faith, on an informed basis, and with a view to the interests of Blue Owl has been rebutted; and

•

it is proven that the director’s act or failure to act constituted a breach of his or her fiduciary duties as a director and such breach involved intentional misconduct, fraud or a knowing violation of law.

EXECUTIVE COMPENSATION

Employment Agreements

Blue Owl has entered into an employment and restrictive covenant agreement (each, an “Employment Agreement”) with each of Messrs. Ostrover and Rees (each, a “Key Individual”). The term of each Employment Agreement is perpetual until terminated in accordance with its terms. Each Key Individual has the right to terminate his employment voluntarily at any time, subject to minimum notice requirements, but Blue Owl may only terminate such Key Individual’s employment for cause (i.e., as required by a final, non-appealable court order or the conviction of (or plea of no contest to) any felony) or by reason of the Key Individual’s death or disability.

Each Key Individual is entitled during his employment to a base salary of $500,000, additional compensation, paid quarterly, in an amount equal to 1.33% of the management fee and certain other revenues of Blue Owl (subject to downward adjustment and, in certain circumstances, approval rights in each case as set forth in the Investor Rights Agreement) less the Key Individual’s base salary (subject to a 10% holdback and an annual true-up following receipt of audited Blue Owl financials), and to participate in Blue Owl’s employee benefit plans, as in effect from time to time.

Each Employment Agreement requires the Key Individual to protect the confidential information of Blue Owl both during and after employment. In addition, during the Key Individual’s employment and (i) until two years after the Key Individual’s employment terminates (such Key Individual’s “Termination Date”), such Key Individual is required to refrain from soliciting employees under the circumstances specified therein, (ii) until one year after the Key Individual’s Termination Date, such Key Individual is required to refrain from soliciting Blue Owl’s clients under the circumstances specified therein and (iii) until five years after the Key Individual’s Termination Date (the “Restricted Period”), such Key Individual is required to refrain from interfering with Blue Owl’s relationships with investors and from competing with (a) a business line of Blue Owl’s as of the Key Individual’s Termination Date or (b) a business line planned, as of the Key Individual’s Termination Date, to be implemented within the 12-month period following such Termination Date.

Under the Employment Agreements, Blue Owl may terminate each Key Individual’s employment solely for cause or by reason of his death or disability (as such terms are defined in his Employment Agreement). Furthermore, (i) if Blue Owl terminates such Key Individual’s employment for cause or such Key Individual’s employment is terminated by reason of death or disability, or if such Key Individual terminates employment voluntarily, such Key Individual will be paid accrued but unpaid salary through the date of termination and (ii) if the Key Individual’s employment is terminated for any reason, such Key Individual shall be entitled to an annual amount of 1.33% of annual management fee revenues of Blue Owl during the Restricted Period, but such entitlement does not apply in the case of a termination of such Key Individual’s employment (a) for cause or (b) as a result of voluntary departure by such Key Individual prior to the fifth anniversary of the Closing. The continued compensation described in clause (ii) in the preceding sentence is subject to the Key Individual’s execution and delivery to Blue Owl of a general release of claims and continued compliance with his covenants not to compete with Blue Owl and its affiliates during the Restricted Period.

Executive Compensation

Blue Owl intends to develop an executive compensation program that is designed to align compensation with its business objectives and the creation of stockholder value, while enabling Blue Owl to attract, motivate and retain individuals who contribute to its long-term success.

Independent-Director Compensation

The Board has adopted a compensation program for our non-employee directors. Pursuant to this program, each member of the Board who is not a Blue Owl employee is entitled to receive the following compensation for his or her service as a member of the Board:

•	an annual cash retainer of $150,000 per year for service as a member of the Board; and

•	an annual equity grant of restricted stock units equal to $100,000, which fully vest one year following the date of grant, subject to the Board member’s continued service on our board.

Members of the audit committee (other than its chair) are entitled to receive an additional cash retainer of $25,000 per year for committee service, and the chair of the audit committee is entitled to receive an additional cash retainer of $50,000 for his or her committee service.

Summary Compensation Table

The following table summarizes the total compensation paid to or earned by each of our Named Executive officers in fiscal year 2020.

	Year	Salary(1) ($)	Non-Equity Incentive Compensation(2) ($)	Stock Awards(3) ($)	All Other Compensation(4) ($)	Total ($)
Doug Ostrover
Chief Executive Officer	2020	$513,958	$5,238,236	$—	$58,201	$5,810,395
Michael Rees
Co-President	2020	$500,000	$41,412,500	$99,520,200	$11,087,500	$152,520,200
Sean Ward
Senior Managing Director	2020	$500,000	$12,712,500	$21,461,400	$3,337,500	$38,011,400

(1)	Amounts in this column reflect the base salaries paid to our Named Executive Officers. The base salary amount for each Named Executive Officer was determined on a discretionary basis.
(2)

Amounts in this column reflect the discretionary cash bonuses earned by each Named Executive Officer for the fiscal year ended December 31, 2020. With respect to Mr. Ostrover, the aggregate amount of these discretionary cash bonuses, the discretionary base salaries described in note (1) above and any other discretionary compensation paid to Mr. Ostrover (and two other employees who are subject to the cap described in this note (2)) cannot exceed a specified annual cap. The annual cap is set forth in Owl Rock Feeder’s operating agreement and, for any given fiscal year, equals seven and a half percent of the gross revenue generated by Owl Rock in such fiscal year.

(3)

Amounts in this column represent the grant date fair value of certain interests in Dyal (the “Dyal SLP Units”) granted to Messrs. Rees and Ward on November 3, 2020, computed in accordance with ASC Topic 718, which are being treated as “profits interests” for U.S. federal income tax purposes.

(4)

Amounts in this column reflect the premiums paid by Owl Rock for an umbrella liability insurance policy established for the benefit of Mr. Ostrover and the tax gross-ups paid to Mr. Ostrover to cover the costs of the employee portion of the related payroll taxes due in respect of Mr. Ostrover’s compensation earned for the fiscal year ended December 31, 2020. For Messrs. Rees and Ward, amounts in this column reflect an employer contribution of $37,500 to a 401(k) plan maintained by Neuberger, and the payment of a bonus in an amount equal to $11,050,000 and $3,300,000, respectively, with respect to each such Named Executive Officer’s performance of services in Q1 2021 that was paid in advance in 2020. In addition, Neuberger may provide investment offerings to Messrs. Rees and Ward without charging management or performance fees consistent with the terms offered to other employees of Neuberger who meet the same applicable legal requirements.

Narrative to Summary Compensation Table

Employment Arrangements

Other than the Employment Agreements described below, each of Messrs. Ostrover, Ward and Rees is not party to an employment agreement. Accordingly, any compensatory payments and customary employee health and welfare benefits provided to Mr. Ostrover are determined in the sole discretion of Blue Owl.

Retirement, Health and Welfare Plans

All employees of Blue Owl will be eligible to participate in broad-based and comprehensive employee benefit programs, including medical, dental, vision, life and disability insurance and a 401(k) plan with matching contributions. Our Named Executive Officers will be eligible to participate in these plans on the same basis as our other employees.

Outstanding Equity Awards at 2020 Fiscal Year End

The following table presents information regarding outstanding equity awards held by Messrs. Rees and Ward as of December 31, 2020. Mr. Ostrover did not hold any outstanding equity awards as of December 31, 2020.

	Stock Awards
Name	Number of Share or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)
Michael Rees	55,289	$99,520,200
Sean Ward	11,923	$21,461,400

(1)

Represents the Dyal SLP Units held by Messrs. Rees and Ward. The units represent non-voting partnership interests in Dyal SLP. The units had no liquidation value on the date of grant, but instead provide for rights to distributions of certain future profits as specified in the Dyal SLP agreements. The Dyal SLP Units are subject to certain forfeiture conditions that will lapse in four equal annual installments beginning on November 3, 2027, subject to the relevant Named Executive Officer’s continued employment with Blue Owl; provided that such forfeiture conditions may be waived at any time by Dyal SLP without the consent of Blue Owl. On December 21, 2020, Mr. Rees transferred 24,880 Dyal SLP Units to a single-member limited liability company for estate planning purposes.

(2)

There is no public market for the Dyal SLP Units. The market value shown above represents the fair value of the units as determined as of the grant date of November 3, 2020 under GAAP. The grant date fair value of the units was determined by using an independent valuation specialist who used a market approach to estimate enterprise value and an option-pricing method or OPM to allocate the value. The assumptions underlying the estimation of the fair value of the partnership interests were complex and subjective. The assumptions included, but were not limited to, assumptions regarding the selection of appropriate financial metric multiples and estimations of the amount at which the Company would be valued in a hypothetical transaction. There was no valuation of the units subsequent to the grant date and the value as of December 31, 2020 could vary from the grant date value listed here.

DESCRIPTION OF SECURITIES

The following summary of certain provisions of Blue Owl’s securities does not purport to be complete and is subject to our certificate of incorporation, our bylaws, the Investor Rights Agreement and the provisions of applicable law.

Authorized Capitalization

General

Our certificate of incorporation authorizes the issuance of 4,906,875,000 shares of capital stock, par value $0.0001 per share, of Blue Owl, consisting of:

•	2,500,000,000 Class A Shares,

•	350,000,000 Class B Shares,

•	1,500,000,000 Class C Shares,

•	350,000,000 Class D Shares,

•	100,000,000 Class E Shares, which consists of 50,000,000 Series E-1 Shares and 50,000,000 Series E-2 Shares; and

•	100,000,000 shares of preferred stock.

As of October 18, 2021, we had (i) 357,201,703 Class A Shares, (ii) 0 Class B Shares, (iii) 658,647,360 Class C Shares, (iv) 306,894,250 Class D Shares and (v) 7,495,432 Class E Shares issued and outstanding.

The following summary describes all material provisions of our securities. We urge you to read our certificate of incorporation, our bylaws, the Investor Rights Agreement and the provisions of applicable law.

Common Stock

Class A common stock

Voting rights. Each holder of Class A Shares is entitled to one vote for each Class A Share held of record by such holder on all matters on which stockholders generally are entitled to vote. Holders of Class A Shares vote together with the holders of Class B Shares, Class C Shares and Class D Shares as a single class on all matters presented to the Company’s stockholders for their vote or approval. Generally, subject to the Investor Rights Agreement, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class. Given the “super-voting” rights of the Class B Shares and the Class D Shares, the voting power of the Class A Shares is less than the voting power typically associated with shares of common stock or that the “one vote per share” implies.

Stockholders do not have the ability to cumulate votes for the election of directors. Our certificate of incorporation provides for a classified board of directors consisting of three classes of approximately equal size, each serving staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.

Notwithstanding the foregoing, to the fullest extent permitted by law, holders of common stock, as such, have no voting power with respect to, and are not entitled to vote on, any amendment to the Certificate of Incorporation (including any certificate of designations relating to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock, if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation (including any certificate of designations relating to any series of preferred stock) or pursuant to the DGCL.

Dividend Rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of Class A Shares are entitled to receive, ratably with other Participating Shares, such dividends, if any, as may be declared from time to time by the Board out of funds legally available therefor.

Rights upon liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, the holders of Class A Shares are entitled to share ratably with the other Participating Shares in all assets remaining after payment of the Company’s debts and other liabilities, subject to prior distribution rights of preferred stock or any class or series of stock having a preference over the Class A Shares, then outstanding, if any.

Other rights. Except as provided in the Investor Rights Agreement (as applicable), the holders of Class A Shares have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Class A Shares. The rights, preferences and privileges of holders of the Class A Shares are subject to those of the holders of any shares of the preferred stock the Company may issue in the future and to the Investor Rights Agreement, as applicable.

Subject to the transfer and exchange restrictions set forth in the Blue Owl Limited Partnership Agreements and the Exchange Agreement, holders of Common Units may exchange these units for Class A Shares or Class B Shares, depending on the holder, on a one-for-one basis or, at the election of an exchange committee of Blue Owl GP, for cash. When a Common Unit is exchanged, a corresponding Class C Shares or Class D Shares, depending on the holder, will automatically be transferred to us and retired for no consideration.

Class B common stock

All Class B Shares are fully paid and non-assessable. There is no trading market for the Class B common stock.

Voting Rights. Prior to the Sunset Date (as defined below), holders of Class B Shares will be entitled to the B/D Voting Power (as defined below) for all matters submitted to a vote of stockholders. Holders of Class B Shares vote together with holders of Class A Shares, Class C Shares and Class D Shares as a single class on all matters presented to the Company’s stockholders for their vote or approval, except as otherwise required by our certificate of incorporation and applicable law.

Dividend Rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of Class B Shares are entitled to receive, ratably with other Participating Shares, such dividends, if any, as may be declared from time to time by the Board out of funds legally available therefor.

Rights upon liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, the holders of Class B Shares will be entitled to share, ratably with the other Participating Shares, in all assets remaining after payment of the Company’s debts and other liabilities, subject to prior distribution rights of preferred stock or any class or series of stock having a preference over the Class B Shares, then outstanding, if any.

Other rights. The holders of Class B Shares have no preemptive or other subscription rights. The rights, preferences and privileges of holders of the Class B Shares are subject to those of the holders of any shares of the preferred stock the Company may issue in the future and to the Investor Rights Agreement, as applicable.

Subject to the transfer and exchange restrictions set forth in the Blue Owl Limited Partnership Agreements and the Exchange Agreement, holders of Common Units may exchange these units for shares of our Class A or Class B Shares, depending on the holder, on a one-for-one basis or, at the election of an exchange committee of Blue Owl GP, for cash. When a Common Unit is exchanged, a corresponding share of our Class C Shares or Class D Shares, depending on the holder, will automatically be transferred to us and retired for no consideration.

Issuance and Conversion of Class B Shares. There will be no further issuances of Class B Shares except in connection with (i) a stock split, stock dividend, reclassification or similar transaction or (ii) an exchange of Common Units by a holder of Class D Shares (as contemplated by the preceding paragraph).

Class C common stock

All Class C Shares are fully paid and non-assessable. There is no trading market for the Class C Shares.

Voting Rights. Holders of our Class C Shares are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of Class C Shares vote together with holders of Class A Shares, Class B Shares and Class D Shares as a single class on all matters presented to the Company’s stockholders for their vote or approval, except as otherwise required by our certificate of incorporation and applicable law. Given the “super-voting” rights of the Class B Shares and the Class D Shares, the voting power of the Class C Shares is less than the voting power typically associated with shares of common stock or that the “one vote per share” implies.

Dividend Rights. Holders of the Class C Shares are not entitled to dividends in respect of their Class C Shares.

Rights upon liquidation. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our Class C Shares will be entitled to receive out of our remaining assets available for distribution only the par value of the Class C Shares held by them, pro rata with distributions to the other Participating Shares. Notwithstanding this right, upon liquidation, dissolution or winding up, given the de minimis value to which holders of such shares are entitled, we refer to them as “vote- only” shares.

Other rights. Except as provided in the Investor Rights Agreement (as applicable), the holders of Class C Shares have no preemptive or other subscription rights. The rights, preferences and privileges of holders of the Class C Shares are subject to those of the holders of any shares of the preferred stock the Company may issue in the future and to the Investor Rights Agreement, as applicable.

Issuance and Transfer. There will be no further issuances of Class C Shares except in connection with (i) a stock split, stock dividend, reclassification or similar transaction, (ii) an issuance of Blue Operating Group Units and (iii) a Triggering Event occurring with respect to a Seller Earnout Unit held by a holder who is not a Qualified Stockholder. When a Common Unit is exchanged pursuant to the Exchange Agreement, a corresponding Class C Share or Class D Share, as applicable, will automatically be transferred to us and retired for no consideration. Class C Shares are not transferable unless a corresponding number of Common Units are simultaneously transferred to the same person.

Class D common stock

All Class D Shares are fully paid and non-assessable. There is no trading market for the Class D Shares.

Voting Rights. Prior to the Sunset Date (as defined below), holders of Class D Shares will be entitled to the B/D Voting Power (as defined below) for all matters submitted to a vote of stockholders. Holders of Class D Shares vote together with holders of Class A Shares, Class B Shares and Class C Shares as a single class on all matters presented to the Company’s stockholders for their vote or approval, except as otherwise required by our certificate of incorporation and applicable law.

Dividend Rights. Holders of the Class D Shares are not entitled to dividends in respect of their Class D Shares.

Rights upon liquidation. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our Class D Shares will be entitled to receive out of our remaining assets available for distribution only the par value of the Class D Shares held by them, pro rata with distributions to the other Participating Shares. Notwithstanding this right, upon liquidation, dissolution or winding up, given the de minimis value to which holders of such shares are entitled, we refer to them as “vote- only” shares.

Other rights. The holders of Class D Shares have no preemptive or other subscription rights. The rights, preferences and privileges of holders of the Class D Shares will be subject to those of the holders of any shares of the preferred stock the Company may issue in the future and to the Investor Rights Agreement, as applicable.

Issuance, Conversion and Transfer. There will be no further issuances of Class D Shares except in connection with (i) a stock split, stock dividend, reclassification or similar transaction, (ii) an issuance of Blue Operating Group Units and (iii) a Triggering Event occurring with respect to a Seller Earnout Unit held by a Qualified Stockholder. When a Common Unit is exchanged pursuant to the Exchange Agreement, a corresponding Class C Shares or Class D Shares, as applicable, will automatically be transferred to us and retired for no consideration. Class D Shares are not transferable unless a corresponding number of Common Units are simultaneously transferred to the same person.

Class E common stock; Series E-1 common stock and Series E-2 common stock

All Class E Shares are fully paid and non-assessable. There is no trading market for the Class E Shares.

Voting Rights. Holders of our Class E Shares are not entitled to vote on matters submitted to a vote of stockholders, except as otherwise expressly required by our certificate of incorporation and applicable law.

Dividend Rights. If at the time the Board declares a dividend on the outstanding Class A Shares there are any Class E Shares outstanding, the Board will declare a dividend on such Class E Shares in the form of a right to receive an amount per share equal to the dividend declared on Class A Shares (the “Class E Dividend Amount”), and with the same record date and payment date. If on the applicable payment date, Class E Shares that were outstanding on the applicable record date have since been converted into Class A Shares, then the Company will pay the Class E Dividend Amount on the applicable payment date to the holders of such Class E Shares as of the applicable record date. With respect to any Class E Shares outstanding on the applicable payment date, the Company will, in lieu of paying the Class E Dividend Amount directly to the holders of such Class E Shares, set aside or reserve an amount equal to such Class E Dividend Amount in respect of each Class E Shares (the “Reserve Amount”), which will be paid to such holders only upon the occurrence of a Triggering Event with respect to such share (as determined pursuant to the formulation and definition described under “The Business Combination Agreement—Earnout”, and considering whether the applicable share is of Series E-1 common stock or Series E-2 common stock, as more fully described therein). If a Triggering Event does not occur with respect to any Class E Shares prior to the fifth anniversary of the consummation of the Business Combination (the “Earnout Termination Date”), any Reserve Amount with respect to such shares will automatically be released to the Company and the holders of Class E common stock for which a Triggering Event has not occurred will have no entitlement to receive the Class E Dividend Amount.

Rights upon liquidation. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our Class E Shares will be entitled to receive out of our remaining assets available for distribution only the par value of the Class E Shares held by them, pro rata with distributions to the other Participating Shares, unless the amount of the distribution with or following such liquidation, dissolution or winding up to be received by a Class A Shares causes a Triggering Event for such Class E Shares (in which case, such Class E Shares would be convertible into Class A Shares in connection with such Triggering Event, would participate as such in such distribution).

Other rights. The holders of Class E Shares have no preemptive or other subscription rights. The rights, preferences and privileges of holders of the Class E Shares are subject to those of the holders of any shares of the preferred stock the Company may issue in the future and to the Investor Rights Agreement, as applicable.

Issuance, Conversion and Cancellation. There will be no further issuances of Class E Shares except in connection with a stock split, stock dividend, reclassification or similar transaction. Upon the occurrence of a Triggering Event, prior to the Earnout Termination Date, Class E Shares shall automatically and without further action on the part of Blue Owl or any holder of Class E Shares be converted into an equal number of fully paid and nonassessable Class A Shares. In the event that there has not been a Triggering Event with respect to any Class E Share as of the Earnout Termination Date, such Class E Share shall, automatically and without further action on the part of Blue Owl or any holder of Class E Shares, be transferred to the Corporation and cancelled for no consideration, on and effective as of the Earnout Termination Date.

On July 21, 2021, all of our Series E-1 Shares automatically converted into Class A Shares and all of our Series E-1 Seller Earnout Units converted into Common Units with the holders thereof receiving an equal number of Class C Shares or Class D Shares, as applicable, following the occurrence of a Triggering Event.

Preferred Stock

Our certificate of incorporation authorizes the Board to establish one or more series of preferred stock in one or more classes or series and to fix the rights, preferences, privileges and related restrictions, including dividend rights, dividend rates, conversion rights, voting rights, the right to elect directors, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any class or series, or the designation of the class or series, without the approval of our stockholders.

The authority of the Board to issue preferred stock without approval of our stockholders may have the effect of delaying, deferring or preventing a change in control of our company and may adversely affect the voting and other rights of the holders of our common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of our common stock, including the loss of voting control to others. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of the Class A Shares. At present, we have no plans to issue any preferred stock.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of The New York Stock Exchange, which would apply so long as the Class A Shares remains listed on the New York Stock Exchange, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of Class A Shares. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable the Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Anti-Takeover Effects of Provisions of Delaware Law and our certificate of incorporation and Bylaws

Certain provisions of our certificate of incorporation and bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board and in the policies formulated by the Board and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal or proxy fight. Such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our Class A Shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management or delaying or preventing a transaction that might benefit you or other minority stockholders.

These provisions include:

Super Voting Stock. The shares of common stock vote together on all matters on which stockholders are entitled to vote, except as set forth in our certificate of incorporation or required by applicable law. However, prior to the Sunset Date, the Class B Shares and Class D Shares collectively have 90% of the voting power of the common stock, as calculated pursuant to the definition of “B/D Voting Power” above. Consequently, the holders of our Class B common stock and Class D Shares (which will be, directly or indirectly, the Owl Rock Principals and the Dyal Principals), have greater influence over decisions to be made by our stockholders, including the election of directors.

Action by Written Consent; Special Meetings of Stockholders. The DGCL permits stockholder action by written consent unless otherwise provided by our certificate of incorporation. Our certificate of incorporation permits stockholder action by written consent so long as any Class B Shares or Class D Shares are outstanding (and inherently would represent at least a majority of the voting power of our outstanding common stock), and precludes stockholder action by written consent if and when there ceases to be any Class B Shares or Class D Shares outstanding. If permitted by the applicable certificate of designation, future series of preferred stock may take action by written consent. Our certificate of incorporation and bylaws provide that special meetings of stockholders may be called only by the Board, the chairman of the Board of the chief executive officer, and only proposals included in our notice may be considered at such special meetings.

Election and Removal of Directors. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our certificate of incorporation does not expressly provide for cumulative voting. Directors may be removed, but only for cause (and subject to the Investor Rights Agreement), upon the affirmative vote of holders of a majority of the voting power of the outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class. In addition, the certificate of designation pursuant to which a particular series of preferred stock is issued may provide holders of that series of preferred stock with the right to elect additional directors. In addition, under our certificate of incorporation, the Board is divided into three classes of directors, each of which will hold office for a three-year term. The existence of a classified board could delay a successful tender offeror from obtaining majority control of the Board, and the prospect of that delay might deter a potential offeror.

Authorized but Unissued Shares. The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing rules of The New York Stock Exchange. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise. See “Description of Securities—Preferred Stock” and “Description of Securities—Authorized but Unissued Capital Stock” above.

Business Combinations with Interested Stockholders. In general, Section 203 of the DGCL, an anti- takeover law, prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s voting stock, which person or group is considered an interested stockholder under the DGCL, for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner.

We elected in our certificate of incorporation not to be subject to Section 203.

Other Limitations on Stockholder Actions. Our bylaws also impose some procedural requirements on stockholders who wish to:

•	make nominations in the election of directors;

•	propose that a director be removed; or

•	propose any other business to be brought before an annual or special meeting of stockholders.

Under these procedural requirements, in order to bring a proposal before a meeting of stockholders, a stockholder must deliver timely notice of a proposal pertaining to a proper subject for presentation at the meeting to our corporate secretary containing, among other things, the following:

•	the stockholder’s name and address;

•	the number of shares beneficially owned by the stockholder and evidence of such ownership;

•	the names of all persons with whom the stockholder is acting in concert and a description of all arrangements and understandings with those persons;

•	a description of any agreement, arrangement or understanding reached with respect to shares of our stock, such as borrowed or loaned shares, short positions, hedging or similar transactions;

•	a description of the business or nomination to be brought before the meeting and the reasons for conducting such business at the meeting; and

•	any material interest of the stockholder in such business.

Our bylaws set out the timeliness requirements for delivery of notice.

In order to submit a nomination for the Board, a stockholder must also submit any information with respect to the nominee that we would be required to include in a proxy statement, as well as some other information. If a stockholder fails to follow the required procedures, the stockholder’s proposal or nominee will be ineligible and will not be voted on by our stockholders.

Certain provisions of the Blue Owl Limited Partnership Agreements could have the effect of deterring or facilitating a control transaction.

Limitations on Liability and Indemnification of Officers and Directors

Our certificate of incorporation and bylaws provide indemnification for our directors and officers to the fullest extent permitted by the DGCL. We entered into indemnification agreements with each of our directors and executive officers that may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, our certificate of incorporation includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director, except that a director will be personally liable for:

•	any breach of his duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith, or which involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•	any transaction from which the director derived an improper personal benefit.

These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Approval of Certain Matters

As long as Neuberger holds at least (x) 10% of the fully-diluted Class A common stock (assuming an exchange of all Common Units immediately prior to the time of determination) and (y) 50% of such equity interests held by Neuberger as of May 19, 2021, Neuberger’s approval is required for the following (subject to agreed-upon carve-outs and exceptions):

•	amendment of organizational documents that are disproportionately adverse to Neuberger, as an equityholder;

•	creation of new employee equity incentive plans or amendments to existing employee equity incentive plans, including by expansion of pool sizes;

•	dividends and stock repurchases beyond an approved policy or on a non-pro rata basis;

•

acquisitions/investments in excess of $2 billion and 20% of the total value of Blue Owl’s outstanding Class A common stock (subject to certain walls, conflicts of interest and confidentiality requirements) (assuming an exchange of all Common Units immediately prior to the time of determination);

•	amendments to make less restrictive the restrictive covenant arrangements of any Key Individual;

•	material related-party agreements or transactions between Blue Owl and the former Owl Rock or Dyal Principals (or amendments thereto);

•	entering into a new business line that subjects Neuberger to a new regulatory regime;

•

for three years after May 19, 2021, the merger or sale of all or a majority of Blue Owl’s common stock or Common Units or assets at a valuation below $13.50 per Class A Share and Class B common stock (assuming an exchange of all Common Units immediately prior to the time of determination); and

•

for five years after May 19, 2021, for any issuance of equity securities that are dilutive to Blue Owl or its subsidiaries to any Key Individual under any employee equity incentive plan, other than as part of a broad-based compensation program generally applicable to employees of Blue Owl or its subsidiaries (and subject to certain further limitations under such broad-based program).

As long as Neuberger holds at least (x) 5% of the fully-diluted Class A common stock (assuming an exchange of all Common Units immediately prior to the time of determination) and (y) 25% of such equity interests held by Neuberger as of May 19, 2021, Neuberger’s approval is required for the following (subject to agreed-upon carve-outs and exceptions):

•	annual aggregate cash compensation for the Key Individuals that exceeds 4% of the management fee revenue of Blue Owl and its subsidiaries; and

•

Blue Owl Carry’s aggregate share of carried interest in any private equity-style fund sponsored by Blue Owl or its subsidiaries to be less than 15% of the total carried interest in such fund (in each case net of certain investor and other third party arrangements).

Exclusive Forum

Our certificate of incorporation provides that, unless the Company consents in writing to the selection of an alternative forum, (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee, agent or stockholder of the Company to the Company or the Company’s stockholders, or any claim for aiding and abetting such alleged breach, (iii) any action asserting a claim against the Company or any current or former director, officer, other employee, agent or stockholder of the Company (a) arising pursuant to any provision of the DGCL, our certificate of incorporation (as it may be amended or restated) or our bylaws or (b) as to which the DGCL confers jurisdiction on the Delaware Court of Chancery or (iv) any action asserting a claim against the Company or any current or former director, officer, other employee, agent or stockholder of the Company governed by the internal affairs doctrine of the law of the State of Delaware shall, as to any action in the foregoing clauses (i) through (iv), to the fullest extent permitted by law, be solely and exclusively brought in the Delaware Court of Chancery; provided, however, that the foregoing shall not apply to any claim (a) as to which the Delaware Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Delaware Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (b) which is vested in the exclusive jurisdiction of a court or forum other than the Delaware Court of Chancery, or (c) arising under federal securities laws, including the Securities Act of 1933, as amended, as to which the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum. Notwithstanding the foregoing, the provisions of Article XIII of our certificate of incorporation will not apply to suits brought to enforce any liability or duty created by the Exchange Act, or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any shares of the Company’s capital stock shall be deemed to have notice of and to have consented to the forum provisions in our certificate of incorporation. If any action the subject matter of which is within the scope of the forum provisions is filed in a court other than a court located within the State of Delaware (a “foreign action”) in the name of any stockholder, such stockholder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”); and (y) having service of process made upon such stockholder in any such enforcement action by service upon such stockholder’s counsel in the foreign action as agent for such stockholder. However, it is possible that a court could find the Company’s forum selection provisions to be inapplicable or unenforceable. Although the Company believes this provision benefits it by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against the Company’s directors, officers and other employees.

Stockholder Registration Rights

The Investor Rights Agreement provides the former Owl Rock Equityholders and the former Dyal Equityholders with certain registration rights whereby, at any time, subject to certain lockup restrictions and the other terms and conditions of the Investor Rights Agreement, they have the right to require us to register under the Securities Act certain Registrable Securities (as defined in the Investor Rights Agreement). The Investor Rights Agreement also provides for piggyback registration rights for certain other parties thereto, subject to certain conditions and exceptions. See “Certain Relationships and Related Party Transactions—Blue Owl Related Person Transactions—Investor Rights Agreement.”

Warrants

Public Warrants. Each whole warrant entitles the registered holder to purchase one Class A Share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of one year from the closing of the IPO and 30 days after the completion of the Business Combination, which occurred on May 19, 2021, except as discussed in the immediately succeeding paragraph. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of Class A Shares. This means only a whole warrant may be exercised at a given time by a warrant holder. The warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, which occurred on May 19, 2021, or earlier upon redemption or liquidation.

We will not be obligated to issue any Class A Shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless the registration statement under the Securities Act with respect to the Class A Shares underlying the warrants is then effective and a prospectus relating thereto is current or a valid exemption from registration is available. In the event that the conditions in the immediately preceding sentence are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless.

We have filed with the SEC a registration statement for the registration, under the Securities Act, of the warrants and the Class A Shares issuable upon exercise of the warrants. We will use our commercially reasonable efforts to maintain the effectiveness of such registration statement and a current prospectus relating to those warrants and underlying Class A Shares until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if our Class A Shares are not listed on a national securities exchange at the time of any exercise of a warrant such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the Class A Shares issuable upon exercise of the warrants is not effective by the 60th day after the Closing, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but we will use our commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of Class A Shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of Class A Shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the warrants by (y) the fair market value and (B) 0.361 per warrant. The “fair market value” as used in this paragraph shall mean the volume weighted average price of the Class A Shares for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of warrants when the price per Class A Share equals or exceeds $18.00.

Once the warrants become exercisable, we may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the reported last sale price of the Class A Shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “ —Warrants—Public Shareholders’ Warrants-Anti-Dilution Adjustments”) on the trading day prior to the date on which we send the notice of redemption to the warrant holders.

We will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the Class A Shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A Shares is available throughout the 30-day redemption period. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is a significant premium to the warrant exercise price at the time of the call. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise such holder’s warrants prior to the scheduled redemption date. Any such exercise would not be done on a “cashless” basis and would require the exercising warrant holder to pay the exercise price for each warrant being exercised. However, the price of the Class A Shares may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “ —Warrants—Public Shareholders’ Warrants—Anti-dilution Adjustments”) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption of warrants when the price per Class A Share equals or exceeds $10.00.

Once the warrants become exercisable, we may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of our Class A Shares except as otherwise described below; and

•

if, and only if, the last sale price of our Class A Shares equals or exceeds $10.00 per public share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “ —Warrants-Public Shareholders’ Warrants-Anti-Dilution Adjustments”) on the trading day prior to the date on which we send the notice of redemption to the warrant holders.

Beginning on the date the notice of redemption is given until the warrants are redeemed or exercised, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of Class A Shares that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our Class A Shares on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume weighted average price of our Class A Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

Pursuant to the warrant agreement, references above to Class A Shares shall include a security other than Class A Shares into which the Class A Shares have been converted or exchanged for in the event of a merger or consolidation of the Company with or into another corporation in which the Company is not the surviving company. The numbers in the table below will not be adjusted when determining the number of Class A Shares to be issued upon exercise of the warrants if we are not the surviving entity following any such transaction.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of a warrant is adjusted as set forth under the heading “ —Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the exercise price of the warrant after such adjustment and the denominator of which is the price of the warrant immediately prior to such adjustment. In such an event, the number of shares in the table below shall be adjusted by multiplying such share amounts by a fraction, the numerator of which is the number of shares issuable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares issuable upon exercise of a warrant as so adjusted. If the exercise price of a warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “ —Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “—Anti-dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “ —Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.

Redemption Date	Fair Market Value of Class A Common Stock
(period to expiration of warrants)	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361

Redemption Date	Fair Market Value of Class A Common Stock
(period to expiration of warrants)	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥$18.00
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of Class A Shares to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of our Class A Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 Class A Shares for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of our Class A Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 Class A Shares for each whole warrant. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 Class A Shares per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any Class A Share.

This redemption feature differs from the typical warrant redemption features used in many other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the Class A Shares exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the Class A Shares are trading at or above $10.00 per public share, which may be at a time when the trading price of our Class A Shares is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “—Redemption of warrants when the price per Class A Share equals or exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of this prospectus. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.

As stated above, we can redeem the warrants when the Class A Shares are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when the Class A Shares are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer Class A Shares than they would have received if they had chosen to wait to exercise their warrants if and when our Class A Shares were trading at a price higher than the exercise price of $11.50.

No fractional Class A Shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of Class A Shares to be issued to the holder.

Redemption procedures.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the total number of Class A Shares issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments.

If the number of outstanding Class A Shares is increased by a capitalization or share dividend payable in Class A Shares, or stock split or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of Class A Shares issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding Class A Shares. A rights offering made to all or substantially all holders of Class A Shares entitling holders to purchase Class A Shares at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of Class A Shares equal to the product of (i) the number of Class A Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Shares) and (ii) one minus the quotient of (x) the price per Class A Share paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for Class A Shares, in determining the price payable for Class A Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of Class A Shares as reported during the 10 trading day period ending on the trading day prior to the first date on which the Class A Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of Class A Shares on account of such Class A Shares, other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Class A Shares during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of Class A Shares issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, (c) to satisfy the redemption rights of the holders of Class A Shares, or (d) in connection with the distribution of the Company’s assets upon its liquidation, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Class A Share in respect of such event.

If the number of outstanding Class A Shares is decreased by a consolidation, combination, reverse share sub-division or reclassification of Class A Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of Class A Shares issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding Class A Shares.

Whenever the number of Class A Shares purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Class A Shares purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of Class A Shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Class A Shares (other than those described above or that solely affects the par value of such Class A Shares), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Class A Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the Class A Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of Class A Shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the Company if provided for in the Company’s organizational documents) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding Class A Shares, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Class A Shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. If less than 70% of the consideration receivable by the holders of Class A Shares in such a transaction is payable in the form of Class A Shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The warrants are issued in registered form under a warrant agreement with Computershare Trust Company, N.A. and Computershare, Inc. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of: (i) curing any ambiguity or correcting any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in the proxy statement/prospectus, or defective provision (ii) amending the provisions relating to cash dividends on Class A Shares as contemplated by and in accordance with the warrant agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants, provided that the approval by the holders of at least 50% of the then-outstanding public warrants is required to make any change that adversely affects the interests of the registered holders.

The warrant holders do not have the rights or privileges of holders of Class A Shares or any voting rights until they exercise their warrants and receive Class A Shares. After the issuance of Class A Shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Placement Warrants

Except as described below, the private placement warrants have terms and provisions that are identical to those of the warrants sold as part of the units in Altimar’s IPO. The private placement warrants (including the Class A Shares issuable upon exercise of the private placement warrants) are not transferable, assignable or salable until 30 days after the completion of the Business Combination (except pursuant to limited exceptions to our former officers and directors and other persons or entities affiliated with the initial purchasers of the private placement warrants) and they are not redeemable by us so long as they are held by Altimar Sponsor or its permitted transferees. Altimar Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis. If the private placement warrants are held by holders other than Altimar Sponsor or its permitted transferees, the private placement warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the warrants included in the units sold in connection with Altimar’s IPO. Any amendment to the terms of the private placement warrants or any provision of the warrant agreement with respect to the private placement warrants will require a vote of holders of at least 50% of the number of the then outstanding private placement warrants.

If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of Class A Shares equal to the quotient obtained by dividing (x) the product of the number of Class A Shares underlying the warrants, multiplied by the excess of the “Sponsor fair market value” (defined below) over the exercise price of the warrants by (y) Altimar Sponsor fair market value. For these purposes, the “Sponsor fair market value” shall mean the average reported last sale price of the Class A Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

We have adopted policies that restrict insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public shareholders who could exercise their warrants and sell the Class A Shares received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders are significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

Transfer Agent, Warrant Agent and Registrar

The transfer agent and registrar for the Blue Owl common stock and the warrant agent for the warrants is Computershare Trust Company, N.A and Computershare, Inc.

Listing

Our Class A Shares and our warrants to purchase Class A Shares are listed on The New York Stock Exchange under the symbols “OWL” and “OWL.WS,” respectively.

BENEFICIAL OWNERSHIP

The following table sets forth information known to the Company regarding the beneficial ownership of Company common stock as of the Closing Date by:

•	each person known to the Company to be the beneficial owner of more than 5% of any class of the Company’s voting common stock;

•	each of the Company’s executive officers and directors; and

•	all executive officers and directors of the Company as a group.

Beneficial ownership is determined according to the rules of the Securities and Exchange Commission, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Company stock issuable upon exercise of options and warrants currently exercisable within 60 days are deemed outstanding solely for purposes of calculating the percentage of total voting power of the beneficial owner thereof.

The beneficial ownership of Company common stock is based on 357,201,703 Class A Shares, 0 Class B Shares, 658,647,360 Class C Shares, 306,894,250 Class D Shares and 7,495,432 Class E Shares issued and outstanding as of October 18, 2021.

Unless otherwise indicated, the Company believes that each person named in the table below has sole voting and investment power with respect to all shares of Company common stock beneficially owned by them.

Name of Beneficial Owner(1)	Class A Common Stock Beneficially Owned		Class C Common Stock Beneficially Owned		Class D Common Stock Beneficially Owned		Combined Total Voting Power
	Shares	Percent	Shares	Percent	Shares	Percent
Directors and Executive Officers of Blue Owl
Douglas I. Ostrover(2), †	—	—	112,040,000	17.0%	168,620,200	54.9%	50.6%
Marc S. Lipschultz(3)	—	—	—	—	0	*	*
Michael Rees(4)	—	—	—	—	138,274,050	45.1%	40.6%
Alan J. Kirshenbaum(5)	—	—	—	—	0	*	*
Craig W. Packer(6)	—	—	—	—	0	*	*
Sean Ward(7)	—	—	—	—	0	*	*
Dana Weeks	—	—	—	—	—	—	—
Claudia Holz	—	—	—	—	—	—	—
Andrew S. Komaroff	—	—	—	—	—	—	—
Andrew Laurino(8)	—	—	—	—	0	*	*
Andrew Polland(9)	—	—	—	—	0	*	*
Junot Foradada	—	—	—	—	—	—	—
Neena A. Reddy	—	—	—	—	—	—	—
Stacy Polley	—	—	—	—	—	—	—
All Directors and Executive Officers of Blue Owl as a Group (14 Individuals)	—	—	112,040,000	17.0%	306,894,250	100.0%	91.1%

Name of Beneficial Owner(1)	Class A Common Stock Beneficially Owned		Class C Common Stock Beneficially Owned		Class D Common Stock Beneficially Owned		Combined Total Voting Power
	Shares	Percent	Shares	Percent	Shares	Percent
Five Percent Holders:
Owl Rock Capital Feeder LLC(2)(10) †	—	—	112,040,000	17.0%	168,620,200	54.9%	50.6%
BB Holdings AA LP and Affiliates(11)	50,000,000	14.0%	—	—	—	—	*
Dyal Capital SLP LP(12)	—	—	—	—	138,274,050	45.1%	40.6%
NBSH Blue Investments, LLC(13)	—	—	465,321,476	70.6%	—	—	4.6%
PSPE II Limited(14)	60,878,106	17.0%	—	—	—	—	*
Brown University(15)	35,386,965	10.4%	—	—	—	—	—
Quantum Strategic Partners Ltd.(16)	18,377,239	5.1%	—	—	—	—	—
MSD Owl Rock Investments, LLC(17)	—	—	39,890,204	6.1%	—	—	—
CH Investment Partners, L.L.C.(18)	19,012,947	5.32%	—	—	—	—	*
Koch Industries, Inc.(19)	64,767,525	18.13%	—	—	—	—	*

†

The number of shares and class ownership percentages reported for Mr. Ostrover excludes 69,555,831 Common Units and 2,793,656 Seller Earnout Units, each of which represents the right to receive one Common Unit and one Class D Share, subject to certain vesting conditions, in each case, held by Owl Rock Capital Feeder LLC on behalf of Mr. Ostrover, his spouse or one or more vehicles controlled by him, as limited partners of Owl Rock Capital Partners. The number of shares and class ownership percentages reported for Mr. Lipschultz excludes 56,909,319 Common Units and 2,285,719 Seller Earnout Units, each of which represents the right to receive one Common Unit and one Class D Share, subject to certain vesting conditions, in each case, held by Owl Rock Capital Feeder LLC on behalf of Mr. Lipschultz, his spouse or a vehicle controlled by him, as limited partners of Owl Rock Capital Partners. The number of shares and class ownership percentages reported for Mr. Kirshenbaum excludes 4,974,296 Common Units and 199,789 Seller Earnout Units, each of which represents the right to receive one Common Unit and one Class D Share, subject to certain vesting conditions, in each case, indirectly held by Owl Rock Capital Partners as a member of Owl Rock Capital Feeder LLC on behalf of Mr. Kirshenbaum or a vehicle controlled by him, as limited partners of Owl Rock Capital Partners. The number of shares and class ownership percentages reported for Mr. Packer excludes 33,724,040 Common Units and 1,354,500 Seller Earnout Units, each of which represents the right to receive one Common Unit and one Class D Share, subject to certain vesting conditions, in each case, indirectly held by Owl Rock Capital Partners as a member of Owl Rock Capital Feeder LLC on behalf of Mr. Packer. Each such person disclaims beneficial ownership of all such shares and units, except to the extent of his pecuniary interest therein. See footnotes 2, 3, 5, 6 and 10 for additional detail.

*	Less than one percent.
(1)	Unless otherwise noted, the address of each of Blue Owl’s directors, officers and five percent holders is 399 Park Avenue, 38th Floor, New York, NY 10019.
(2)

Owl Rock Capital Partners, as the managing member of Owl Rock Capital Feeder LLC, exercises voting control over 37,046,780 Class D Shares, 37,046,780 Common Units and 1,487,955 Seller Earnout Units on behalf of Mr. Ostrover; 15,120,008 Class D Shares, 15,120,008 Common Units and 607,283 Seller Earnout Units on behalf of Mr. Ostrover’s spouse, Julie J. Ostrover; and 17,389,042 Class D Shares, 17,389,042 Common Units and 698,417 Seller Earnout Units on behalf of The Douglas I. Ostrover 2016 Descendants’ Trust over which Mr. Ostrover has sole investment and voting power. Due to certain provisions in the organizational documents of Owl Rock Capital Partners LP, Mr. Ostrover may be deemed to beneficially own the Class C Shares and Class D Shares, the Common Units and the Seller Earnout Units held by Owl Rock Capital Feeder LLC. Mr. Ostrover expressly disclaims beneficial ownership of the shares and units held by Owl Rock Capital Feeder LLC, including any Class A Shares or Class B Shares that may be acquired upon exchange of Common Units and Class C Shares or Class D Shares, as applicable, and Common Units and Class C Shares and Class D Shares issuable in respect of the Seller Earnout Units upon the satisfaction of certain vesting conditions, in each case, except to the extent of his pecuniary interest therein.
(3)

Owl Rock Capital Partners, as the managing member of Owl Rock Capital Feeder LLC, will exercise voting control over 22,508,407 Class D Shares, 22,508,407 Common Units and 904,033 Seller Earnout Units on behalf of Mr. Lipschultz; 23,296,213 Class D Shares, 23,296,213 Common Units and 935,674 Seller Earnout Units on behalf of Mr. Lipschultz’s spouse, Jennifer Lipschultz, and 11,104,699 Class D Shares, 11,104,699 Common Units and 446,012 Seller Earnout Units on behalf of the Lipschultz Family OR Trust over which Mr. Lipschultz has sole investment and voting power. Mr. Lipschultz expressly disclaims beneficial ownership of the Class C Shares and Class D Shares, the Common Units and any Seller Earnout Shares held by Owl Rock Capital Feeder LLC, and any Class A Shares or Class B Shares that may be acquired upon exchange of Common Units and Class C Shares or Class D Shares, as applicable, held by Owl Rock Capital Feeder and Common Units and Class C Shares and Class D Shares issuable in respect of the Seller Earnout Units upon the satisfaction of certain vesting conditions, in each case, except to the extent of his pecuniary interest therein.

(4)

Dyal Capital SLP LP holds 76,450,340 Class D Shares, 76,450,340 Common Units and 3,021,752 Seller Earn Out Units on behalf of Mr. Rees, his spouse, or one or more entities controlled by him. The foregoing amounts reflect an estimate and are subject to change. By virtue of Mr. Rees’s indirect control of the general partner of and his indirect interests in Dyal SLP, Mr. Rees may be deemed to beneficially own the Class D Shares beneficially owned by Dyal Capital SLP LP. Mr. Rees disclaims beneficial ownership of the Class D Shares held by Dyal Capital SLP LP, except to the extent of his pecuniary interest therein. The number of shares and class ownership percentages reported for Mr. Rees exclude the 5,465,377 Class D Shares issuable upon the vesting of the Seller Earnout Units held by Dyal Capital SLP LP. The business address for each of Mr. Rees and Dyal Capital SLP LP is 1290 Avenue of the Americas, New York, NY 10104.

(5)

Owl Rock Capital Partners, as the managing member of Owl Rock Capital Feeder LLC, will exercise voting control over 84,310 Class D Shares, 84,310 Common Units and 3,386 Seller Earnout Units on behalf of Mr. Kirshenbaum; 2,529,303 Class D Shares, 2,529,303 Common Units and 101,588 Seller Earnout Units on behalf of the Alan Kirshenbaum 2015 Family Trust and 2,360,683 Class D Shares, 2,360,683 Common Units and 94,815 Seller Earnout Units on behalf of Kirshenbaum 2019 Family Trust, in each case, over which Mr. Kirshenbaum has sole investment and voting power. Mr. Kirshenbaum expressly disclaims beneficial ownership of the Class C Shares and Class D Shares, the Common Units and any Seller Earnout Shares held by Owl Rock Capital Feeder LLC, and any Class A Shares or Class B Shares that may be acquired upon exchange of Common Units and Class C Shares or Class D Shares, as applicable, held by Owl Rock Capital Feeder and Common Units and Class C Shares and Class D Shares issuable in respect of the Seller Earnout Units upon the satisfaction of certain vesting conditions, in each case, except to the extent of his pecuniary interest therein.

(6)

Owl Rock Capital Partners, as the managing member of Owl Rock Capital Feeder LLC, will exercise voting control over 24,610,278 Class D Shares, 24,610,278 Common Units and 988,453 Seller Earnout Units on behalf of Mr. Packer; 4,223,776 Class D Shares, 4,223,776 Common Units and 169,645 Seller Earnout Units on behalf of Packer Family Trust 2017, over which Mr. Packer has sole investment and voting power; and 4,889,986 Class D Shares, 4,889,986 Common Units and 196,403 Seller Earnout Units on behalf of Mr. Packer’s spouse, Suzanne Packer. Mr. Packer expressly disclaims beneficial ownership of the Class C Shares and Class D Shares, the Common Units and any Seller Earnout Shares held by Owl Rock Capital Feeder LLC, and any Class A Shares or Class B Shares that may be acquired upon exchange of Common Units and Class C Shares or Class D Shares, as applicable, held by Owl Rock Capital Feeder and Common Units and Class C Shares and Class D Shares issuable in respect of the Seller Earnout Units upon the satisfaction of certain vesting conditions, in each case, except to the extent of his pecuniary interest therein.

(7)

The number of shares and class ownership percentages reported for Sean Ward excludes 16,160,597 Class D Shares, 16,160,597 Common Units and 651,637 Seller Earnout Units, each of which represents the right to receive one Common Unit and one Class D Share, subject to certain vesting conditions, in each case, held by Dyal Capital SLP LP on behalf of Sean Ward, his spouse or one or more entities controlled by him. Sean Ward disclaims beneficial ownership of all such shares and units, except to the extent of his pecuniary interest therein.
(8)

The number of shares and class ownership percentages reported for Andrew Laurino excludes 10,425,842 Class D Shares, 10,425,842 Common Units and 420,397 Seller Earnout Units, each of which represents the right to receive one Common Unit and one Class D Share, subject to certain vesting conditions, in each case, held by Dyal Capital SLP LP on behalf of Andrew Laurino, his spouse or one or more entities controlled by him. Andrew Laurino disclaims beneficial ownership of all such shares and units, except to the extent of his pecuniary interest therein.

(9)

The number of shares and class ownership percentages reported for Andrew Polland excludes 234,487 Class D Shares, 234,487 Common Units and 9,455 Seller Earnout Units, each of which represents the right to receive one Common Unit and one Class D Share, subject to certain vesting conditions, in each case, held by Dyal Capital SLP LP on behalf of Andrew Polland, his spouse or one or more entities controlled by him. Andrew Polland disclaims beneficial ownership of all such shares and units, except to the extent of his pecuniary interest therein.

(10)

Owl Rock Capital Partners, as the managing member of Owl Rock Capital Feeder LLC, will exercise voting control over 168,620,200 Class D Shares and 6,772,500 Seller Earn Out Units, each of which represents the right to receive one Common Unit and one Class D Share, on behalf of the ORC Principals and 112,040,000 Class C Shares and 4,500,000 Seller Earnout Units, each of which represents the right to receive one Common Unit and one Class C Share, subject to certain vesting conditions, on behalf of Dyal Capital Partners IV Holdings (A) LP. Owl Rock Capital Partners is managed by Owl Rock Capital Partners (GP) LLC, which is governed by an executive committee comprised of Messrs. Ostrover, Lipschultz and Packer with decisions over certain matters requiring the vote of Mr. Ostrover. As such, Mr. Ostrover may be deemed to beneficially own all such shares and units. Each of these individuals and entities disclaims any beneficial ownership of these shares and units, except to the extent of their pecuniary interest therein.

(11)

Based solely upon information contained in the Schedule 13G filed with the SEC on June 1, 2021. Includes 3,500,000 Class A Shares held by BB Holdings AC LP, a Delaware limited partnership (“BB Holdings AC”), 2,000,000 Class A Shares held by Glide Path Solutions 2021 LP, a Delaware limited partnership (“Glide Path Solutions 2021”), 4,500,000 Class A Shares held by Glide Path Solutions 2020 LP, a Delaware limited partnership (“Glide Path Solutions 2020”), 20,000,000 Class A Shares held by BB Holdings AA LP, a Delaware limited partnership (“BB Holdings AA” and, together with BB Holdings AC, Glide Path Solutions 2021 and Glide Path Solutions 2020, the “ICQ Limited Partnerships”), 10,000,000 Class A Shares held by Co-Investment Portfolio 2021 LP, a Delaware limited partnership (“Co-Investment Portfolio 2021”) and 10,000,000 Class A Shares held by Tactical Opportunities Portfolio 2020 LP, a Delaware limited partnership (“Tactical Opportunities 2020” and, together with Co-Investment Portfolio 2021 and the ICQ Limited Partnerships, the “Limited Partnerships”). ICQ BB GP, LLC, a Delaware limited liability company (“ICQ BB”), is the general partner of the ICQ Limited Partnerships, Co-Investment Portfolio GP II LP, a Delaware limited partnership (“Co-Investment Portfolio GP”), is the general partner of Co-Investment Portfolio 2021, ICQ Co-Investment II TT GP LLC, a Delaware limited liability company (“ICQ Co-Investment”), is the general partner of Co-Investment Portfolio GP, Tactical Opportunities Portfolio GP, LP, a Delaware limited partnership (“Tactical Opportunities Portfolio GP”), is a the general partner of Tactical Opportunities 2020 and ICQ Tactical Opportunities TT GP, LLC, a Delaware limited liability company (“ICQ Tactical Opportunities” and, together with ICQ BB and ICQ Co-Investment, the “General Partners”) is the general partner of Tactical Opportunities Portfolio GP. Divesh Makan, a citizen of the United States, is the managing member of each of the General Partners and may be deemed to have voting, investment, and dispositive power with respect to the shares held by the Limited Partnerships. The address of the foregoing entities and person is c/o ICONIQ Capital, 394 Pacific Avenue, 2nd Floor, San Francisco, CA 94111.

(12)

By virtue of his indirect control of the general partner of, and his indirect interest in, Dyal Capital SLP LP, Mr. Rees may be deemed to beneficially own the Class D Shares, the Common Units and the Seller Earnout Units beneficially owned by Dyal Capital SLP LP. Mr. Rees disclaims beneficial ownership of the shares and units held by Dyal Capital SLP LP, including and any Class B common stock that may be acquired upon exchange of Common Units and Class D Shares, and any Common Units and Class C Shares and Class D Shares issuable in respect of the Seller Earnout Units upon the satisfaction of certain vesting conditions, in each case, except to the extent of his pecuniary interest therein. The number of shares and class ownership percentages reported for Dyal Capital SLP LP exclude the 10,930,754 Class D Shares issuable upon the vesting of the Seller Earnout Units held by Dyal Capital SLP LP. The business address for each of Mr. Rees and Dyal Capital SLP LP is 1290 Avenue of the Americas, New York, NY 10104.
(13)

By virtue of the control of NBSH Blue Investments, LLC by affiliates of NBSH Acquisition, LLC, NBSH Acquisition, LLC may be deemed to beneficially own the Class C Shares beneficially owned by NBSH Blue Investments, LLC. Three or more individuals are expected to have decision making authority with respect to the Class C Shares held indirectly by NBSH Acquisition, LLC, and therefore no individual is a beneficial holder of the shares held by NBSH Acquisition, LLC. The business address for each of NBSH Acquisition, LLC and NBSH Blue Investments, LLC is 1290 Avenue of the Americas, New York, NY 10104.

(14)

Based solely upon information contained in the Schedule 13G filed with the SEC on May 28, 2021, by Blue Pool Capital Limited, a company incorporated in Hong Kong (“BPCL”), Blue Pool Management Ltd., a Cayman Islands exempted company (“BPM”) and Oliver Paul Weisberg, a citizen of the Hong Kong Special Administrative Region of the People’s Republic of China (“Mr. Weisberg”). PSPE II Limited is an exempted company organized under the laws of the Cayman Islands. BPCL is the investment manager of PSPE II Limited and, in such capacity, exercises voting and investment power over the Shares held for the account of PSPE II Limited. BPM is the sole shareholder of BPCL. Mr. Weisberg is the sole shareholder and a director of BPM. Mr. Weisberg is also a director of BPCL. The number of shares and class ownership percentages reported for Blue Pool Capital Limited exclude 2,795,082 Class A Shares issuable upon conversion of Seller Earnout Shares upon the satisfaction of certain vesting conditions. The principal business address of each of the Reporting Persons is 25/F Hysan Place, 500 Hennessy Road, Causeway Bay, Hong Kong.

(15)

Based solely upon information contained in the Schedule 13G filed with the SEC on June 17, 2021, by Brown University, a private, non-profit educational institution organized under the laws of the State of Rhode Island. The number of shares and class ownership percentages reported for Brown University exclude 1,702,898 Class A Shares issuable upon conversion of Seller Earnout Shares upon the satisfaction of certain vesting conditions. Three or more individuals are expected to have decision making authority with respect to the Class A Shares held by Brown University, and therefore no individual is a beneficial holder of the shares held by Brown University. The address of Brown University is 121 South Main Street, 9th Floor, Providence, RI 02903.

(16)

The number of shares and class ownership percentages reported for Quantum Strategic Partners Ltd. excludes 843,750 Class A Shares issuable upon conversion of Seller Earnout Shares upon the satisfaction of certain vesting conditions. Soros Fund Management LLC (“SFM LLC”) serves as principal investment manager to Quantum Strategic Partners Ltd. As such, SFM LLC has been granted investment advisory discretion over all portfolio investments held for the account of such entities. George Soros serves as Chairman of SFM LLC and may be deemed to beneficially own all of the shares held by Quantum Strategic Partners Ltd. The address of Quantum Strategic Partners Ltd. is c/o Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands.

(17)

The common stock owned by MSD Owl Rock Investments, LLC (“MSD Owl Rock”) is comprised of 39,890,204 Class C Shares. The shares are held of record by MSD Owl Rock. MSD Private Capital Investments, L.P., a Delaware limited partnership, is the sole owner of MSD Owl Rock and may be deemed to beneficially own the securities beneficially owned by MSD Owl Rock. MSD Capital, L. P. (“MSD Capital”) is the investment manager of MSD Owl Rock and the general partner of MSD Private Capital Investments, L.P., and may be deemed to beneficially own the securities beneficially owned by MSD Owl Rock. MSD Capital Management, LLC (“MSD Capital Management”), is the general partner of MSD Capital, and may be deemed to beneficially own the securities beneficially owned by MSD Capital. Each of John C. Phelan and Marc R. Lisker is a manager of, and may be deemed to beneficially own the securities beneficially owned by MSD Capital Management. Michael S. Dell is the controlling member of MSD Capital Management and may be deemed to beneficially own securities beneficially owned by MSD Capital Management. Each of Messrs. Dell, Phelan and Lisker disclaims beneficial ownership of such securities except to the extent of any pecuniary interest therein. The address of the principal business office of MSD Capital, L.P. is 645 Fifth Avenue, 21st Floor, New York, NY 10022.
(18)

Based solely upon information contained in the Schedule 13G jointly filed with the SEC on July 6, 2021, by and on behalf of each of Blue Warehouse L.L.C., a Delaware limited liability company (“Blue Warehouse”), Blue Investors L.L.C., a Delaware limited liability company (“Blue Investors”), CHCP Direct Investors (Owl Rock), a Delaware limited partnership (“Direct Investors”, and collectively with Blue Warehouse and Blue Investors, the “Funds”), Oak Lawn Direct Investors GP, L.L.C., a Delaware limited liability company (“Oak Lawn”), CH Investment Partners, L.L.C., a Delaware limited liability company (“CHIP”), I35 Advisors, Inc., a Texas corporation (“I35”), Kirk L. Rimer and Michael R. Silverman (Blue Warehouse, Blue Investors, Direct Investors, Oak Lawn, CHIP, I35, Mr. Rimer and Mr. Silverman are collectively referred to herein as the “Reporting Persons”).

The Funds are the record and direct beneficial owners of the Class A Shares listed herein. Blue Warehouse disclaims beneficial ownership of the Class A Shares of the Issuer held by Blue Investors and Direct Investors. Blue Investors disclaims beneficial ownership of the Class A Shares of the Issuer held by Blue Warehouse and Direct Investors. Direct Investors disclaims beneficial ownership of the shares of Common Stock of the Issuer held by Blue Warehouse and Blue Investors.

Oak Lawn is the managing member of both Blue Warehouse and Blue Investors and is the general partner of Direct Investors. CHIP is the investment manager of the Funds. As investment manager, CHIP has been granted exclusive investment discretion and investment management authority with respect to the Funds and the Class A Shares owned thereby. Oak Lawn Capital Management, L.P., a Delaware limited partnership (“OLCM”), is the managing member of CHIP. I35 is the manager of Oak Lawn and the sole general partner of OLCM. Michael Silverman and Kirk Rimer are the Co-Presidents of, and may be deemed to beneficially own the securities beneficially owned by, I35 and CHIP.

Each Reporting Person declares that nothing herein shall be construed as an admission that such person is, for the purposes of Section 13(d) or 13(g) of the Act or any other purpose, the beneficial owner of any securities covered by this statement.

Each Reporting Person may be deemed to be a member of a group with respect to the issuer or securities of the issuer for the purpose of Section 13(d) or 13(g) of the Act. Each of the Reporting Persons declares that neither nothing herein shall be construed as an admission that such person is, for the purpose of Section 13(d) or 13(g) of the Act or any other purpose, (i) acting (or has agreed or is agreeing to act together with any other person) as a partnership, limited partnership, syndicate, or other group for the purpose of acquiring, holding, or disposing of securities of the issuer or otherwise with respect to the issuer or any securities of the issuer or (ii) a member of any group with respect to the issuer or any securities of the issuer.

(19)

Based solely upon information contained in the Schedule 13G jointly filed with the SEC on September 30, 2021 by Koch Industries, Inc. (“Koch Industries”) with respect to (i) 7,167,817 shares of Class A Common Stock of Issuer held by Koch Financial Assets III, LLC (“KFA”) and (ii) 28,799,854 shares of Class A Common Stock of Issuer held by Koch Companies Defined Benefit Master Trust (“Koch Pension”). Koch Industries may be deemed to beneficially own the Issuer securities beneficially owned by (i) KFA as a result of its 100% ownership of KFA and (ii) the Koch Pension because of the involvement of certain of Koch Industries’ employees on Koch Pension’s investment committee.

SELLING HOLDERS

This prospectus relates to the resale by the Selling Holders from time to time of up to 29,701,013 Class A Shares. The Selling Holders may from time to time offer and sell any or all of the Class A Shares set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Holders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Holders interest in the Class A Shares other than through a public sale.

The following table sets forth, as of the date of this prospectus, the names of the Selling Holders, the aggregate number of Class A Shares held by each Selling Holders immediately prior to the sale of the Class A Shares in this offering, the number of Class A Shares that may be sold by each Selling Holder under this prospectus and the number of Class A Shares that each Selling Holder will beneficially own after this offering; in each case, including Class A Shares that may be issued in respect of Blue Owl Operating Group Units and Seller Earnout Securities currently outstanding.

We cannot advise you as to whether the Selling Holders will in fact sell any or all of such Class A Shares. In addition, the Selling Holders may sell, transfer or otherwise dispose of, at any time and from time to time, the Class A Shares in transactions exempt from the registration requirements of the Securities Act as of the date of this prospectus.

	Class A Shares Beneficially Owned Prior to Offering		Class A Shares Offered		Class A Shares Beneficially Owned After the Offered Shares are Sold
Name of Selling Holder	Number of Shares	%(1)	Number of Shares	%(1)	Number of Shares	%(1)
Koch Companies Defined Benefit Master Trust(2)	28,799,854	8.0%	18,799,854	5.3%	10,000,000	2.8%
Koch Financial Assets III, LLC(3)	7,167,817	2.0%	7,167,817	2.0%	—	—
Illiquid Markets 1888 Fund, LLC(4)	5,733,342	1.6%	3,733,342	1.0%	2,000,000	*

*	Less than 1%.
(1)	Based upon 357,201,703 Class A Shares. Ownership percentages do not include Class A Shares issuable upon the exercise of warrants or pursuant to the 2021 Omnibus Incentive Plan.
(2)

Consists of 28,799,854 Class A Shares (18,799,854 of which are being offered by this prospectus) held by Koch Companies Defined Benefit Master Trust, a New York trust (“Koch Pension”). The Koch Companies Pension Investment Committee has voting and investment power relating to the shares. The Committee has delegated to its member, Randall A. Bushman, decision-making rights with respect to the shares. The address of Koch Pension is 500 Grant Street, Room 151-1065, Pittsburgh, PA 15258-0001.

(3)

Consists of 7,167,817 Class A Shares held by Koch Financial Assets III, LLC (“KFA”). Randall A. Bushman, David J. May and Steve J. Feilmeier have the power to vote or dispose of, and may be deemed to beneficially own, the securities held by the Selling Holder. The address of KFA is 4111 E 37th St N, Wichita, KS 67220.

(4)

Consists of 5,733,342 Class A Shares (3,733,342 of which are being offered by this prospectus) held by Illiquid Markets 1888 Fund, LLC, a Delaware limited liability company. Christopher Dries and Jeffrey Straayer have the power to vote or dispose of, and may be deemed to beneficially own, the securities held by the Selling Holder. The address of Illiquid Markets 1888 Fund, LLC is 1401 Lawrence St, Suite 1920, Denver, CO 80202.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Blue Owl Related Person Transactions

Investor Rights Agreement

At the Closing of the Business Combination, Blue Owl, Altimar Sponsor, the Altimar Founders, certain of the Owl Rock Equityholders and the Dyal Equityholders and certain other parties thereto entered into the Investor Rights Agreement.

The Investor Rights Agreement provides for an initial nine-person board of directors, consisting of (i) three individuals to be designated by the Owl Rock Principals, which initially include Doug Ostrover, Marc Lipschultz and one other individual to be designated by the Owl Rock Principals, (ii) two individuals designated by the Dyal Principals, which initially include Michael Rees and Sean Ward, (iii) one individual designated by Neuberger and (iv) three independent directors selected by a majority of the Key Individuals. Neuberger has certain continued nomination rights for one director while they maintain in excess of certain ownership percentages, as determined in accordance with the Investor Rights Agreement, and the Owl Rock Principals and Dyal Principals have severally agreed on an individual basis with Blue Owl to take actions to approve such nominations. Blue Owl has qualified as, and has elected to be treated as, a controlled company within the meaning of the NYSE rules at the Closing, and has agreed to certain covenants in accordance therewith.

Pursuant to the Investor Rights Agreement, the Board has delegated day-to-day management of Blue Owl and its subsidiaries, subject to certain limitations (including as noted below), to an “Executive Committee” consisting initially of the Owl Rock Principals and Dyal Principals. Certain actions of the Executive Committee require the unanimous consent of the Key Individuals.

The Investor Rights Agreement provides that certain material actions of Blue Owl and/or its subsidiaries require approval of its Board, the Executive Committee and/or, until certain ownership thresholds are no longer maintained or (in some cases) an applicable time period has not expired, Neuberger.

The Investor Rights Agreement also provides Neuberger with certain preemptive rights with respect to future equity offerings by Blue Owl, Blue Owl Holdings, Blue Owl Carry and their subsidiaries, subject to certain exceptions, such as for equity issued as part of an underwritten public offering for cash or as acquisition consideration to unrelated third parties. Neuberger also has certain information rights and confidentiality obligations under the Investor Rights Agreement.

The parties to the Investor Rights Agreement have agreed (subject to exceptions for permitted transfers) to the following Lock-Up Periods: (i) in the case of Owl Rock Principals and Dyal Principals, 24 months from Closing; (ii) in the case of Altimar Sponsor and the Altimar Founders, 12 months from Closing; and (iii) in the case of all other parties thereto, six months from the Closing. Notwithstanding the foregoing, 40% of the equity issued to Owl Rock Feeder, which is attributable to a person other than the Owl Rock Principals, will be released from the lock-up six months from Closing. The Seller Earnout Shares and the Seller Earnout Units received by the parties thereto are also subject to lock-up until the later of the date the holder thereof is otherwise subject to a lock-up with respect to its other equity securities and the date such shares or units have vested, as described above.

Under the terms of the Investor Rights Agreement, Blue Owl, Blue Owl Holdings and Blue Owl Carry grant the Owl Rock Equityholders and the Dyal Equityholders certain customary demand, shelf and piggyback registration rights. Blue Owl also grants the Altimar Founders certain customary shelf and piggyback registration rights. Blue Owl is required to file within 45 days of the Closing the Shelf Registration Statement and to cause the Shelf Registration Statement to be declared effective as promptly as practicable after the filing thereof and no later than the earlier of (A) 60 calendar days after the filing thereof (or, in the event the SEC reviews and has written comments to the Shelf Registration Statement, the 90th calendar day following the filing thereof) and

(B) the 10th business day after the date that Blue Owl is notified (orally or in writing, whichever is earlier) by the SEC that it will not review the Shelf Registration Statement.

Exchange Agreement

At the Closing of the Business Combination, Blue Owl GP, Blue Owl Holdings, Blue Owl Carry, Blue Owl and the holders of Common Units entered into the Exchange Agreement. The Exchange Agreement provides that such holders, subject to any applicable transfer restrictions (including restrictions on Seller Earnout Securities and applicable Lock-Up Periods), may (subject to the terms of the Exchange Agreement) exchange an equal number of Common Units and cancel an equal number of Class C Shares or Class D Shares, as applicable, for an equal number of Class A Shares or Class B Shares, as applicable, or cash. Under certain circumstances, an exchange committee to be established by Blue Owl GP may elect on behalf of Blue Owl Holdings and Blue Owl Carry to pay holders of Common Units a cash payment in lieu of delivery of Class A Shares or Class B Shares described in the foregoing sentence, with such cash payment equal to the five-day volume weighted average price of Class A Shares immediately prior to the applicable exchange date. A holder must exchange at least 10,000 Common Units in each Exchange, unless such holder owns a lesser amount of such units and is exchanging all of the Common Units held by them at such time.

The Exchange Agreement contains restrictions on the timing and amount of Exchanges of the Common Units that are intended to prevent either of the Blue Owl Operating Partnerships from being treated as a “publicly traded partnership” for U.S. federal income tax purposes; such restrictions are modeled on certain safe harbors provided for under applicable U.S. federal income tax law. Blue Owl GP may also impose additional restrictions on exchanges that Blue Owl or Blue Owl GP determines to be necessary or advisable so that neither of the Blue Owl Operating Partnerships is treated as a “publicly traded partnership” for U.S. federal income tax purposes.

Tax Receivable Agreement

The Blue Owl Operating Partnerships have made an election under Section 754 of the Code for the taxable year in which the Business Combination occurs, and such election will remain in effect for any future taxable year in which an exchange of Common Units for Class A and Class B Shares (or cash) under the Exchange Agreement occurs. Such elections have resulted in increases to the tax basis of the assets of the Blue Owl Operating Partnerships at the time of the Business Combination transactions and are expected to result in such increases for any future exchange of Common Units for Class A and Class B Shares (or cash) under the Exchange Agreement. Additionally, we have acquired from certain of the Owl Rock Equityholders certain corporations formed to hold interests in Owl Rock and are therefore entitled to utilize certain tax attributes of such corporations and are also entitled to utilize other tax attributes of the Blue Owl Operating Partnerships as a result of the Business Combination. Such increases in the tax basis of the tangible and intangible assets of the Blue Owl Operating Partnerships, as well as these other tax attributes, have reduced the amount of tax that Blue Owl or Blue Owl GP would otherwise be required to pay in the future. Such increases in tax basis and other tax attributes have also decreased gains (or increase losses) on future dispositions of certain capital assets to the extent tax basis is allocated to those capital assets. The IRS may challenge all or part of the tax basis increase, other tax attributes, and associated increased deductions, and a court could sustain such a challenge.

At the Closing of the Business Combination, we entered into the Tax Receivable Agreement with the Owl Rock Equityholders and Dyal Equityholders (the “TRA Recipients”) that provides for the payment by Blue Owl GP to the TRA Recipients of 85% of the amount of cash tax savings, if any, in U.S. federal, state, local and non-U.S. income tax that we actually realize (or are deemed to realize in the case of an early termination payment by us or a change in control, as discussed below) as a result of the increases in tax basis, existing tax attributes, and certain other tax benefits related to our entering into the Tax Receivable Agreement, as described above. This payment obligation is the obligation of Blue Owl GP and not the obligation of the Blue Owl Operating Partnerships. We will benefit from the remaining 15% of cash tax savings, if any, that we realize as a result of such tax attributes. For purposes of the Tax Receivable Agreement, the cash tax savings have been computed by comparing our actual income tax liability to the amount of such taxes that we would have been required to pay had there been no increase to the tax basis of our assets as a result of the Business Combination or the exchanges and no other existing tax attributes (as described above) and had we not entered into the Tax Receivable Agreement (calculated by making certain assumptions).

The term of the Tax Receivable Agreement will continue until all such tax benefits have been utilized or expired, unless we exercise our right to terminate the Tax Receivable Agreement for an amount based on the present value of the agreed payments remaining to be made under the agreement (as described in more detail below), there is a change of control (as described in more detail below) or we breach any of our material obligations under the Tax Receivable Agreement, in which case all obligations will generally be accelerated and due as if we had exercised our right to terminate the Tax Receivable Agreement. Estimating the amount of payments that may be made under the Tax Receivable Agreement is by its nature imprecise, as the calculation depends on a variety of factors. The actual increase in tax basis of the assets of the Blue Owl Operating Partnerships, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including:

•

the timing of exchanges of Common Units for our Class A and Class B Shares (or cash) under the Exchange Agreement—for instance, the increase in any tax deductions will vary depending on the fair value, which may fluctuate over time, of the relevant Common Units at the time of each exchange;

•

the price of our Class A Shares and Class B Shares at the time of the exchange—the increase in any tax deductions, as well as the tax basis increase in other assets or other tax attributes, is proportional to the price of our Class A Shares and Class B Shares at the time of the exchange;

•

the extent to which such exchanges are taxable—if an exchange is not taxable for any reason, an increase in the tax basis of the assets of the Blue Owl Operating Partnerships (and thus increased deductions) may not be available as a result of such exchange; and

•	the amount and timing of our income—we will be required to pay 85% of the cash tax savings, if any, as and when realized.

If we do not have taxable income (determined without regard to the tax basis and other tax attributes that are subject to the Tax Receivable Agreement), we will generally not be required (absent a change of control or other circumstances requiring an early termination payment) to make payments under the Tax Receivable Agreement for that taxable year because no cash tax savings will have been actually realized. However, any cash tax savings that do not result in realized benefits in a given tax year may generate tax attributes that may be utilized to generate benefits in future tax years (with possibly some carry back potential to prior tax years for certain tax purposes). The utilization of such tax attributes will result in payments under the Tax Receivable Agreement.

Future payments under the Tax Receivable Agreement in respect of subsequent exchanges of Common Units for our Class A and Class B Shares (or cash) under the Exchange Agreement are expected to be substantial. It is possible that future transactions or events could increase or decrease the actual cash tax savings realized and the corresponding payments under the Tax Receivable Agreement. There may be a material negative effect on our liquidity if, as a result of timing discrepancies or otherwise, the payments under the Tax Receivable Agreement exceed the actual cash tax savings we realize in respect of the tax attributes subject to the Tax Receivable Agreement and/or distributions to us by the Blue Owl Operating Partnerships are not sufficient to permit the Blue Owl GP to make payments under the Tax Receivable Agreement after it has paid taxes. The payments under the Tax Receivable Agreement are not conditioned upon the TRA Recipients’ continued ownership of us or the Blue Owl Operating Partnerships.

In addition, the Tax Receivable Agreement provides that upon a change of control, our obligations under the Tax Receivable Agreement would be accelerated as if we had exercised our early termination right based on certain assumptions, (as described below) including that we would have sufficient taxable income to fully utilize the deductions arising from the increased tax deductions and tax basis and other benefits related to entering into the Tax Receivable Agreement.

Furthermore, we may elect to terminate the Tax Receivable Agreement early by making an immediate payment equal to the present value of the anticipated future cash tax savings. In determining such anticipated future cash tax savings, the Tax Receivable Agreement includes several assumptions, including (1) that any Common Units that have not been exchanged are deemed exchanged for the market value of our Class A and Class B Shares and the amount of cash that would have been transferred if the exchange had occurred at the time of termination, (2) we will have sufficient taxable income in each future taxable year to fully utilize all relevant tax attributes subject to the Tax Receivable Agreement, (3) the tax rates for future years will be those specified in the law as in effect at the time of termination, and (4) certain non-amortizable, non-deductible assets are deemed disposed of within specified time periods. In addition, the present value of such anticipated future cash tax savings are discounted at a rate equal to the lesser of (i) 6.5% and (ii) LIBOR plus 100 basis points.

As a result of the change in control provisions and the early termination right, we could be required to make payments under the Tax Receivable Agreement that are greater than or less than 85% of the actual cash tax savings that we realize in respect of the tax attributes subject to the Tax Receivable Agreement. In these situations, our obligations under the Tax Receivable Agreement could have a substantial negative impact on our liquidity.

Decisions made in the course of running our businesses may influence the timing and amount of payments that are received by the TRA Recipients under the Tax Receivable Agreement. For example, the earlier disposition of assets following an exchange or acquisition transaction will generally accelerate payments under the Tax Receivable Agreement and increase the present value of such payments, and the disposition of assets before an exchange or acquisition transaction will increase the tax liability of an exchanging holder without giving rise to any rights to payments under the Tax Receivable Agreement.

Payments under the Tax Receivable Agreement are based on the tax reporting positions that we will determine. Although we are not aware of any issue that would cause the IRS to challenge an increase in the tax basis of the assets of the Blue Owl Operating Partnerships that would otherwise be subject to the Tax Receivable Agreement, we will not be reimbursed for any payments previously made under the Tax Receivable Agreement with respect to a tax basis increase that is successfully challenged. As a result, in certain circumstances, payments could be made under the Tax Receivable Agreement in excess of our cash tax savings.

Blue Owl Limited Partnership Agreements

In connection with the Closing of the Business Combination, Blue Owl Holdings and Blue Owl Carry each entered into their respective Blue Owl Limited Partnership Agreements, which, among other things, permit the issuance and ownership of Blue Owl Holdings Common Units and Blue Owl Carry Common Units as contemplated to be issued and owned upon the consummation of the Business Combination, admit Blue Owl GP as the general partner of Blue Owl Holdings and Blue Owl Carry, and otherwise amend and restate the rights and preferences of the Blue Owl Holdings Common Units and the Blue Owl Carry Common Units set forth therein. A portion of the Common Units consist of Seller Earnout Units, as further described herein.

Subject to certain limitations, Blue Owl GP, as the general partner of each of the Blue Owl Operating Partnerships, will have the sole authority to manage the Blue Owl Operating Partnerships in accordance with the Blue Owl Limited Partnership Agreements and applicable law, provided that (i) such authority is subject to the consent rights of Neuberger described below and (ii) Blue Owl GP is not permitted to override the rights or protections of Blue Owl, its governing bodies and its stockholders pursuant to our certificate of incorporation, the Investor Rights Agreement or any agreement binding on Blue Owl.

Each of the Blue Owl Operating Partnerships has an identical number of Common Units outstanding which are held, in each such entity and in the same proportion, by the same persons. Further, subject to certain exceptions and limitations, the Blue Owl Limited Partnership Agreements permit the applicable Blue Owl Operating Partnership, Blue Owl GP and Blue Owl to undertake all actions necessary to maintain the one-to-one ratios between (i) the number of units in each of the applicable Blue Owl Operating Partnerships held by Blue Owl GP and the number of Class A Shares and Class B Shares issued and outstanding and (ii) the number of Blue Owl Holdings Common Units, the number of Blue Owl Carry Common Units and the number of Class C Shares or Class D Shares, as applicable, held by any person.

Pursuant to the Blue Owl Limited Partnership Agreements, except with respect to “tax distributions” described below, Blue Owl GP has the right to determine when distributions will be made to the partners of the Blue Owl Operating Partnerships (including to Blue Owl GP, with respect to its economic general partner interest in the Blue Owl Operating Partnerships) and the amount of any such distributions, provided that (i) any such distribution is made to all of the partners pro rata in accordance with their respective ownership of Common Units and (ii) any distribution (other than a “tax distribution” described below) otherwise payable with respect to a Seller Earnout Unit for which a Triggering Event has not yet occurred will be held back and reserved by the applicable Blue Owl Operating Partnership.

If a Triggering Event occurs with respect to a Seller Earnout Unit with an amount reserved pursuant to the preceding sentence, such reserved amount will be paid to the holder of such Seller Earnout Unit. If a Triggering Event has not occurred with respect to a Seller Earnout Unit prior to the fifth anniversary of the Closing, then (i) the cumulative amount of distributions reserved for such Seller Earnout Unit (if any) will be released back to the applicable Blue Owl Operating Partnership and (ii) such Seller Earnout Unit will be forfeited and cancelled for no consideration.

The Blue Owl Limited Partnership Agreements provide for mandatory “tax distributions” to the partners of the Blue Owl Operating Partnerships if the taxable income of the relevant Blue Owl Operating Partnership gives rise to taxable income for its partners. Generally, these tax distributions are computed based on an estimate of the net taxable income of the relevant entity multiplied by an assumed tax rate, equal to the highest combined maximum marginal U.S. federal, state and local income tax rate prescribed for an individual or corporate resident in New York, New York.

The Common Units are subject to a post-Closing Lock-Up Period during which such units cannot be transferred (including by way of Exchange), other than to certain permitted transferees under certain conditions. The Lock-Up Period for Common Units held by the Owl Rock Principals and the Dyal Principals ends on the 24 month anniversary of the Closing (or until a Triggering Event occurs, if later, in the case of Seller Earnout Units). The Lock-Up Period for Common Units held by all other Sellers (as defined in the Business Combination Agreement) ends on the six month anniversary of the Closing (or until a Triggering Event occurs, if later, in the case of Seller Earnout Units). Subject to the aforementioned restrictions during the applicable Lock-Up Period, the Common Units may be exchanged by the holder for Class A Shares or Class B Shares, as described under the subsection entitled “Exchange Agreement” above.

The Blue Owl Limited Partnership Agreements also provide Neuberger with the same rights it has under the Investor Rights Agreement with respect to Blue Owl and its subsidiaries, including preemptive rights on certain future equity issuances, consent rights on certain material matters and the right to receive information with respect to the Blue Owl Operating Partnerships, as is more fully described under the subsection entitled “Investor Rights Agreement” above.

Dyal Fund IV’s investment in Owl Rock Group

Prior to the Business Combination, Dyal Fund IV owned a 20% interest in Owl Rock Group and continues to own Blue Owl interests issued in respect of such interests. One of Blue Owl’s controlled affiliates is the investment adviser to Dyal Fund IV. The management fees payable by Dyal Fund IV to the Blue Owl-controlled adviser were established as part of the offering of interests in Dyal Fund IV to its investors, and the calculation of such fees is not being modified because Blue Owl is both an investment of and the adviser to Dyal Fund IV.

One of Blue Owl’s controlled affiliates provides business services with respect to partner managers of the Dyal Fund IV (as well as the partner managers of the other Dyal Equity Funds) other than with respect to Blue Owl (in its capacity as a partner manager), and is entitled to reimbursement from these Funds with respect to costs incurred in providing these services.

Neuberger Berman, certain employees of Dyal and of Neuberger Berman and certain investors in Blue Owl are entitled to receive distributions of carried interest attributable to Dyal Fund IV. Such carried interest distributions may include profits generated by the performance of Blue Owl. As Blue Owl will not own carry in respect of Dyal Fund IV, Blue Owl, however, will not be entitled to receive any distributions of carried interest attributable to Dyal Fund IV.

Business services provided to Dyal Funds

One of Blue Owl’s controlled affiliates may provide services through the business services platform to the partner managers of the Dyal Equity Funds and any future Dyal funds in respect of their respective portfolio companies and such funds may bear the costs of such services.

Investments by Neuberger Berman and our employees in our funds

Neuberger Bergman and principals and employees of Dyal and Neuberger Berman frequently hold limited partner or other equity interests in the Dyal funds. As of March 31, 2021, 137 principals and employees of Dyal and Neuberger Berman have made an aggregate commitment of $175.1 million to the Dyal funds indirectly through Dyal’s GP and SLPs. Capital contribution obligations in respect of these investments required to be made by Dyal and Neuberger Berman employees to Dyal funds have, historically, been funded by Neuberger Berman for the benefit of such employees, and offset against such individual’s annual performance bonuses annually.

Neuberger Berman and principals and employees of Dyal making investments in Dyal funds are not required to pay management fees or carried interest in respect of their capital commitments to the Dyal funds.

Principals and employees of Dyal and Neuberger Berman may also make commitments to Dyal funds directly as LPs.

Investments by our principals and employees in funds sponsored our partner managers

Our principals and employees may invest in funds sponsored by our partner managers. These investments will contribute to the fees generated by such funds for the benefit of our partner managers, which will indirectly benefit us and our funds. Our employees are, as a general matter, prohibited from holding interests in such funds equal to or greater than 5% of the aggregate capital commitments of such funds.

Family relationships

Dyal has certain employees who are related to our executive officers. In 2020, the founder and head of Dyal had a related party employed by Dyal who earned total compensation above $120,000. The employee’s compensation and benefits are consistent with total compensation and benefits provided to other employees of the same level with similar responsibilities.

Transition Services Agreement between Blue Owl and Neuberger Berman

At the Closing of the Business Combination, Blue Owl entered into a Transition Services Agreement with Neuberger (the “Transition Services Agreement”), pursuant to which Neuberger has agreed to provide certain transition services, including, among other things, the sublease of Dyal office space at 1290 Avenue of the Americas, New York, New York. Blue Owl will reimburse Neuberger for certain third party expenses incurred by Neuberger in connection with providing the transition services.

Use of Private Aircraft

Blue Owl may make use of aircraft owned by its related parties for business purposes in the ordinary course of its operations and in accordance with any applicable travel policy. Blue Owl will reimburse such related parties for this use based on current market rates which will generally be determined based on a comparable quote from a third-party charter company. The reimbursement may be recovered from a Blue Owl Fund to the extent such reimbursement is eligible under such Blue Owl Fund’s Offering Materials and in accordance with the policies and procedures as set out in the applicable Expense Allocations Policy. Blue Owl will not bear any operating, personnel or maintenance costs associated with the aircraft. Personal use of the aircraft will not be charged to Blue Owl.

Related Person Transaction Policy

Blue Owl’s Board adopted a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.

A “Related Person Transaction” is a transaction, arrangement or relationship in which Blue Owl or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest.

A “Related Person” means:

•	any person who is, or at any time during the applicable period was, one of Blue Owl’s executive officers or a member of the Blue Owl Board;

•	any person who is known by Blue Owl to be the beneficial owner of more than five percent (5%) of our voting stock;

•

any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than five percent (5%) of our voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than five percent (5%) of our voting stock; and

•

any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10 percent (10%) or greater beneficial ownership interest.

Blue Owl has policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. For example, Blue Owl has a Code of Business Conduct and Ethics that generally prohibits officers or directors of Blue Owl from engaging in any transaction where there is a conflict between such individual’s personal interest and the interests of Blue Owl. Waivers to the Code of Business Conduct and Ethics will generally only be obtained from the audit committee, or if for an executive officer, by the Board, and are publicly disclosed as required by applicable law and regulations. In addition, the audit committee will be required to review and approve all related-party transactions (as defined in Item 404 of Regulation S-K).

Indemnification

Upon the consummation of the Business Combination, we entered into indemnification agreements with each of the newly elected directors and newly appointed executive officers which provide that we will indemnify such directors and executive officers under the circumstances and to the extent provided for therein, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claim, demand, action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, and including appeals, in which he or she may be involved, or is threatened to be involved, as a party or otherwise, to the fullest extent permitted under Delaware law and our by-laws.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock and warrants, which we refer to collectively as our securities. This discussion is limited to certain U.S. federal income tax considerations to beneficial owners of our securities that will hold our securities as capital assets within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). This discussion assumes that any distributions made by us on our securities and any consideration received by a holder in consideration for the sale or other disposition of our securities will be in U.S. dollars.

This summary is based upon U.S. federal income tax laws as of the date of this registration statement, which is subject to change or differing interpretation, possibly with retroactive effect. This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances. In particular, this discussion does not address the effects of the alternative minimum tax, the Medicare tax on certain net investment income, the effects of Section 451 of the Code, or the different consequences that may apply if you are subject to special rules that apply to certain types of investors, including but not limited to:

•	financial institutions or financial services entities;

•	broker-dealers;

•	governments or agencies or instrumentalities thereof;

•	regulated investment companies;

•	real estate investment trusts;

•	expatriates or former long-term residents of the United States;

•	persons that actually or constructively own five percent or more (by vote or value) of our shares;

•	persons that acquired our common stock or warrants pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•	insurance companies;

•	dealers or traders subject to a mark-to-market method of accounting with respect to our common stock or warrants;

•	persons holding our common stock or warrants as part of a “straddle,” constructive sale, hedge, conversion or other integrated or similar transaction;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships (or entities or arrangements classified as partnerships or other pass-through entities for U.S. federal income tax purposes) and any beneficial owners of such entities or arrangements;

•	tax-exempt entities;

•	controlled foreign corporations; and

•	passive foreign investment companies.

If a partnership (including an entity or arrangement treated as a partnership or other pass-through entity for U.S. federal income tax purposes) holds our securities, the tax treatment of a partner, member or other beneficial owner in such entity will generally depend upon the status of the partner, member or other beneficial owner, the activities of the entity, and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of a partnership (or other pass-through entity) that holds our securities, you are urged to consult your own tax advisor regarding the tax consequences of the acquisition, ownership and disposition of our securities.

This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this registration statement may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

We have not sought, and do not expect to seek, a ruling from the U.S. Internal Revenue Service (the “IRS”) as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. You are urged to consult your own tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES. EACH PROSPECTIVE INVESTOR IN OUR COMMON STOCK OR WARRANTS IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL NON-INCOME, STATE, LOCAL, AND NON-U.S. TAX LAWS.

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of our shares of common stock or warrants that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in the Code) have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under Treasury Regulations to be treated as a United States person.

Taxation of Distributions. If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. holders of shares of our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under “U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock,” below.

Dividends we pay to a U.S. holder that is treated as a corporation for U.S. federal income tax purposes generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder may constitute “qualified dividend income” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. If the relevant holding period requirements are not satisfied, then a corporate U.S. holder may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount and a non-corporate U.S. holder may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock. Upon a sale or other taxable disposition of our common stock, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the common stock. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the common stock so disposed of exceeds one year. If such holding period requirement is not satisfied, any gain on a sale or taxable disposition of the common stock would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. holder upon a sale or other taxable disposition of common stock will be an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its common stock disposed of or sold. A U.S. holder’s adjusted tax basis in its common stock generally will equal the U.S. holder’s acquisition cost for the common stock less, in the case of a share of common stock, any prior distributions treated as a return of capital (as described above). In the case of any shares of common stock originally acquired as part of an investment unit with a warrant, the acquisition cost for the share of common stock and warrant that were part of such investment unit would equal an allocable portion of the acquisition cost of the entire investment unit (with such allocable portion based on the relative fair market values of the components of the investment unit at the time of acquisition).

Exercise of a Warrant. Except as discussed below with respect to the cashless exercise of a warrant, a U.S. holder generally will not recognize taxable gain or loss on the acquisition of our common stock upon exercise of a warrant for cash. The U.S. holder’s tax basis in the share of our common stock received upon exercise of the warrant generally will be an amount equal to the sum of the U.S. holder’s initial investment in, or cost allocated to, the warrant and the exercise price of such warrant. It is unclear whether the U.S. holder’s holding period for the common stock received upon exercise of the warrants will begin on the date following the date of exercise or on the date of exercise of the warrants; in either case, the holding period will not include the period during which the U.S. holder held the warrants.

The tax consequences of a cashless exercise of a warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a realization event or because the exercise is treated as a “recapitalization” for U.S. federal income tax purposes. In either case, a U.S. holder’s basis in the common stock received would equal the holder’s basis in the warrants exercised therefor. If the cashless exercise were not treated as a realization event, it is unclear whether a U.S. holder’s holding period in the common stock would be treated as commencing on the date following the date of exercise or on the date of exercise of the warrant; in either case, the holding period would not include the period during which the U.S. holder held the warrants. If the cashless exercise were treated as a recapitalization, the holding period of the common stock would include the holding period of the warrants exercised therefor.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. holder could be deemed to have surrendered warrants equal to the number of shares of common stock having a value equal to the exercise price for the total number of warrants to be exercised. The U.S. holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the common stock received in respect of the warrants deemed surrendered and the U.S.

holder’s tax basis in the warrants deemed surrendered. In this case, a U.S. holder’s tax basis in the common stock received would equal the sum of the fair market value of the common stock received in respect of the warrants deemed surrendered and the U.S. holder’s tax basis in the warrants exercised. It is unclear whether a U.S. holder’s holding period for the common stock would commence on the date following the date of exercise or on the date of exercise of the warrant; in either case, the holding period would not include the period during which the U.S. holder held the warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. holder’s holding period would commence with respect to the common stock received, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders are urged to consult with their own tax advisors regarding the tax consequences of a cashless exercise of our warrants.

Sale, Exchange, Redemption or Expiration of a Warrant. Upon a sale, exchange (other than by exercise), redemption (other than a redemption for common stock), or expiration of a warrant, a U.S. holder will generally recognize taxable gain or loss in an amount equal to the difference between (i) the amount realized upon such disposition or expiration and (ii) the U.S. holder’s tax basis in the warrant. Such gain or loss will generally be treated as long-term capital gain or loss if the warrant has been held by the U.S. holder for more than one year at the time of such disposition or expiration. If a warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such holder’s tax basis in the warrant. As discussed above, where a warrant was originally acquired as part of an investment unit with shares of common stock, the acquisition cost for the warrant and the share of common stock that were part of such investment unit would equal an allocable portion of the acquisition cost of the entire investment unit (with such allocable portion based on the relative fair market values of the components of the investment unit at the time of acquisition). The deductibility of capital losses is subject to certain limitations.

A redemption of warrants for common stock described in the section of this registration statement entitled “Description of Securities—Warrants” is expected to treated as a tax-free recapitalization for U.S. federal income tax purposes. Accordingly, a U.S. holder should not recognize any gain or loss on the redemption of warrants for common stock. A U.S. holder’s aggregate tax basis in the common stock received in the redemption should equal the U.S. holder’s aggregate tax basis in the warrants redeemed and the holding period for the common stock received in redemption of the warrants should include the U.S. holder’s holding period for the surrendered warrants.

Possible Constructive Distributions. The terms of each warrant provide for an adjustment to the number of shares of common stock for which the warrant may be exercised or to the exercise price of the warrant in certain events, as discussed in the section of this registration statement entitled “Description of Securities—Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. holders of the warrants would, however, be treated as receiving a constructive distribution from us in the case of certain adjustments. For example, a constructive distribution would generally result where the adjustment to the number of such shares or to such exercise price increases the warrantholders’ proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of common stock that would be obtained upon exercise or through a decrease in the exercise price of the warrant) in connection with a taxable distribution of cash or other property to the holders of shares of our common stock or an issuance of a taxable stock dividend to holders of our common stock. Such constructive distribution would be subject to tax as described under “U.S. Holders—Taxation of Distributions” in the same manner as if the U.S. holders of the warrants received a cash distribution from us equal to the fair market value of such increased interest.

Information Reporting and Backup Withholding. In general, information reporting requirements may apply to dividends paid to a U.S. holder and to the proceeds of the sale or other disposition of our shares of common stock and warrants, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

This section applies to you if you are a “non-U.S. holder.” As used herein, the term “non-U.S. holder” means a beneficial owner of our common stock or warrants who or that is for U.S. federal income tax purposes:

•	a non-resident alien individual (other than certain former citizens and residents of the United States subject to U.S. tax as expatriates);

•	a foreign corporation; or

•	an estate or trust that is not a U.S. holder;

but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of the disposition of our common stock. If you are such an individual, you should consult your own tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership or sale or other disposition of our securities.

Taxation of Distributions. In general, any distributions we make to a non-U.S. holder of shares of our common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes. If such dividends are not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30% unless such non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. holder’s adjusted tax basis in its shares of our common stock and, to the extent such distribution exceeds the non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the common stock, which will be treated as described under “Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants,” below.

The 30% withholding tax described above generally does not apply to dividends paid to a non-U.S. holder who provides an IRS Form W-8ECI certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A corporate non-U.S. holder receiving dividends that are effectively connected with such holder’s conduct of a U.S. trade or business may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or such lower rate as may apply under an applicable income tax treaty).

Exercise of a Warrant. The U.S. federal income tax treatment of a non-U.S. holder’s exercise of a warrant, or the lapse of a warrant held by a non-U.S. holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. holder, as described under “U.S. Holders—Exercise of a Warrant” and “U.S. Holders—Sale, Exchange, Redemption or Expiration of a Warrant,” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described below in “Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants.”

Redemption of Warrants for Common Stock. The U.S. federal income tax treatment for a non-U.S. holder of a redemption of warrants for common stock described in the section of this registration statement entitled “Description of Securities—Warrants” will correspond to the U.S. federal income tax treatment for a U.S. holder of a redemption of warrants for common stock, as described above in “U.S. Holders—Sale, Exchange, Redemption, or Expiration of a Warrant.”

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants. A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our common stock or an expiration or redemption of our warrants, unless:

•

the gain is effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the non-U.S. holder); or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held our common stock, and, in the case where shares of our common stock are regularly traded on an established securities market, the non-U.S. holder has owned, directly or constructively, more than 5% of our common stock at any time within the shorter of the five-year period preceding the disposition or such non-U.S. holder’s holding period for the shares of our common stock.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a non-U.S. holder that is treated as a non-U.S. corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” imposed at a 30% rate (or such lower rate as may apply under an applicable income tax treaty).

If the second bullet point above applies to a non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of our common stock or warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our common stock from such holder may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition. We believe that we are not and have not been at any time since our formation a United States real property holding corporation and, while no assurances can be given in this regard, we do not expect to be treated as United States real property holding corporation in the future.

Possible Constructive Distributions. An adjustment to the number of shares of common stock for which a warrant may be exercised or to the exercise price of a warrant may result in a constructive distribution from us to a non-U.S. holder of such warrant in the same manner as described above under U.S. Holders—Possible Constructive Distributions.” Any such constructive distribution received by a non-U.S. holder would be subject to U.S. federal income tax (including any applicable withholding) in the same manner as described above under “Non-U.S. Holders—Taxation of Distributions” as if such non-U.S. holder received a cash distribution from us equal to the fair market value of such increased interest without any corresponding receipt of cash. Any resulting withholding tax may be withheld from future cash distributions.

Information Reporting and Backup Withholding. Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of our shares of common stock and warrants. A non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA. Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends (including constructive dividends) on our common stock to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by United States persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such withholding taxes, and a non-U.S. holder might be required to file a U.S. federal income tax return to claim such refunds or credits. The above withholding tax under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that would produce U.S.-source interest or dividends beginning on January 1, 2019; however, the IRS has released proposed regulations upon which taxpayers may rely that eliminate the obligation to withhold on gross proceeds. Such proposed regulations also delayed withholding on certain other payments received from other foreign financial institutions that are allocable, as provided for under final Treasury Regulations, to payments of U.S.-source dividends, and other fixed or determinable annual or periodic income. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. Prospective investors should consult their own tax advisors regarding the effects of FATCA on their investment in our common stock.

PLAN OF DISTRIBUTION

We are registering the possible resale by the Selling Holders of up to 29,701,013 Class A Shares.

We will not receive any of the proceeds from the sale of the securities by the Selling Holders. The aggregate proceeds to the Selling Holders will be the purchase price of the securities less any discounts and commissions borne by the Selling Holders.

The Selling Holders will pay any underwriting discounts and commissions and expenses incurred by the Selling Holders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Holders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

The securities beneficially owned by the Selling Holders covered by this prospectus may be offered and sold from time to time by the Selling Holders. The term “Selling Holders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Holders as a gift, pledge, partnership distribution or other transfer. The Selling Holders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Holders reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Holders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.

Subject to the limitations set forth in any applicable registration rights agreement, the Selling Holders may use any one or more of the following methods when selling the securities offered by this prospectus:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of the Nasdaq;

•

through trading plans entered into by a Selling Holder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	through one or more underwritten offerings on a firm commitment or best efforts basis;

•	settlement of short sales entered into after the date of this prospectus;

•	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share or warrant;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through the distributions by any Selling Holder or its affiliates to its partners, members or stockholders

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

In addition, a Selling Holder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

There can be no assurance that the Selling Holders will sell all or any of the securities offered by this prospectus. In addition, the Selling Holders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The Selling Holders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

The Selling Holders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Holder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Holder.

With respect to a particular offering of the securities held by the Selling Holders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

•	the specific securities to be offered and sold;

•	the names of the Selling Holders;

•	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

•	settlement of short sales entered into after the date of this prospectus;

•	the names of any participating agents, broker-dealers or underwriters; and

•	any applicable commissions, discounts, concessions and other items constituting compensation from the Selling Holders.

In connection with distributions of the securities or otherwise, the Selling Holders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Holders. The Selling Holders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Holders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Holders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The Selling Holders may solicit offers to purchase the securities directly from, and it may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Blue Owl’s Class A Shares are currently listed on the NYSE under the symbol “OWL”.

The Selling Holders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Holders pay for solicitation of these contracts.

A Selling Holder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Holders or borrowed from any Selling Holders or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Holder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Holder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Holders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Holders in amounts to be negotiated immediately prior to the sale.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

To our knowledge, there are currently no plans, arrangements or understandings between the Selling Holders and any broker-dealer or agent regarding the sale of the securities by the Selling Holders. Upon our notification by a Selling Holder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.

Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.

In offering the securities covered by this prospectus, the Selling Holders and any underwriters, broker-dealers or agents who execute sales for the Selling Holders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Holders, or perform services for us or the Selling Holders, in the ordinary course of business.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Holders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the Selling Holders or any other person, which limitations may affect the marketability of the shares of the securities.

We will make copies of this prospectus available to the Selling Holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Holders may indemnify any agent, broker-dealer or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Holders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. Agents, broker-dealers and underwriters may be entitled to indemnification by us and the Selling Holders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.

LEGAL MATTERS

Kirkland & Ellis LLP will pass upon the validity of the common stock of Blue Owl offered by this prospectus and certain other legal matters related to this prospectus.

EXPERTS

The consolidated and combined financial statements of Owl Rock Capital and subsidiaries (a carve-out business of Owl Rock Capital Group LLC) and Owl Rock Capital Securities LLC as of December 31, 2020 and December 31, 2019, and for each of the years in the three-year period ended December 31, 2020, have been included herein in reliance upon the report of KPMG LLP (“KPMG”), independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The combined financial statements of Dyal Capital Partners (a business of Neuberger Berman Group LLC) as of December 31, 2020 and December 31, 2019, and for each of the years in the three-year period ended December 31, 2020, have been included herein in reliance upon the report of KPMG, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of such registration statement, does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and to its exhibits. The registration statement has been filed electronically and may be obtained in any manner listed below. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or a report we file under the Exchange Act, you should refer to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit to a registration statement or report is qualified in all respects by the filed exhibit.

We also file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov and on our website at www.blueowl.com. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus. You may inspect a copy of the registration statement through the SEC’s website, as provided herein.

INDEX TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

Blue Owl Capital Inc.

Page(s)
Consolidated and Combined Statements of Financial Condition (Unaudited) as of June 30, 2021 and December 31, 2020	F-3
Consolidated and Combined Statements of Operations (Unaudited) for the Three and Six Months Ended June 30, 2021 and 2020	F-4
Consolidated and Combined Statements of Changes in Shareholders’ Equity (Deficit) (Unaudited) for the Three and Six months Ended June 30, 2021 and 2020	F-5
Consolidated and Combined Statements of Cash Flows (Unaudited) for the Six Months Ended June 30, 2021 and 2020	F-8
Notes to Consolidated and Combined Financial Statements (Unaudited)	F-9

Owl Rock Capital and Subsidiaries and Owl Rock Capital Securities LLC

Page(s)
Report of Independent Registered Public Accounting Firm	F-37
Consolidated and Combined Statements of Financial Condition as of December 31, 2020 and December 31, 2019	F-38
Consolidated and Combined Statements of Operations for the years ended December 31, 2020, 2019 and 2018	F-39
Consolidated and Combined Statements of Changes in Members’ Capital (Deficit) for the years ended December 31, 2020, 2019 and 2018	F-40
Consolidated and Combined Statements of Cash Flows for the years ended December 31, 2020, 2019 and 2018	F-41
Notes to Consolidated and Combined Financial Statements	F-42

Dyal Capital Partners

(a business of Neuberger Berman Group LLC)

Blue Owl Capital Inc.

(Prior to May 19, 2021, Owl Rock)

Consolidated and Combined Statements of Financial Condition (Unaudited)

(Dollars in Thousands, Except Per Share Data)

	June 30, 2021	December 31, 2020
Assets
Cash and cash equivalents	$436,033	$11,630
Due from related parties	147,527	92,698
Operating lease assets	57,506	—
Deferred tax assets	442,165	800
Intangible assets, net	2,211,864	—
Goodwill	3,548,222	—
Other assets, net	28,920	16,469

Total Assets	$6,872,237	$121,597

Liabilities
Debt obligations, net	$683,338	$356,386
Accrued compensation	131,521	207,957
Operating lease liabilities	58,004	—
Deferred tax liabilities	48,613	—
TRA liability (includes $102,791 and $- at fair value)	462,179	—
Warrant liability, at fair value	40,429	—
Earnout Securities liability, at fair value	954,247	—
Accounts payable, accrued expenses and other liabilities	110,159	58,415

Total Liabilities	2,488,490	622,758

Commitments and Contingencies (Note 11)
Shareholders’ Equity (Deficit)
Members’ deficit prior to the Business Combination	—	(507,687)

Class A Shares, par value $0.0001 per share, 2,500,000,000 and none authorized, 320,005,258 and none issued and outstanding	32	—
Class C Shares, par value $0.0001 per share, 1,500,000,000 and none authorized, 628,380,707 and none issued and outstanding	63	—
Class D Shares, par value $0.0001 per share, 350,000,000 and none authorized, 294,656,373 and none issued and outstanding	29	—
Class E Shares, par value $0.0001 per share, 100,000,000 and none authorized, 14,990,864 and none issued and outstanding	1	—
Additional paid-in capital	1,496,826	—
Accumulated deficit	(397,189)	—

Total Shareholders’ Equity Attributable to Blue Owl Capital Inc.	1,099,762	—
Shareholders’ equity attributable to noncontrolling interests	3,283,985	6,526

Total Shareholders’ Equity (Deficit)	4,383,747	(501,161)

Total Liabilities and Shareholders’ Equity (Deficit)	$6,872,237	$121,597

The accompanying notes are an integral part of these consolidated and combined financial statements.

Blue Owl Capital Inc.

Consolidated and Combined Statements of Operations (Unaudited)

(Prior to May 19, 2021, Owl Rock)

(Dollars in Thousands, Except Per Share Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenues
Management fees, net (includes BDC Part I Fees of $36,073, $2,424, $64,987 and $6,351)	$142,135	$36,837	$236,848	$73,684
Administrative, transaction and other fees	37,125	3,661	50,636	16,082

Total Revenues, Net	179,260	40,498	287,484	89,766

Expenses
Compensation and benefits	1,221,565	32,269	1,269,549	64,444
Amortization of intangible assets	21,336	—	21,336	—
General, administrative and other expenses	51,520	15,595	66,380	34,815

Total Expenses	1,294,421	47,864	1,357,265	99,259

Other Income (Loss)
Net losses on retirement of debt	(16,145)	—	(16,145)	—
Interest expense	(5,817)	(5,986)	(11,675)	(11,880)
Change in TRA liability	(1,146)	—	(1,146)	—
Change in warrant liability	(15,300)	—	(15,300)	—
Change in Earnout Securities liability	(462,970)	—	(462,970)	—

Total Other Income (Loss)	(501,378)	(5,986)	(507,236)	(11,880)

Income (Loss) Before Income Taxes	(1,616,539)	(13,352)	(1,577,017)	(21,373)
Income tax expense (benefit)	(29,199)	(47)	(29,011)	(93)

Consolidated and Combined Net Income (Loss)	(1,587,340)	(13,305)	(1,548,006)	(21,280)
Net (income) loss attributable to noncontrolling interests	1,224,996	862	1,225,076	1,777

Net Income (Loss) Attributable to Blue Owl Capital Inc. (After May 19, 2021) / Owl Rock (Prior to May 19, 2021)	$(362,344)	$(12,443)	$(322,930)	$(19,503)

			May 19, 2021 through June 30, 2021
Net Loss Attributable to Class A Shares			$(397,189)

Net Loss per Class A Share
Basic			$(1.21)

Diluted			$(1.23)

Weighted-Average Class A Shares(1)
Basic			329,055,258

Diluted			1,252,092,338

(1)	Includes 9,050,000 fully vested RSUs that do not participate in dividends until settled. See Note 13.

The accompanying notes are an integral part of these consolidated and combined financial statements.

Blue Owl Capital Inc.

Consolidated and Combined Statements of Changes in Shareholders’ Equity (Deficit) (Unaudited)

(Prior to May 19, 2021, Owl Rock)

(Dollars in Thousands, Except Per Share Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Members’ Deficit Prior to the Business Combination
Beginning balance	$(477,398)	$(379,741)	$(507,687)	$(352,756)
Distributions	(94,018)	(4,400)	(103,143)	(24,325)
Comprehensive income (loss) prior to the Business Combination Date	34,845	(12,443)	74,259	(19,503)
Transfer of predecessor members’ deficit to additional paid-in capital and noncontrolling interests	536,571	—	536,571	—

Ending Balance	$—	$(396,584)	$—	$(396,584)

Class A Shares Par Value
Beginning balance	$—	$—	$—	$—
Impact of the Business Combination	32	—	32	—

Ending Balance	$32	$—	$32	$—

Class C Shares Par Value
Beginning balance	$—	$—	$—	$—
Impact of the Business Combination	63	—	63	—

Ending Balance	$63	$—	$63	$—

Class D Shares Par Value
Beginning balance	$—	$—	$—	$—
Impact of the Business Combination	29	—	29	—

Ending Balance	$29	$—	$29	$—

Class E Shares Par Value
Beginning balance	$—	$—	$—	$—
Impact of the Business Combination	1	—	1	—

Ending Balance	$1	$—	$1	$—

Blue Owl Capital Inc.

Consolidated and Combined Statements of Changes in Shareholders’ Equity (Deficit) (Unaudited)

(Prior to May 19, 2021, Owl Rock)

(Dollars in Thousands, Except Per Share Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Additional Paid-in Capital
Beginning balance	$—	$—	$—	$—
Transfer of predecessor Owl Rock members’ deficit to additional paid-in capital and noncontrolling interests	(138,133)	—	(138,133)	—
Cash proceeds from the Business Combination	1,738,478	—	1,738,478	—
Offering costs related to the Business Combination	(126,309)	—	(126,309)	—
Allocation of cash proceeds to warrant liability	(25,128)	—	(25,128)	—
Allocation of cash proceeds to Earnout Securities liability for Class E Shares issued in connection with the Business Combination	(83,949)	—	(83,949)	—
Deferred taxes and TRA liability recognized in the Business Combination (excluding Dyal Acquisition)	145,163	—	145,163	—
Reallocation between additional paid-in capital and noncontrolling interests related to the Business Combination	(325,222)	—	(325,222)	—
Equity-based compensation	311,926	—	311,926	—

Ending Balance	$1,496,826	$—	$1,496,826	$—

Accumulated Deficit
Beginning balance	$—	$—	$—	$—
Comprehensive loss following the Business Combination Date	(397,189)	—	(397,189)	—

Ending Balance	$(397,189)	$—	$(397,189)	$—

Total Shareholders’ Equity Attributable to Blue Owl Capital Inc.	$1,099,762	$—	$1,099,762	$—

Shareholders’ Equity Attributable to Noncontrolling Interests
Beginning balance	$9,100	$3,036	$6,526	$2,259
Transfer of predecessor Owl Rock member’ deficit to additional paid-in capital and noncontrolling interests	(398,438)	—	(398,438)	—
Common Units issued as consideration related to the Dyal Acquisition	4,285,359	—	4,285,359	—
Acquisition of noncontrolling interests in the Blue Owl Operating Group in connection with the Business Combination	(491,956)	—	(491,956)	—
Allocation to Earnout Securities liability for Seller Earnout Units issued in connection with the Business Combination	(160,540)	—	(160,540)	—
Reallocation between additional paid-in capital and noncontrolling interests related to the Business Combination	325,222	—	325,222	—
Contributions	4,517	2,734	7,171	4,602
Distributions	(1,479)	—	(1,479)	(176)
Equity-based compensation	937,196	—	937,196	—
Comprehensive income (loss)	(1,224,996)	(862)	(1,225,076)	(1,777)

Ending Balance	$3,283,985	$4,908	$3,283,985	$4,908

Total Shareholders’ Equity	$4,383,747	$4,908	$4,383,747	$4,908

Cash Dividends Paid per Class A Share	$—	$—	$—	$—

Blue Owl Capital Inc.

Consolidated and Combined Statements of Changes in Shareholders’ Equity (Deficit) (Unaudited)

(Prior to May 19, 2021, Owl Rock)

(Dollars in Thousands, Except Per Share Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Number of Class A Shares
Beginning balance	—	—	—	—
Impact of the Business Combination	320,005,258	—	320,005,258	—

Ending Balance	320,005,258	—	320,005,258	—

Number of Class C Shares
Beginning balance	—	—	—	—
Impact of the Business Combination	628,380,707	—	628,380,707	—

Ending Balance	628,380,707	—	628,380,707	—

Number of Class D Shares
Beginning balance	—	—	—	—
Impact of the Business Combination	294,656,373	—	294,656,373	—

Ending Balance	294,656,373	—	294,656,373	—

Number of Class E Shares
Beginning balance	—	—	—	—
Impact of the Business Combination	14,990,864	—	14,990,864	—

Ending Balance	14,990,864	—	14,990,864	—

The accompanying notes are an integral part of these consolidated and combined financial statements.

Blue Owl Capital Inc.

Consolidated and Combined Statements of Cash Flows (Unaudited)

(Prior to May 19, 2021, Owl Rock)

(Dollars in Thousands)

	Six Months Ended June 30,
	2021	2020
Cash Flows from Operating Activities
Consolidated and combined net income (loss)	$(1,548,006)	$(21,280)
Adjustments to reconcile consolidated and combined net income (loss) to net cash from operating activities:
Amortization of intangible assets	21,336	—
Equity-based compensation	1,158,597	—
Depreciation and amortization of fixed assets	265	459
Amortization of debt discounts and deferred financing costs	560	348
Non-cash lease expense	(117)	—
Net losses on retirement of debt	16,145	—
Change in TRA liability	1,146	—
Change in warrant liability	15,300	—
Change in Earnout Securities liability	462,970	—
Deferred income taxes	(29,183)	—
Changes in operating assets and liabilities:
Due from related parties	(41,387)	2,769
Other assets, net	(5,025)	306
Accrued compensation	6,713	202
Accounts payable, accrued expenses and other liabilities	(40,994)	(6,667)

Net Cash Provided by (Used in) Operating Activities	18,320	(23,863)

Cash Flows from Investing Activities
Purchase of fixed assets	(533)	(42)
Purchase of investments	(3,450)	—
Cash consideration paid for Dyal Capital, net of cash consideration received	(973,457)	—

Net Cash Provided by (Used in) Investing Activities	(977,440)	(42)

Cash Flows from Financing Activities
Cash proceeds from the Business Combination	1,738,603	—
Offering costs related to the Business Combination	(126,309)	—
Acquisition of noncontrolling interests in the Blue Owl Operating Group in connection with the Business Combination	(491,956)	—
Proceeds from debt obligations	896,008	102,275
Debt issuance costs	(9,663)	(300)
Repayments of debt obligations, including prepayment costs	(577,713)	(58,765)
Distributions to members prior to the Business Combination	(51,140)	(24,325)
Contributions from noncontrolling interests	7,171	4,391
Distributions to noncontrolling interests	(1,478)	(176)

Net Cash Provided by (Used in) Financing Activities	1,383,523	23,100

Net Increase (Decrease) in Cash and Cash-equivalents	424,403	(805)

Cash and cash-equivalents, beginning of period	11,630	7,343

Cash and Cash-equivalents, End of Period	$436,033	$6,538

Supplemental Information
Cash paid for interest	$13,667	$11,559
Cash paid for income taxes	$470	$142

The accompanying notes are an integral part of these consolidated and combined financial statements.

Blue Owl Capital Inc.

(Prior to May 19, 2021, Owl Rock)

Notes to Consolidated and Combined Financial Statements (Unaudited)

1. ORGANIZATION

Blue Owl Capital Inc. (the “Registrant”), a Delaware corporation, together with its consolidated subsidiaries (collectively, the “Company” or “Blue Owl”), is a leading alternative asset management firm that provides investors access to asset management capital solutions through its Direct Lending and GP Capital Solutions products. The Company’s breadth of offerings and permanent capital base enables it to offer a differentiated, holistic platform of capital solutions to both middle market companies and large alternative asset managers. The Company provides these solutions through permanent capital vehicles, and long-dated private funds, which underly a high degree of earnings stability and predictability of the Company’s business.

The Registrant was initially incorporated in the Cayman Islands as Altimar Acquisition Corporation (“ALT”), a special purpose acquisition company. Pursuant to the Business Combination Agreement dated December 23, 2020, as amended, modified, supplemented or waived from time to time, (the “Business Combination Agreement”), on May 19, 2021 (“Business Combination Date”) (i) ALT was redomiciled as a Delaware corporation and changed its name to Blue Owl Capital Inc., (ii) ALT merged with Owl Rock (as defined below) and (iii) the Company acquired Dyal Capital Partners (“Dyal Capital”), a former division of Neuberger Berman Group LLC (the “Dyal Acquisition”) (collectively, the “Business Combination”). As further discussed in Note 2, for both the ALT merger and the Dyal Acquisition, Owl Rock was deemed to be the acquirer for accounting purposes. Therefore, the predecessor to Blue Owl is “Owl Rock,” a combined carve-out of Owl Rock Capital Group LLC and Blue Owl Securities LLC (formerly, Owl Rock Capital Securities LLC) (“Securities”).

The Company’s primary sources of revenues are management fees, which are generally based on the amount of the Company’s fee-paying assets under management. The Company generates substantially all of its revenues in the United States. The Company operates through one operating and reportable segment. This single reportable segment reflects how the chief operating decision makers allocate resources and assess performance under the Company’s “one-firm approach,” which includes operating collaboratively across product lines, with predominantly a single expense pool.

The Company conducts its operations through Blue Owl Capital Holdings LP (“Blue Owl Capital Holdings”) and Blue Owl Capital Carry LP (“Blue Owl Carry”). Blue Owl Holdings and Blue Owl Carry are referred to, collectively, as the “Blue Owl Operating Partnerships,” and collectively with their consolidated subsidiaries, as the “Blue Owl Operating Group.” The Registrant holds its interests in the Blue Owl Operating Group indirectly through Blue Owl Capital GP LLC (“Blue Owl GP”), a wholly owned subsidiary of the Registrant.

Capital Structure

The Registrant has the following share classes and other instruments outstanding:

•

Class A Shares–Shares of Class A common stock that are publicly traded and entitle the holders to one vote per share on all matters submitted to a vote of shareholders. The Class A Shareholders are entitled to distributions declared on the Class A Shares by the Registrant’s board of directors (the “Board”).

•

Class B Shares–Shares of Class B common stock that are not publicly traded. Class B Shareholders are entitled to a number of votes per share that when combined with Class D Shares, equal 90% of the total voting power of all shares. The Class B Shareholders are entitled to distributions declared on the Class B Shares by the Board. There were no Class B Shares issued and outstanding as of June 30, 2021. Common Units (as defined below) held by certain senior members of management (“Principals”) are exchangeable on a one-for-one basis for Class B Shares.

•	Class C Shares–Shares of Class C common stock that are not publicly traded. Class C Shareholders are entitled to one vote per share on matters submitted to a vote of shareholders. The Class C

Blue Owl Capital Inc.

(Prior to May 19, 2021, Owl Rock)

Notes to Consolidated and Combined Financial Statements (Unaudited)

Shareholders do not participate in the earnings of the Registrant, as the holders of such shares participate directly in the economics of the Blue Owl Operating Group through their Common Units holdings. For every Common Unit held by non-Principals, one Class C Share is issued to such holder to grant them a corresponding voting interest in the Registrant.

•

Class D Shares–Shares of Class D common stock that are not publicly traded. Class D Shareholders are entitled to a number of votes per share that when combined with Class B Shares, equal 90% of the total voting power of all shares. The Class D Shareholders do not participate in the earnings of the Registrant, as the holders of such shares participate directly in the economics of the Blue Owl Operating Group through their Common Units holdings. For every Common Unit held by Principals, one Class D Share is issued to such holder to grant them a corresponding voting interest in the Registrant.

•

Class E Shares–Shares of Class E common stock that are not publicly traded. Class E Shareholders are not entitled to a vote. Class E Shares accrue distributions equal to amounts declared per Class A Share; however, such distributions are paid if and when Triggering Events (defined below) have been met. Class E Shares and Seller Earnout Units (defined below) are collectively referred to as “Earnout Securities.”

There are two series of Class E Shares: Series E-1 and Series E-2. Series E-1 and E-2 vest upon a “Triggering Event,” which occurs upon the earlier of (i) the volume weighted-average price of Class A Share equals or exceeds $12.50 or $15.00 per share, respectively, for any 20 consecutive trading days; or (ii) the consideration payable per share of Class A Shares or per Blue Owl Operating Group Units (as defined below) in connection with a merger, consolidation, tender offer, exchange offer or business combination or sale of all or substantially all of the Company’s assets equals or exceeds $12.50 or $15.00 per share, respectively. Any Class E Shares that have not vested by the fifth anniversary of the completion of the Business Combination Date will automatically be cancelled.

The Series E-1 Class E Shares had a Triggering Event in July 2021. See Note 14 for additional information.

•

RSUs–The Company grants Class A restricted share units (“RSUs”) to its employees and independent Board members. An RSU entitles the holder to receive a Class A Share, or cash equal to the fair value of a Class A Share at the election of the Board, upon completion of a requisite service period. All of the RSUs granted as of the date of this report do not accrue dividend equivalents. No RSUs were issued prior to the Business Combination. RSU grants are accounted for as equity-based compensation. See Note 8 for additional information.

•

Warrants–In connection with the Business Combination, the Company has issued and outstanding warrants to purchase Class A Shares at a price of $11.50 per share. The warrants expire five years from the completion of the Business Combination and are exercisable starting October 22, 2021. A portion of the outstanding warrants are held by the sponsor of ALT (“Private Placement Warrants”) and the remaining warrants are held by other third-party investors (“Public Warrants”).

Once the warrants become exercisable, the Company may redeem for $0.01 per warrant the outstanding Public Warrants if the Company’s Class A Share price equals or exceeds $18.00 per share, subject to certain conditions and adjustments.

If the Company’s Class A Share price is greater than $10.00 per share but less than $18.00 per share, then the Company may redeem the Public Warrants for $0.10 per warrant, subject to certain conditions and adjustments. Holders may elect to exercise their warrants on a cashless basis.

Blue Owl Capital Inc.

(Prior to May 19, 2021, Owl Rock)

Notes to Consolidated and Combined Financial Statements (Unaudited)

The following table presents the number of shares of the Registrant, RSUs and warrants that were outstanding as of June 30, 2021:

June 30, 2021
Class A Shares	320,005,258
Class C Shares	628,380,707
Class D Shares	294,656,373
Class E Shares
Series E-1	7,495,432
Series E-2	7,495,432
RSUs	9,050,000
Warrants	14,159,381

The Blue Owl Operating Partnerships have the following equity interests outstanding as of June 30, 2021, which interests along with any future interests issued by the Blue Owl Operating Partnerships (unless context requires otherwise) are collectively referred to as “Blue Owl Operating Group Units”:

•

GP Units–The Registrant indirectly holds a general partner interest and all of the GP Units in each of the Blue Owl Operating Partnerships. The GP Units are equity interests in the Blue Owl Operating Partnerships that represent the Registrant’s economic ownership in the Blue Owl Operating Group. For each Class A Share and Class B Share outstanding, the Registrant indirectly holds an equal number of GP Units. References to GP Units refer collectively to a GP Unit in each of the Blue Owl Operating Partnerships.

•

Common Units–Common Units are limited partner interests held by certain members of management and employees, as well as other third parties in the Blue Owl Operating Partnerships. Subject to certain restrictions, Common Units are exchangeable on a one-for-one basis for either Class A Shares if held by a non-Principal or Class B Shares if held by a Principal. Common Unit exchanges may be settled in cash only at the election of the Company’s Exchange Committee, which is comprised of independent members of the Board, and can only be funded from proceeds of a new permanent equity offering. Common Units held by non-Principals are exchangeable for shares of the Registrant after the six-month anniversary of the Business Combination Date. Common Units held by Principals are exchangeable after the two-year anniversary of the Business Combination Date. References to Common Units refer collectively to a Common Unit in each of the Blue Owl Operating Partnerships. Upon an exchange of Common Units for an equal number of Class A or B Shares, a corresponding number of Class C or D Shares, as applicable, will be cancelled.

•

Seller Earnout Units–Seller Earnout Units are interests held in the Blue Owl Operating Partnerships that have the same Triggering Events, forfeiture provisions and distribution restrictions as the Class E Shares. In connection with the Business Combination, recipients of Earnout Securities had the option of selecting either Class E Shares or Seller Earnout Units. For recipients that elected to receive Class E Shares, a corresponding number of Seller Earnout Units are indirectly held by the Registrant. Upon meeting the respective Triggering Events, Seller Earnout Units not held directly or indirectly by the Registrant automatically become Common Units, whereas the Seller Earnout Units held directly or indirectly by the Registrant automatically become GP Units.

The Series E-1 Seller Earnout Units had a Triggering Event in July 2021. See Note 14 for additional information.

Blue Owl Capital Inc.

(Prior to May 19, 2021, Owl Rock)

Notes to Consolidated and Combined Financial Statements (Unaudited)

The following table presents the number of Blue Owl Operating Group Units that were outstanding as of June 30, 2021:

Units	June 30, 2021
GP Units	320,005,258
Common Units	923,037,080
Seller Earnout Units
Series E-1(1)	49,999,962
Series E-2(2)	49,999,962

(1)	Includes 7,495,432 units held indirectly by the Registrant, representing the indirect pro rata economic interests of Class E Shares (Series E-1) in the Blue Owl Operating Group.

(2)	Includes 7,495,432 units held indirectly by the Registrant, representing the indirect pro rata economic interests of Class E Shares (Series E-2) in the Blue Owl Operating Group.

Share Repurchase Program

On May 19, 2021, Blue Owl’s Board authorized the repurchase of up to $100.0 million of Class A Shares. Under the repurchase program, repurchases may be made from time to time in open market transactions, in privately negotiated transactions or otherwise. The timing and the actual numbers repurchased will depend on a variety of factors, including legal requirements, price and economic and market conditions. The repurchase program may be changed, suspended or discontinued at any time and will terminate upon the earlier of May 19, 2022 and the purchase of all shares available under the repurchase program. As of June 30, 2021, the Company had not repurchased any of its Class A Shares.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

These unaudited, interim, consolidated and combined financial statements are prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) as set forth in the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”). All intercompany transactions and balances have been eliminated in consolidation and combination. The notes are an integral part of the Company’s consolidated and combined financial statements. In the opinion of management, all adjustments necessary for a fair presentation of the Company’s unaudited, interim, consolidated and combined financial statements have been included and are of a normal and recurring nature. The Company’s comprehensive income (loss) is comprised solely of consolidated and combined net income (i.e., the Company has no other comprehensive income).

Prior to the Business Combination, Blue Owl’s financial statements were prepared on a consolidated and combined basis. As part of the Business Combination, Securities was contributed to the Blue Owl Operating Group. Following the Business Combination, the financial statements are prepared on a consolidated basis. The consolidated and combined financial statements of Blue Owl should be read in connection with the consolidated and combined financial statements of Owl Rock as of December 31, 2020 included in the Company’s Current Report on Form 8-K, relating to the Business Combination, filed with the SEC on May 21, 2021.

The merger between Owl Rock and ALT was accounted for as a reverse asset acquisition, with no step-up to fair value on any assets or liabilities, and therefore no goodwill or other intangible assets were recorded. The Dyal Acquisition was accounted for using the acquisition method of accounting. The Company recorded the fair value

Blue Owl Capital Inc.

(Prior to May 19, 2021, Owl Rock)

Notes to Consolidated and Combined Financial Statements (Unaudited)

of the net assets acquired as of the Business Combination Date. Operating results for Dyal Capital are included starting from the Business Combination Date. See Note 3 for additional information regarding the Dyal Acquisition.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make assumptions and estimates that affect the amounts reported in the consolidated and combined financial statements of the Company. The most critical of these estimates are related to (i) the fair value of the investments held by the products the Company manages, as for many products, this impacts the amount of revenues the Company recognizes each period; (ii) the fair values of the Company’s liabilities with respect to the TRA (the portion considered contingent consideration), warrants and Earnout Securities, as changes in these fair values have a direct impact on the Company’s consolidated and combined net income (loss); (iii) the estimate of future taxable income, which impacts the realizability and carrying amount of the Company’s deferred income tax assets; (iv) the qualitative and quantitative assessments of whether impairments of acquired intangible assets and goodwill exist; and (v) the determination of whether to consolidate a variable interest entity (“VIE”). Inherent in such estimates and judgements relating to future cash flows, which include the Company’s interpretation of current economic indicators and market valuations, and assumptions about the Company’s strategic plans with regard to its operations. While management believes that the estimates utilized in preparing the consolidated and combined financial statements are reasonable and prudent, actual results could differ materially from those estimates.

Principles of Consolidation

The Company consolidates those entities in which it has a direct or indirect controlling financial interest based on either a variable interest model or voting interest model. The Company determines whether an entity should be consolidated by first evaluating whether it holds a variable interest in the entity. Entities that are not VIEs are further evaluated for consolidation under the voting interest model (“VOE”).

An entity is considered to be a VIE if any of the following conditions exist: (a) the total equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support, (b) the holders of equity investment at risk, as a group, lack either the direct or indirect ability through voting rights or similar rights to make decisions that have a significant effect on the success of the entity or the obligation to absorb the expected losses or right to receive the expected residual returns, or (c) the voting rights of some equity investors are disproportionate to their obligation to absorb losses of the entity, their rights to receive returns from an entity, or both and substantially all of the entity’s activities either involve or are conducted on behalf of an investor with disproportionately few voting rights.

Fees that are customary and commensurate with the level of services provided by the Company, and where the Company does not hold other economic interests in the entity that would absorb more than an insignificant amount of the expected losses or returns of the entity, would not be considered a variable interest. The Company factors in all economic interests, including proportionate interests through related parties, to determine if fees are considered a variable interest. Where the Company’s interests in funds are primarily management fees, incentive fees, and insignificant direct or indirect equity interests through related parties, the Company is not considered to have a variable interest in such entities.

The Company consolidates all VIEs for which it is the primary beneficiary. An entity is determined to be the primary beneficiary if it holds a controlling financial interest, which is defined as having (a) the power to direct the activities of the VIE that most significantly impact the entity’s economic performance and (b) the obligation

Blue Owl Capital Inc.

(Prior to May 19, 2021, Owl Rock)

Notes to Consolidated and Combined Financial Statements (Unaudited)

to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE. The Company does not consolidate any of the products it manages as it does not hold any direct or indirect interests in such entities that could expose the Company to an obligation to absorb losses of an entity or the right to receive benefits from an entity that could potentially be significant to such entities.

The Company determines whether it is the primary beneficiary of a VIE at the time it becomes involved with a VIE and continuously reconsiders that conclusion. In evaluating whether the Company is the primary beneficiary, the Company evaluates its direct and indirect economic interests in the entity. The consolidation analysis is generally performed qualitatively, however, if the primary beneficiary is not readily determinable, a quantitative analysis may also be performed. This analysis requires judgment, including: (1) determining whether the equity investment at risk is sufficient to permit the entity to finance its activities without additional subordinated financial support, (2) evaluating whether the equity holders, as a group, can make decisions that have a significant effect on the success of the entity, (3) determining whether two or more parties’ equity interests should be aggregated, (4) determining whether the equity investors have proportionate voting rights to their obligations to absorb losses or rights to receive returns from an entity and (5) evaluating the nature of relationships and activities of the parties involved in determining which party within a related-party group is most closely associated with a VIE and therefore would be deemed the primary beneficiary.

Under the voting interest model, the Company consolidates those entities it controls through a majority voting interest. The Company will generally not consolidate those VOEs where a single investor or simple majority of third-party investors with equity have the ability to exercise substantive kick-out or participation rights.

Cash and Cash Equivalents

The Company considers highly-rated liquid investments that have an original maturity of three months or less from the date of purchase to be cash equivalents. As of June 30, 2021 and December 31, 2020, the Company holds the majority of its cash balances with a single financial institution and such balances are in excess of Federal Deposit Insurance Corporation insured limits, which exposes the Company to a certain degree of credit risk concentration.

Leases

Right-of-use assets and liabilities related to operating leases are included within operating lease assets and operating lease liabilities, respectively, in the Company’s consolidated and combined statements of financial condition.

The Company adopted Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842), as amended, on January 1, 2021 (“ASC 842”). The Company did not restate prior periods and there were no adjustments to retained earnings upon adoption of ASC 842. The Company applied the package of practical expedients permitted under the transition guidance within the new standard, including carrying forward the historical lease classification and not reassessing whether certain costs capitalized under the prior guidance are eligible for capitalization under ASC 842. The adoption of ASC 842 resulted in the recognition of $13.8 million of operating lease assets and $14.4 million of operating lease liabilities, with the net of these amounts offsetting the deferred rent credit liability in existence immediately prior to adoption.

The Company determines if an arrangement is a lease at inception. Right-of-use lease assets and lease liabilities are recognized at commencement date based on the present value of lease payments over the lease term. Right-of-use lease assets represent the Company’s right to use a leased asset for the lease term and lease

Blue Owl Capital Inc.

(Prior to May 19, 2021, Owl Rock)

Notes to Consolidated and Combined Financial Statements (Unaudited)

liabilities represent the Company’s obligation to make lease payments arising from the lease. The Company does not recognize right-of-use lease assets and lease liabilities for leases with an initial term of one year or less.

As the Company’s leases do not provide an implicit rate, the Company uses its estimated incremental borrowing rate based on information available at the lease commencement date in determining the present value of lease payments. The determination of an appropriate incremental borrowing rate requires judgment. The Company determines its incremental borrowing rate based on data for instruments with similar characteristics, including recently issued debt, as well as other factors.

The operating lease assets include any lease payments made and lease incentives. Lease terms include options to extend or terminate when it is reasonably certain that the Company will exercise that option. In addition, the Company separates lease and non-lease components embedded within lease agreements. Lease expense for operating lease payments is recognized on a straight-line basis, which consists of amortization of right-of-use assets and interest accretion on lease liabilities, over the lease term and included within general, administrative and other expenses in the consolidated and combined statements of operations. The Company does not have any material finance leases.

Intangible Assets, Net and Goodwill

The Company recognized certain finite-lived intangible assets and goodwill as a result of the Dyal Acquisition. The Company’s finite-lived intangible assets consist of contractual rights to earn future management fees from the acquired investment management agreements and value associated with the acquired institutional client relationships and trademarks. Finite-lived intangible assets are amortized on a straight-line basis over their estimated useful lives.

The Company tests finite-lived intangible assets for impairment if certain events occur or circumstances change indicating that the carrying amount of the intangible asset may not be recoverable. The Company evaluates impairment by comparing the estimated fair value attributable to the intangible asset with its carrying amount. If an impairment exists, the Company adjusts the carrying value to equal the fair value by taking a charge through earnings. No impairments have been recognized to-date on the Company’s acquired intangible assets.

Goodwill represents the excess of consideration over identifiable net assets of an acquired business. The Company tests goodwill annually for impairment. If, after assessing qualitative factors, the Company believes that it is more-likely-than-not that the fair value of the reporting unit inclusive of goodwill is less than its carrying amount, the Company will perform a quantitative assessment to determine whether an impairment exists. If an impairment exists, the Company adjusts the carrying value of goodwill so that the carrying value of the reporting unit is equal to its fair value by taking a charge through earnings. The Company also tests goodwill for impairment in other periods if an event occurs or circumstances change such that it is more-likely-than-not to reduce the fair value of the reporting unit below its carrying amount. No impairments have been recognized to-date on the Company’s goodwill.

See Note 3 for additional information.

Fixed Assets

Fixed assets are recorded at cost, less accumulated depreciation and amortization, and are included within other assets, net in the Company’s consolidated and combined statements of financial condition. Fixed assets are depreciated or amortized on a straight-line basis, with the corresponding depreciation and amortization expense

Blue Owl Capital Inc.

(Prior to May 19, 2021, Owl Rock)

Notes to Consolidated and Combined Financial Statements (Unaudited)

included within general, administrative and other expenses in the Company’s consolidated and combined statements of operations. The estimated useful life for leasehold improvements is the lesser of the remaining lease term and the life of the asset, while other fixed assets are generally depreciated over a period of two to seven years. Fixed assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Debt Obligations, Net

The Company’s debt obligations, other than revolving credit facilities, are recorded at amortized cost, net of any debt issuance costs, discounts and premiums. Debt issuance costs are deferred and along with discounts and premiums are amortized to interest expense in the consolidated and combined statements of operations over the life of the related debt instrument using the effective interest method. Unamortized debt issuance costs, discounts and premiums are written off to net losses on retirement of debt in the consolidated and combined statements of operations when the Company prepays borrowings prior to maturity. The Company defers debt issuance costs associated with revolving credit facilities and presents them within other assets, net in the consolidated and combined statements of financial condition, and such amounts are amortized to interest expense in the consolidated and combined statements of operations on a straight-line basis over the life of the related facility.

TRA Liability

The tax receivable agreement (“TRA”) liability represents amounts payable to certain pre-Business Combination equity holders of Owl Rock and Dyal Capital. The portion of the TRA liability related to the Dyal Acquisition is deemed contingent consideration payable to the previous owners of Dyal Capital, and therefore is carried at fair value, with changes in fair value reported within other income (loss) in the consolidated and combined statements of operations. The remaining portion of the TRA is carried at a value equal to the undiscounted expected future payments due under the TRA. The Company recorded its initial estimate of future payments under the TRA that is not related to the Dyal Acquisition as a decrease to additional paid-in capital and an increase in TRA liability in the consolidated and combined financial statements. Subsequent adjustments to the liability for future payments under the tax receivable agreement related to changes in estimated future tax rates or state income tax apportionment are recognized through current period earnings in the consolidated and combined statements of operations. See Note 11 for additional information.

Warrant Liability

The Company’s warrants are recorded as liabilities carried at fair value, with changes in fair value included within other income (loss) in the Company’s consolidated and combined statements of operations.

The Private Placement Warrants contain exercise and settlement features that may change with a change in the holder, which precludes the Private Placement Warrants from being considered indexed to the Company’s own stock, and therefore the Private Placement Warrants are precluded from being classified within equity and are accounted for as derivative liabilities.

The Public Warrants include a provision that, in the event of a tender offer or exchange offer made to and accepted by holders of more than 50% of the outstanding Class A Shares, all holders of the warrants would be entitled to receive cash for their warrants. Such an event would not constitute a change in control because the Class A Shares do not represent a majority of the Registrant’s voting shares. Accordingly, the Public Warrants are also precluded from being classified within equity and are accounted for as derivative liabilities. This provision also applies to the Private Placement Warrants.

Blue Owl Capital Inc.

(Prior to May 19, 2021, Owl Rock)

Notes to Consolidated and Combined Financial Statements (Unaudited)

Earnout Securities Liability

Earnout Securities issued in connection with the Dyal Acquisition to the former owners who are not part of the continuing management team are treated as contingent consideration and are not considered indexed to the Company’s equity. Similarly, Earnout Securities issued to certain former owners of Owl Rock are not considered indexed to the Company’s equity. These Earnout Securities are accounted for as a liability carried at fair value, with changes in fair value included within other income (loss) in the Company’s consolidated and combined statements of operations. Once recognized, the contingent earnout liability is not derecognized until the contingency is resolved and the consideration is paid or becomes payable.

Earnout Securities issued to certain employees in connection with the Business Combination were treated as compensation for post-combination employment services and accounted for as equity-based compensation. See Note 8 for additional information on these Earnout Securities.

Noncontrolling Interests

Noncontrolling interests are primarily comprised of Common Units and Seller Earnout Units, which are interests in the Blue Owl Operating Group not held by the Company. Allocations to these interests in the consolidated and combined statements of operations are based on the substantive profit-sharing arrangements in the operating agreements of the Blue Owl Operating Partnerships, and to the extent that such allocations are not provisional in nature, as is the case for the Seller Earnout Units, as any allocations to these interests (other than certain minimum tax distributions) would be subject to reversal in the event the Seller Earnout Units do not achieve a Triggering Event and are canceled. Additionally, certain consolidated subsidiaries of the Blue Owl Operating Group are partially owned by third-party investors. Such interests are also presented as noncontrolling interests.

Revenue Recognition

Revenues consist of management fees and administrative, transaction and other fees. The Company recognizes revenues when such amounts are probable that a significant reversal would not occur. The Company recognizes revenue at the time of transfer of promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services (i.e., the transaction price). Under this method, revenue is based on a contract with a determinable transaction price and distinct performance obligations with probable collectability. Revenues cannot be recognized until the performance obligations are satisfied and control is transferred to the customer.

Management Fees, Net

Management fees are recognized over the period in which the investment management services are performed because customers simultaneously consume and receive benefits continuously over time. Payment terms and fee rates of management fees vary by product but are generally collected on a quarterly basis and are not subject to clawback.

Management fees for the Company’s business development company (“BDC”) products are typically based on a percentage of average fair value of gross assets excluding cash. For certain BDCs, the management fee base may also include uncalled capital commitments. For the Company’s other Direct Lending products, management fees are typically based on gross or net asset value or investment cost, and also may include uncalled capital.

Management fees for the BDCs also include a fee based on the net investment income of the BDCs (“BDC Part I Fees”), which are subject to performance hurdles. Such BDC Part I Fees are classified as management fees in the

Blue Owl Capital Inc.

(Prior to May 19, 2021, Owl Rock)

Notes to Consolidated and Combined Financial Statements (Unaudited)

consolidated and combined statements of operations as they are predictable and recurring in nature, not subject to repayment and cash-settled each quarter.

Management fees for the Company’s GP minority equity investments strategy are generally based on a percentage of capital committed during the investment period, and thereafter generally based on the cost of unrealized investments. For the other GP Capital Solutions strategies, management fees are generally determined based on a percentage of investment cost.

Because management fees, including BDC Part I Fees, are generally cash settled every quarter, the uncertainty underlying these fees are resolved each quarter. As such, on a quarterly basis, a subsequent significant reversal in relation to the cumulative revenue recognized is not probable for the quarter in arrears.

Administrative, Transaction and Other Fees

Administrative, transaction and other fees primarily include fee income, administrative fees and dealer manager revenue.

Fee income is earned for services provided to portfolio companies, which may include arrangement, syndication, origination, structuring analysis, capital structure and business plan advice and other services. The fees are generally recognized as income at the point in time when the services rendered are completed, as there is no ongoing performance requirement.

Administrative fees represent expenses incurred by certain professionals of the Company and reimbursed by products managed by the Company. The Company may incur certain costs in connection with satisfying its performance obligations under administrative agreements—including, but not limited to, employee compensation and travel costs—for which it receives reimbursements from the products it manages. The Company reports these expenses within compensation and benefits and general, administrative and other expenses and reports the related reimbursements as revenues within administrative, transaction and other fees (i.e., on a gross basis) in the consolidated and combined statements of operations.

Dealer manager revenue consists of commissions earned for providing distribution services to certain products. Dealer manager revenue is recorded on an accrual basis at the point in time when the services are completed, as there is no ongoing performance requirement.

The Company is also entitled to receive certain incentive income in the form of incentive fees and carried interest from the products that it manages. Incentive income is based on the investment performance generated over time, subject to the achievement of minimum return levels in certain products. Incentive fees from the Company’s BDCs and certain products within GP Capital Solutions are realized at the end of a measurement period, typically annually. Once realized, such incentive fees are no longer subject to reversal.

For certain non-BDC Direct Lending products and substantially all of the GP Capital Solutions products, incentive income is in the form of carried interest that is allocated to the Company based on cumulative fund performance over time, subject to the achievement of minimum return levels in certain products. The Company recognizes carried interest only to the extent that it is not probable that a significant reversal will occur for amounts recognized. Generally carried interest is earned after a return of all contributions and may be subject to a preferred return to investors; however, the Company is able to catch-up amounts subject to the preferred return in certain cases. Substantially all of the carried interest generated by the Company’s products is allocable to investors, including certain related parties, in vehicles in which the Company does not have a controlling

Blue Owl Capital Inc.

(Prior to May 19, 2021, Owl Rock)

Notes to Consolidated and Combined Financial Statements (Unaudited)

financial interest, and therefore is not included in the Company’s consolidated and combined financial statements. The Company has not recognized any incentive income to-date.

Compensation and Benefits

Cash-Based Compensation

Compensation and benefits consist of salaries, bonuses, commissions, long-term deferral programs, benefits and payroll taxes. Compensation is accrued over the related service period.

Equity-Based Compensation

Equity-based compensation awards are reviewed to determine whether such awards are equity-classified or liability-classified. Compensation expense related to equity-classified awards is equal to their grant-date fair value and recognized on a straight-line basis over the service period. When certain settlement features require an award to be liability-classified, compensation expense is recognized over the service period, and such amount is adjusted at each balance sheet date and through the settlement date to the then current fair value of such award.

The Company accounts for forfeitures on equity-based compensation arrangements as they occur. The Company recognizes deferred income tax benefits throughout the service period, based on the grant date fair value. Any tax deduction shortfall or windfall due to the difference between grant date fair value and the ultimate deduction taken for tax purposes is recognized at the time of vesting.

See Note 8 for additional information on the Company’s equity-based compensation plans.

Foreign Currency

The functional currency of the Company’s foreign consolidated subsidiaries is the U.S. dollar, as their operations are considered extensions of U.S. parent operations. Monetary assets and liabilities denominated in foreign currencies are remeasured into U.S. dollars at the closing rates of exchange on the balance sheet date. Non-monetary assets and liabilities denominated in foreign currencies are remeasured into U.S. dollars using the historical exchange rate. The profit or loss arising from foreign currency transactions are remeasured using the rate in effect on the date of any relevant transaction. Gains and losses on transactions denominated in foreign currencies due to changes in exchange rates are recorded within general, administrative and other expenses.

Income Taxes

Prior to the Business Combination, the Company’s earnings were subject to New York City unincorporated business tax (“UBT”), as well as certain U.S. Federal and foreign taxes. Subsequent to the Business Combination, substantially all of the earnings of the Blue Owl Operating Group remain subject to New York City UBT and additionally, the portion of earnings allocable to the Registrant is subject to corporate tax rates at the Federal and state and local levels. Therefore, the amount of income taxes recorded prior to the Business Combination is not representative of the expenses expected in the future.

The computation of the effective tax rate and provision at each interim period requires the use of certain estimates and significant judgment including, but not limited to, the expected operating income for the year, projections of the proportion of income that is subject to tax, permanent differences between the Company’s GAAP earnings and taxable income, and the likelihood of recovering deferred tax assets existing as of the

Blue Owl Capital Inc.

(Prior to May 19, 2021, Owl Rock)

Notes to Consolidated and Combined Financial Statements (Unaudited)

balance sheet date. The estimates used to compute the provision for income taxes may change throughout the year as new events occur, additional information is obtained or as tax laws and regulations change. Accordingly, the effective tax rate for future interim periods may vary materially.

Deferred income tax assets and liabilities resulting from temporary differences between the GAAP and tax bases of assets and liabilities are measured at the balance sheet date using enacted income tax rates expected to apply to taxable income in the years the temporary differences are expected to reverse. The Company offsets deferred income tax assets and liabilities for presentation in its consolidated and combined statements of financial condition when such assets and liabilities are within the same taxpayer and related to the same taxing jurisdiction.

The realization of deferred tax assets depends upon the existence of sufficient taxable income within the carryback or carryforward periods under the enacted tax law in the applicable tax jurisdiction. A valuation allowance is established when management determines, based on available information, that it is more-likely-than-not that deferred income tax assets will not be realized. Significant judgment is required in determining whether a valuation allowance should be established, as well as the amount of such valuation allowance.

The Company recognizes uncertain income tax positions when it is not more-likely-than-not a tax position will be sustained upon examination. If the Company were to recognize an uncertain tax position, the Company would accrue interest and penalties related to uncertain tax positions as a component of the income tax provision in the consolidated and combined statements of operations.

New Accounting Pronouncements

The Company considers the applicability and impact of all ASUs issued by the FASB. None of the ASUs that have been issued but not yet adopted are expected to have a material impact on the Company’s consolidated and combined financial statements.

3. DYAL ACQUISITION

The following table provides the consideration calculation in connection with the Dyal Acquisition (dollars in thousands):

Consideration
Equity consideration(1)	$4,285,359
Cash consideration(2)	973,457
Tax receivable agreement(3)	101,645
Earnout Securities(3)	246,788

Total Consideration	$5,607,249

Blue Owl Capital Inc.

(Prior to May 19, 2021, Owl Rock)

Notes to Consolidated and Combined Financial Statements (Unaudited)

Net Identifiable Assets Acquired and Goodwill
Assets acquired:
Due from related parties	$13,442
Intangible assets	2,233,200
Deferred tax asset	29,770
Other assets, net	2,096

Total assets acquired	2,278,508
Liabilities assumed:
Accrued compensation	7,376
Deferred tax liability	170,753
Accounts payable, accrued expenses and other liabilities	41,352

Total liabilities assumed	219,481

Net Identifiable Assets Acquired	$2,059,027

Goodwill(4)	$3,548,222

(1)	Represents share consideration issued to the Dyal Capital selling shareholders based on the fair value of the acquired business, reflecting a discount for lack of control.
(2)	Includes cash consideration paid to reimburse seller for certain pre-acquisition expenses, net of cash received in the Business Combination.
(3)	The TRA and Earnout Securities represent contingent consideration. See Note 9 for additional information on the valuation of these instruments.
(4)

Goodwill represents the amount of total consideration in excess of net identifiable assets acquired. None of the goodwill balance is expected to be deductible by the Blue Owl Operating Partnerships for tax purposes.

The acquired investment management agreements, institutional investor relationships and trademarks had a weighted-average amortization period from the date of acquisition of 14.3 years, 10.0 years and 7.0 years, respectively.

Finite Lived Intangible Assets, Net

The following table summarizes the Company’s intangible assets, net (dollars in thousands):

	June 30, 2021	Useful Life (in years)	Remaining Weighted-Average Amortization Period as of June 30, 2021
Investment management agreements	$1,859,900	1.4 - 20.0	14.2 years
Institutional investor relationships	306,600	10.0	9.9 years
Trademarks	66,700	7.0	6.9 years

Total Intangible Assets	2,233,200
Less: accumulated amortization	(21,336)

Total Intangible Assets, Net	$2,211,864

Blue Owl Capital Inc.

(Prior to May 19, 2021, Owl Rock)

Notes to Consolidated and Combined Financial Statements (Unaudited)

At June 30, 2021, future amortization of finite-lived intangible assets is estimated to be (dollars in thousands):

Period	Amortization
July 1, 2021 to December 31, 2021	$93,490
2022	184,699
2023	182,456
2024	182,956
2025	180,106
Thereafter	1,388,157

Total	$2,211,864

Dyal Capital’s results are included in the Company’s consolidated results starting from the Closing Date. For the three and six months ended June 30, 2021, the Company’s consolidated results included $39.9 million of GAAP revenues related to the acquired business. Given the Company operates through one operating and reportable segment, the impact of the Dyal Acquisition to GAAP consolidated net income is not tracked on a standalone basis.

Pro Forma Financial Information

Unaudited pro forma revenues were $220.6 million and $116.9 million for the three months ended June 30, 2021 and 2020, respectively, and $410.9 million and $242.6 million for the six months ended June 30, 2021 and 2020, respectively. Unaudited pro forma net income (loss) allocated to Class A Shareholders was $(360.5) million and $(10.0) million for the three months ended June 30, 2021 and 2020, respectively, and $(358.8) million and $(28.7) million for the six months ended June 30, 2021 and 2020, respectively. This proforma financial information was computed by combining the historical financial information of the predecessor Owl Rock and acquired Dyal Capital businesses as though the Business Combination was consummated on January 1, 2020, assuming a consistent ownership structure, effective tax rate and amortization of the fair value of acquired assets as of the Business Combination Date. The proforma information does not reflect the potential benefits of cost and funding synergies, opportunities to earn additional revenues, or other factors, and therefore does not represent what the actual revenues and net income would have been had the businesses actually been combined as of this date.

4. DEBT OBLIGATIONS, NET

The table below summarizes outstanding debt obligations of the Company (dollars in thousands):

	June 30, 2021
	Current Maturity Date	Aggregate Facility Size	Outstanding Debt	Amount Available(1)	Net Carrying Value	Average Interest Rate(2)
2031 Notes	6/10/2031	$700,000	$700,000	$—	$683,338	3.13%
Revolving Credit Facility	4/15/2024	150,000	—	149,102	—	3.47%

Total		$850,000	$700,000	$149,102	$683,338

(1)	Amount available is reduced by outstanding letters of credit related to certain leases.
(2)	Average interest rate noted above, excludes the impact of deferred financing costs and discounts.

Blue Owl Capital Inc.

(Prior to May 19, 2021, Owl Rock)

Notes to Consolidated and Combined Financial Statements (Unaudited)

	December 31, 2020
	Current Maturity Date	Aggregate Facility Size	Outstanding Debt	Amount Available(1)	Net Carrying Value	Average Interest Rate(2)
Revolving Credit Facility #1	2/28/2022	$105,000	$92,895	$10,377	$92,522	4.75%
Revolving Credit Facility #2	8/20/2021	22,000	17,365	4,635	17,303	4.49%
Term Loan	10/25/2029	250,000	250,000	—	246,561	7.86%

Total		$377,000	$360,260	$15,012	$356,386

(1)	Amount available is reduced by outstanding letters of credit related to certain leases.
(2)	Average interest rate noted above, excludes the impact of deferred financing costs.

2031 Notes

On June 10, 2021, the Company, through its indirect subsidiary, Blue Owl Finance LLC, issued $700.0 million aggregate principal amount of 3.125% Senior Notes due 2031 (the “2031 Notes”). The 2031 Notes bear interest at a rate of 3.125% per annum and mature on June 10, 2031. Interest on the 2031 Notes will be payable semi-annually in arrears on June 10 and December 10 of each year, commencing December 10, 2021.

The 2031 Notes are fully and unconditionally guaranteed, jointly and severally, by the Blue Owl Operating Partnerships and certain of their respective subsidiaries. The guarantees are unsecured and unsubordinated obligations of the guarantors. All or a portion of the 2031 Notes may be redeemed at the Company’s option in whole, at any time, or in part, from time to time, prior to their stated maturity, subject to a make-whole redemption price; provided, however, that if the Company redeems any amounts on or after March 10, 2031, the redemption price for the 2031 Notes will be equal to 100% of the principal amount of the amounts redeemed, in each case, plus any accrued and unpaid interest. If a change of control repurchase event occurs, the 2031 Notes are subject to repurchase by the Company at a repurchase price in cash equal to 101% of the aggregate principal amount repurchased plus any accrued and unpaid interest. The 2031 Notes also provide for customary events of default and acceleration.

Revolving Credit Facility

On April 15, 2021, the Company entered into a $150.0 million credit facility (“Revolving Credit Facility”). The maximum capacity under the Revolving Credit Facility may be increased to $200 million through our exercise of an uncommitted accordion feature through which existing and new lenders may, at their option, agree to provide additional financing. The Revolving Credit Facility matures on April 15, 2024.

Borrowings under the credit facility bear interest at a rate per annum equal to: (i) LIBOR + 2.50% or (ii) an alternate base rate (“ABR”) + 1.50% (subject to an ABR floor of 1.00%). The ABR is the greater of: (a) Prime Rate, (b) NY Fed Bank Rate + 0.50%, and (c) LIBOR + 1.00%. The Company also pays a fee on the unused portion of the credit facility in the amount of (i) 0.25% per annum to the extent utilization is greater than 50% and (ii) 0.375% per annum to the extent utilization is less than 50%. Borrowings under the credit facility are secured by a continuing interest in certain management fees, incentive fees and other fees or distributions.

Revolving Credit Facility #1 and #2

In April 2021, the Company repaid all amounts outstanding under and terminated Revolving Credit Facility #1 and #2 in connection with closing the Revolving Credit Facility.

Blue Owl Capital Inc.

(Prior to May 19, 2021, Owl Rock)

Notes to Consolidated and Combined Financial Statements (Unaudited)

Term Loan

In June 2021, the Company prepaid the $250.0 million term loan agreement (the “Term Loan”) owed to a product managed by the Company with proceeds from the 2031 Notes. This prepayment resulted in a net loss on the retirement of debt of $15.8 million, which is inclusive of call protection premium and write-off of deferred financing costs.

5. LEASES

The Company primarily has non-cancelable operating leases for its headquarters in New York and various other offices. The operating lease for the Company’s headquarters does not include any renewal options (dollars in thousands).

Lease Cost	Three Months Ended June 30, 2021	Six Months Ended June 30, 2021
Operating lease cost	$1,312	$2,628
Short term lease cost	49	49

Net Lease Cost	$1,361	$2,677

Supplement Lease Cash Flow Information	Three Months Ended June 30, 2021	Six Months Ended June 30, 2021
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows for operating leases	$1,422	$2,794
Right-of-use assets obtained in exchange for lease obligations:
Operating leases	$46,068	$46,068

Lease Term and Discount Rate	June 30, 2021
Weighted-average remaining lease term:
Operating leases	10.7 years
Weighted-average discount rate:
Operating leases	3.07%

Future Maturity of Operating Lease Payments	Operating Leases
July 1, 2021 to December 31, 2021	$2,713
2022	2,766
2023	8,108
2024	6,000
2025	5,923
Thereafter	43,904

Total Lease Payments	69,414
Imputed interest	(11,410)

Total Lease Liabilities	$58,004

Blue Owl Capital Inc.

(Prior to May 19, 2021, Owl Rock)

Notes to Consolidated and Combined Financial Statements (Unaudited)

The Company has future operating lease payments of $26.7 million related to leases that have not commenced that were entered into as of June 30, 2021. Such lease payments are not included in the table above or the Company’s consolidated statements of financial condition as operating lease assets and operating lease liabilities. These operating lease payments are anticipated to commence in the second half of 2022 and continue for 11.4 years.

6. REVENUES

The following table presents a disaggregated view of the Company’s revenues:

	Three Months Ended June 30,		Six Months Ended June 30,
(dollars in thousands)	2021	2020	2021	2020
Direct Lending Products
Diversified lending	$83,773	$23,577	$160,251	$48,476
Technology lending	16,727	10,212	30,584	19,379
First lien lending	3,817	3,048	7,632	5,829
Opportunistic lending	741	—	1,304	—

Management Fees, Net	105,058	36,837	199,771	73,684
Administrative, transaction and other fees	34,335	3,661	47,846	16,082

Total GAAP Revenues—Direct Lending Products	139,393	40,498	247,617	89,766

GP Capital Solutions Products
GP minority equity investments	36,341	—	36,341	—
GP debt financing	736	—	736	—

Management Fees, Net	37,077	—	37,077	—
Administrative, transaction and other fees	2,790	—	2,790	—

Total GAAP Revenues—GP Capital Solutions Products	39,867	—	39,867	—

Total GAAP Revenues	$179,260	$40,498	$287,484	$89,766

The table below presents the beginning and ending balances of the Company’s management fees and administrative, transaction and other fees receivable and unearned management fees. Substantially all of these amounts receivable are generally collected during the following quarter. A liability for unearned management fees is generally recognized when management fees are paid to the Company in advance. The entire change in unearned management fees shown below relates to amounts recognized as revenues in the current year period. Management fees receivable and administrative, transaction and other fees receivable are included within due

Blue Owl Capital Inc.

(Prior to May 19, 2021, Owl Rock)

Notes to Consolidated and Combined Financial Statements (Unaudited)

from related parties and unearned management fees are included within accounts payable, accrued expenses and other liabilities in the Company’s consolidated and combined statements of financial condition.

	Six Months Ended June 30,
(dollars in thousands)	2021	2020
Management Fees Receivable
Beginning balance	$78,586	$32,473
Ending balance	$113,104	$33,859
Administrative, Transaction and Other Fees Receivable
Beginning balance	$9,876	$8,667
Ending balance	$13,334	$5,257
Unearned Management Fees
Beginning balance	$11,846	$—
Ending balance	$11,087	$—

7. OTHER ASSETS, NET

(dollars in thousands)	June 30, 2021	December 31, 2020
Fixed assets, net:
Leasehold improvements	$2,133	$2,133
Furniture and fixtures	1,872	1,612
Computer equipment	783	730
Computer software	775	556
Accumulated depreciation and amortization	(1,940)	(1,675)

Fixed assets, net	3,623	3,356
Prepaid assets	7,072	874
Investments (includes $2,617 and $5 of investments in the Company’s products)	7,994	2,678
Deferred Business Combination-related expenses	—	8,255
Other	10,231	1,306

Total Other Assets, Net	$28,920	$16,469

8. EQUITY-BASED COMPENSATION

The Company may from time-to-time grant equity-based compensation awards in the form of RSUs and Blue Owl Operating Group Units, to its management, employees and the independent members of the Board under the terms of the 2021 Omnibus Equity Incentive Plan (“2021 Equity Incentive Plan”). The total number of Class A Shares and Blue Owl Operating Group Units, collectively, that may be issued under the 2021 Equity Incentive Plan is 101,230,522, of which 92,180,522 remain available as of June 30, 2021. To the extent that an award expires or is canceled, forfeited, terminated, surrendered or exchanged, the unissued awards will again be available for grant under the 2021 Equity Incentive Plan.

In addition, the Company granted Common Units and Seller Earnout Units in connection with the Business Combination, which grants were not made under the 2021 Equity Incentive Plan. A portion of these Common Units and Seller Earnout Units were considered equity-based compensation grants and a portion were considered

Blue Owl Capital Inc.

(Prior to May 19, 2021, Owl Rock)

Notes to Consolidated and Combined Financial Statements (Unaudited)

consideration related to the Dyal Acquisition. The portion considered equity-based compensation is included in the disclosures below.

The table below presents information regarding equity-based compensation expense included within compensation and benefits in the Company’s consolidated and combined statements of operations. As of June 30, 2021, no RSUs have been settled in cash or Class A Shares.

	Three Months Ended June 30,		Six Months Ended June 30,
(dollars in thousands)	2021	2020	2021	2020
Common Units	$1,121,139	$—	$1,121,139	$—
Seller Earnout Units	37,458	—	37,458	—

Equity-Based Compensation Expense	$1,158,597	$—	$1,158,597	$—

Corresponding tax benefit	$—	$—	$—	$—

The table below presents activity related to the Company’s unvested equity-based compensation awards for the six months ended June 30, 2021. Common Units and Seller Earnout Units recorded as consideration related to the Dyal Acquisition are not included in these tables, as such units are not accounted for as equity-based compensation expense.

	Common Units		Seller Earnout Units		Equity-Classified RSUs
	Unvested	Weighted-Average Grant Date Fair Value Per Unit	Unvested	Weighted-Average Grant Date Fair Value Per Unit	Unvested	Weighted-Average Grant Date Fair Value Per Unit
December 31, 2020	—	$—	—	$—	—	$—
Granted	132,808,673	9.00	11,608,004	5.43	9,050,000	10.00
Vested	(132,808,673)	9.00	—	—	(9,050,000)	10.00

June 30, 2021	—	$—	11,608,004	$5.43	—	$—

Common Units

Prior to the Business Combination, certain members of Dyal Capital were entitled to receive rights to distributions of certain future profits (the “Profit Interest Units”) that were subject to certain forfeiture conditions that would have lapsed in four equal annual installments beginning on November 3, 2027. In connection with the Business Combination, the forfeiture conditions of the Profit Interest Units were modified to eliminate any future service requirements. The Profit Interest Units were replaced with Common Units on the Business Combination Date. The Company recognized a one-time non-cash equity-based compensation expense of $1.1 billion related to the replacement award, which represents the fair value under GAAP of the replacement awards (excluding the portion attributable to the Profit Interest Units prior to the Business Combination, which was included as equity consideration in Note 3). The fair value of the Common Units replacement award for GAAP purposes was determined based on the share price of the Company on the transaction date with the application of a 10% discount for lack of marketability calculated using an option pricing model with the following assumptions: volatility of 20% and a risk-free rate of 0.9%.

Seller Earnout Units

In connection with the Business Combination, the Company granted Seller Earnout Units to certain pre-Business Combination owners that are also ongoing members of management, which grants were accounted for as equity-

Blue Owl Capital Inc.

(Prior to May 19, 2021, Owl Rock)

Notes to Consolidated and Combined Financial Statements (Unaudited)

based compensation. Half of the Seller Earnout Units presented in the table above relate to Series E-1 and half relate to the Series E-2. A portion of the Seller Earnout Units were immediately vested upon grant on the Business Combination Date. As of June 30, 2021, there was $25.6 million remaining of unrecognized compensation expense related to the Seller Earnout Units, with a remaining weighted average amortization period of 3.2 years. As of June 30, 2021, the Triggering Events had not yet been met with respect to the Series E-1 or Series E-2, and therefore all of such units are presented as unvested in the table above. In July 2021, a Triggering Event occurred with respect to the Series E-1 units. See Note 14 for additional information. The fair value of the Seller Earnout Units was determined using the Monte Carlo simulation valuation model, with the following assumptions: volatility of 22%, risk-free rate of 0.9%, discount for lack of marketability of 12% and expected holding period of approximately 3 years.

RSUs

On September 15, 2020, the Company issued an award that was based on the fair value of Owl Rock and that was fully vested upon issuance. The original terms of the award required cash settlement at a future date and was, therefore, classified as a liability that was remeasured to its settlement value at each reporting period. The Company recorded compensation expense of $90.5 million in 2020 related to the award. Prior to and contingent on the close of the Business Combination, the Company modified this award to be settled in 9,050,000 RSUs that were immediately vested but would be settled in Class A Shares in future years. The modification did not result in any incremental compensation expense, as the value immediately prior to modification was greater than the value immediately following the modification. Accordingly, the Company reclassified the existing liability of $90.5 million to equity on the Business Combination Date.

9. FAIR VALUE DISCLOSURES

Fair value represents the price that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date (i.e., an exit price). The Company and the products it manages hold a variety of assets and liabilities, certain of which are not publicly traded or that are otherwise illiquid. Significant judgement and estimation go into the assumptions that drive the fair value of these assets and liabilities. The fair value of these assets and liabilities may be estimated using a combination of observed transaction prices, prices from third parties (including independent pricing services and relevant broker quotes), models or other valuation methodologies based on pricing inputs that are neither directly nor indirectly market observable. Due to the inherent uncertainty of valuations of assets and liabilities that are determined to be illiquid or do not have readily ascertainable fair values, the estimates of fair value may differ from the values ultimately realized, and those differences can be material.

GAAP prioritizes the level of market price observability used in measuring assets and liabilities at fair value. Market price observability is impacted by a number of factors, including the type of assets and liabilities and the specific characteristics of the financial assets and liabilities. Financial assets and liabilities with readily available, actively quoted prices or for which fair value can be measured from actively quoted prices generally will have a higher degree of market price observability and lesser degree of judgment used in measuring fair value.

Financial assets and liabilities measured at fair value are classified and disclosed into one of the following categories based on the observability of inputs used in the determination of fair values:

•	Level I—Quoted prices that are available in active markets for identical financial assets or liabilities as of the reporting date.

•	Level II—Valuations obtained from independent third-party pricing services, the use of models or other valuation methodologies based on pricing inputs that are either directly or indirectly market

Blue Owl Capital Inc.

(Prior to May 19, 2021, Owl Rock)

Notes to Consolidated and Combined Financial Statements (Unaudited)

observable as of the measurement date. These financial assets and liabilities exhibit higher levels of liquid market observability as compared to Level III financial assets and liabilities.

•

Level III—Pricing inputs that are unobservable in the market and includes situations where there is little, if any, market activity for the financial asset or liability. The inputs into the determination of fair value of financial assets and liabilities in this category may require significant management judgment or estimation. The fair value of these financial assets and liabilities may be estimated using a combination of observed transaction prices, independent pricing services, models or other valuation methodologies based on pricing inputs that are neither directly nor indirectly market observable (e.g., cash flows, implied yields).

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, a financial asset or liability’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the financial asset or liability when the fair value is based on unobservable inputs.

Fair Value Measurements Categorized within the Fair Value Hierarchy

The following table summarizes the Company’s liabilities measured at fair value on a recurring basis:

	June 30, 2021
(dollars in thousands)	Level I	Level II	Level III	Total
Liabilities, at Fair Value
TRA liability	$—	$—	$102,791	$102,791
Warrant liability	25,829	—	14,600	40,429
Earnout Securities liability	—	—	954,247	954,247

Total Liabilities, at Fair Value	$25,829	$—	$1,071,638	$1,097,467

Reconciliation of Fair Value Measurements Categorized within Level III

Unrealized gains and losses on the Company’s liabilities carried at fair value on a recurring basis are included within other income (loss) in the consolidated and combined statements of operations. There were no transfers in or out of Level III during the periods presented. The following table sets for a summary of changes in the fair value of the Level III measurements for the three months ended June 30, 2021:

	Level III Liabilities
(dollars in thousands)	TRA Liability	Warrant Liability	Earnout Securities Liability	Total
Beginning balance	$—	$—	$—	$—
Impact of the Business Combination	101,645	9,131	491,277	602,053
Unrealized (gains) losses	1,146	5,469	462,970	469,585

Ending Balance	$102,791	$14,600	$954,247	$1,071,638

Net change in unrealized (gains) losses held as of the reporting date	$1,146	$5,469	$462,970	$469,585

Blue Owl Capital Inc.

(Prior to May 19, 2021, Owl Rock)

Notes to Consolidated and Combined Financial Statements (Unaudited)

The following table sets forth a summary of changes in the fair value of the Level III measurements for the six months ended June 30, 2021:

	Level III Liabilities
(dollars in thousands)	TRA Liability	Warrant Liability	Earnout Securities Liability	Total
Beginning balance	$—	$—	$—	$—
Impact of the Business Combination	101,645	9,131	491,277	602,053
Unrealized (gains) losses	1,146	5,469	462,970	469,585

Ending Balance	$102,791	$14,600	$954,247	$1,071,638

Net change in unrealized (gains) losses held as of the reporting date	$1,146	$5,469	$462,970	$469,585

Valuation Methodologies

TRA Liability

The TRA related to the Dyal Acquisition is considered contingent consideration and is measured at fair value based on discounted future cash flows. The remaining TRA liability is not measured at fair value, as it was not part of the Dyal Acquisition, and therefore was not contingent consideration.

Warrant Liability

The Public Warrants are traded on the NYSE and are stated at the last reported sales price as of each balance sheet date. These warrants are actively traded, and valuation adjustments are not applied, and therefore are classified as Level I.

The Company uses a Monte Carlo simulation model to value the Private Placement Warrants. The Company estimates the volatility of its Class A Shares based on the volatility implied by the Public Warrants. The risk-free interest rate is based on U.S. Treasuries for a maturity similar to the expected remaining life of the warrants. The expected term of the warrants is assumed to be equivalent to their remaining contractual term.

Earnout Securities Liability

In connection with the Business Combination, the Company recognized a liability for a certain portion of the Earnout Securities issued (the remaining Earnout Securities were accounted for as equity-classified equity-based compensation). The fair value of the Earnout Securities liability is determined by using a Monte Carlo simulation model to forecast the future price of Class A Shares. The Company estimates the volatility of its Class A Shares based on the volatility implied by the Public Warrants and a review of historical volatility for similar publicly traded companies over a horizon that matches the expected remaining life of the Earnout Securities. The risk-free interest rate is based on U.S. Treasuries for a maturity similar to the expected remaining life of the Earnout Securities. The expected remaining life of the Earnout Securities is assumed to be the equivalent to their remaining contractual term.

Blue Owl Capital Inc.

(Prior to May 19, 2021, Owl Rock)

Notes to Consolidated and Combined Financial Statements (Unaudited)

Quantitative Inputs and Assumptions for Fair Value Measurements Categorized within Level III

The following table summarizes the quantitative inputs and assumptions used for the Company’s Level III measurements as of June 30, 2021:

	Fair Value	Valuation Technique	Significant Unobservable Inputs	Input	Impact to Valuation from an Increase in Input
(dollars in thousands)
TRA liability	$102,791	Discounted cash flow	Discount rate	11%	Decrease
Warrant liability	14,600	Monte Carlo simulation	Volatility	18%	Increase
			Risk-free rate	1%	Increase
Earnout Securities liability	954,247	Monte Carlo simulation	Volatility	23%	Increase
			Risk-free rate	1%	Increase
			Discount for lack of marketability	10%	Decrease

Total Liabilities, at Fair Value	$1,071,638

Fair Value of Other Financial Instruments

Management estimates that the carrying value of the Company’s debt obligations, which are not carried at fair value, approximated fair value as of June 30, 2021. The fair value measurements for the Company’s debt obligations are categorized as Level I within the fair value hierarchy.

10. INCOME TAXES

The Company’s income tax provision and related income tax assets and liabilities are based on, among other things, an estimate of the impact of the Business Combination, inclusive of an analysis of tax basis and state tax implications of the Blue Owl Operating Group and their underlying assets and liabilities. The Company’s estimate is based on the most recent information available; however, the impact of the Business Combination cannot be finally determined until the Company’s 2021 tax returns have been filed. The tax basis and state impact of the Blue Owl Operating Group and their underlying assets and liabilities are based on estimates subject to finalization of the Company’s tax returns, and the impact of the Business Combination may differ, possibly materially, from the current estimates described herein.

The Blue Owl Operating Partnerships, and prior to the Business Combination, Owl Rock, are partnerships for U.S. Federal income tax purposes subject to the New York City UBT. Effective upon the consummation of the Business Combination, generally all of the income the Registrant earns will be subject to corporate-level income taxes in the United States. Further, the amount of income taxes recorded prior to the Business Combination are not representative of the expenses expected in the future.

The Company had an effective tax rate of 1.8% and 0.4% for the three months ended June 30, 2021 and 2020, respectively, and 1.8% and 0.4% for the six months ended June 30, 2021 and 2020, respectively. The three and six months ended June 30, 2021 effective tax rates differed from the statutory rate primarily due to the portion of

Blue Owl Capital Inc.

(Prior to May 19, 2021, Owl Rock)

Notes to Consolidated and Combined Financial Statements (Unaudited)

income allocated to noncontrolling interests, nondeductible compensation and state and local taxes. Prior to the Business Combination, the Company was not subject to corporate-level income taxes.

The Company evaluates the realizability of its deferred tax asset on a quarterly basis and may recognize or adjust any valuation allowance when it is more likely than not that all or a portion of the deferred tax asset may not be realized. As of June 30, 2021, the Company has not recorded any valuation allowances. As of and prior to June 30, 2021, the Company has not recognized any liability for uncertain tax positions.

The Company files its tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business, the tax years that remain open under the statute of limitations will be subject to examinations by the appropriate tax authorities. The Company is generally no longer subject to state or local examinations by tax authorities for tax years prior to 2017.

As a result of the Business Combination, the Registrant recognized a deferred tax asset in the amount of $363.6 million to account primarily for the difference between the Company’s book and tax basis in its investment in the Blue Owl Operating Partnerships, as well as a portion related to the TRA liability that will eventually lead to additional tax basis in the Blue Owl Operating Partnerships upon future TRA payments. Net deferred tax assets of $504.6 million related to the purchase of partnership interests from and future TRA payments to the pre-Business Combination owners of Owl Rock and was recorded through additional paid-in capital. Net deferred tax liabilities of $141.0 million related to the purchase of partnership interests from and future TRA payments to the pre-Business Combination owners of Dyal Capital, and therefore were recorded as part of the net identifiable assets recognized as part of the Dyal Acquisition. The deferred tax assets will be recovered as the basis is amortized. Concurrent with the Business Combination and recording of these deferred tax assets, the Company recorded a TRA liability, net of fair value adjustments, of $461.0 million, of which $359.4 million and $101.6 million related to pre-Business Combination owners of Owl Rock (additional paid-in capital) and Dyal Capital (contingent consideration related to the Dyal Acquisition), respectively.

11. COMMITMENTS AND CONTINGENCIES

Tax Receivable Agreement

Pursuant to the TRA, the Company will pay 85% of certain tax benefits, if any, that it realizes (or in certain cases is deemed to realize) as a result of any increases in tax basis of the assets of the Blue Owl Operating Group related to the Business Combination and any subsequent exchanges of Blue Owl Operating Group Units for shares of the Registrant or cash.

Payments under the TRA will continue until all such tax benefits have been utilized or expired unless (i) the Company exercises its right to terminate the TRA and paying recipients an amount representing the present value of the remaining payments, (ii) there is a change of control or (iii) the Company breaches any of the material obligations of the TRA, in which case all obligations will generally be accelerated and due as if the Company had exercised its right to terminate the TRA. In each case, if payments are accelerated, such payments will be based on certain assumptions, including that the Company will have sufficient taxable income to fully utilize the deductions arising from the increased tax deductions.

The estimate of the timing and the amount of future payments under the TRA involves several assumptions that do not account for the significant uncertainties associated with these potential payments, including an assumption that the Company will have sufficient taxable income in the relevant tax years to utilize the tax benefits that would give rise to an obligation to make payments.

Blue Owl Capital Inc.

(Prior to May 19, 2021, Owl Rock)

Notes to Consolidated and Combined Financial Statements (Unaudited)

The table below presents management’s estimate as of June 30, 2021, of the maximum amounts that would be payable under the TRA assuming that the Company will have sufficient taxable income each year to fully realize the expected tax savings. In light of the numerous factors affecting the Company’s obligation to make such payments, the timing and amounts of any such actual payments may differ materially from those presented in the table.

(dollars in thousands)	Potential Payments Under the Tax Receivable Agreement
July 1, 2021 to December 31, 2021	$—
2022	18,710
2023	33,871
2024	32,089
2025	32,703
Thereafter	470,546

Total Payments	587,919
Less adjustment to fair value for contingent consideration	(125,740)

Total TRA Liability	$462,179

Unfunded Product Commitments

As of June 30, 2021, the Company had unfunded investment commitments to its products of $4.4 million, which is exclusive of commitments that employees and other related parties have to the products.

Indemnification Arrangements

In the normal course of business, the Company enters into contracts that contain indemnities for related parties of the Company, persons acting on behalf of the Company or such related parties and third parties. The terms of the indemnities vary from contract to contract and the Company’s maximum exposure under these arrangements cannot be determined and has not been recorded in the consolidated statements of financial condition. As of June 30, 2021, the Company has not had prior claims or losses pursuant to these contracts and expects the risk of material loss to be remote.

Litigation

From time to time, the Company is involved in legal actions in the ordinary course of business. Although there can be no assurance of the outcome of such legal actions, in the opinion of management, the Company does not have a potential liability related to any current legal proceeding or claim that would individually or in the aggregate materially affect its results of operations, financial condition or cash flows.

12. RELATED PARTY TRANSACTIONS

The majority of the Company’s revenues, including all management fees and administrative fees, are earned from the products it manages, which are considered related parties.

Blue Owl Capital Inc.

(Prior to May 19, 2021, Owl Rock)

Notes to Consolidated and Combined Financial Statements (Unaudited)

Reimbursements from the Company’s Products

Administrative fees represent allocable compensation and other expenses incurred by the Company, pursuant to administrative agreements, that are reimbursed by products it manages. These administrative fees are included within administrative, transaction and other fees on the consolidated and combined statements of operations and totaled $6.8 million and $10.3 million during the three and six months ended June 30, 2021, respectively, and $3.0 million and $5.8 million during the three and six months ended June 30, 2020, respectively.

The Company also has arrangements in place with products that it manages, whereby certain costs are initially paid by the Company and subsequently are reimbursed by the products. These amounts are included within due from related parties in the Company’s consolidated and combined statements of financial condition.

(dollars in thousands)	June 30, 2021	December 31, 2020
Management fees	$113,104	$78,586
Administrative fees and other expenses paid on behalf of the Company’s products and other related parties	34,423	14,112

Due from Related Parties	$147,527	$92,698

Employee Capital Invested in the Company’s Products

The Company’s executives and other employees have invested in and committed to the Company’s products approximately $1.9 billion and $480.0 million as of June 30, 2021 and December 31, 2020, respectively, and a portion of these investments are not charged fees. The increase from the prior year is a result of the Business Combination due to the addition of related party investments and commitments in the GP Capital Solutions products.

Expense Support and Caps Arrangements

The Company is party to expense support and cap arrangements with certain of the products it manages. Pursuant to these arrangements, the Company may absorb certain expenses of these products when in excess of stated expense caps or until such products reach certain profitability and cash flow thresholds. In certain cases, the Company is able to recover these expenses once certain profitability and cash flow thresholds are met. The Company recorded expenses related to these arrangements of $0.8 million and $5.8 million for the three months ended June 30, 2021 and 2020, respectively, and $3.0 million and $12.4 million for the six months ended June 30, 2021 and 2020, respectively. These expenses, net of recoveries, are included in general, administrative and other expenses within the consolidated and combined statements of operations.

Aircraft and Other Services

In the normal course of business, the Company reimburses certain related parties for business use of their aircraft based on current market rates. Personal use of the aircraft is not charged to the Company. The Company recorded expense for aircraft reimbursements of $169 thousand for the three and six months ended June 30, 2021, and $3 thousand and $819 thousand for the three and six months ended June 30, 2020, respectively.

13. EARNINGS (LOSS) PER SHARE

Basic earnings (loss) per share attributable to Class A Shareholders is computed by dividing the earnings or loss attributable to Class A Shares by the weighted-average number of Class A Shares outstanding during the period.

Blue Owl Capital Inc.

(Prior to May 19, 2021, Owl Rock)

Notes to Consolidated and Combined Financial Statements (Unaudited)

Class E Shares do not participate in the earnings or losses of the Company until a Triggering Event has occurred, and therefore no earnings per share has been presented for these shares. The Company’s Class C and D Shares represent voting interests and do not participate in the earnings of the Company. Accordingly, earnings per share is not presented for Class C and D Shares.

As of June 30, 2021, the Company had 9,050,000 RSUs that have vested but have not been settled in Class A Shares. These contingently issuable shares have been included in the calculation of basic earnings (loss) per Class A Share, but do not participate in earnings until they are settled in Class A Shares.

Diluted earnings (loss) per Class A Share attributable to common shareholders adjusts basic earnings (loss) per Class A Share for the potentially dilutive impact of RSUs, Seller Earnout Units, Common Units, and warrants. Unvested RSUs and all outstanding warrants are included in dilutive earning per Class A Share using the treasury stock method. Common Units are included using the if-converted method, which takes into account any incremental income tax expense that would have arisen had the Common Units converted into Class A Shares as of the beginning of the period. Seller Earnout Units are included in the denominator in computing dilutive earnings (loss) per Class A Share only when a Triggering Event has occurred, and therefore the contingency has been met. As of June 30, 2020, the Triggering Events on the Seller Earnout Units had not yet occurred.

For the Period from May 19, 2021 to June 30, 2021	Net Loss Attributable to Class A Shareholders	Weighted-Average Class A Shares Outstanding	Loss Per Class A Share	Number of Units Excluded from Diluted Calculation
	(dollars in thousands, except per share amounts)
Basic	$(397,189)	329,055,258	$(1.21)

Effect of dilutive securities:
Common Units	(1,143,082)	923,037,080		—
Warrants	—	—		14,159,381
Earnout Securities	—	—		99,999,924

Diluted	$(1,540,271)	1,252,092,338	$(1.23)

The Company analyzed the calculation of earnings (loss) per share for periods prior to the Business Combination, and determined that it resulted in values that would not be meaningful to the users of the consolidated and combined financial statements, as the Company’s capital structure completely changed as a result of the Business Combination. Therefore, earnings (loss) per share information has not been presented for periods prior to the Business Combination.

14. SUBSEQUENT EVENTS

Dividend

On August 10, 2021, the Company announced a cash dividend of $0.04 per Class A Share. The dividend is payable on September 8, 2021, to holders of record as of the close of business on August 24, 2021.

Earnout Securities Triggering Event

On July 21, 2021, a Triggering Event occurred with respect to one-half of the Earnout Securities, as the volume weighted average Class A Share price equaled or exceeded $12.50 per share for 20 consecutive trading days ending July 21, 2021. As a result, (i) 7,495,432 Class E Shares were converted into an equal number of Class A

Blue Owl Capital Inc.

(Prior to May 19, 2021, Owl Rock)

Notes to Consolidated and Combined Financial Statements (Unaudited)

Shares, (ii) 7,495,432 Seller Earnout Units were converted into an equal number of GP Units, (iii) 42,504,530 Seller Earnout Units were converted into an equal number of Common Units, and (iv) 42,504,530 non-economic, voting shares of the Registrant were issued to the holders of the converted Common Units (30,266,653 Class C Shares and 12,237,877 Class D Shares). In connection with the Triggering Event, the Company will recognize $15.0 million of unrecognized non-cash equity-based compensation expense in the third quarter of 2021.

Report of Independent Registered Public Accounting Firm

To the Members and CFO of

Owl Rock Capital Group LLC and Member and CEO of Owl Rock Capital Securities LLC:

Opinion on the Consolidated and Combined Financial Statements

We have audited the accompanying consolidated and combined statements of financial condition of Owl Rock Capital and subsidiaries (a carve-out business of Owl Rock Capital Group LLC) and Owl Rock Capital Securities LLC (collectively, the Company) as of December 31, 2020 and 2019, the related consolidated and combined statements of operations, changes in members’ capital (deficit), and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes (collectively, the consolidated and combined financial statements). In our opinion, the consolidated and combined financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These consolidated and combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated and combined financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated and combined financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated and combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated and combined financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated and combined financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 2016.

New York, New York

February 15, 2021

Owl Rock Capital and Subsidiaries and Owl Rock Capital Securities LLC

Consolidated and Combined Statements of Financial Condition

(Amounts in thousands)

	December 31, 2020	December 31, 2019
Assets
Cash and cash-equivalents	$11,630	$7,343
Due from affiliates, net	92,698	42,874
Other assets	17,269	6,501

Total assets	$121,597	$56,718

Liabilities
Accounts payable, accrued expenses and other liabilities	$58,415	$47,262
Accrued compensation	207,957	72,849
Debt obligations, net	356,386	287,104

Total liabilities	622,758	407,215

Commitments and contingencies (Note 8)

Members’ capital (deficit)
Members’ capital (deficit) attributed to members of Owl Rock Capital and sole member Owl Rock Capital Securities LLC	(507,687)	(352,756)
Non-controlling interests	6,526	2,259

Total members’ capital (deficit)	(501,161)	(350,497)

Total liabilities and members’ capital (deficit)	$121,597	$56,718

The accompanying notes are an integral part of these consolidated and combined financial statements.

Owl Rock Capital and Subsidiaries and Owl Rock Capital Securities LLC

Consolidated and Combined Statements of Operations

(Amounts in Thousands)

	For the Years Ended December 31,
	2020	2019	2018
Revenues
Management fees, net (includes BDC Part I fees of $34,404, $11,515 and $0 for the years ended December 31, 2020, 2019 and 2018, respectively	$194,906	$123,957	$62,009
Administrative, transaction and other fees	54,909	66,893	59,240

Total revenues, net	249,815	190,850	121,249

Expenses
Compensation and benefits	240,731	111,773	59,493
General, administrative and other expenses	67,811	51,710	63,395

Total expenses	308,542	163,483	122,888
Interest expense	23,816	6,662	1,128

Net income (loss) before income taxes	(82,543)	20,705	(2,767)
Income tax expense (benefit)	(102)	240	(180)

Net income (loss) including non-controlling interests	(82,441)	20,465	(2,587)
Net (income) loss attributed to non-controlling interests	4,610	2,493	4,635

Net income (loss) attributable to members of Owl Rock Capital and sole member of Owl Rock Capital Securities LLC	$(77,831)	$22,958	$2,048

The accompanying notes are an integral part of these consolidated and combined financial statements.

Owl Rock Capital and Subsidiaries and Owl Rock Capital Securities LLC

Consolidated and Combined Statements of Changes in Members’ Capital (Deficit)

(Amounts in Thousands)

		Members of Owl Rock Capital
	Securities Sole Member	Sponsor B Units	Class A Units	Non-controlling Interests	Total
Members’ capital (deficit) at December 31, 2017	$3,023	$(35,354)	$(13,964)	$—	$(46,295)
Contributions	—	—	19,180	1,946	21,126
Distributions	(200)	(32,007)	(12,642)	—	(44,849)
Net income (loss)	—	1,026	1,022	(4,635)	(2,587)

Members’ capital (deficit) at December 31, 2018	$2,823	$(66,335)	$(6,404)	$(2,689)	$(72,605)

Contributions	—	—	13,435	8,460	21,895
Distributions	—	(159,935)	(159,298)	(1,019)	(320,252)
Net income (loss)	—	11,502	11,456	(2,493)	20,465

Members’ capital (deficit) at December 31, 2019	$2,823	$(214,768)	$(140,811)	$2,259	$(350,497)

Contributions	—	—	—	9,831	9,831
Distributions	(1,500)	(37,876)	(37,724)	(954)	(78,054)
Net income (loss)	—	(38,993)	(38,838)	(4,610)	(82,441)

Members’ capital (deficit) at December 31, 2020	$1,323	$(291,637)	$(217,373)	$6,526	$(501,161)

The accompanying notes are an integral part of these consolidated and combined financial statements.

Owl Rock Capital and Subsidiaries and Owl Rock Capital Securities LLC

Consolidated and Combined Statements of Cash Flows

(Amounts in Thousands)

	For the Years Ended December 31,
	2020	2019	2018
Cash flows from operating activities
Net income (loss) including non-controlling interests	$(82,441)	$20,465	$(2,587)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation and amortization	673	829	304
Amortization of deferred financing costs	787	225	397
Changes in operating assets and liabilities:
Due from affiliates, net	(49,824)	(12,407)	(9,930)
Other assets	(10,222)	2,219	1,315
Accounts payable, accrued expenses and other liabilities	11,153	(6,562)	9,227
Accrued compensation	135,108	39,295	19,880

Net cash provided by (used in) operating activities	5,234	44,064	18,606
Cash flows from investing activities
Purchase of fixed assets	(652)	(1,173)	(3,176)
Proceeds from promissory note	(30,000)	—	—
Repayments of promissory note	30,000	—	—

Net cash provided by (used in) investing activities	(652)	(1,173)	(3,176)
Cash flows from financing activities
Proceeds from debt obligations	240,547	344,944	124,918
Repayments of debt obligations	(171,458)	(83,590)	(109,690)
Deferred financing costs	(594)	(4,151)	(414)
Contributions	9,264	20,042	18,520
Distributions	(78,054)	(320,252)	(44,849)

Net cash provided by (used in) financing activities	(295)	(43,007)	(11,515)

Net increase (decrease) in cash and cash-equivalents	4,287	(116)	3,915

Cash and cash-equivalents, beginning of the year	7,343	7,459	3,544

Cash and cash-equivalents, end of the year	$11,630	$7,343	$7,459

Supplemental and Non-Cash Information
Non-cash contributions (capital contribution receivable)	$567	$1,853	$2,606
Cash paid for interest	$23,231	$2,697	$770
Cash paid for income taxes	$142	$359	$—

The accompanying notes are an integral part of these consolidated and combined financial statements.

Owl Rock Capital and Subsidiaries and Owl Rock Capital Securities LLC

Notes to Consolidated and Combined Financial Statements

(Amounts in Thousands, Except Where Noted)

1.	Organization and Business Description

Owl Rock Capital Group LLC (“Group” or “Parent”) is a Delaware limited liability company, headquartered in New York. Group is a leading alternative asset management firm focused on providing direct lending solutions to U.S. middle market companies (the “Business”). Prior to the formation of Group on June 6, 2018, the Business operated under Owl Rock Capital Holdings LLC (“Holdings”), a Delaware limited liability company that was formed on October 15, 2015 and which is a wholly-owned subsidiary of Group.

There are two types of equity interests in Group: Units, comprised of Class A Units and Sponsor B Units and which retain pro rata economic rights in the assets, liabilities, profits and losses of the Business, and FIC Interests, which retain pro rata economic rights in the assets, liabilities, profits and losses of certain assets (“FIC assets”), which are not assets of the Business. “Owl Rock Capital” is presented as a carve-out from Group representing the portion of Group attributable to the Business. FIC interests are not presented in the carve-out financial statements of Owl Rock Capital, as FIC assets are not assets of the Business.

Sponsor B Units are owned by an entity indirectly controlled by certain executives of Owl Rock Capital and Class A Units are held by certain third-party investors. An entity controlled by certain executives of Owl Rock Capital has the right to manage and conduct the business and affairs of Owl Rock Capital.

Owl Rock Capital Securities LLC (“Securities”) is a Delaware limited liability company formed on December 17, 2015. Securities is a broker-dealer registered with the Securities Exchange Commission (“SEC”), a member of the Financial Industry Regulatory Authority (“FINRA”) and the Securities Investor Protection Corporation (“SIPC”). Securities is wholly owned by an affiliate of Owl Rock Capital and provides distribution services to Owl Rock Capital. Owl Rock Capital, collectively with its consolidated subsidiaries related to the Business (and excluding such subsidiaries constituting FIC assets), and combined with Securities, is referred to hereafter as “Owl Rock” or the “Company”. The Company measures its financial performance and allocates resources in a single segment, which operates primarily in the United States. Accordingly, Owl Rock considers itself to be in a single operating and reportable segment structure.

On December 23, 2020, Group entered into a business combination agreement with Altimar Acquisition Corporation (“Altimar”) and Neuberger Berman Group LLC (“Neuberger”) with respect to a business combination transaction (the “transaction”) involving Owl Rock, Dyal Capital Partners, a division of Neuberger, and Altimar to form “Blue Owl,” a publicly-traded alternative asset manager.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated and combined (thereafter referred to as “consolidated”) financial statements have been prepared from the Parent’s historical accounting records and are presented on a stand-alone basis. The Parent owns a residual interest in proceeds from the sale of Sponsor B Units, which are not presented as part of these stand-alone consolidated financial statements and footnotes. All inter-company balances and transactions have been eliminated upon consolidation and combination. These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

The consolidated statements of operations include all revenues and costs directly attributable to Owl Rock. The consolidated statements of financial condition of Owl Rock include assets and liabilities of the Parent that are specifically identifiable or otherwise attributable to the Company. Management of Owl Rock and the Parent consider these allocations to be a reasonable reflection of the utilization of services by, or the benefits provided to Owl Rock.

Certain prior period amounts have been reclassified for consistency with the current period presentation. These reclassifications had no effect on the reported results of operations

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make assumptions and estimates that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates and such differences could be material to the consolidated financial statements.

Principles of Consolidation

The Company consolidates those entities in which it has a direct or indirect controlling financial interest based on either a variable interest model or voting interest model. The Company determines whether an entity should be consolidated by first evaluating whether it holds a variable interest in the entity. Entities that are not variable interest entities (“VIEs”) are further evaluated for consolidation under the voting interest model (“VOE”).

An entity is considered to be a VIE if any of the following conditions exist: (a) the total equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support, (b) the holders of equity investment at risk, as a group, lack either the direct or indirect ability through voting rights or similar rights to make decisions that have a significant effect on the success of the entity or the obligation to absorb the expected losses or right to receive the expected residual returns, or (c) the voting rights of some equity investors are disproportionate to their obligation to absorb losses of the entity, their rights to receive returns from an entity, or both and substantially all of the entity’s activities either involve or are conducted on behalf of an investor with disproportionately few voting rights.

Fees that are customary and commensurate with the level of services provided by the Company, and where the Company does not hold other economic interests in the entity that would absorb more than an insignificant amount of the expected losses or returns of the entity, would not be considered a variable interest. The Company factors in all economic interests, including proportionate interests through related parties, to determine if fees are considered a variable interest. Where the Company’s interests in funds are primarily management fees, incentive fees, and/or insignificant direct or indirect equity interests through related parties, the Company is not considered to have a variable interest in such entities.

The Company consolidates all VIEs for which it is the primary beneficiary. An entity is determined to be the primary beneficiary if it holds a controlling financial interest, which is defined as having (a) the power to direct the activities of the VIE that most significantly impact the entity’s economic performance and (b) the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE.

The Company determines whether it is the primary beneficiary of a VIE at the time it becomes involved with a VIE and continuously reconsiders that conclusion. In evaluating whether the Company is the primary beneficiary, the Company evaluates its direct and indirect economic interests in the entity. The consolidation analysis is generally performed qualitatively, however, if the primary beneficiary is not readily determinable, a quantitative analysis may also be performed. This analysis requires judgment, including: (1) determining whether the equity investment at risk is sufficient to permit the entity to finance its activities without additional subordinated financial support, (2) evaluating whether the equity holders, as a group, can make decisions that have a significant effect on the success of the entity, (3) determining whether two or more parties’ equity interests should be aggregated, (4) determining whether the equity investors have proportionate voting rights to their obligations to absorb losses or rights to receive returns from an entity and (5) evaluating the nature of relationships and activities of the parties involved in determining which party within a related-party group is most closely associated with a VIE and hence would be deemed the primary beneficiary.

Cash and Cash Equivalents

Cash and cash equivalents of the Company include demand deposit accounts.

As of December 31, 2020 and 2019, the Company had cash balances with financial institutions in excess of Federal Deposit Insurance Corporation insured limits. The Company monitors the credit standing of these financial institutions.

Net Capital Requirement

As a registered broker-dealer, Securities is subject to SEC Rule 15c3-1, which requires the maintenance of minimum net capital in excess of the greater of $5 and 6.67% of aggregate indebtedness. As of December 31, 2020 and 2019, Securities’ net capital was in excess of minimum requirements.

Other Assets

Other assets include fixed assets, capital contribution receivable, prepaid expenses and other. Fixed assets, consisting of furniture, fixtures and equipment, leasehold improvements, computer hardware, and internal-use software, are recorded at cost, less accumulated depreciation and amortization.

Direct costs associated with developing, purchasing, or otherwise acquiring software for internal use are capitalized and amortized on a straight-line basis over the expected useful life of the software, beginning when the software is ready for its intended purpose. Costs incurred for upgrades and enhancements that will not result in additional functionality are expensed as incurred.

Fixed assets are depreciated or amortized on a straight-line basis over an asset’s estimated useful life, with the corresponding depreciation and amortization expense included within general, administrative and other expenses on the Company’s consolidated statements of operations. The estimated useful life for leasehold improvements is the lesser of the remaining lease term and the life of the asset, while other fixed assets and internal-use software are generally depreciated between two and seven years. Fixed assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Direct and incremental costs incurred in connection with the Blue Owl transaction are capitalized and deferred in the consolidated statements of financial condition within other assets. These costs will be recorded as a reduction of capital when the transaction becomes effective.

Distributions

Distributions to members are determined in accordance with the Company’s operating agreements and are recorded on the payment date.

Non-controlling Interests

Non-controlling interests in consolidated subsidiaries reflect third-party investor capital in operating subsidiaries. The allocation of net income or loss to non-controlling interests is based on the relative ownership interests of the third-party investors.

Revenue Recognition

Revenues consist primarily of management fees, incentive fees and administrative and other transaction fees. Effective January 1, 2018, the Company adopted the Financial Accounting Standards Board (“FASB”) Topic 606 (“ASC 606”), Revenue from Contracts with Customers.

Pursuant to ASC 606, the Company recognizes revenue at the time of transfer of promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. Under this standard, revenue is based on a contract with a determinable transaction price and distinct performance obligations with probable collectability. Revenues cannot be recognized until the performance obligation(s) are satisfied and control is transferred to the customer.

Management Fees

Management fees are recognized over the period in which the investment management services are performed because customers simultaneously consume and receive benefits continuously over time. Payment terms and fee rates of management fees vary by fund. Management fees are generally based upon a defined percentage of average fair value of gross assets (excluding cash) or average fair value of gross assets (excluding cash) plus undrawn commitments in the case of the Company’s business development companies (“BDCs”), or fair value of gross assets (excluding cash), fair value of investments plus undrawn commitments, or invested capital in the case of the Company’s long-dated private funds (“Private Debt funds”) and separately managed accounts (“Managed Accounts”). The contractual terms of management fees vary by fund structure and investment strategy.

Management fees also include a fee based on the net investment income of the Company’s BDCs, Owl Rock Capital Corporation, Owl Rock Capital Corporation II, Owl Rock Technology Finance Corp. and Owl Rock Core Income Corp. (and should such BDC be listed in the future, Owl Rock Capital Corporation III, collectively, “BDC Part I Fees”), which are subject to performance hurdles. Such BDC Part I Fees are classified as management fees in the consolidated statements of operations as they are predictable and recurring in nature, not subject to contingent repayment and cash-settled each quarter.

Incentive Fees

Incentive fees earned on the performance of certain fund structures are recognized based on the fund’s performance during the period, subject to the achievement of minimum return levels in accordance with the respective terms set out in each fund’s investment management agreement. Incentive fees are realized at the end of a measurement period, typically annually. Once realized, such fees are no longer subject to reversal. The Company recognizes incentive fee revenue only when the amount is realized and no longer subject to reversal.

Administrative, Transaction and Other Fees

Administrative, transaction and other fees are comprised of fee income earned from services provided to portfolio companies, dealer manager revenue, and administrative fees reimbursed by products managed by the Company (“Owl Rock products”).

Fee income is earned for services provided to portfolio companies, which may include arrangement, syndication, origination, structuring analysis, capital structure and business plan advice and other services. The fees are recognized as income when the services rendered are completed.

Dealer manager revenue consists of commissions earned for providing distribution services to certain Owl Rock products. Dealer manager revenue is recorded on an accrual basis as earned.

Administrative fees represent expenses incurred by certain professionals of the Company and reimbursed by products managed by the Company. The Company may incur certain costs in connection with satisfying its performance obligations for investment management services or similar agreements – primarily employee travel costs – for which it receives reimbursements from its customers under the administrative agreements or similar agreements with Owl Rock products. For reimbursable travel costs, the Company concluded it controls the services provided by its employees and other parties and, therefore, is acting as principal. For reimbursable costs incurred in connection with satisfying its performance obligations for administration services, the Company concluded it does not control, with the exception of the allocable compensation and employee travel costs, the services provided by its employees and other parties and, therefore, is acting as agent. Accordingly, the Company records expenses for which it is acting as the principal on a gross basis within administrative, transaction and other fees and general, administrative and other expenses, and records costs for which it is agent on a net basis within due from affiliates, net, within the consolidated statements of financial condition.

Compensation and Benefits

Compensation and benefits consist of salaries, bonuses, commissions, long-term deferral programs, benefits and payroll taxes. Compensation is accrued over the related service period and long-term deferral program awards are paid out based on the various vesting dates.

On September 15, 2020, the Company issued a special incentive award (the “Award”). The Award is determined in relation to the fair value of Owl Rock, measured by an independent third party valuation firm, was fully vested upon issuance, will be settled in cash and is subject to the terms and conditions of the Award. The Award is classified as a liability and will be remeasured at fair value, which is equal to its settlement value, each reporting period until it is settled. The Award incurred a non-cash compensation expense of $90.5 million in 2020 and it is included in compensation and benefits within the consolidated statements of operations and accrued compensation within the consolidated statements of financial condition.

On December 28, 2020, the Company entered into an agreement to convert the cash settled Award into 9.05 million restricted stock units of Blue Owl common stock upon closing of the transaction. As this modification is contingent upon the closing of the transaction, it will not be recognized until the contingency is resolved.

Deferred Financing Costs

The Company records expenses related to debt obligations as deferred financing costs. These expenses are deferred and evenly amortized over the life of the related debt instrument and included within interest expense within the consolidated statements of operations. Deferred financing costs are presented on the consolidated statements of financial condition as a direct deduction from the outstanding debt obligations liability.

Income Taxes

Certain subsidiaries of the Company (the “Taxable Partnerships”) are treated as partnerships for federal income tax purposes and, accordingly, are generally not subject to federal and state income taxes, as such taxes are the responsibility of certain direct and indirect owners of the Taxable Partnerships. However, the Taxable Partnerships are subject to Unincorporated Business Tax in New York City and Connecticut at 4.00% and 6.99%, respectively (“UBT”) and other state taxes. Certain subsidiaries of the Company (the “Taxable Corporations”) are domestic and foreign corporations. Depending on the domicile of the Taxable Corporations, their income is subject to either U.S. federal, state and local income taxes or foreign income taxes (for which a foreign tax credit can generally offset U.S. corporate taxes imposed on the same income).

The Company accounts for income taxes and UBT using the asset and liability method under which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities, and their respective tax basis by applying statutory tax rates. The measurement of deferred tax assets is reduced by a valuation allowance if, based upon available evidence, it is more likely than not, that some or all of the deferred tax asset will not be realized. Interest and penalties, if any, assessed under the relevant tax law are recognized as incurred within income tax expense in the consolidated statements of operations. Based on the available evidence, the Company has determined that it is more likely than not that all deferred tax assets will be realized and that a valuation allowance is not needed as of December 31, 2020 and 2019.

The Company is required to determine whether its tax positions are more-likely-than-not to be sustained upon examination by the applicable taxing authority based on the technical merits of the position. Tax positions not deemed to meet a more-likely-than-not standard would be recorded as a tax expense in the current period. At December 31, 2020 and 2019, there were no uncertain tax positions meeting the above recognition criteria. The Taxable Partnerships and the Taxable Corporations file U.S. Federal, state and local tax returns as well as foreign tax returns. Deferred tax expense (benefit) is included in the accompanying consolidated statements of operations.

New Accounting Pronouncements

The Company considers the applicability and impact of all accounting standard updates (“ASU”) issued. ASUs not listed below were assessed and either determined to be not applicable or expected to have minimal impact on its consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This ASU is intended to provide enhanced transparency and comparability by requiring lessees to record right-of-use assets and corresponding lease liabilities on the balance sheet for most leases. Expenses associated with leases will continue to be recognized in a manner similar to current accounting guidance. This pronouncement is effective for the Company beginning January 1, 2022, with early adoption permitted. We have not yet quantified the impact that the adoption of this pronouncement will have on our consolidated financial condition and/or results of operations.

In October 2018, the FASB issued ASU 2018-17, Consolidation (Topic 810): Targeted Improvements to Related Party Guidance for Variable Interest Entities. ASU 2018-17, amends ASC 810 to address whether indirect interests held through related parties in common control arrangements should be considered on a proportional basis for determining whether fees paid to decision makers and service providers are variable interests. This is consistent with how indirect interests held through related parties under common control are considered for determining whether a reporting entity must consolidate a VIE. For example, if a decision maker or service provider owns a 20 percent interest in a related party and that related party owns a 40 percent interest in the legal entity being evaluated, the decision maker’s or service provider’s indirect interest in the VIE held through the related party under common control should be considered the equivalent of an eight percent direct interest for determining whether its fees are variable interests. ASU 2018-17 is effective for annual reporting periods beginning after December 15, 2020 and interim periods within fiscal years beginning after December 15, 2021, with early adoption permitted. The guidance should be applied retrospectively. The Company is currently evaluating the impact of this guidance on its consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The amendments in this update simplify the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. The amendments also improve consistent application of and simplify GAAP for other areas of Topic 740 by clarifying and amending existing guidance. The amendments in this update related to separate financial statements of legal entities that are not subject to tax should be applied on a retrospective basis for all periods presented. The amendments related to changes in ownership of foreign equity method investments or foreign subsidiaries should be applied on a modified retrospective basis through a cumulative-effect adjustment to retained earnings as of the beginning of the fiscal year of adoption. The amendments related to franchise taxes that are partially based on income should be applied on either a retrospective basis for all periods presented or a modified retrospective basis through a cumulative-effect adjustment to retained earnings as of the beginning of the fiscal year of adoption. All other amendments should be applied on a prospective basis. ASU 2019-12 is effective for annual reporting periods beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022, with early adoption permitted. The Company is currently evaluating the impact of this guidance on its consolidated financial statements.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848). The amendments in this update provide optional expedients and exceptions for applying generally accepted accounting principles to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The amendments in this update apply only to contracts, hedging relationships, and other transactions that reference the London Interbank Offered Rate (“LIBOR”) or another reference rate expected to be discontinued because of reference rate reform. An entity may elect to adopt the amendments for contract modifications as of any date from the beginning of an interim period that includes or is subsequent to March 12, 2020, or prospectively from a date within an interim period that includes or is subsequent to March 12, 2020, up to the date that the financial statements are available to be issued. An entity may elect to apply the amendments in ASU 2020-04 to eligible hedging relationships existing as of the beginning of the interim period that includes March 12, 2020 and to new eligible hedging relationships entered into after the beginning of the interim period that includes March 12, 2020. The Company is currently evaluating the impact of this guidance on its consolidated financial statements.

3.	Other Assets

Other assets consist of the following:

	December 31, 2020	December 31, 2019
Deferred transaction costs	$8,255	$—
Fixed assets, net	3,356	3,377
Deferred tax assets	800	326
Contributions receivable	567	1,853
Other assets	4,291	945

Total	$17,269	$6,501

Fixed assets consist of the following:

	December 31, 2020	December 31, 2019
Leasehold improvements	$2,133	$2,128
Furniture and fixtures	1,612	1,550
Computer equipment	730	702
Computer software	556	56

Fixed assets	5,031	4,436
Accumulated depreciation and amortization	(1,675)	(1,059)

Fixed assets, net	$3,356	$3,377

The depreciation and amortization expense for the years ended December 31, 2020, 2019 and 2018 was $673, $829 and $304, respectively, and included in general, administrative and other expenses within the consolidated statements of operations.

4.	Debt Obligations, Net

The table below summarizes outstanding debt obligations of the Company:

	December 31, 2020
	Current Maturity Date	Aggregate Facility Size	Outstanding Debt	Amount Available (1)	Net Carrying Value (2)	Interest Rate (3)
Revolving Credit Facility #1	2/28/2022	$105,000	$92,895	$10,377	$92,522	4.75%
Revolving Credit Facility #2	8/20/2021	22,000	17,365	4,635	17,303	4.49%
Term Loan	10/25/2029	250,000	250,000	—	246,561	7.86%

Total		$377,000	$360,260	$15,012	$356,386

(1)	Amount available is reduced by outstanding letters of credit.

(2)

The carrying values of the Revolving Credit Facility #1, Revolving Credit Facility #2, and Term Loan are presented net of capitalized and unamortized deferred financing costs of $373, $62, and $3.4 million, respectively.

(3)	Average interest rate noted above, excludes impact of deferred financing and unused commitment fees.

	December 31, 2019
	Current Maturity Date	Aggregate Facility Size	Outstanding Debt	Amount Available (1)	Net Carrying Value (2)	Interest Rate (3)
Revolving Credit Facility #1	2/28/2022	$50,000	$28,190	$20,082	$28,101	6.22%
Revolving Credit Facility #2	8/20/2021	16,000	12,982	3,018	12,834	5.61%
Term Loan	10/25/2029	250,000	250,000	—	246,169	7.94%

Total		$316,000	$291,172	$23,100	$287,104

(1)	Amount available is reduced by outstanding letters of credit.
(2)

The carrying values of the Revolving Credit Facility #1, Revolving Credit Facility #2, and Term Loan are presented net of capitalized and unamortized deferred financing costs of $89, $148, and $3.8 million, respectively.

(3)	Average interest rate noted above, excludes impact of deferred financing and unused commitment fees.

Deferred financing cost amortization expense for the years ended December 31, 2020, 2019 and 2018 was $787, $225 and $397, respectively.

Revolving Credit Facility #1

On February 22, 2017, Owl Rock entered into a $10 million credit facility (“Revolving Credit Facility #1”). On March 12, 2018, the credit facility was amended to, among other things: (i) increase facility size to $36.5 million, (ii) extend the maturity date to February 28, 2022, (iii) reduce the London Interbank Offered Rate (“LIBOR”) – based rate from LIBOR + 3.25% to LIBOR + 3.05% and prime rate – based rate from prime rate + 0.50% to prime rate + 0.25%, and (iv) added a letter of credit sublimit of $5 million. On December 13, 2018, the credit facility was increased to $50 million. On February 20, 2020, the credit facility was increased to $80 million. On October 30, 2020, the credit facility was increased to $105 million.

Borrowings under the credit facility bear interest at a rate per annum equal to: (i) in the case of LIBOR – based advance, the greater of LIBOR + 3.05 % and 4.25%, or (ii) in the case of prime rate – based advance, the greater of prime rate, as published by the lending bank, + 0.25 % and 4.25%. The Company also pays fees of 0.5% and 2.0% per annum on the unused portion of the credit facility and outstanding letters of credit, respectively.

Borrowings under the credit facility are secured by a continuing interest in management fees, incentive fees and other fees or distributions.

Revolving Credit Facility #2

On February 22, 2019, Owl Rock entered into a $10 million credit facility (“Revolving Credit Facility #2”). On November 29, 2019, the credit facility was increased to $16 million. On September 14, 2020, the credit facility was increased to $22 million.

Borrowings under the credit facility bear interest at a rate per annum equal to: (i) in the case of LIBOR – based advances, the greater of LIBOR + 3.05% and 4.25%, or (ii) in the case of the prime rate – based advances, the greater of the prime rate, as published by the lending bank, + 0.25% and 4.25%. The Company also pays a fee of 0.5% per annum on the unused portion of the credit facility.

Borrowings under the credit facility are secured by a continuing interest in management fees, incentive fees and other fees or distributions.

Term Loan

On October 25, 2019, Holdings entered into a $250 million term loan agreement (“Term Loan”). The Term Loan bears interest at a rate per annum equal to LIBOR + 6.00% and is subject to a LIBOR floor of 1.50%.

Borrowing under the Term Loan is secured by cash receipts and distributions from subsidiaries of Owl Rock.

5.	Members’ Capital (Deficit)

Ownership Interests

Sponsor B and Class A Units (collectively “Units”) provide each unitholder with legal and beneficial ownership interests in, and rights and duties as a member of Owl Rock Capital, including, without limitation, the right to share in net income (loss), and the right to receive distributions.

Ownership interests of Owl Rock Capital are summarized in the following table:

	December 31, 2020		December 31, 2019
	Units	Economic Interest %	Units	Economic Interest %
Sponsor B Units	5,010,000	50.1%	5,010,000	50.1%
Class A Units	4,990,000	49.9%	4,990,000	49.9%

Total	10,000,000	100.0%	10,000,000	100.0%

Contributions

Contributions by Class A members are made to the Company in accordance with the operating agreements and are recorded in the applicable period. During the years ended December 31, 2020, 2019 and 2018 the Company received contributions of $9.8 million, $21.9 million and $21.1 million, respectively.

Distributions

Distributions to members are determined in accordance with the Company’s operating agreements and are recorded on the payment date. During the years ended December 31, 2020, 2019 and 2018, the Company made distributions of $78.1 million, $320.3 million and $44.8 million, respectively.

6.	Related Party Transactions

Due from Affiliates, Net

The Company considers its professionals and non-consolidated funds to be affiliates. Due from affiliates, net consists of the following:

	December 31, 2020	December 31, 2019
Management and BDC Part I Fees receivable	$78,586	$32,473
Payments made on behalf of and amounts due from Owl Rock products and other amounts due	14,112	10,401

Total	$92,698	$42,874

Management fees, incentive fees, and administrative fees represent revenue that is earned from the Company’s affiliates. The related accounts receivable is included within due from affiliates, net within the consolidated statements of financial condition.

Administrative fees represent allocable compensation and expenses incurred by certain professionals of the Company and reimbursed by products managed by the Company. For reimbursable expenses in which the

Company is determined to be principal, during the years ended December 31, 2020, 2019 and 2018 the Company has recorded revenue of $13.0 million, $12.0 million and $6.8 million, respectively, within administrative, transaction and other fees on the consolidated statements of operations.

Employees and other related parties may be permitted to directly or indirectly invest in Owl Rock products alongside fund investors. Participation is limited to individuals who qualify under applicable securities laws.

Fee Waivers

The Company is party to fee waiver agreements with certain BDCs pursuant to which certain portions of management fee and BDC Part I Fee revenue are waived. The management fees and BDC Part I Fees are reported net of the fee waivers. For the year ended December 31, 2020 the Company waived management fees and BDC Part I Fees in the amount of $56.6 million and $74.8 million, respectively. For the year ended December 31, 2019, the Company waived management fees and BDC Part I Fees in the amount of $31.1 million and $46.4 million, respectively. For the year ended December 31, 2018, the Company waived management fees and BDC Part I Fees in the amount of $0.8 million and $2.4 million, respectively.

Expense Support Agreement

The Company is a party to an expense support agreement with one of the Owl Rock products. Pursuant to this agreement, the Company may not be reimbursed for certain of its expenditures made in connection with such fund until certain profitability and cash flow thresholds of the fund are achieved (“Expense Support”). During the years ended December 31, 2020, 2019 and 2018, Expense Support amounted to $18.7 million, $7.0 million and $1.3 million, respectively, and is included in general, administrative and other expenses within the consolidated statements of operations. These amounts are subject to recoupment from the Owl Rock product in the event certain criteria are met. As of December 31, 2020, 2019 and 2018, Expense Support recognized during the years ended December 31, 2020, 2019 and 2018, respectively, had not been reimbursed.

Aircraft and Other Services

In the normal course of business, Owl Rock makes use of aircraft owned by affiliates of Owl Rock and reimburses such affiliates for such use based on current market rates. Affiliates of Owl Rock bear the share of all operating, personnel and maintenance costs associated with the aircraft. Personal use of the aircraft is not charged to Owl Rock. The transactions described herein are not material to the consolidated financial statements.

7.	Income Taxes

Income tax expense (benefit) consisted of the following:

	For the Years Ended December 31,
	2020	2019	2018
Current:
U.S. federal income tax (benefit)	$—	$—	$—
State and local income tax (benefit)	359	81	—
Foreign income tax (benefit)	14	—	—

	373	81	—

Deferred:
U.S. federal income tax (benefit)	—	—	—
State and local income tax (benefit)	(475)	159	(180)
Foreign income tax (benefit)	—	—	—

	(475)	159	(180)

Total:
U.S. federal income tax (benefit)	—	—	—
State and local income tax (benefit)	(116)	240	(180)
Foreign income tax (benefit)	14	—	—

	$(102)	$240	$(180)

The effective income tax rate differed from the New York City UBT rate, the most material effective income tax statutory rate, for the following reasons:

	For the Years Ended December 31,
	2020	2019	2018
Income tax expense (benefit) at statutory rate	(4.00)%	4.00%	(4.00)%
Non-taxable income resulting from use of state and local business apportionment factors and permanent items related to compensation	3.89%	(3.28)%	5.40%
Transaction costs	—%	—%	1.43%
Impact of the Company’s subsidiary’s local taxes	(0.08)%	0.10%	(8.07)%
Provision to return adjustments and other	0.07%	0.34%	(1.27)%

Total effective rate	(0.12)%	1.16%	(6.51)%

Deferred tax assets and deferred tax liabilities are included within other assets and accounts payable, accrued expenses and other liabilities within the consolidated statements of financial condition, respectively. The income tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities were as follows:

	December 31, 2020	December 31, 2019
Deferred tax assets:
Net operating losses	$180	$162
Deferred compensation	496	133
Basis difference in subsidiaries	69	—
Other	55	31

Total gross deferred tax assets	800	326
Valuation allowance	—	—

Total deferred tax assets, net	$800	$326

Deferred tax liabilities	$—	$—

The Company’s net operating losses expire during the 2036-2038 tax years. The Company’s tax years ended December 31, 2017, 2018 and 2019 remain open to examination by U.S. Federal, state and local tax authorities. No penalties or interest were incurred during years ended December 31, 2020, 2019 and 2018.

8.	Commitments and Contingencies

Indemnification Arrangements

Consistent with standard business practices in the normal course of business, the Company enters into contracts that contain indemnities for affiliates of the Company, persons acting on behalf of the Company or such affiliates and third parties. The terms of the indemnities vary from contract to contract and the Company’s maximum exposure under these arrangements cannot be determined and has not been recorded in the consolidated statements of financial condition. As of December 31, 2020, the Company has not had prior claims or losses pursuant to these contracts and expects the risk of loss to be remote.

Litigation

From time to time, the Company is named as a defendant in legal actions in the ordinary course of business. Although there can be no assurance of the outcome of such legal actions, in the opinion of management, the Company does not have a potential liability related to any current legal proceeding or claim that would individually or in the aggregate materially affect its results of operations, financial condition or cash flows.

Promissory Note Commitment

The Company was a party to an interest bearing promissory note with one of the Owl Rock products allowing it to borrow from the Company up to an aggregate of $50 million. Interest on the promissory note matches the one paid pursuant to Revolving Credit Facility #1. The unpaid principal balance and accrued interest are payable from time to time at the discretion of the Owl Rock product but immediately due and payable upon 120 days written notice by the Company. The promissory note matured on December 31, 2020.

Operating Leases

The Company leases two offices in New York, one office in Connecticut, one office in California and one office in London, England pursuant to current lease agreements expiring through 2031. The Company has the option to extend the term of the lease for the Connecticut and California office spaces for five years from the current 2023 and 2024 expiration dates, respectively. No such option exists for the two New York office leases. The leases include escalation clauses and require the Company to pay for utilities, taxes and maintenance expenses. Lease expense was $4.5 million, $3.8 million and $2.1 million for the years ended December 31, 2020, 2019 and 2018, respectively, and is included in general, administrative and other expenses within the consolidated statements of operations.

As of December 31, 2020, aggregate estimated minimum lease commitments under the Company’s operating leases were as follows:

Year Ended December 31,	Amount
2021	$5,882
2022	8,354
2023	8,101
2024	6,000
2025	5,923
Thereafter	37,061

Total	$71,321

9.	Subsequent Events

The Company evaluated subsequent events and transactions that occurred after December 31, 2020 through the date the consolidated financial statements were available to be issued. Other than described in these consolidated financial statements, the Company did not identify any subsequent events that require recognition or disclosure in the consolidated financial statements.

Dyal Capital Partners

Combined Statements of Financial Condition

March 31, 2021 and December 31, 2020

(Dollars in thousands)

	(Unaudited) March 31, 2021	December 31, 2020
Assets
Equity method investments	$29,137	$27,436
Receivables:
Management fees	54,325	37,321
Incentive fees	118	2,354
Due from affiliates	26,534	17,716
Prepaid assets	—	21,000
Other assets	556	1,888

Total assets	$110,670	$107,715

Liabilities and Equity
Liabilities:
Accrued compensation and benefits	$20,052	$140,807
Accrued expenses and other payables	15,619	8,666

Total liabilities	$35,671	$149,473
Commitments and contingencies (note 9)
Equity:
Net Parent investment	$71,080	$(45,533)
Non-controlling interest	3,919	3,775

Total Equity	$74,999	$(41,758)

Total Liabilities and Equity	$110,670	$107,715

See accompanying notes to the combined financial statements.

Dyal Capital Partners

Combined Statements of Operations

Three Months Ended March 31, 2021 and 2020

(Unaudited)

(Dollars in thousands)

	2021	2020
Revenues
Management fees, net	$75,472	$70,607
Administrative, transaction and other fees	6,520	5,821

Total revenues	81,992	76,428

Operating expenses
Compensation and benefits	55,323	47,578
General, administrative, and other expenses	14,026	6,913

Total operating expenses	69,349	54,491

Operating income	12,643	21,937
Net gains (losses) from investment activities	2,314	(85)

Income before income tax expense	14,957	21,852
Income tax expense	2,181	1,984

Net income	12,776	19,868
Net gain (loss) attributable to non-controlling interests	144	(454)

Net income attributable to Dyal	$12,632	$20,322

See accompanying notes to the combined financial statements.

Dyal Capital Partners

Combined Statements of Changes in Equity

Three Months Ended March 31, 2021 and 2020

(Unaudited)

(Dollars in thousands)

	Net Parent Investment	Non-controlling Interest	Total Equity
Balance at December 31, 2019	$(147,235)	$4,328	$(142,907)
Net income	20,322	(454)	19,868
Distributions to non-controlling interests	—	(2)	(2)
Net transfer from Parent	136,551	—	136,551

Balance at March 31, 2020	$9,638	$3,872	$13,510

	Net Parent Investment	Non-controlling Interest	Total Equity
Balance at December 31, 2020	$(45,533)	$3,775	$(41,758)
Net income	12,632	144	12,776
Equity based compensation	4,500	—	4,500
Net transfer from Parent	99,481	—	99,481

Balance at March 31, 2021	$71,080	$3,919	$74,999

See accompanying notes to the combined financial statements.

Dyal Capital Partners

Combined Statements of Cash Flows

Three Months Ended March 31, 2021 and 2020

(Unaudited)

(Dollars in thousands)

	2021	2020
Cash flows from operating activities:
Net income	$12,776	$19,868
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Net (gains) losses from investment activities	(2,314)	85
Equity based compensation	4,500	—
Cash flows due to changes in operating assets and liabilities:
Management fees receivable, net	(17,004)	(30,126)
Due from affiliates	(8,818)	(7,425)
Incentive fees receivable	2,236	—
Prepaid assets	21,000	—
Other assets	1,332	18
Accrued compensation and benefits	(120,755)	(115,933)
Accrued expenses and other payables	6,953	(2,545)
Distributions from equity method investments	1,133	249

Net cash provided by (used in) operating activities	(98,961)	(135,809)

Cash flows from investing activities:
Purchases of equity method investments	(520)	(830)

Net cash used in investing activities	(520)	(830)

Cash flows from financing activities:
Distributions to non-controlling interests	—	(2)
Net transfer from Parent	99,481	136,551

Net cash provided by (used in) financing activities	99,481	136,549

Net decrease in cash and cash equivalents	—	(90)
Cash and cash equivalents, beginning of the period	—	90

Cash and cash equivalents, end of the period	$—	$—

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Income tax	$3,849	$3,722
Supplemental disclosures of noncash activities:
Equity based compensation	$4,500	$—

See accompanying notes to the combined financial statements.

Dyal Capital Partners

Notes to Combined Financial Statements

Three Months Ended March 31, 2021 and 2020

(Unaudited)

(Dollars in thousands, except where noted)

(1) Business Overview

Dyal Capital Partners (“Dyal” or the “Company”) consists of the entities and personnel comprising the Dyal business of Neuberger Berman Group LLC (“NBG”), an independent, global asset management company headquartered in New York. The Company is indirectly owned by NBG (the “Parent”). Dyal seeks to acquire minority equity stakes in or provide debt financing to, established alternative asset managers worldwide. Dyal also includes a Business Services Platform, which provides strategic support in various areas to its underlying partner managers in which an equity stake is granted. The Company, including the Business Services Platform, operates primarily from New York, with personnel in London and Hong Kong. The Company measures its financial performance and allocates resources in a single segment, investment management services, which is provided primarily in the United States. Accordingly, Dyal considers itself to be in a single operating and reportable segment structure.

(2) Summary of Significant Accounting Policies

(a) Basis of Presentation

Dyal operates as a part of the Parent; consequently, stand-alone financial statements historically have not been required for the Company. The accompanying combined financial statements have been prepared from the Parent’s accounting records and are presented on a stand-alone basis. These combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). These combined financial statements include legal entities that comprise the operations of the Company’s business, which are under common control of the Parent.

The combined statements of operations include all revenues and costs directly attributable to Dyal, including costs for facilities, functions and services used by Dyal. Costs for certain functions and services performed centrally by the Parent are directly charged to Dyal based on specific identification, when possible, or based on a reasonable allocation method such as net revenues, time and effort, headcount or other allocation methods. The results of operations include allocations of costs for administrative functions and services performed on behalf of Dyal by centralized groups within the Parent’s organizational structure as well as employee benefits.

Management of Dyal and the Parent consider these allocations to be a reasonable reflection of the utilization of services by, or the benefits provided to, Dyal. However, the combined financial statements included herein may not be indicative of the financial position, results of operations and cash flows of the Company in the future, or if the Company had been a separate, stand-alone entity during the periods presented. Actual costs that may have been incurred if Dyal had been a stand-alone company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees and strategic decisions made.

The Parent uses a centralized approach to cash management and financing. Accordingly, the Parent’s cash has not been assigned to Dyal for any of the periods presented because those cash balances are not directly attributable to Dyal. The Parent’s long-term debt, associated interest, lease obligations and other commitments have not been attributed to Dyal for any of the periods presented because the Parent’s borrowings are not the legal obligation of Dyal nor the allocated costs to Dyal. Transactions between the Parent and Dyal are deemed to have been settled through the Parent’s net investment. The net effect of the deemed settled transactions is reflected in the combined statements of cash flows as net transfer from the Parent within financing activities and in the combined statements of financial condition as the net Parent investment. See Note 7 – Related Party

Transactions for additional information. Current and deferred income taxes have been determined based on a separate return method. The Company’s portion of its domestic income taxes and those in certain jurisdictions outside the United States are deemed to have been settled in the period the related tax expense was recorded.

(b) Use of Estimates

The preparation of the combined financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the combined financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could be materially different from those estimates.

(c) Concentrations of Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of receivables. The concentration of credit risk with respect to fees receivable is generally limited due to the short payment terms extended to clients by the Company.

(d) Principles of Consolidation

The Company evaluates entities in which it has a variable interest for consolidation in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 810, Consolidation, and it consolidates all such entities in which it has a controlling financial interest. As part of this evaluation, the Company performs an analysis to determine whether an entity in which the Company holds a variable interest is a variable interest entity (VIE). Any entity that is not determined to be a VIE is generally consolidated if the Company controls a majority of the voting interests related to the entity. Any entity that is determined to be a VIE is consolidated if the Company determines that its involvement, through holding interests directly or indirectly in the VIE or contractually through other variable interests (e.g., management and incentive related fees), makes it the primary beneficiary. Performance of such analysis requires the exercise of judgment to reach a determination as to whether the Company has both (i) the power to direct the activities of the VIE that most significantly impact the VIE’s business and (ii) the obligation to absorb losses of the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE. In performing this analysis, the Company evaluates, among other factors, the VIE’s design and purpose, capital structure, contractual terms, whether interests create or absorb variability, and related party relationships, if any.

The Company determines whether it is the primary beneficiary of a VIE at the time it becomes involved with a VIE and at each reporting period reconsiders that conclusion. In determining if it is the primary beneficiary, the Company evaluates its control rights as well as economic interests in the entity held either directly or indirectly by the Company. The consolidation analysis can generally be performed qualitatively; however, if it is not readily apparent that the Company is or is not the primary beneficiary, a quantitative analysis may also be performed. Investments and redemptions (either by the Company, affiliates of the Company, or third parties) or amendments to the governing documents of the respective entity could affect an entity’s status as a VIE or the determination of the primary beneficiary. At each reporting date, the Company assesses whether it is the primary beneficiary and will consolidate or deconsolidate accordingly.

The Company has identified certain of its investments as variable interests in VIEs. When it is determined that the Company is considered the primary beneficiary, the VIE’s assets, liabilities, and non-controlling interests are consolidated and included in the combined financial statements. See Note 4 – Variable Interest Entities for additional information.

(e) Equity Method Investments

For entities over which the Company exercises significant influence, but which do not meet the requirements for consolidation, the Company uses the equity method of accounting. Under the equity method of accounting, the

Company’s share of the underlying investments’ earnings is recorded as net gains (losses) from investment activities in the combined statements of operations. The carrying amounts of equity method investments are reflected within equity method investments in the combined statements of financial condition. Equity method investments represent the Company’s investments as a general partner or limited partner in private funds. These funds are investment companies not required to be registered under the Investment Company Act of 1940, as amended, which carry their investments at fair value. The Company’s general partner and limited partner ownership interests are calculated as the applicable ownership percentages of the net asset values of these funds.

(f) Management Fees Receivables

Management fees are derived from investment management services provided to private funds and are payable quarterly or semi-annually, at the beginning or end of the service period. Management fees are determined by contractual agreements which require the Company to provide investment management services, which represents a performance obligation that the Company satisfies over time. The fees are generally determined based upon a percentage of capital committed during the investment period, and thereafter generally based on the cost of unrealized investments; or contributed capital; or investment acquisition cost; or as otherwise defined in the respective agreements. Management fees are presented net of fund overages, fee waivers and revenue sharing on the statements of operations.

(g) Non-controlling Interest

Non-controlling interests reflect employee investor capital in consolidated entities. The allocation of net income or loss to non-controlling interests is based on the relative ownership interests of the employee investors after the consideration of contractual arrangements that govern allocations of income or loss.

(h) Net Parent Investment

Net parent investment reflects the net of transactions with the Parent. Such transactions are recorded as Net transfer to/from parent within the combined statements of changes in equity and within the financing section of the combined statements of cash flows.

(i) Revenue Recognition

Principal versus agent

The Company has contractual agreements with third parties that are involved in providing various services primarily to private fund customers, including placement agents. Management’s determination of whether related revenue should be recorded on a gross basis, without subtracting payments to third-party service providers, or net of payments to third-party service providers is based on management’s assessment of whether the Company is serving as the principal service provider or is acting as an agent. The Company is serving as the principal service provider (and should therefore record revenue on a gross basis) if it controls the service as a result of being primarily responsible for providing the service before it is transferred to the fund. Alternatively, the Company is acting as an agent (and therefore should record revenue net of payments to third-party service providers) when it does not control the service as is the case where it arranges for the service to be provided by a third party. The Company controls the right to placement services performed by various third parties (including financial intermediaries); therefore, placement fees are recorded on a gross basis. Fees incurred for third parties for placement services are recognized as an expense when incurred and are included in general, administrative and other expenses, respectively, in the Company’s combined statements of operations.

Contractual revenues:

The Company considers its performance obligations in its customer contracts to be one of the following based upon the services promised: management fees, incentive fees and administrative, transaction and other fees.

Management fees – Management fees are derived from investment management services provided to private funds and are payable quarterly or semi-annually, at the beginning or end of the service period. Management fees are determined by contractual agreements which require the Company to provide investment management services, which represents a performance obligation that the Company satisfies over time. The fees are generally determined based upon a percentage of capital committed during the investment period, and thereafter generally based on the cost of unrealized investments; or contributed capital; or investment acquisition cost; or as otherwise defined in the respective agreements.

Incentive fees – Incentive fees are calculated based on a contractual percentage of net income before realized and unrealized gains and losses of the funds above a preferred return threshold and a contractual percentage of any net realized capital gains from the funds as described within the respective agreements. The performance obligations for these revenues are satisfied over time as the services are rendered and the limited partner simultaneously receives and consumes the benefits of the services as they are performed. The Company records its fees when the service is provided and it is probable there would not be a significant reversal of revenue. Incentive fees receivable by the Company are recorded in the incentive fees line item on the combined statements of financial condition.

Administrative, transaction and other fees – Administrative, transaction and other fees are primarily comprised of amounts reimbursed by the Company’s private funds.

Administrative, transaction and other fees represent compensation-related and certain out-of-pocket expenses incurred by the Company’s Business Services Platform and reimbursed by the Company’s private funds. The Company may incur certain costs in connection with satisfying its performance obligations for investment management services, including employee travel costs, for which it receives reimbursements from its private funds under the applicable agreements. The Company concluded it controls the services provided by its employees and, therefore, is acting as principal. For all other reimbursable costs incurred in connection with satisfying its performance obligations such as third-party administration services, the Company concluded it does not control the services provided by such third parties and, therefore, is acting as agent. Accordingly, the Company records revenue for which it is acting as the principal on a gross basis within administrative, transaction and other fees and the related expenses within operating expenses and records costs for which it is agent on a net basis within due from affiliates within the combined statements of financial condition.

Non-Contractual Revenues:

Net gains (losses) from investment activities

Net gains (losses) from investment activities represent the Company’s share of the income or loss of the equity method investments.

Disaggregation of Revenue

The following table represents the Company’s revenue disaggregated by type of service:

	Three Months Ended March 31,
	2021	2020
Contractual Revenues
Management fees, net	$75,472	$70,607
Administrative, transaction and other fees	6,520	5,821

Total contractual revenues	$81,992	$76,428

Non-Contractual Revenues
Net gains (losses) from investment activities	2,314	(85)

Total non-contractual revenues	$2,314	$(85)

Total Contractual and Non-Contractual Revenues	$84,306	$76,343

(j) Equity Based Compensation

Compensation cost relating to the issuance of share-based payment awards to employees is measured at the fair value of the awards on the grant date, the estimation of which requires the use of complex and subjective judgments and assumptions that represent management’s best estimates. The compensation cost for awards that vest over a future service period is recognized over the requisite service period on a straight-line basis. For service-based awards subject to graded vesting, the Company recognizes compensation cost on a straight-line basis over the total requisite service period of the entire award, while ensuring that the amount of compensation cost recognized at any date is at least equal to the portion of the grant-date fair value of the award that is vested at that date. The Company recognizes forfeitures of share-based payment awards in the period in which they occur as a reversal of previously recognized compensation cost.

(k) Income Taxes

Income taxes are accounted for using the asset and liability method of accounting. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of differences between the carrying amounts of assets and liabilities and their respective tax basis, using currently enacted tax rates. The effect on deferred assets and liabilities of a change in tax rates is recognized in income in the period when the change is enacted. Deferred tax assets are reduced by a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized, which results in a charge to income tax expense in the combined statement of operations.

After consideration of all relevant evidence, the Company believes that it is more likely than not that a benefit will be realized for federal, state and local, and foreign deferred tax assets and accordingly, no valuation allowance was recorded against these assets. The Company records its income taxes receivable and payable based upon its estimated tax liability. The Company is treated as a partnership for U.S. income tax purposes and as such is not subject to federal or state income tax but is subject to New York City Unincorporated Business Tax (NYC UBT).

The Company records uncertain tax positions in accordance with ASC 740, Accounting for Income Taxes, using a two-step approach wherein a tax benefit is recognized if a position is more likely than not to be sustained on the basis of the technical merits of the position, and for those tax positions that meet the ‘more likely than not’ recognition threshold, the Company recognizes the largest amount of benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority. The Company recognizes accrued interest and penalties related to uncertain tax positions as a component of the income tax provision.

(l) Distributions from Equity Method Investments

The Company uses the nature of the distribution approach for determining the cash flow presentation of distributions from its investments in private funds accounted for under the equity method of accounting. Under this approach, the Company conducts an analysis to determine the nature of each distribution to determine whether the distribution is a return on investment or a return of investment. Distributions received that are determined to be return on investment are classified as cash inflows from operating activities.

(m) New Accounting Standards Not Yet Adopted

Income Taxes

In December 2019, the FASB issued ASU 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes”. ASU 2019-12 simplifies the accounting for income taxes by removing exceptions within the general principles of Topic 740 regarding the calculation of deferred tax liabilities, the incremental approach for intraperiod tax allocation, and calculating income taxes in an interim period. In addition, the ASU adds clarifications to the accounting for franchise tax (or similar tax) which is partially based on income, evaluating tax basis of goodwill recognized from a business combination, and reflecting the effect of any enacted changes in tax laws or rates in the annual effective tax rate computation in the interim period that includes the enactment date. The ASU is effective for fiscal years beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted. The Company is currently evaluating the potential impact on its combined financial statements and related disclosure.

Credit Losses

In June 2016, the FASB issued ASU 2016-13, along with various updates and improvements “Financial Instruments – Credit Losses”. The standard, including subsequently issued amendments, requires a financial asset measured at amortized cost basis, such as accounts receivable and certain other financial assets, to be presented at the net amount expected to be collected based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. This ASU is effective for fiscal years beginning after December 15, 2022, and interim periods within those fiscal years, and requires the modified retrospective approach. Early adoption is permitted. The adoption of this standard is not expected to have a material impact on the Company’s combined financial statements and related disclosures.

(3) Equity Method Investments

The Company’s investments as a general partner or limited partner in private funds that are not required to be consolidated are presented as equity method investments. The Company reflects its share of the income or loss of the equity method investments in accordance with ASC 323, Investments – Equity Method on a one quarter lag based on the most recent information available from the underlying investment adjusted for cash flows. Net asset value of the underlying funds is also reported on a one quarter lag. This reporting lag could result in a delay in recognition of the impact of changes in the business or operations of these equity method investees. Income from equity method investments is recorded within net gains (losses) from investment activities in the combined statement of operations.

(4) Variable Interest Entities

Consolidated VIEs

The Company consolidates a certain entity in which it has determined to be the primary beneficiary. The Company does not provide performance guarantees and has no other financial obligations to provide funding to such entity other than with respect to its capital commitments.

The following table represents the asset portion of the consolidated balances presented in the combined statements of financial condition attributable to the consolidated entity in which the Company is determined to be the primary beneficiary. The following assets may only be used to settle obligations of the consolidated entity. There are no liabilities attributable to the consolidated entity in which the Company is determined to be the primary beneficiary.

	March 31,	December 31,
	2021	2020
Assets
Equity method investments	$4,803	$4,627

Total assets	$4,803	$4,627

Unconsolidated VIEs

The Company holds variable interests through its equity method investments in, or acts as the sponsor of, certain VIEs that are not consolidated because the Company has determined that it is not the primary beneficiary, as defined in ASC 810. The Company’s involvement with such entities is in the form of general partner or limited partner interests. The Company may earn management fees, and, in certain instances, incentive fees based on the committed capital, invested capital, cost of unrealized investments, investment acquisition cost or as otherwise defined in the respective agreements of these entities. In addition, the Company earns a pro-rata portion of the VIE’s earnings in instances where the Company holds an equity interest.

The Company’s variable interests in these entities consist of the Company’s equity interests therein and any management and incentive fees earned but uncollected. The Company held investments in these entities included as a component of equity method investments on the combined statements of financial condition totaling $24.3 million and $22.8 million on March 31, 2021 and December 31, 2020, respectively, and management and incentive fees receivable from such entities totaling $52.4 million and $39.6 million on March 31, 2021 and December 31, 2020, respectively.

The Company’s maximum exposure with respect to these managed entities includes equity investments the Company has made or is required to make and any earned but uncollected management and incentive fees receivable from the entities.

	March 31, 2021
	Equity interests	Maximum exposure
Total private funds	$24,334	$83,855

	December 31, 2020
	Equity interests	Maximum exposure
Total private funds	$22,810	$69,479

(5) Accrued Expenses and Other Payables

Accrued expenses and other payables consist of the following:

	March 31	December 31,
	2021	2020
Accrued expenses and other payables:
Revenue share payable	$4,615	$2,538
Placement fees payable	10,417	4,045
Taxes payable	588	2,083

Total accrued expenses and other payables	$15,619	$8,666

(6) Income Taxes

The Company is treated as a partnership for U.S. tax purposes and as such is not subject to federal or state income tax but is subject to New York City Unincorporated Business Tax (NYC UBT). The Company is not itself a taxpayer. Instead, its partners are subject to tax on the results of its operations in the jurisdictions in which they operate.

Income tax provision

The income tax provision for the three months ended March 31, 2021 and 2020 is summarized as follows:

	Three Months Ended March 31,
	2021	2020
Current:
U.S.	$2,286	$1,906
Foreign	67	62
Deferred:
U.S.	(172)	16
Foreign	—	—

Income tax expense (benefit)	$2,181	$1,984

The effective tax rate for the Company represents the income tax provision as a percentage of pre-tax income (excluding non-controlling interests). The effective tax rate was 14.58% and 9.08% for the three months ended March 31, 2021 and 2020, respectively. The difference between the effective tax rate and the statutory NYC UBT rate of 4.0% is primarily driven by a non-deductible compensation expense for UBT purposes, and foreign taxable income subject to higher statutory tax rates.

Deferred taxes

At March 31, 2021 and December 31, 2020, the Company’s deferred tax asset was $0.4 million and $0.4 million, respectively. Significant components of the deferred tax asset include compensation & benefits and placement fees. At March 31, 2021 and December 31, 2020, the Company had no deferred tax liability. The deferred tax asset is recorded in other assets in the combined statements of financial condition.

Uncertain tax positions

Interest and penalties related to uncertain tax positions are recognized in the income tax provision. The Company had no accrued interest for the three months ended March 31, 2021 and March 31, 2020. At March 31, 2021 and December 31, 2020, the Company recognized no liability for interest related to unrecognized tax benefits.

Over the next 12 months, it is possible that the amount of the accrued tax liability for uncertain tax positions could change but the Company does not expect this to have a material impact on the combined financial statements.

(7) Related Party Transactions

The Company is indirectly wholly owned by the Parent. The Parent provides the Company with certain services, such as insurance and administrative support, and also provides benefits to employees, including for example, medical, dental, life and disability insurance, participation in retirement plans and certain post-employment benefits. These financial statements also include allocations of centralized corporate expenses from the Parent for services, such as sales and client services, support costs (e.g., finance, human capital management, legal, compliance, etc.), technology, and other services. These expenses were determined based on various allocation methods, including factors such as revenues, headcount, time and effort spent on matters relating to the Company. These allocated expenses are reflected within Compensation and benefits and

General, administrative and other expenses line items on the combined statements of operations. Management fees reported on the combined statements of operations represent revenue from affiliated funds. Reimbursed expenses on the combined statements of operations include expenses reimbursed by the Company’s private funds and reimbursement of expenses incurred by the Company’s Business Services Platform.

Management believes that the assumptions and estimates used to allocate these expenses are reasonable. However, the Company’s expenses as a stand-alone business may be different from those reflected in the combined statements of operations.

In addition, the Company participates in the Parent’s centralized cash management system. Under this system, on a daily basis, any excess cash generated by the Company is transferred to the Parent and any additional daily cash flow needs are funded by the Parent. As such, the Parent benefits from the positive cash flow the Company generates, and the Parent also provides the Company with sufficient daily liquidity to fund its ongoing cash needs. As a result, the Company has historically required minimal cash on hand.

The Parent manages its long-term debt obligations based on the needs of its entire portfolio of businesses. Long-term debt of the Parent and related interest expense are not allocated as none of the Parent’s debt is directly attributable to the Company.

Related party transactions also include transactions with affiliates which, for purposes of these combined financial statements, also include transactions with sponsored funds and employees. The Company’s employees invest on a discretionary basis in sponsored private funds, which are generally not subject to management fees and incentive fees.

The Company’s employees participate in the Retirement Contribution Program which is maintained by NBG. The Company’s retirement contribution for U.S. employees is equal to 15% of eligible earnings up to a maximum contribution of $38.5 thousand and $37.5 thousand for 2021 and 2020 respectively, for all eligible employees. Subject to certain eligibility requirements (such as being employed on December 31st of the plan year), all U.S. employees participate in the Retirement Contribution Program. Under the Retirement Contribution Program, the firm contribution is immediately vested, and the participant has full discretion in directing investments within his/her 401(k) account. Employees are eligible to participate in the Retirement Contribution Program immediately upon hire by the Company. For the three months ended March 31, 2021 and 2020, the Company expensed approximately $0.9 million and $0.9 million, respectively, with respect to this program.

Non-U.S. employees of the Company participate in retirement plans in locations where the Company has foreign operations.

Amounts due from affiliates and due to affiliates are comprised of the following:

	March 31, 2021	December 31, 2020
Due from affiliates:
Reimbursements receivable from funds	$26,534	$17,716

Total due from affiliates	$26,534	$17,716

(8) Equity Based Compensation

On November 3, 2020, NBG issued share-based payment awards (the “Award Units”) to certain Dyal management members. The Award Units represent unvested, non-voting partnership interests in a subsidiary of NBG. The Award Units had no liquidation value on the date of grant, but instead provide the grantees with rights to distributions of the future profits, as defined, of the Company. The Award Units generally vest in four equal installments over four years commencing on the seventh anniversary of the grant date, provided that certain conditions are met, including continued employment with the Company. No additional Award Units are currently available for future issuance.

The Award Units are expensed and recorded into equity over the requisite service period based upon the fair value of the partnership interests on the date of grant, and the Company recognizes forfeitures when they occur. The estimated fair value of the partnership interests as of the grant date was $180 million, which was determined contemporaneously with the grant. The fair value of the partnership interests was determined by using a market approach to estimate enterprise value and an option-pricing method, or OPM, to allocate that value. The assumptions underlying the estimation of the fair value of the partnership interests were complex and subjective and represented management’s best estimates. They included, but were not limited to, assumptions regarding the selection of appropriate financial metric multiples and estimations of the amount at which the Company would be valued in a hypothetical transaction. For the three months ended March 31, 2021 the total expense recognized within Compensation and benefits related to the Award Units was $4.5 million.

A summary of the status of the Award Units as of March 31, 2021, and changes during the three months ended March 31, 2021, is presented below:

	Number (Units)	Weighted- Average Grant Date Fair Value Per Unit ($)
Nonvested Award Units at January 1, 2021	100,000	1,800
Granted	—	—
Vested	—	—
Forfeited	—	—

Nonvested Award Units at March 31, 2021	100,000	$1,800

As of March 31, 2021, there was $172.5 million of total unrecognized compensation cost related to non-vested Award Units. That cost is expected to be recognized over a straight-line basis of approximately 10 years.

(9) Commitments and Contingencies

The Company has various commitments, litigation and contingencies that would be expected to be funded from NBG, including as a general partner or limited partner of private funds. The Company, including certain of its employees, had unfunded capital commitments as of March 31, 2021 and December 31, 2020, of $9.5 million and $9.3 million, respectively. If, upon a fund’s final close, capital commitments received exceed initial expectations, the firm’s anticipated capital commitment might increase.

The Company or the Company’s private funds may be involved, from time to time, in judicial, regulatory and arbitration proceedings or investigations concerning matters arising in connection with the conduct of its business. The Company recognizes liabilities for contingencies when there is an exposure that, when analyzed, indicates it is both probable that a liability will be incurred, and the amount of such liability can be reasonably estimated. When a range of probable liability can be estimated, Dyal accrues the amount it has determined it is most likely to incur. If the amount is not determinable, Dyal accrues the minimum of the range of probable loss.

The Company’s management believes, based on currently available information, advice of counsel, and established accruals, that the eventual outcome of such proceedings, in the aggregate, will not have a material adverse effect on Dyal’s combined financial condition, results of operations, or liquidity.

The Parent indemnifies the officers, directors and employees affiliated with the Company against liabilities arising from the administration and performance of their duties on behalf of the Company, subject to customary exclusions. The Company’s maximum exposure under these arrangements is unknown and not currently measurable, as any such indemnification would only be required if specified claims against the Company are made in the future.

(10) Merger Agreement

On December 23, 2020, the Parent executed a definitive business combination agreement with Altimar Acquisition Corporation and various Owl Rock Capital Group entities (“Owl Rock”) whereby the Company and Owl Rock will merge to form Blue Owl Capital Inc. (“Blue Owl”), an alternative asset management firm. Blue Owl will become publicly listed through a business combination with Altimar Acquisition Corporation, a special purpose acquisition company. The successful completion of the transaction, expected to close in the second quarter of 2021, is subject to the satisfaction of closing conditions, including receiving the appropriate regulatory approvals, shareholder approvals, and client consents.

(11) Risks

Coronavirus

The Company currently has not experienced an adverse impact on its operating model, but acknowledges it is too difficult to predict the full extent of the current COVID-19 outbreak. The Company will continue to watch the effectiveness of efforts to contain the spread of the COVID-19 virus and the potential long-term implications on the global economy and expects to monitor and adapt as necessary the firm’s operations and processes to effectively manage portfolios.

(12) Subsequent Events

The Company’s management has evaluated events occurring after the date of the combined financial statements through May 11, 2021, the date the combined financial statements are available to be issued. All subsequent events requiring recognition have been incorporated into these combined financial statements.

Independent Auditors’ Report

To the Members and Board of Directors

Neuberger Berman Group LLC

We have audited the accompanying combined financial statements of Dyal Capital Partners (the Company) (a business of Neuberger Berman Group LLC) which comprise the combined statements of financial condition as of December 31, 2020 and 2019, and the related combined statements of operations, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes to the combined financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Dyal Capital Partners as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2020 in accordance with U.S. generally accepted accounting principles.

/s/ KPMG LLP

New York, New York

February 15, 2021

Dyal Capital Partners

Combined Statements of Financial Condition

Years ended December 31, 2020 and 2019

(Dollars in thousands)

	December 31, 2020	December 31, 2019
Assets
Cash	$—	$90
Equity method investments	27,436	20,630
Receivables:
Management fees	37,321	90
Incentive fees	2,354	626
Due from affiliates	17,716	12,630
Prepaid assets	21,000	—
Other assets	1,888	506

Total assets	$107,715	$34,572

Liabilities and Equity
Liabilities:
Accrued compensation and benefits	$140,807	$155,976
Accrued expenses and other payables	8,666	21,503

Total liabilities	$149,473	$177,479
Commitments and contingencies (note 9)
Equity:
Net Parent investment	$(45,533)	$(147,235)
Non-controlling interest	3,775	4,328

Total Equity	$(41,758)	$(142,907)

Total Liabilities and Equity	$107,715	$34,572

See accompanying notes to the combined financial statements.

Dyal Capital Partners

Combined Statements of Operations

Years ended December 31, 2020, 2019 and 2018

(Dollars in thousands)

	2020	2019	2018
Revenues
Management fees, net	$284,691	$313,354	$184,878
Incentive fees	2,354	626	—
Administrative, transaction and other fees	22,676	18,350	12,889

Total revenues	309,721	332,330	197,767

Operating expenses
Compensation and benefits	187,527	194,970	114,680
General, administrative, and other expenses	26,217	32,290	30,712

Total operating expenses	213,744	227,260	145,392

Operating income	95,977	105,070	52,375
Net gains (losses) from investment activities	1,542	(1,564)	627

Income before income tax expense	97,519	103,506	53,002
Income tax expense (benefit)	8,435	9,094	5,127

Net income	89,084	94,412	47,875
Net loss attributable to non-controlling interests	(548)	(792)	(480)

Net income attributable to Dyal	$89,632	$95,204	$48,355

See accompanying notes to the combined financial statements.

Dyal Capital Partners

Combined Statements of Changes in Equity

Years ended December 31, 2020, 2019 and 2018

(Dollars in thousands)

	Net Parent Investment	Non-controlling Interest	Total Equity
Balance at December 31, 2017	$(37,652)	$5,994	$(31,658)
Cumulative effect adjustment upon adoption of new accounting standard (ASU 2014-09)	(10,970)	—	(10,970)
Net income	48,355	(480)	47,875
Contributions from non-controlling interests	—	—	—
Distributions to non-controlling interests	—	(420)	(420)
Net transfer to Parent	(74,980)	—	(74,980)

Balance at December 31, 2018	$(75,247)	$5,094	$(70,153)

Net income	95,204	(792)	94,412
Contributions from non-controlling interests	—	26	26
Distributions to non-controlling interests	—	—	—
Net transfer to Parent	(167,192)	—	(167,192)

Balance at December 31, 2019	$(147,235)	$4,328	$(142,907)

Net income	89,632	(548)	89,084
Contributions from non-controlling interests	—	—	—
Distributions to non-controlling interests	—	(5)	(5)
Equity based compensation	3,000	—	3,000
Net transfer from Parent	9,070	—	9,070

Balance at December 31, 2020	$(45,533)	$3,775	$(41,758)

See accompanying notes to the combined financial statements.

Dyal Capital Partners

Combined Statements of Cash Flows

Years ended December 31, 2020, 2019 and 2018

(Dollars in thousands)

	2020	2019	2018
Cash flows from operating activities:
Net income	$89,084	$94,412	$47,875
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Net (gains) losses from investment activities	(1,542)	1,564	(627)
Equity based compensation	3,000	—	—
Cash flows due to changes in operating assets and liabilities:
Management fees receivable, net	(37,231)	(79)	312
Due from affiliates	(5,086)	(767)	(5,639)
Incentive fees receivable	(1,728)	(626)	—
Prepaid assets	(21,000)	—	—
Other assets	(1,382)	133	(639)
Accrued compensation and benefits	(15,169)	66,618	18,618
Accrued expenses and other payables	(12,837)	3,694	5,333
Due to affiliates	—	(381)	(7)
Distributions from equity method investments	136	953	1,167

Net cash provided by (used in) operating activities	(3,755)	165,521	66,393

Cash flows from investing activities:
Purchases of equity method investments	(5,400)	(5,070)	(3,876)

Net cash used in investing activities	(5,400)	(5,070)	(3,876)

Cash flows from financing activities:
Contributions from non-controlling interests	—	26	—
Distributions to non-controlling interests	(5)	—	(420)
Net transfer from (to) Parent	9,070	(167,192)	(74,980)

Net cash provided by (used in) financing activities	9,065	(167,166)	(75,400)

Net decrease in cash and cash equivalents	(90)	(6,715)	(12,883)
Cash and cash equivalents, beginning of the year	90	6,805	19,688

Cash and cash equivalents, end of the year	$—	$90	$6,805

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Income tax	$8,496	$8,035	$4,840
Supplemental disclosures of noncash activities:
Equity based compensation	$3,000	$—	$—
Cumulative effect adjustment upon adoption of new accounting standard (ASU 2014-09)	$—	$—	$10,970

See accompanying notes to the combined financial statements.

Dyal Capital Partners

Notes to Combined Financial Statements

Years Ended December 31, 2020, 2019 and 2018

(Dollars in thousands, except where noted)

(1)	Business Overview

Dyal Capital Partners (“Dyal” or the “Company”) consists of the entities and personnel comprising the Dyal business of Neuberger Berman Group LLC (“NBG”), an independent, global asset management company headquartered in New York. The Company is indirectly owned by NBG (the “Parent”). Dyal seeks to acquire minority equity stakes in or provide debt financing to, established alternative asset managers worldwide. Dyal also includes a Business Services Platform, which provides strategic support in various areas to its underlying partner managers in which an equity stake is granted. The Company, including the Business Services Platform, operates primarily from New York, with personnel in London and Hong Kong. The Company measures its financial performance and allocates resources in a single segment, investment management services, which is provided primarily in the United States. Accordingly, Dyal considers itself to be in a single operating and reportable segment structure.

(2)	Summary of Significant Accounting Policies

(a)	Basis of Presentation

Dyal has historically operated as a part of the Parent; consequently, stand-alone financial statements have not been prepared for the Company. The accompanying combined financial statements have been prepared from the Parent’s accounting records and are presented on a stand-alone basis. These combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). These combined financial statements include legal entities that comprise the operations of the Company’s business, which are under common control of the Parent.

The combined statements of operations include all revenues and costs directly attributable to Dyal, including costs for facilities, functions and services used by Dyal. Costs for certain functions and services performed centrally by the Parent are directly charged to Dyal based on specific identification, when possible, or based on a reasonable allocation method such as net revenues, time and effort, headcount or other allocation methods. The results of operations include allocations of costs for administrative functions and services performed on behalf of Dyal by centralized groups within the Parent’s organizational structure as well as employee benefits.

Management of Dyal and the Parent consider these allocations to be a reasonable reflection of the utilization of services by, or the benefits provided to, Dyal. However, the combined financial statements included herein may not be indicative of the financial position, results of operations and cash flows of the Company in the future, or if the Company had been a separate, stand-alone entity during the years presented. Actual costs that may have been incurred if Dyal had been a stand-alone company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees and strategic decisions made.

The Parent uses a centralized approach to cash management and financing. Accordingly, the Parent’s cash has not been assigned to Dyal for any of the periods presented because those cash balances are not directly attributable to Dyal. The Parent’s long-term debt, associated interest, lease obligations and other commitments have not been attributed to Dyal for any of the periods presented because the Parent’s borrowings are not the legal obligation of Dyal nor the allocated costs to Dyal. Transactions between the Parent and Dyal are deemed to have been settled through the Parent’s net investment. The net effect of the deemed settled transactions is reflected in the combined statements of cash flows as net transfer to the Parent within financing activities and in the combined statements of financial condition as the Parent net investment. See Note 7 – Related Party Transactions for additional information. Current and deferred income taxes have been determined based on a separate return method. The Company’s portion of its domestic income taxes and those in certain jurisdictions outside the United States are deemed to have been settled in the period the related tax expense was recorded.

(b)	Use of Estimates

The preparation of the combined financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the combined financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could be materially different from those estimates.

(c)	Concentrations of Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of receivables. The concentration of credit risk with respect to fees receivable is generally limited due to the short payment terms extended to clients by the Company.

(d)	Principles of Consolidation

The Company evaluates entities in which it has a variable interest for consolidation in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 810, Consolidation, and it consolidates all such entities in which it has a controlling financial interest. As part of this evaluation, the Company performs an analysis to determine whether an entity in which the Company holds a variable interest is a variable interest entity (VIE). Any entity that is not determined to be a VIE is generally consolidated if the Company controls a majority of the voting interests related to the entity. Any entity that is determined to be a VIE is consolidated if the Company determines that its involvement, through holding interests directly or indirectly in the VIE or contractually through other variable interests (e.g., management and incentive related fees), makes it the primary beneficiary. Performance of that analysis requires the exercise of judgment to reach a determination as to whether the Company has both (i) the power to direct the activities of the VIE that most significantly impact the VIE’s business and (ii) the obligation to absorb losses of the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE. In performing this analysis, the Company evaluates, among other factors, the VIE’s design and purpose, capital structure, contractual terms, whether interests create or absorb variability, and related party relationships, if any.

The Company determines whether it is the primary beneficiary of a VIE at the time it becomes involved with a VIE and at each reporting period reconsiders that conclusion. In determining if it is the primary beneficiary, the Company evaluates its control rights as well as economic interests in the entity held either directly or indirectly by the Company. The consolidation analysis can generally be performed qualitatively; however, if it is not readily apparent that the Company is or is not the primary beneficiary, a quantitative analysis may also be performed. Investments and redemptions (either by the Company, affiliates of the Company, or third parties) or amendments to the governing documents of the respective entity could affect an entity’s status as a VIE or the determination of the primary beneficiary. At each reporting date, the Company assesses whether it is the primary beneficiary and will consolidate or deconsolidate accordingly.

The Company has identified certain of its investments as variable interests in VIEs. When it is determined that the Company is considered the primary beneficiary, the VIE’s assets, liabilities, and non-controlling interests are consolidated and included in the combined financial statements. See Note 4 – Variable Interest Entities for additional information.

(e)	Cash

Cash of the Company represents $90 thousand of cash held in operating bank accounts at December 31, 2019. The Company held no cash at December 31, 2020.

(f)	Equity Method Investments

For entities over which the Company exercises significant influence, but which do not meet the requirements for consolidation, the Company uses the equity method of accounting. Under the equity method of accounting, the Company’s share of the underlying investments’ earnings is recorded as net gains (losses) from investment activities in the combined statements of operations. The carrying amounts of equity method investments are reflected within equity method investments in the combined statements of financial condition. Equity method investments represent the Company’s investments as a general partner or limited partner in private funds. These funds are investment companies not required to be registered under the Investment Company Act of 1940, as amended, which carry their assets and liabilities at fair value. The Company’s general partner and limited partner ownership interests are calculated as the applicable ownership percentages of the net asset values of these funds.

(g)	Management Fees Receivables

Management fees are derived from investment management services provided to private funds and are payable quarterly or semi-annually, at the beginning or end of the service period. Management fees are determined by contractual agreements which require the Company to provide investment management services, which represents a performance obligation that the Company satisfies over time. The fees are generally determined based upon a percentage of capital committed during the investment period, and thereafter generally based on the cost of unrealized investments; or contributed capital; or investment acquisition cost; or as otherwise defined in the respective agreements. Management fees are presented net of fund overages, fee waivers and revenue sharing on the statements of operations.

(h)	Non-controlling Interest

Non-controlling interests reflect employee investor capital in consolidated entities. The allocation of net income or loss to non-controlling interests is based on the relative ownership interests of the employee investors after the consideration of contractual arrangements that govern allocations of income or loss.

(i)	Net Parent Investment

Net parent investment reflects the net of transactions with the Parent. Such transactions are recorded as Net transfer to/from parent within the combined statements of changes in equity and within the financing section of the combined statements of cash flows. Parent net investment is also comprised of the accumulation of Dyal’s earnings and of the impact of the adoption of FASB ASC 606, Revenue from contracts with customers.

(j)	Adoption of New Accounting Standard

The Company adopted the following standard as of January 1, 2018:

Revenue Recognition – Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers

The adoption of this guidance resulted in certain changes to the timing of recognition and measurement of revenue and recognition of costs incurred to obtain and fulfill revenue contracts as explained below and affected the presentation of certain revenue and expense balances. Notably, for the year ended December 31, 2018, fund overages of $0.5 million previously included as a component of fund-related expenses in the combined statements of operations are now presented as a contra-revenue component of management fees. Separately, expenses of $0.7 million for services performed by the Company on behalf of certain private funds were previously recorded net on the combined statements of operations. For the year ended December 31, 2018, these amounts have been recorded as administrative, transaction and other fees for the payments received from the funds and other expenses for any expenses (i.e. presented gross) incurred in performing services on behalf of the funds. The Company revised its policy for expense recognition of placement fees as a result of the adoption of ASU 2014-19. The Company now recognizes placement fee expense at the time the placement service has been completed. Prior to the adoption of ASU 2014-09, placement fees were expensed over the investment period.

Upon initial adoption of ASU 2014-09 for the revised revenue recognition method for placement fee revenues and expenses, the cumulative impact adjustment reflected as an adjustment to opening 2018 net parent investment was $11.0 million.

The following table presents the effect of the changes in presentation on both pre- and post-ASU 2014-09 adoption:

	For the year ended December 31, 2018
	Pre-Adoption ASU 2014-09	Reclassifications and Adjustments	Post-Adoption ASU 2014-09
Revenues:
Management fees, net	$182,716	$2,162	$184,878
Administrative, transaction and other fees	12,149	740	12,889

Total revenues	$194,865	$2,902	$197,767

Operating expenses:
Compensation and benefits	$114,680	$—	$114,680
General, administrative and other expenses	24,447	6,265	30,712

Total operating expenses	139,127	6,265	145,392

Operating income	$55,738	$(3,363)	$52,375

(k)	Revenue Recognition

Principal versus agent

The Company has contractual agreements with third parties that are involved in providing various services primarily to private fund customers, including placement agents. Management’s determination of whether related revenue should be recorded on a gross basis, without subtracting payments to third-party service providers, or net of payments to third-party service providers is based on management’s assessment of whether the Company is serving as the principal service provider or is acting as an agent. The Company is serving as the principal service provider (and should therefore record revenue on a gross basis) if it controls the service as a result of being primarily responsible for providing the service before it is transferred to the fund. Alternatively, the Company is acting as an agent (and therefore should record revenue net of payments to third-party service providers) when it does not control the service as is the case where it arranges for the service to be provided by a third party. The Company controls the right to placement services performed by various third parties (including financial intermediaries); therefore, placement fees are recorded on a gross basis. Fees incurred for third parties for placement services are recognized as an expense when incurred and are included in general, administrative and other expenses, respectively, in the Company’s combined statements of operations.

Contractual revenues:

The Company considers its performance obligations in its customer contracts to be one of the following based upon the services promised: management fees, incentive fees and administrative, transaction and other fees.

Management fees – Management fees are derived from investment management services provided to private funds and are payable quarterly or semi-annually, at the beginning or end of the service period. Management fees are determined by contractual agreements which require the Company to provide investment management services, which represents a performance obligation that the Company satisfies over time. The fees are generally determined based upon a percentage of capital committed during the investment period, and thereafter generally based on the cost of unrealized investments; or contributed capital; or investment acquisition cost; or as otherwise defined in the respective agreements.

Incentive fees – Incentive fees are calculated based on a contractual percentage of net income before realized and unrealized gains and losses of the funds above a preferred return threshold and a contractual percentage of any net realized capital gains from the funds as described within the respective agreements. The performance obligations for these revenues are satisfied over time as the services are rendered and the limited partner simultaneously receives and consumes the benefits of the services as they are performed. The Company records its fees when the service is provided and it is probable there would not be a significant reversal of revenue. Incentive fees receivable by the Company are recorded in the incentive fees line item on the combined statements of financial condition.

Administrative, transaction and other fees – Administrative, transaction and other fees are primarily comprised of amounts reimbursed by the Company’s private funds.

Administrative, transaction and other fees represent compensation-related and other out-of-pocket expenses incurred by the Company’s Business Services Platform and reimbursed by the Company’s private funds. The Company may incur certain costs in connection with satisfying its performance obligations for investment management services, including employee travel costs, for which it receives reimbursements from its private funds under the applicable agreements. The Company concluded it controls the services provided by its employees and, therefore, is acting as principal. For all other reimbursable costs incurred in connection with satisfying its performance obligations such as third-party administration services, the Company concluded it does not control the services provided by such third parties and, therefore, is acting as agent. Accordingly, the Company records revenue for which it is acting as the principal on a gross basis within administrative, transaction and other fees and the related expenses within operating expenses and records costs for which it is agent on a net basis within due from affiliates within the combined statements of financial condition.

Non-Contractual Revenues:

Net gains (losses) from investment activities

Net gains (losses) from investment activities represent the Company’s share of the income or loss of the equity method investments.

Disaggregation of Revenue

The following table represents the Company’s revenue disaggregated by type of service:

	For the Years Ended December 31,
	2020	2019	2018
Contractual Revenues
Management fees, net	$284,691	$313,354	$184,878
Incentive fees	2,354	626	—
Administrative, transaction and other fees	22,676	18,350	12,889

Total contractual revenues	$309,721	$332,330	$197,767

Non-Contractual Revenues
Net gains (losses) from investment activities	1,542	(1,564)	627

Total non-contractual revenues	$1,542	$(1,564)	$627

Total Contractual and Non-Contractual Revenues	$311,263	$330,766	$198,394

(l)	Equity Based Compensation

Compensation cost relating to the issuance of share-based payment awards to employees is measured at the fair value of the awards on the grant date, the estimation of which requires the use of complex and subjective judgments and assumptions that represent management’s best estimates. The compensation cost for awards that vest over a future service period is recognized over the requisite service period on a straight-line basis. For service-based awards subject to graded vesting, the Company recognizes compensation cost on a straight-line basis over the total requisite service period of the entire award, while ensuring that the amount of compensation cost recognized at any date is at least equal to the portion of the grant-date fair value of the award that is vested at that date. The Company recognizes forfeitures of share-based payment awards in the period in which they occur as a reversal of previously recognized compensation cost.

(m)	Income Taxes

Income taxes are accounted for using the asset and liability method of accounting. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of differences between the carrying amounts of assets and liabilities and their respective tax basis, using currently enacted tax rates. The effect on deferred assets and liabilities of a change in tax rates is recognized in income in the period when the change is enacted. Deferred tax assets are reduced by a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized, which results in a charge to income tax expense in the combined statement of operations.

After consideration of all relevant evidence, the Company believes that it is more likely than not that a benefit will be realized for federal, state and local, and foreign deferred tax assets and accordingly, no valuation allowance was recorded against these assets. The Company records its income taxes receivable and payable based upon its estimated tax liability. The Company is treated as a partnership for U.S. income tax purposes and as such is not subject to federal or state income tax but is subject to New York City Unincorporated Business Tax (NYC UBT).

The Company records uncertain tax positions in accordance with ASC 740, Accounting for Income Taxes, using a two-step approach wherein a tax benefit is recognized if a position is more likely than not to be sustained on the basis of the technical merits of the position, and for those tax positions that meet the ‘more likely than not’ recognition threshold, the Company recognizes the largest amount of benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority. The Company recognizes accrued interest and penalties related to uncertain tax positions as a component of the income tax provision.

(n)	Distributions from Equity Method Investments

The Company uses the nature of the distribution approach for determining the cash flow presentation of distributions from its investments in private funds accounted for under the equity method of accounting. Under this approach, the Company conducts an analysis to determine the nature of each distribution to determine whether the distribution is a return on investment or a return of investment. Distributions received that are determined to be return on investment are classified as cash inflows from operating activities.

(o)	New Accounting Standards Not Yet Adopted

Income Taxes

In December 2019, the FASB issued ASU 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes”. ASU 2019-12 simplifies the accounting for income taxes by removing exceptions within the general principles of Topic 740 regarding the calculation of deferred tax liabilities, the incremental approach for intraperiod tax allocation, and calculating income taxes in an interim period. In addition, the ASU adds clarifications to the accounting for franchise tax (or similar tax) which is partially based on income, evaluating tax basis of goodwill recognized from a business combination, and reflecting the effect of any enacted changes in tax laws or rates in the annual effective tax rate computation in the interim period that includes the enactment date. The ASU is effective for fiscal years beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted. The Company is currently evaluating the potential impact on its combined financial statements and related disclosure.

Credit Losses

In June 2016, the FASB issued ASU 2016-13, along with various updates and improvements “Financial Instruments – Credit Losses”. The standard, including subsequently issued amendments, requires a financial asset measured at amortized cost basis, such as accounts receivable and certain other financial assets, to be presented at the net amount expected to be collected based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. This ASU is effective for fiscal years beginning after December 15, 2022, and interim periods within those fiscal years, and requires the modified retrospective approach. Early adoption is permitted. The adoption of this standard is not expected to have a material impact on the Company’s combined financial statements and related disclosures.

(3)	Equity Method Investments

The Company’s investments as a general partner or limited partner in private funds that are not required to be consolidated are presented as equity method investments. The Company reflects its share of the income or loss of the equity method investments in accordance with ASC 323, Investments – Equity Method on a one quarter lag based on the most recent information available from the underlying investment adjusted for cash flows. Net asset value of the underlying funds is also reported on a one quarter lag. This reporting lag could result in a delay in recognition of the impact of changes in the business or operations of these equity method investees. Income from equity method investments is recorded within net gains (losses) from investment activities in the combined statement of operations.

The summarized financial information of the Company’s equity method investments in private funds is as follows:

	December 31, 2020	December 31, 2019
Assets
Investments	$4,443,424	$3,419,512
Other assets	306,805	89,682

Total assets	$4,750,229	$3,509,194

Liabilities and Partners’ Capital
Debt	$522,707	$672,714
Other liabilities	54,399	65,529

Total liabilities	577,106	738,243

Partners’ Capital	4,173,123	2,770,951

Total liabilities and partners’ capital	$4,750,229	$3,509,194

	Years Ended December 31,
	2020	2019	2018
Investment income	$273,151	$196,559	$181,010
Expenses	97,851	98,179	87,914

Net investment income	175,300	98,379	93,096
Net realized and unrealized gains (losses)	7,311	(409,181)	(110,064)

Net income (loss)	$182,611	$(310,802)	$(16,968)

(4)	Variable Interest Entities

Consolidated VIEs

The Company consolidates a certain entity in which it has determined to be the primary beneficiary. The Company does not provide performance guarantees and has no other financial obligations to provide funding to such entity other than with respect to its capital commitments.

The following table represents the asset portion of the consolidated balances presented in the combined statements of financial condition attributable to the consolidated entity in which the Company is determined to be the primary beneficiary. The following assets may only be used to settle obligations of the consolidated entity. There are no liabilities attributable to the consolidated entity in which the Company is determined to be the primary beneficiary.

	December 31, 2020	December 31, 2019
Assets
Equity method investments	$4,627	$5,304

Total assets	$4,627	$5,304

Unconsolidated VIEs

The Company holds significant variable interests through its equity method investments in, or acts as the sponsor of, certain VIEs that are not consolidated because the Company has determined that it is not the primary beneficiary, as defined in ASC 810. The Company’s involvement with such entities is in the form of general partner or limited partner interests. The Company may earn management fees, and, in certain instances, incentive fees based on the committed capital, invested capital, cost of unrealized investments, investment acquisition cost or as otherwise defined in the respective agreements of these entities. In addition, the Company earns a pro-rata portion of the VIE’s earnings in instances where the Company holds an equity interest.

The Company’s variable interests in these entities consist of the Company’s equity interests therein and any management and incentive fees earned but uncollected. The Company held investments in these entities included as a component of equity method investments on the combined statements of financial condition totaling $22.8 million and $15.3 million on December 31, 2020 and December 31, 2019, respectively, and management and incentive fees receivable from such entities totaling $39.6 million and $0.7 million on December 31, 2020 and December 31, 2019, respectively.

The Company’s maximum exposure with respect to these managed entities includes equity investments the Company has made or is required to make and any earned but uncollected management and incentive fees receivable from the entities.

	December 31, 2020
	Equity interests	Maximum exposure
Total private funds	$22,810	$69,479

	December 31, 2019
	Equity interests	Maximum exposure
Total private funds	$15,326	$27,571

(5)	Accrued Expenses and Other Payables

Accrued expenses and other payables consist of the following:

	December 31, 2020	December 31, 2019
Accrued expenses and other payables:
Revenue share payable	$2,538	$9,836
Placement fees payable	4,045	9,422
Taxes payable	2,083	2,245

Total accrued expenses and other payables	$8,666	$21,503

(6)	Income Taxes

The Company is treated as a partnership for U.S. tax purposes and as such is not subject to federal or state income tax but is subject to New York City Unincorporated Business Tax (NYC UBT). The Company is not itself a taxpayer. Instead, its partners are subject to tax on the results of its operations in the jurisdictions in which they operate.

Income tax provision

The income tax provision for the years ended December 31, 2020, 2019 and 2018 is summarized as follows:

	For the Years Ended December 31,
	2020	2019	2018
Current:
U.S.	$8,086	$8,725	$5,056
Foreign	248	257	140
Deferred:
U.S.	101	112	(69)
Foreign	—	—	—

Income tax expense (benefit)	$8,435	$9,094	$5,127

The effective tax rate for the Company represents the income tax provision as a percentage of pre-tax income (excluding non-controlling interests). The effective tax rate was 8.65%, 8.79% and 9.67% for the years ended December 31, 2020, 2019 and 2018, respectively. The difference between the effective tax rate and the statutory NYC UBT rate of 4.0% is primarily driven by a non-deductible compensation expense for UBT purposes, and foreign taxable income subject to higher statutory tax rates.

Deferred taxes

At December 31, 2020 and December 31, 2019, the Company’s deferred tax asset was $0.4 million and $0.5 million, respectively. Significant components of the deferred tax asset include compensation & benefits and placement fees. At December 31, 2020 and December 31, 2019, the Company had no deferred tax liability. The deferred tax asset is recorded in other assets in the combined statements of financial condition.

Uncertain tax positions

Interest and penalties related to uncertain tax positions are recognized in the income tax provision. The Company had no accrued interest for the years ended December 31, 2020 and December 31, 2019. At December 31, 2020 and December 31, 2019, the Company recognized no liability for interest related to unrecognized tax benefits.

Over the next 12 months, it is possible that the amount of the accrued tax liability for uncertain tax positions could change but the Company does not expect this to have a material impact on the combined financial statements.

(7)	Related Party Transactions

The Company is indirectly wholly owned by the Parent. The Parent provides the Company with certain services, such as insurance and administrative support, and also provides benefits to employees, including for example, medical, dental, life and disability insurance, participation in retirement plans and certain post-employment benefits. These financial statements also include allocations of centralized corporate expenses from the Parent for services, such as sales and client services, support costs (e.g., finance, human capital management, legal, compliance, etc.), technology, and other services. These expenses were determined based on various allocation methods, including factors such as revenues, headcount, time and effort spent on matters relating to the Company. These allocated expenses are reflected within Compensation and benefits and General, administrative and other expenses line items on the combined statements of operations. Management fees reported on the combined statements of operations represent revenue from affiliated funds. Reimbursed expenses on the combined statements of operations include expenses reimbursed by the Company’s private funds and reimbursement of expenses incurred by the Company’s Business Services Platform.

Management believes that the assumptions and estimates used to allocate these expenses are reasonable. However, the Company’s expenses as a stand-alone business may be different from those reflected in the combined statements of operations.

In addition, the Company participates in the Parent’s centralized cash management system. Under this system, on a daily basis, any excess cash generated by the Company is transferred to the Parent and any additional daily cash flow needs are funded by the Parent. As such, the Parent benefits from the positive cash flow the Company generates, and the Parent also provides the Company with sufficient daily liquidity to fund its ongoing cash needs. As a result, the Company has historically required minimal cash on hand.

The Parent manages its long-term debt obligations based on the needs of its entire portfolio of businesses. Long-term debt of the Parent and related interest expense are not allocated as none of the Parent’s debt is directly attributable to the Company.

Related party transactions also include transactions with affiliates which, for purposes of these combined financial statements, also include transactions with sponsored funds and employees. The Company’s employees invest on a discretionary basis in sponsored private funds, which are generally not subject to management fees and incentive fees.

The Company’s employees participate in the Retirement Contribution Program which is maintained by NBG. The Company’s retirement contribution for U.S. employees is equal to 15% of eligible earnings up to a maximum contribution of $37.5 thousand, $37.0 thousand and $36.5 thousand for the years ended December 31, 2020, 2019 and 2018 respectively, for all eligible employees. Subject to certain eligibility requirements (such as being employed on December 31st of the plan year), all U.S. employees participate in the Retirement Contribution Program. Under the Retirement Contribution Program, the firm contribution is immediately vested, and the participant has full discretion in directing investments within his/her 401(k) account. Employees are eligible to participate in the Retirement Contribution Program immediately upon hire by the Company. For the years ended December 31, 2020, 2019 and 2018, the Company expensed approximately $3.5 million, $3.4 million and $2.3 million, respectively, with respect to this program.

Non-U.S. employees of the Company participate in retirement plans in locations where the Company has foreign operations. Employer contributions under this program are generally consistent with statutory and regulatory requirements and tax limits.

Amounts due from affiliates and due to affiliates are comprised of the following:

	December 31, 2020	December 31, 2019
Due from affiliates:
Reimbursements receivable from funds	$17,716	$12,630

Total due from affiliates	$17,716	$12,630

(8)	Equity Based Compensation

On November 3, 2020, NBG issued share-based payment awards (the “Award Units”) to certain Dyal management members. The Award Units represent unvested, non-voting partnership interests in a subsidiary of NBG. The Award Units had no liquidation value on the date of grant, but instead provide the grantees with rights to distributions of the future profits, as defined, of the Company. The Award Units generally vest in four equal installments over four years commencing on the seventh anniversary of the grant date, provided that certain conditions are met, including continued employment with the Company. No additional Award Units are currently available for future issuance.

The Award Units are expensed and recorded into equity over the requisite service period based upon the fair value of the partnership interests on the date of grant, and the Company recognizes forfeitures when they occur. The estimated fair value of the partnership interests as of the grant date was $180 million, which was determined contemporaneously with the grant. The fair value of the partnership interests was determined by using a market approach to estimate enterprise value and an option-pricing method, or OPM, to allocate that value. The assumptions underlying the estimation of the fair value of the partnership interests were complex and subjective and represented management’s best estimates. They included, but were not limited to, assumptions regarding the selection of appropriate financial metric multiples and estimations of the amount at which the Company would be valued in a hypothetical transaction. In 2020, the total expense recognized within Compensation and benefits related to the Award Units was $3.0 million.

A summary of the status of the Award Units as of December 31, 2020, and changes during the year ended December 31, 2020, is presented below:

	Number (Units)	Weighted- Average Grant Date Fair Value Per Unit ($)
Nonvested Award Units at January 1, 2020	—	$—
Granted	100,000	1,800
Vested	—	—
Forfeited	—	—

Nonvested Award Units at December 31, 2020	100,000	$1,800

As of December 31, 2020, there was $177.0 million of total unrecognized compensation cost related to non-vested Award Units. That cost is expected to be recognized over a straight-line basis of 10 years.

(9)	Commitments and Contingencies

The Company has various commitments, litigation and contingencies that would be expected to be funded from NBG, including as a general partner or limited partner of private funds. The Company, including certain of its employees, had unfunded capital commitments as of December 31, 2020 and December 31, 2019, of $9.3 million and $13.8 million, respectively. If, upon a fund’s final close, capital commitments received exceed initial expectations, the firm’s anticipated capital commitment might increase.

The Company or the Company’s private funds may be involved, from time to time, in judicial, regulatory and arbitration proceedings or investigations concerning matters arising in connection with the conduct of its business. The Company recognizes liabilities for contingencies when there is an exposure that, when analyzed, indicates it is both probable that a liability will be incurred, and the amount of such liability can be reasonably estimated. When a range of probable liability can be estimated, Dyal accrues the amount it has determined it is most likely to incur. If the amount is not determinable, Dyal accrues the minimum of the range of probable loss. In 2018 the Company recorded $2.7 million of expenses related to a settlement with the Securities and Exchange Commission (SEC) involving certain reimbursable expenses of certain of the Company’s private funds.

The Company’s management believes, based on currently available information, advice of counsel, and established accruals, that the eventual outcome of such proceedings, in the aggregate, will not have a material adverse effect on Dyal’s combined financial condition, results of operations, or liquidity.

The Parent indemnifies the officers, directors and employees affiliated with the Company against liabilities arising from the administration and performance of their duties on behalf of the Company, subject to customary exclusions. The Company’s maximum exposure under these arrangements is unknown and not currently measurable, as any such indemnification would only be required if specified claims against the Company are made in the future.

(10)	Merger Agreement

On December 23, 2020, the Parent executed a definitive business combination agreement with Altimar Acquisition Corporation and various Owl Rock Capital Group entities (“Owl Rock”) whereby the Company and Owl Rock will merge to form Blue Owl Capital Inc. (“Blue Owl”), an alternative asset management firm. Blue Owl will become publicly listed through a business combination with Altimar Acquisition Corporation, a special purpose acquisition company. The successful completion of the transaction, expected to close in the second quarter of 2021, is subject to the satisfaction of closing conditions, including receiving the appropriate regulatory approvals, shareholder approvals, and client consents.

(11)	Subsequent Events

The Company’s management has evaluated events occurring after the date of the combined financial statements (subsequent events) through February 15, 2021, the date the combined financial statements are available to be issued. All subsequent events requiring recognition have been incorporated into these combined financial statements.

The Company currently has not experienced an adverse impact on its operating model, but acknowledges it is too difficult to predict the full extent of the current COVID-19 outbreak. The Company will continue to watch the effectiveness of efforts to contain the spread of the COVID-19 virus and the potential long-term implications on the global economy and will continue to monitor and adapt as necessary the firm’s operations and processes to effectively manage portfolios.

BLUE OWL CAPITAL INC.

29,701,013 Shares of Class A Common Stock

PROSPECTUS

October 29, 2021

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date of this prospectus. We are not making an offer of these securities in any state where the offer is not permitted.